[CLIFFORD CHANCE LOGO]                             LIMITED LIABILITY PARTNERSHIP

                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.4

                            MARCONI CORPORATION PLC,
                                    as Issuer

                      THE INITIAL GUARANTORS NAMED HEREIN,
                                  as Guarantors

                                       TO

                              JPMORGAN CHASE BANK,

                                   as Trustee

                    -----------------------------------------

                                    INDENTURE

                            Dated as of May 19, 2003

                   ------------------------------------------

                    Guaranteed Junior Secured Notes due 2008

                              CROSS REFERENCE TABLE

TRUST INDENTURE ACT                                                                    INDENTURE
     SECTION                                                                            SECTION
     -------                                                                            -------
310    (a)(1).................................................................     7.09
       (a)(2).................................................................     7.09
       (a)(3).................................................................     N.A.
       (a)(4).................................................................     N.A.
       (a)(5).................................................................     7.09
       (b)....................................................................     7.08
       (c)....................................................................     N.A.
311    (a)....................................................................     7.13
       (b)....................................................................     7.13
       (c)....................................................................     N.A.
312    (a)....................................................................     8.01; 8.02(1)
       (b)....................................................................     8.02(2)
       (c)....................................................................     8.02(3)
313    (a)....................................................................     8.03(1)
       (b)(1).................................................................     12.05
       (b)(2).................................................................     N.A.
       (c)....................................................................     8.03(1)
       (d)....................................................................     8.03(2)
314    (a)....................................................................     8.04; 6.19; 13.02
       (b)....................................................................     12.02
       (c)(1).................................................................     13.03
       (c)(2).................................................................     13.03
       (c)(3).................................................................     N.A.
       (d)....................................................................     12.05
       (e)....................................................................     13.04
       (f)....................................................................     4.37
315    (a)....................................................................     7.01; 7.03
       (b)....................................................................     7.02; 13.02
       (c)....................................................................     7.01
       (d)....................................................................     7.01; 7.03
       (e)....................................................................     6.17
316    (a)(last sentence).....................................................     1.01
       (a)(1)(A)..............................................................     6.15
       (a)(1)(B)..............................................................     6.16
       (a)(2).................................................................     N.A.
       (b)....................................................................     6.11; 6.16
317    (a)(1).................................................................     6.06
       (a)(2).................................................................     6.07
       (b)....................................................................     4.28
318    (a)....................................................................     13.01

                            N.A. means Not Applicable

--------------------------
Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Indenture.

                               TABLE OF CONTENTS


                                                  ARTICLE 1

                                 DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.     Definitions........................................................................        1

Section 1.02.     Other Definitions..................................................................       51

Section 1.03.     Incorporation by Reference of Trust Indenture Act..................................       52

Section 1.04.     Rules of Construction..............................................................       52

                                                  ARTICLE 2

                                               THE SECURITIES

Section 2.01.     Title and Terms....................................................................       53

Section 2.02.     Denominations......................................................................       55

Section 2.03.     Forms Generally....................................................................       55

Section 2.04.     Form of the Guarantee of the Junior Notes..........................................       55

Section 2.05.     Execution, Authentication, Delivery and Dating.....................................       55

Section 2.06.     Registration, Registration of Transfer and Exchange................................       56

Section 2.07.     Mutilated, Destroyed, Lost and Stolen Junior Notes.................................       59

Section 2.08.     Covenant to Repay and Trustee's Requirements.......................................       60

Section 2.09.     Payment; Interest Rights Preserved.................................................       61

Section 2.10.     Proof..............................................................................       62

Section 2.11.     Persons Deemed Owners..............................................................       62

Section 2.12.     Cancellation.......................................................................       62

Section 2.13.     Computation of Interest............................................................       63

Section 2.14.     Security Identification Numbers....................................................       63

Section 2.15.     Registrar and Paying Agent.........................................................       63

                                                  ARTICLE 3

                                                 REDEMPTION

Section 3.01.     Redemption.........................................................................       64

Section 3.02.     Notice of Redemption...............................................................       64

Section 3.03.     Selection of Junior Notes To Be Redeemed...........................................       65

Section 3.04.     Effect of Notice of Redemption.....................................................       65

Section 3.05.     Deposit of Redemption Price........................................................       66

Section 3.06.     Optional Redemption................................................................       66

Section 3.07.     Optional Clean-up Redemption.......................................................       66

Section 3.08.     Mandatory Redemption out of Mandatory Redemption Escrow Account....................       67

Section 3.09.     Mandatory Redemption upon Change of Control........................................       68

Section 3.10.     Redemption Upon Changes in Withholding Taxes.......................................       68

Section 3.11.     Optional Payment of Redemption Amounts in British Pounds Sterling..................       69

                                                  ARTICLE 4

                                                  COVENANTS

Section 4.01.     Covenants Regarding US Core Businesses.............................................       70

Section 4.02.     Asset Sales........................................................................       70

Section 4.03.     Restricted Payments................................................................       71

Section 4.04.     Purchase and Cancellation of Notes.................................................       75

Section 4.05.     Acquisitions.......................................................................       76

Section 4.06.     Limitation on Indebtedness and Preferred Stock.....................................       76

Section 4.07.     Derivative Transactions............................................................       77

Section 4.08.     Limitation on Liens................................................................       77

Section 4.09.     Dividends and other Payment Restrictions Affecting Subsidiaries....................       77

Section 4.10.     Transactions with Affiliates.......................................................       79

Section 4.11.     Limitation on Sale and Leaseback Transactions......................................       82

Section 4.12.     Limitation on Issuances and Sales of Equity Interests in Subsidiaries..............       83

Section 4.13.     Guarantor Coverage Requirements....................................................       84

Section 4.14.     Requirements with respect to Additional Guarantors.................................       87

Section 4.15.     Release of Guarantees and Collateral...............................................       92

Section 4.16.     Limitation on Issuances of Guarantees of Indebtedness..............................       92

Section 4.17.     Restrictions on Amendments.........................................................       92

Section 4.18.     Limitation on Business Activities..................................................       93

Section 4.19.     SEC Reports; Other Information.....................................................       93

Section 4.20.     Use of Intellectual Property.......................................................       96

Section 4.21.     New Patent Applications............................................................       96

Section 4.22.     Assignment of Patents..............................................................       96

Section 4.23.     UK IPR Co and US IPR Co............................................................       97

Section 4.24.     Listing............................................................................       97

Section 4.25.     Escrow Agreement...................................................................       97

Section 4.26.     Payment of Principal, Premium, Interest and Additional Amounts.....................       98

Section 4.27.     Maintenance of an Office or Agency in the City of New York and London..............       98

Section 4.28.     Money for Payments to Be Held in Trust.............................................       99

Section 4.29.     Maintenance of Corporate Existence.................................................      100

Section 4.30.     Payment of Taxes and Other Claims..................................................      100

Section 4.31.     Maintenance of Properties..........................................................      100

Section 4.32.     Maintenance of Insurance...........................................................      101

Section 4.33.     Payments of Renewals and other Fees in Relation to Intellectual
                  Property and other Matters.........................................................      101

Section 4.34.     Provision of Opinions..............................................................      101

Section 4.35.     Currency Indemnity.................................................................      101

Section 4.36.     Additional Amounts.................................................................      102

Section 4.37.     Further Instruments and Acts.......................................................      104

Section 4.38.     Accession of Italian Guarantor.....................................................      104

                                                  ARTICLE 5

                                   MERGER, CONSOLIDATION OR SALE OF ASSETS

Section 5.01.     Merger, Consolidation or Sale of Assets............................................      106

                                                 ARTICLE 6

                                           DEFAULTS AND REMEDIES

Section 6.01.     Events of Default..................................................................      109

Section 6.02.     Payment Blockage Provisions........................................................      112

Section 6.03.     Acceleration.......................................................................      113

Section 6.04.     Rescission and Annulment...........................................................      114

Section 6.05.     Certain Amendments and Waivers of Senior Notes Binding on the Junior Notes.........      114

Section 6.06.     Collection of Indebtedness and Suits for Enforcement by Trustee....................      115

Section 6.07.     Trustee May File Proofs of Claim...................................................      115

Section 6.08.     Trustee May Enforce Claims Without Possession of Junior Notes......................      116

Section 6.09.     Application of Money Collected.....................................................      116

Section 6.10.     Limitation on Suits................................................................      116

Section 6.11.     Unconditional Rights of Holders to Receive Payment.................................      117

Section 6.12.     Restoration of Rights and Remedies.................................................      117

Section 6.13.     Rights and Remedies Cumulative.....................................................      117

Section 6.14.     Delay or Omission Not Waiver.......................................................      118

Section 6.15.     Control by Holders.................................................................      118

Section 6.16.     Waiver of Past Defaults............................................................      119

Section 6.17.     Undertaking for Costs..............................................................      119

Section 6.18.     Waiver of Usury, Stay or Extension Laws............................................      119

Section 6.19.     Compliance Certificate; Notices of Default.........................................      120

                                                 ARTICLE 7

                                                THE TRUSTEE

Section 7.01.     Certain Duties of Trustee..........................................................      121

Section 7.02.     Notice of Defaults.................................................................      122

Section 7.03.     Certain Rights and Discretions of Trustee..........................................      122

Section 7.04.     Individual Rights of Trustee.......................................................      125

Section 7.05.     Money Held in Trust................................................................      126

Section 7.06.     Trustee's Disclaimer...............................................................      126

Section 7.07.     Compensation and Indemnity.........................................................      126

Section 7.08.     Disqualification; Conflicting Interests............................................      127

Section 7.09.     Corporation Trustee Required; Eligibility..........................................      127

Section 7.10.     Resignation and Removal; Appointment of Successor..................................      128

Section 7.11.     Acceptance of Appointment by Successor.............................................      129

Section 7.12.     Merger, Conversion, Consolidation or Succession to Business........................      130

Section 7.13.     Preferential Collection of Claims Against Issuer...................................      130

                                                 ARTICLE 8

                              HOLDERS LISTS AND REPORTS BY TRUSTEE AND ISSUER

Section 8.01.     Issuer to Furnish Trustee Names and Addresses of Holders...........................      131

Section 8.02.     Preservation of Information; Communications to Holders.............................      131

Section 8.03.     Reports by Trustee.................................................................      131

Section 8.04.     Reports by Issuer..................................................................      132

                                                 ARTICLE 9

                                         SATISFACTION AND DISCHARGE

Section 9.01.     Satisfaction and Discharge.........................................................      133

Section 9.02.     Application of Trust Money.........................................................      134

Section 9.03.     Reinstatement......................................................................      134

                                                 ARTICLE 10

                                SUPPLEMENTAL INDENTURES, CONSENTS AND WAIVERS

Section 10.01.    Supplemental Indentures With Consent of Holders....................................      135

Section 10.02.    Supplemental Indentures Without Consent of Holders.................................      136

Section 10.03.    Compliance with Trust Indenture Act................................................      138

Section 10.04.    Revocation and Effect of Consents and Waivers......................................      138

Section 10.05.    Notation on or Exchange of Junior Notes............................................      138

Section 10.06.    Payment for Consents...............................................................      138

Section 10.07.    Execution of Supplemental Indentures...............................................      138

Section 10.08.    Effect of Supplemental Indentures..................................................      139

Section 10.09.    Waiver of Certain Covenants........................................................      139

                                                 ARTICLE 11

                                        GUARANTEE OF THE JUNIOR NOTES

Section 11.01.    Guarantee of the Junior Notes......................................................      140

                                                 ARTICLE 12

                                            TRANSACTION SECURITY

Section 12.01.    Security Documents.................................................................      141

Section 12.02.    Opinions...........................................................................      141

Section 12.03.    Impairment of Security Interests...................................................      142

Section 12.04.    Authorization of Receipt of Funds by the Trustee Under the Security Documents......      143

Section 12.05.    Release of Security................................................................      143

                                              ARTICLE 13

                                            MISCELLANEOUS
Section 13.01.    Trust Indenture Act Controls.......................................................             144

Section 13.02.    Notices............................................................................             144

Section 13.03.    Certificate and Opinion as to Conditions Precedent.................................             145

Section 13.04.    Statements Required in Certificate or Opinion......................................             145

Section 13.05     Form of Documents Delivered to Trustee.............................................             146

Section 13.06.    Acts of Holders....................................................................             147

Section 13.07.    Rules by Trustee, Paying Agent and Registrar.......................................             148

Section 13.08.    Governing Law......................................................................             148

Section 13.09.    English Courts and New York Courts.................................................             148

Section 13.10.    Appropriate Forum..................................................................             148

Section 13.11.    Rights of the Trustee and Holders to Take Proceedings Outside
                  England and the State of New York..................................................             148

Section 13.12.    Service of Process.................................................................             148

Section 13.13.    Consent to Enforcement.............................................................             149

Section 13.14.    Waiver of Immunity.................................................................             149

Section 13.15.    No Recourse Against Others.........................................................             149

Section 13.16.    Successors.........................................................................             150

Section 13.17.    Multiple Counterparts..............................................................             150

Section 13.18.    Table of Contents; Headings........................................................             150

Section 13.19.    Severability.......................................................................             150

Section 13.20.    Parallel Debt Obligations..........................................................             150

Section 13.21.    Benefits of Indenture..............................................................             151

                                              ARTICLE 14

                               MEETINGS OF HOLDERS OF THE JUNIOR NOTES

Section 14.01.    Purposes of Meetings...............................................................             152

Section 14.02.    Place of Meetings..................................................................             152

Section 14.03.    Call and Notice of Meetings........................................................             152

Section 14.04.    Voting at Meetings.................................................................             153

Section 14.05.    Voting Rights, Conduct and Adjournment.............................................             153

EXHIBIT A         Form of Global Junior Note.........................................................             A-1

EXHIBIT B         Form of Definitive Registered Junior Note..........................................             B-1

EXHIBIT C         Form of Guarantee of the Junior Notes..............................................             C-1

SCHEDULE 1        Initial Guarantors.................................................................    Schedule 1-1

SCHEDULE 2        Initial Security Documents.........................................................    Schedule 2-1

SCHEDULE 3        Existing Indebtedness incurred after the Scheme Launch Date........................    Schedule 3-1

SCHEDULE 4        Permitted Investments - Contractual Commitments in effect on the Issue
                  Date...............................................................................    Schedule 4-1

SCHEDULE 5        Permitted Liens - Liens existing on the Issue Date.................................    Schedule 5-1

SCHEDULE 6        Certain Affiliate Transactions.....................................................    Schedule 6-1

SCHEDULE 7        Form of Deposit Agreement..........................................................    Schedule 7-1

SCHEDULE 8        Form of Agency Agreement...........................................................    Schedule 8-1

         INDENTURE dated as of May 19, 2003, among Marconi Corporation plc, a public limited company organized under the laws of England and Wales (the "ISSUER"), the Guarantors listed on Schedule 1 (Initial Guarantors) hereto (the "INITIAL GUARANTORS") and such other persons as may from time to time become party to this Indenture as Guarantors as provided herein (collectively, the "GUARANTORS") and JPMorgan Chase Bank, as trustee (the "TRUSTEE").

                             RECITALS OF THE ISSUER

         The Issuer has duly authorized the execution and delivery of this Indenture to provide for the issuance of its Guaranteed Junior Secured Notes due 2008 (the "JUNIOR NOTES", which expression shall, except where the context does not permit, include all Junior PIK Notes issued) to be issued as in this Indenture provided.

         All acts and things necessary have been done to make (i) the Junior Notes, when duly executed and delivered by the Issuer and authenticated and delivered by the Paying Agent hereunder, legal, valid and binding obligations of the Issuer and (ii) this Indenture a legal, valid and binding agreement of the Issuer.

                            RECITALS OF THE GUARANTOR

         The Initial Guarantors desire to make the Guarantee of the Junior Notes provided for herein.

         All things necessary to make this Indenture a valid and legally binding agreement of each Initial Guarantor, in accordance with its terms, have been done, and each Initial Guarantor proposes to do all things necessary to make the Guarantee of the Junior Notes, when executed by such Initial Guarantor and delivered hereunder, the valid and legally binding obligations of such Initial Guarantor as hereinafter provided.

                   NOW, THEREFORE, THIS INDENTURE WITNESSETH:

         For and in consideration of the premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Junior Notes, as follows:

                                    ARTICLE 1
                   DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

         "ACQUIRED DEBT" means, with respect to any specified Person:

         (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

         (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "ACQUISITION" means any acquisition or purchase, directly or indirectly, including without limitation by merger, consolidation or reorganization, of any business or any assets constituting a business or line of business.

         "ADDITIONAL AMOUNTS" has the meaning set forth in Section 4.36 (Additional Amounts).

         "ADDITIONAL GUARANTOR" means any Person that becomes a Guarantor of the Junior Notes after the Issue Date.

         "ADJUSTED TREASURY RATE" means, with respect to any Repayment Date for the Junior Notes, the rate per annum equal to the sum of 0.5% and the quarterly equivalent yield to maturity of the Comparable Treasury Issue for the Junior Notes, assuming a price for the Comparable Treasury Issue for the Junior Notes (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Junior Notes for the Repayment Date.

         "AFFECTED PENSION PARTICIPANTS" means (1) employees associated with the assets that are the subject of an Asset Sale at the time of any such Asset Sale,
(2) employees formerly associated with the assets that are the subject of an Asset Sale, and (3) beneficiaries, survivor payees and alternate payees of an employee or former employee described in (1) or (2) of this definition.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and, in the case of a natural Person, any immediate family member of such Person. For purposes of this definition, "control", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 20% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling", "controlled by" and "under common control with" have correlative meanings.

         "AGENCY AGREEMENT" means the agreement, in substantially the form set out in Schedule 8 (Form of Agency Agreement), appointing the initial Paying Agent and the Registrar in relation to the Junior Notes for the purposes specified therein and any other agreement for the time being in force appointing successor Paying Agents and/or Registrars in relation to the Junior Notes, or in connection with their duties, the terms of which have previously been approved in writing by the Trustee.

         "ASSET SALE" means:

         (1) the sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights (including, for the avoidance of doubt, Equity Interests of a Subsidiary of the Issuer), including by way of merger, consolidation or reorganization, provided that the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, including for the avoidance of doubt the Equity Interests in any holding company for such property or assets, to any "person" (as that term is defined in Section 13(d)(3) of the US Exchange Act including, for the avoidance of doubt, any person or persons acting in concert with such person), or any merger, consolidation or reorganization of the Issuer with any Person, will be governed by the provisions of this Indenture set forth in Section 5.01 (Merger, Consolidation or Sale of Assets) and not by the provisions of this Indenture set forth in Section 4.02 (Asset Sales); and

         (2)      the issuance of Equity Interests by any of the Issuer's
                  Subsidiaries.

         Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

         (1) any single transaction or series of related transactions that involves assets, property or rights having a Fair Market Value of less than L500,000;

         (2) the sale, lease, transfer, conveyance or other disposition (other than pursuant to a Sale and Leaseback Transaction) of inventory (including equipment that constitutes inventory) or accounts receivable, in each case in the ordinary course of business and on arm's-length terms;

         (3)      the sale or other disposition of cash or Cash Equivalents;

         (4) any transaction constituting a Restricted Payment or an Investment that is permitted by Section 4.03 (Restricted Payments);

         (5)      a Permitted Intra-Group Transfer;

         (6) the waiver, compromise, settlement, release or surrender of any right or claim in the ordinary course of business;

         (7) a disposition constituting, or resulting from, the enforcement of a Permitted Lien, or the liquidation, dissolution, administration or winding up of a Subsidiary of the Issuer;

         (8) the sale or other disposition of any assets (other than cash or Cash Equivalents) in exchange for equity securities that are listed on an internationally recognized securities exchange, provided that the aggregate Fair Market Value (determined as of the respective dates on which the Issuer and its Subsidiaries enter into binding commitments to sell such assets for such equity securities) of all such equity securities received by the Issuer and its Subsidiaries from and after the Issue Date does not exceed L50 million (or the Sterling Equivalent), provided further that all such equity securities are disposed of for Cash Equivalents in an Asset Sale within 90 days of the later of (a) receipt of such equity securities and (b) the expiration of any period not longer than 180 days in which the Issuer or any Subsidiary of the Issuer agrees pursuant to the documentation relating to such sale or disposition not to dispose of any part of such equity securities without the consent of a third party;

         (9)      Italian Invoice Discounting;

         (10) leases, subleases and licences of assets, properties or rights, other than Intellectual Property;

         (11) licences, sub-licences and non-exclusive escrow and access agreements of or with respect to Intellectual Property of the Issuer and any of its Subsidiaries entered into in the ordinary course of business, provided that (a) any such transaction is expressly permitted under or approved in accordance with the terms of the applicable Intellectual Property Licence Agreements or (b) if such transaction is not the subject of the Intellectual Property Licence Agreements and the Intellectual Property is a Patent, the Issuer provides express prior written consent to such transaction;

         (12) the sale, lease, sublease, transfer, conveyance or license of Intellectual Property from UK IPR Co, US IPR Co or Ringfenced IPR Co to a Subsidiary of the Issuer in connection with any disposition of such Subsidiary or of assets, properties or rights by such Subsidiary which is otherwise permitted by this Indenture;

         (13) the sale or other disposition of assets received in compromise or settlement of claims of the Issuer or any of its Subsidiaries against a customer or other trade debtor; and

         (14) the sale or other disposition of promissory notes, loan notes or evidences of indebtedness of customers received by the Issuer or any of its Subsidiaries pursuant to vendor finance arrangements in the ordinary course of business and on arm's-length terms.

         "ATTRIBUTABLE DEBT" in respect of a Sale and Leaseback Transaction, the lease portion of which is a finance or capital lease that would be required to be capitalized on a balance sheet in accordance with generally accepted accounting principles applicable in the United Kingdom as in effect at the time such lease was entered into, means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles applicable in the United Kingdom as in effect at the time such lease was entered into.

         "BANKRUPTCY LAW" means Title 11 of the United States Code (11 U.S.C. 101 et. seq.), or any similar United States federal or state law or any relevant law in any other jurisdiction of organization or location of any assets of any Obligor or Significant Subsidiary or any similar law (including, without limitation, (1) the laws of the United Kingdom relating to moratorium, administration, bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors, and (2) the laws of any other jurisdiction relating to bankruptcy, moratorium, insolvency, receivership, reorganization or other relief of debtors and composition with creditors, or any amendment to, succession to or change in such law).

         "BBRS BUSINESS" means the broadband routing and switching business of the US Subsidiaries.

         "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the US Exchange Act, except that in calculating the beneficial ownership of any particular

"person" (as that term is defined in Section 13(d)(3) of the US Exchange Act including, for the avoidance of doubt, any person or persons acting in concert with such person) such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

         "BOARD OF DIRECTORS" means:

         (1) with respect to a corporation, the board of directors or other equivalent body of the corporation (or any duly authorized committee thereof) and, in the case of any corporation having both a supervisory board and an executive or management board, the supervisory board (or any duly authorized committee thereof);

         (2) with respect to a limited partnership, the board of directors or other equivalent body (or any duly authorized committee thereof) of the general partner of the partnership; and

         (3) with respect to any other Person, the board or committee of such Person serving a similar function.

         "BOARD RESOLUTION" means, with respect to the Issuer or any Guarantor, a copy of a resolution certified by the company secretary or an assistant company secretary of the Issuer or such Guarantor, as the case may be, to have been duly adopted by the Board of Directors of the Issuer or such Guarantor, as the case may be, and to be in full force and effect on the date of such certification and delivered to the Trustee.

         "BRITISH POUNDS STERLING", "STERLING" and "L" or any similar reference means the coin or currency of the United Kingdom that at the time of payment is legal tender for the payment of public and private debts.

         "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which commercial banks in the locations specified (or if no locations are specified, in London and New York) are open for general business.

         "CAPITAL EXPENDITURE" means any capital expenditure accounted for as a purchase of property, plant or equipment in accordance with Floating UK GAAP.

         "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a finance or capital lease that would at that time be required to be capitalized on a balance sheet in accordance with generally accepted accounting principles applicable in the United Kingdom as in effect at the time such lease was entered into.

         "CAPITAL STOCK" means:

         (1) in the case of a corporation, any and all shares, interests, participations, or other equivalent (however designated and whether or not voting) of share capital;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalent (however designated and whether or not voting) of share capital;

         (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "CAPTIVE INSURANCE COMPANY" means Marconi Insurance Limited, a limited liability company incorporated under the laws of Guernsey.

         "CASH COLLATERAL RELEASES" means all releases to, or upon the order or instructions of, the Issuer or any of its Subsidiaries of (1) collateral or security constituting cash or Cash Equivalents from any Person (other than the Issuer and its Subsidiaries), which collateral or security was provided by the Issuer or any of its Subsidiaries (a) prior to the Issue Date, (b) in the form of deposits into the Existing Performance Bond Escrow Account, (c) to the New Bonding Facility Security Trustee under the New Bonding Facility Agreement, (d) to any agent, security trustee or lender under, or otherwise in respect of, any Replacement New Bonding Facility Agreement, (e) in respect of any Existing Performance Bond, or (f) in respect of the Interim Bonding Facilities; provided that (i) releases of collateral or security constituting cash or Cash Equivalents in connection with any surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or other obligation of a like nature issued by or on behalf of the Captive Insurance Company shall not constitute a Cash Collateral Release to the extent that the Captive Insurance Company retains such cash and Cash Equivalents, (ii) releases of collateral or security constituting cash or Cash Equivalents by the New Bonding Facility Security Trustee to a lender under the New Bonding Facility Agreement shall not constitute a Cash Collateral Release to the extent that such lender retains such cash and Cash Equivalents to secure the obligations owed to it under the New Bonding Facility Agreement, (iii) releases of collateral or security constituting cash or Cash Equivalents in connection with any Italian Easy Loan shall not constitute a Cash Collateral Release and (iv) releases of collateral or security constituting cash or Cash Equivalents in connection with the renewal or extension of any surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or other obligation of a like nature issued under the Interim Bonding Facilities shall not constitute a Cash Collateral Release to the extent that the issuer of the renewed or extended surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or like obligation retains such cash or Cash Equivalents under the terms of an Interim Bonding Facility; or (2) cash or Cash Equivalents held in escrow with respect to sales, transfers or other dispositions of assets or property by the Issuer or any of its Subsidiaries prior to the Issue Date. For the avoidance of doubt, any release of cash or Cash Equivalents that has been held in escrow pursuant to any of the ESOP Escrow Agreement, the Mobile ESOP Escrow Agreement, the Israeli ESOP Escrow Agreement or the Singapore ESOP Escrow Agreement shall not constitute a Cash Collateral Release.

         "CASH EQUIVALENTS" means:

         (1) United States dollars, British pounds sterling, Euros, any other currency that is freely convertible into any of the foregoing or a claim on the European Central Bank;

         (2) securities (i) issued or directly and fully guaranteed or insured by the US government or any agency or instrumentality of the US government (provided that the full faith and credit of the United States is pledged in support of those securities), or (ii) which are denominated in Euro or British pounds sterling and are issued by, or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof, and which mature, in each case, within six months after the date of acquisition;

         (3) certificates of deposit and Eurodollar time deposits issued by a Highly Rated Financial Counterparty and which mature within six months after the date of acquisition;

         (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
                  (2) and (3) above entered into with a Highly Rated Financial Counterparty;

         (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services (or any successor to the ratings business of either of the foregoing) and which matures within six months after the date of acquisition;

         (6) marketable direct obligations of any member of the European Union, in each case rated at least "AAA" or the equivalent thereof by both Moody's Investors Service Inc. and Standard & Poor's Rating Services (or any successor to the ratings business of either of the foregoing), or obligations fully and unconditionally guaranteed by one of those sovereign nations (or any agency thereof), of the type and maturity described in clauses (2) through (5) above, which have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

         (7) money market funds with at least 95% of the fund's assets constituting Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

         "CDI" means:

         (1) in the case of DTC, a certificateless depositary interest representing an interest in Global Junior Notes; or

         (2) in the case of Euroclear or Clearstream, Luxembourg, a certificated depositary interest representing an interest in Global Junior Notes.

         "CHANGE OF CONTROL" means the occurrence of any of the following:

         (1) the adoption of a plan relating to the solvent liquidation or dissolution of the Issuer;

         (2) the consummation of any transaction the result of which is that any "person" (as defined in the definition of Beneficial Owner above) becomes the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of the Issuer, measured by voting power rather than number of shares, provided that it shall not constitute a Change of Control if such person acquired Beneficial Ownership of Voting Stock of the Issuer inadvertently (including, without limitation, because (a) such person was unaware that it Beneficially Owned more than 30% of the Voting Stock of the Issuer or (b) such person was aware of the extent of such Beneficial Ownership but such person acquired Beneficial Ownership of such Voting Stock without any plan or intention to change or influence the control of the Issuer), and such person promptly (and in any event within fifteen (15) London Business Days after becoming aware of the extent of such Beneficial Ownership) divests sufficient Voting Stock of the Issuer so that such person ceases to be the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; or

         (3) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

         "CLEARSTREAM, LUXEMBOURG" means Clearstream Banking societe anonyme.

         "COMPARABLE TREASURY ISSUE" means, with respect to any Repayment Date, the United States Treasury security selected by an independent investment banking firm in London (selected by the Issuer) as having a maturity comparable to the remaining term of the Junior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in United States dollars of comparable maturity to the remaining term of the Junior Notes.

         "COMPARABLE TREASURY PRICE" means, with respect to any Repayment Date,
(1) the average of the bid and asked prices for the Comparable Treasury Issue for the Junior Notes (expressed in each case as a percentage of its principal amount) on the third New York Business Day preceding such Repayment Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for US Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such New York Business Day, (a) the average of the Reference Treasury Dealer Quotations for such Repayment Date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (b) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

         "COMPOSITE GUARANTEE" means the Guarantee made on 19 May 2003 by the Issuer and the Guarantors in favor of the Security Trustee of the obligations of the Obligors under the Security Trust and Intercreditor Deed, any Agent/Trustee/New Bonding Facility Bank Accession Letter, any Guarantor Accession Letter, the Escrow Agreement, the New Bonding Facility Agreement, the Security Documents (other than the Guarantee of the Senior Notes, the Guarantee of the Junior Notes and the Composite Guarantee), the Fee Letter and any Additional Remuneration Fee Letter (as such terms are defined therein).

         "CONSOLIDATED EBITDA" means, with respect to any specified Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for any period, the Consolidated Profit Before Taxes of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period:

         (1) plus an amount equal to any extraordinary or exceptional (whether operating or non-operating) costs or losses realized by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for such period, to the extent such costs or losses were deducted in computing such Consolidated Profit Before Taxes;

         (2) minus an amount equal to any extraordinary or exceptional (whether operating or non-operating) income or gains realized by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for such period, to the extent such income or gains were included in computing such Consolidated Profit Before Taxes;

         (3) plus an amount equal to any costs or losses realized by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) in respect of discontinued operations for such period, to the extent such costs or losses were deducted in computing such Consolidated Profit Before Taxes;

         (4) minus an amount equal to any income or gains realized by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) in respect of discontinued operations for such period, to the extent such income or gains were included in computing such Consolidated Profit Before Taxes;

         (5) plus an amount equal to the Consolidated Gross Finance Charges for such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, for such Person) for such period, to the extent that such Consolidated Gross Finance Charges were deducted in computing such Consolidated Profit Before Taxes;

         (6) plus an amount equal to interest paid or accrued on the Junior Notes for such period to the extent such amount was deducted in computing such Consolidated Profit Before Taxes;

         (7) minus an amount equal to the Consolidated Gross Finance Income for such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, for such Person) for such period, to the extent that such Consolidated Gross Finance Income was included in computing such Consolidated Profit Before Taxes;

         (8) plus an amount equal to the equity in net losses of joint ventures and associates of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period, to the extent that such amounts were deducted in computing such Consolidated Profit Before Taxes;

         (9) minus an amount equal to the equity in net income of joint ventures and associates of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period, to the extent that such amounts were included in computing such Consolidated Profit Before Taxes;

         (10) plus an amount equal to depreciation and amortization (including amortization or impairment of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period, to the extent that such depreciation and amortization were deducted in computing such Consolidated Profit Before Taxes;

         (11) minus an amount equal to any foreign exchange gains recorded in the profit and loss account in respect of the retranslation of the balances outstanding under the Junior Notes and the Senior Notes for such period, to the extent such foreign exchange gains were included in computing such Consolidated Profit Before Taxes;

         (12) plus an amount equal to any foreign exchange losses recorded in the profit and loss account in respect of the retranslation of the balances outstanding under the Junior Notes and the Senior Notes for such period, to the extent such foreign exchange losses were deducted in computing such Consolidated Profit Before Taxes;

         (13) minus an amount equal to any finance income related to the expected return on pension and other retirement benefit schemes' assets for such period, to the extent such finance income was included in computing such Consolidated Profit Before Taxes;

         (14) plus an amount equal to any financing costs related to the interest on pension and other retirement benefit schemes' liabilities for such period, to the extent such financing costs were deducted in computing such Consolidated Profit Before Taxes;

         (15) plus an amount equal to any non-cash expense recorded in the profit and loss account in respect of share options for such period, to the extent such non-cash expense was deducted in computing such Consolidated Profit Before Taxes;

         (16) minus an amount equal to any credit or provision release recorded in the profit and loss account in respect of share options for such period, to the extent such credit or provision release was included in computing such Consolidated Profit Before Taxes;

         in each case, on a consolidated basis and determined in accordance with Fixed UK GAAP, consistently applied.

         "CONSOLIDATED GROSS FINANCE CHARGES" means, with respect to any specified Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for any period, without duplication, the aggregate amount of interest or amounts in the nature of interest, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), commissions, fees, discounts and other finance payments payable by such Person and such of its Subsidiaries as are specified, in each case in respect of Indebtedness and paid or accrued in such period (including any commissions, fees, discounts and other finance payments payable by such Person and such of its Subsidiaries as are specified under any Permitted Hedging Transaction), on a consolidated basis, determined in accordance with Fixed UK GAAP, consistently applied, minus any interest paid or accrued on the Junior Notes.

         "CONSOLIDATED GROSS FINANCE INCOME" means, with respect to any specified Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for any period, without duplication, the aggregate amount of interest or amounts in the nature of interest (including, without limitation, non-cash interest income), commissions, fees, discounts and other finance payments received by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person), including any commissions, fees, discounts and other finance payments received by such Person and such of its Subsidiaries as are specified under any Permitted Hedging Transaction, on a consolidated basis, determined in accordance with Fixed UK GAAP, consistently applied.

         "CONSOLIDATED PROFIT AFTER TAXES" means, with respect to any specified Person for any period, the aggregate of the Profit After Taxes of such Person and such of its Subsidiaries as are specified for such period, on a consolidated basis, determined in accordance with Floating UK GAAP, consistently applied; provided that:

         (1) the Profit After Taxes (but not loss) of any Person that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or such of its Subsidiaries as are Wholly-Owned Subsidiaries of such Person;

         (2) the Profit After Taxes of any specified Subsidiary of such Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Profit After Taxes is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

         (3) the Profit After Taxes of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

         (4) any discharge of indebtedness income and any income or gain arising as a result of consummation of the Restructuring will be excluded; and

         (5) the cumulative effect of a change in accounting principles will be excluded.

         "CONSOLIDATED PROFIT BEFORE TAXES" means, with respect to any specified Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for any period, the profit (loss) before taxes of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period, on a consolidated basis, determined in accordance with Fixed UK GAAP, consistently applied; provided that:

         (1) the profit (loss) before taxes of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

         (2) any discharge of indebtedness income and any income or gain arising as a result of consummation of the Restructuring will be excluded.

         "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Issuer who:

         (1)      was a member of such Board of Directors on the Issue Date; or

         (2) was nominated for election or elected to such Board of Directors with the approval of a majority of those members of such Board of Directors at the time of such nomination or election who were either (a) a member of such Board of Directors on the Issue Date or (b) nominated for election or elected in accordance with this clause (2).

         "CORPORATE TRUST OFFICE" means the office of the Trustee in which its corporate trust business is principally administered, which as of the date hereof is located at Trinity Tower, 9 Thomas More Street, London E1W 1PP.

         "DEFAULT" means any event that is, or with the passage of time or the giving of notice or the making of any determination or any combination thereof would be, an Event of Default.

         "DEFAULT RATE" means 12% per annum.

         "DEFINITIVE REGISTERED JUNIOR NOTES" means Junior Notes in definitive registered form.

         "DEPOSIT AGREEMENT" means the deposit agreement dated as of the Issue Date between the Issuer and The Bank of New York, as Depositary.

         "DEPOSITARY" means the Person appointed as agent by the Issuer under the Deposit Agreement for the purposes of maintaining records in which it shall record the ownership, transfer and increases or decreases in the principal amount of CDIs in a Global Junior Note, which initially shall be The Bank of New York.

         "DERIVATIVE TRANSACTION" means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, equity derivative transaction, bond option, interest rate option, credit default swap, credit derivative transaction, foreign exchange transaction (other than a spot foreign exchange transaction), cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, futures contract, futures transaction, any other derivative contract or any other similar transaction (including any option or future with respect to any of these transactions), and any combination of these transactions.

         "DISINTERESTED DIRECTOR" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Issuer who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions. Ownership of the Issuer's Equity Interests and/or employment arrangements with the Issuer or any of its Subsidiaries shall not constitute a material direct or indirect financial interest in or with respect to a transaction or series of related transactions not directly related to such ownership or such employment arrangement.

         "DISINTERESTED OFFICER" means, with respect to any transaction or series of related transactions, an Officer of the Issuer who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions. Ownership of the Issuer's Equity Interests and/or employment arrangements with the Issuer or any of its Subsidiaries shall not constitute a material direct or indirect financial interest in or with respect to a transaction or series of related transactions not directly related to such ownership or such employment arrangement.

         "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exercisable or exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is one year after the date on which the Junior Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.03 (Restricted Payments).

         "DISTRIBUTION AGENT" means The Bank of New York as distribution agent pursuant to the Escrow and Distribution Agreement and any successor from time to time.

         "DOLLAR EQUIVALENT" means, with respect to any monetary amount in a currency other than United States dollars, at any time of determination thereof, the amount of United States dollars obtained by translating the amount of such foreign currency into United States dollars at the spot rate for the purchase of United States dollars with the applicable foreign currency as published in the Wall Street Journal on the date that is two (2) New York Business Day prior to such determination.

         Except as set forth in Section 4.06 (Limitation on Indebtedness and Preferred Stock), whenever it is necessary to determine compliance with any covenant that contains an amount expressed in United States dollars in this Indenture and an amount is expressed in a currency other than United States dollars, such amount will be treated as the Dollar Equivalent determined as of the date such amount is initially determined in such other currency.

         "DTC" means The Depository Trust Company or its nominee.

         "ENFORCEMENT EVENT" means the acceleration of any Secured Obligations (other than Secured Obligations arising under the New Bonding Facility Agreement) or any declaration that any Secured Obligations (other than Secured Obligations arising under the New Bonding Facility Agreement) are prematurely due and payable (other than solely as a result of it becoming unlawful for a Secured Creditor to perform its obligations under the Relevant Documents) or any failure by any Obligor to pay any principal amount in respect of any Secured Obligations (other than Secured Obligations arising under the New Bonding Facility Agreement) whether on maturity or otherwise.

         "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exercisable or exchangeable for, Capital Stock).

         "ESCROW ACCOUNTS" means the Mandatory Redemption Escrow Accounts and the Existing Performance Bond Escrow Accounts established pursuant to the Escrow Agreement.

         "ESCROW AGREEMENT" means the escrow agreement dated on or about the date of the Security Trust and Intercreditor Deed and made between HSBC Bank plc as New Bonding Facility Agent and New Bonding Facility Security Trustee, the Security Trustee, the Escrow Bank and the Issuer establishing and setting out the terms and conditions of each of the Escrow Accounts.

         "ESCROW AND DISTRIBUTION AGREEMENT" means the escrow and distribution agreement dated March 27, 2003 between the Issuer, Marconi plc, the security trustee named therein, The Bank of New York as distribution agent, The Law Debenture Trust Corporation p.l.c., Ancrane, Bondholder Communications Group and the Supervisors (as defined therein) with respect to the Restructuring.

         "ESCROW BANK" means the Person acting as Escrow Bank under the Escrow Agreement, which initially shall be HSBC Bank plc.

         "ESOP ESCROW AGREEMENT" means the ESOP escrow agreement dated December 13, 2002 between Marconi plc, the Issuer, HSBC Bank plc and Barclays Bank PLC.

         "EURO" or "E" means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

         "EUROCLEAR" means Euroclear Bank S.A./N.V.

         "EUROPEAN UNION" means the European Union, including the countries of Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, the

Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which becomes a member of the European Union after the Issue Date.

         "EVENT OF DEFAULT", when used with respect to the Junior Notes, has the meaning set forth in Section 6.01 (Events of Default).

         "EXCLUDED ASSET SALE AND LIQUIDATION PROCEEDS" means (1) the first L82 million (or the Sterling Equivalent) of Net Proceeds and/or Liquidation Proceeds received by the Issuer and its Subsidiaries with respect to Excluded Assets, minus (2) the aggregate Net Proceeds and/or Liquidation Proceeds received by the Issuer and its Subsidiaries with respect to Excluded Assets prior to the Issue Date.

         "EXCLUDED ASSETS" means assets, rights and properties that have been identified as such in writing by the Issuer to the Trustee, the Senior Note Trustee and the Security Trustee and that have been confirmed in writing by PricewaterhouseCoopers.

         "EXISTING INDEBTEDNESS" means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness owed to the Issuer or any Subsidiary of the Issuer) in existence (i) on the Scheme Launch Date or (ii) incurred after the Scheme Launch Date and in existence on the Issue Date and as set forth in
Schedule 3 (Existing Indebtedness incurred after the Scheme Launch Date) hereto, in each case until such amounts are repaid.

         "EXISTING INTERCOMPANY INDEBTEDNESS" means Indebtedness owed by the Issuer or any of its Subsidiaries to the Issuer or any other Subsidiary of the Issuer (for purposes of this definition, the "creditor") on the Issue Date, in each case until such amounts are repaid, provided that (1) in the event a particular Subsidiary of the Issuer is the creditor in respect of Indebtedness of the Issuer and all its Subsidiaries that in the aggregate exceeds L20 million (or the Sterling Equivalent), such creditor Subsidiary is a party to the Security Trust and Intercreditor Deed and (2) such Indebtedness is unsecured. For purposes of this definition, any Subsidiary of the Issuer that owns or holds any shares of Preferred Stock or Disqualified Stock issued by the Issuer or any of its other Subsidiaries shall constitute the creditor with respect to such Preferred Stock or Disqualified Stock.

         "EXISTING PERFORMANCE BOND ESCROW ACCOUNT" means the Escrow Accounts established pursuant to the Escrow Agreement to be used to satisfy certain obligations of the Issuer and its Subsidiaries to provide cash collateral under Existing Performance Bonds.

         "EXISTING PERFORMANCE BONDS" means surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature issued by a bank, insurance company or other financial institution on behalf of the Issuer or any of its Subsidiaries in existence on the Issue Date and not issued pursuant to the Interim Bonding Facilities, until such bonds, letters of credit, guarantees or other obligations expire, terminate or are cancelled.

         "EXTERNAL ASSETS" means, with respect to any specified Person on any date, the total assets of such Person, after eliminating intercompany assets and investments in Subsidiaries, on such date and in accordance with Floating UK GAAP.

         "EXTERNAL SALES" means, with respect to any specified Person for any period, the total revenues of such Person, after eliminating intercompany sales, for such period and in accordance with Floating UK GAAP.

         "FAIR MARKET VALUE" means, with respect to any asset, right or property, the sale value that would be obtained in an arm's-length free market transaction between an informed and willing seller and an informed and willing buyer.

         "FIXED UK GAAP" means generally accepted accounting principles applicable in the United Kingdom including Financial Reporting Standards and Statements of Standard Accounting Practices issued by the Accounting Standards Board Limited and as in effect on March 31, 2003.

         "FLOATING UK GAAP" means generally accepted accounting principles applicable in the United Kingdom including Financial Reporting Standards and Statements of Standard Accounting Practices issued by the Accounting Standards Board Limited and as in effect from time to time.

         "GERMAN IP GUARANTOR" means Marconi Communications GmbH, a private company incorporated under the laws of Germany.

         "GLOBAL JUNIOR NOTES" means each global security in bearer form, representing all or a part of the Junior Notes, without coupons for payments attached, authenticated and delivered to the Holder of such Junior Notes or such portion of such Junior Notes in accordance with Section 2.05 (Execution, Authentication, Delivery and Dating).

         "GROUP" means all the Group Companies.

         "GROUP COMPANY" means the Issuer or any Subsidiary of the Issuer.

         "GROUP LICENCE AGREEMENT" means the intra-group licence agreement among the Issuer and the operating companies within the Group dated on or before the Issue Date providing for a licence authorizing the Issuer and each of its Subsidiaries to use the Intellectual Property of each of them to the extent that such use is ongoing on the Issue Date.

         "GUARANTEE" means a guarantee, direct or indirect, of the obligation of another Person in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of any Person. The term "GUARANTEE" shall not include endorsements for collection or deposit in the ordinary course of business. The term "GUARANTEE" used as a verb has a corresponding meaning.

         "GUARANTEE OF THE JUNIOR NOTES" means the Guarantee of the Junior Notes by the Guarantors executed and delivered pursuant to Article 11 of this Indenture.

         "GUARANTEE OF THE SENIOR NOTES" means the Guarantee of the Senior Notes by the Guarantors executed and delivered pursuant to Article 11 of the Senior
Note Indenture.

         "GUARANTORS" means each Non-US Guarantor and each US Guarantor.

         "HIGHLY RATED FINANCIAL COUNTERPARTY" means a bank or financial institution whose financial obligations are rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard and Poor's Rating Services (or any successor to the ratings business of either of the foregoing) or the equivalent rating category of another internationally recognized rating agency.

         "HOLDER" means (i) for so long as any Junior Notes are represented by one or more Global Junior Notes, the bearer thereof which shall be the Depositary and (ii) in the event that Definitive Registered Junior Notes are issued, the Person in whose name a Definitive Registered Junior Note is registered on the Registrar's books.

         "INDEBTEDNESS" means, with respect to any specified Person, without duplication:

         (1)      all indebtedness of such Person for borrowed money;

         (2) all obligations of such Person evidenced by bonds, notes, debentures, loan stock or similar instruments;

         (3) all obligations, contingent or otherwise, of such Person in respect of surety bonds, appeal bonds, bid bonds, performance bonds or other obligations of a like nature;

         (4) all obligations, contingent or otherwise, of such Person in respect of letters of credit, banker's acceptances, bank guarantees, acceptance or other similar facilities, in each case, including reimbursement obligations or agreements in respect thereof;

         (5)      all Capital Lease Obligations of such Person;

         (6) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), and all obligations of such Person representing the balance deferred and unpaid of the purchase price of any property or services, but in each case excluding trade payables and other accrued current liabilities arising in the ordinary course of business;

         (7) all Attributable Debt with respect to any Sale and Leaseback Transaction of such Person;

         (8) receivables sold or discounted (including, for the avoidance of doubt, transactions having the economic effect of a sale or discounting of receivables) by such Person, provided that receivables to the extent they are sold or discounted on a non-recourse basis shall be disregarded, and for this purpose, where recourse:

                  (a)      is limited to the receivables sold; and/or

                  (b) arises as a result of breach of warranties (or the equivalent), including warranties (or the equivalent) regarding the validity and enforceability of the receivables sold but excluding warranties (or the equivalent) in respect of the creditworthiness of the receivable debtor;

                  the sale or discounting of such receivable shall be deemed to be on a non- recourse basis;

         (9) any amount raised under any other transaction by such Person (including any forward sale or purchase agreement) having the commercial effect of a borrowing, excluding trade payables and other accrued current liabilities arising in the ordinary course of business;

         (10) all obligations of such Person under any Derivative Transaction (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

         (11) the greater of the voluntary or involuntary maximum fixed repurchase price of all Disqualified Stock of such Person; and

         (12) any Preferred Stock issued by such Person, other than the Issuer.

         In addition, the term "Indebtedness" includes all Indebtedness of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to any asset or property of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, any Guarantee or indemnity of the specified Person with respect to any Indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date will be:

         (1) in the case of any Indebtedness issued with original issue discount, the accreted value of the Indebtedness; and

         (2) in the case of any other Indebtedness, the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due.

         "INDENTURE" means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

         "INDENTURES" means this Indenture and the Senior Note Indenture.

         "INITIAL SECURITY DOCUMENTS" means the security documents to be dated on or before the Issue Date that are set forth in Schedule 2 (Initial Security Documents) hereto.

         "INITIAL TRANSACTION SECURITY" means all assets, properties and rights of the Issuer and its Subsidiaries that are subject to Liens pursuant to the terms and provisions of the Initial Security Documents in order to secure the Secured Obligations.

         "INTELLECTUAL PROPERTY" means all industrial and intellectual property rights whether registered or not including pending applications for registration of such rights and the right to apply for registration of such rights including but not limited to Patents, utility models, design patents, registered designs, design rights, trade and service marks, copyrights (including copyright and equivalent rights in computer software), rights in inventions, technical information, rights in know-how, business names, database rights, processes, models, formulae and experiments and all rights of equivalent or similar effect to any of those which may subsist anywhere in the world.

         "INTELLECTUAL PROPERTY LICENCE AGREEMENTS" means (1) the licences from the IPR SPVs (and in the case of the German IP Guarantor, the Security Trustee) to the relevant Subsidiaries of the Issuer, (2) the Research and Development Cost Sharing Agreement and (3) the Group Licence Agreement.

         "INTERIM BONDING FACILITIES" means (1) the interim bonding facility dated May 10, 2002, as amended, among Barclays Bank PLC, HSBC Bank plc and JPMorgan Chase Bank and Marconi Bonding Limited providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature and (2) the temporary bonding facility dated February 8, 2002 among Barclays Bank PLC, HSBC Bank plc and Marconi Bonding Limited providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature.

         "INTRA-GROUP LIABILITIES" means all present or future sums, liabilities and obligations whatsoever (actual or contingent) payable, owing, due or incurred by any Intra-Group Borrower (as defined in the Security Trust and Intercreditor Deed) to any Intra-Group Creditor (as defined in the Security Trust and Intercreditor Deed) (whether pursuant to an Intra-Group Document (as defined in the Security Trust and Intercreditor Deed) or otherwise), other than sums, liabilities and obligations arising in the ordinary course of business which do not constitute Indebtedness.

         "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Subsidiaries and Affiliates of such Person) in the form of loans (including Guarantees or similar arrangements), advances (by means of any transfer of cash or other property to a Person other than the Issuer or any of its Subsidiaries or any payment for property or services for the account or use of a Person other than the Issuer or any of its Subsidiaries), or capital contributions or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Floating UK GAAP. The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that becomes a Subsidiary of the Issuer or any Subsidiary of the Issuer and that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in Section 4.03 (Restricted Payments).

         "IPR SPV" means each of UK IPR Co, US IPR Co and Ringfenced IPR Co.

         "ISRAELI ESOP ESCROW AGREEMENT" means the escrow agreement dated October 21, 2002 between the Issuer, Marconi plc, HSBC Bank plc, Barclays Bank PLC, Bedell Cristin Trustees Limited and Allen & Overy.

         "ISSUE DATE" means the date on which the Junior Notes are first originally issued.

         "ISSUER" means Marconi Corporation plc and any successor thereto.

         "ISSUER REQUEST" and "ISSUER ORDER" means, respectively, a written request or order signed in the name of the Issuer by any Officer and delivered to the Paying Agent or the Trustee (as the case may be).

         "ITALIAN EASY LOANS" means the subsidized loans existing as of the Issue Date granted by the Italian Ministry of Productive Activities (formerly, Ministry of Industry), either directly or through its authorized agents, in favor of Marconi Communications S.p.A. and Marconi Sud S.p.A. or any other Subsidiary of the Issuer incorporated or organized under the laws of Italy pursuant to the provisions of Law No. 46 dated February 17, 1982 and Legislative Decree No. 297 dated July 27, 1999.

         "ITALIAN INVOICE DISCOUNTING" means the discounting or factoring (including, for the avoidance of doubt, transactions having the economic effect of discounting or factoring) by Non-US Subsidiaries incorporated or organized under the laws of Italy of trade receivables owed to such Non-US Subsidiaries in the ordinary course of business on arm's-length terms, provided that (1) the aggregate gross proceeds received from all such trade receivables discounted or factored from and after the Issue Date does not exceed E60 million (or the equivalent in other currencies) and (2) such discounting or factoring is on a non-recourse basis within the meaning specified in clause (8) of the definition of Indebtedness.

         "ITALIAN MORTGAGES" means mortgages over real property constituting Transaction Security granted by Marconi Communications S.p.A. and Marconi Sud S.p.A.

         "JUNIOR NOTE INTEREST ACCRUAL PERIOD" means, in respect of each Junior
Note Interest Period, (1) if no Repayment Date has occurred during a Junior Note Interest Period, such Junior Note Interest Period or (2) if one or more Repayment Dates have occurred during such Junior Note Interest Period, each successive period beginning on (and including) the first day of such Junior Note Interest Period and ending on (but excluding) the next Repayment Date and thereafter each period beginning on (and including) such Repayment Date and ending on (but excluding) the next Repayment Date, or if none the next Junior
Note Interest Payment Date.

         "JUNIOR NOTE INTEREST PAYMENT DATE" means each January 31, April 30, July 31 and October 31, commencing July 31, 2003.

         "JUNIOR NOTE INTEREST PERIOD" means each period beginning on (and including) the Issue Date or any Junior Note Interest Payment Date and ending on (but excluding) the next Junior Note Interest Payment Date.

         "JUNIOR NOTE INTEREST RATE" means, with respect to any Junior Note Interest Period, (a) if the Issuer elects to pay and actually pays interest on the Junior Notes on the relevant Junior Note Interest Payment Date in cash, 10% per annum, otherwise (b) 12% per annum.

         "JUNIOR PIK NOTES" means any Junior Notes issued in payment of interest or Additional Amounts on outstanding Junior Notes pursuant to this Indenture.

         "LIEN" means, with respect to any asset or property, any mortgage or deed of trust, lien (statutory or otherwise), pledge, charge, security interest, assignment, deposit, easement, hypothecation, or other encumbrance of any kind upon or in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale, capital lease or other title retention agreement, any lease in the nature thereof, any agreement to give a charge, mortgage or other security interest in and any filing of or agreement to give any financing statement under a statute or regulation of any jurisdiction.

         "LIQUIDATION PROCEEDS" means the aggregate cash and Cash Equivalents received by the Issuer or any of its Subsidiaries (i) in respect of the liquidation, dissolution or winding up of any Subsidiary of the Issuer in its capacity as holder of any Equity Interest in such Subsidiary that occurs following or otherwise in connection with the sale of all or substantially all the assets of such Subsidiary to a Person other than the Issuer or any of its Subsidiaries or (ii) in respect of the liquidation, dissolution or winding up of any Investment in a Person other than the Issuer or any of its Subsidiaries that is owned by the Issuer or a Subsidiary of the Issuer, net of, without duplication:

         (1) any cash investment in, or payment or repayment of any Indebtedness or other liability of, any Subsidiary of the Issuer being liquidated, dissolved, placed under administration or wound-up that is made by the Issuer or any other Subsidiary of the Issuer contemporaneously with such liquidation, dissolution, administration or winding-up, but only to the extent of the amount of such cash investment, payment or repayment;

         (2) the direct costs actually incurred by the Issuer or such Subsidiary including, without limitation, legal, accounting and investment banking fees, sales commissions, and taxes required to be paid or accrued as a liability under Floating UK GAAP as a consequence of such liquidation, dissolution, administration or winding-up, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; and

         (3) all distributions and other payments required to be made to minority interest holders in any Subsidiary of the Issuer as a result of such liquidation, dissolution, administration or winding-up.

         "LONDON BUSINESS DAY" means a day (other than a Saturday or Sunday) on which commercial banks in London are open for general business.

         "MAKE-WHOLE AMOUNT" means, with respect to the Junior Notes and any Repayment Date, an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest after such Repayment Date (assuming the payment of interest in Junior PIK Notes, unless at any time after the second scheduled Junior Note Interest Payment Date, the Issuer has paid interest on the Junior Notes in full in cash on the two consecutive Junior Note Interest Payment Dates immediately preceding such Repayment Date, in which case the payment of interest in cash shall be assumed) on the Junior Notes discounted to the Repayment Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate as determined by an independent investment banking firm in London (selected by the Issuer).

         "MANDATORY REDEMPTION ESCROW ACCOUNT" means the Escrow Account established pursuant to the Escrow Agreement to receive deposits to be applied to, inter alia, the mandatory redemption of the Junior Notes and/or the Senior Notes.

         "MCHI" means Marconi Holdings, LLC, a Delaware limited liability company previously known as Marconi Communications Holdings Inc., a Delaware Corporation.

         "MCHI PLAN OF LIQUIDATION AND DISSOLUTION" means the Plan of Complete Liquidation and Dissolution adopted and approved by the Board of Directors and stockholders, respectively, of MCHI in March 2001 as in effect on the Issue Date.

         "MOBILE ESOP ESCROW AGREEMENT" means the escrow agreement dated August 2, 2002 between the Issuer, Marconi plc, Marconi Bruton Street Limited, HSBC Bank plc, Barclays Bank PLC, Salomon Brothers International Limited, UBS AG, Bedell Cristin Trustees Limited and Slaughter and May.

         "NET PROCEEDS" means the aggregate cash and Cash Equivalents received by the Issuer or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, payments in respect of deferred payment arrangements (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of, and any non-cash consideration received in any Asset Sale when disposed of for, cash or Cash Equivalents), net of, without duplication (but in each case provided that the Issuer may, in its discretion, elect not to deduct all or any portion of the following amounts from the aggregate cash and Cash Equivalents received):

         (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including fees and expenses of counsel, accountants and investment bankers) in connection with such Asset Sale;

         (2) all taxes required to be paid or accrued as a liability under Floating UK GAAP, consistently applied, as a consequence of such Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

         (3) all distributions and other payments required to be made to minority interest holders in any Subsidiary of the Issuer as a result of such Asset Sale;

         (4) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the assets, properties or rights that were the subject of such Asset Sale, or Indebtedness which pursuant to applicable law must be repaid out of the proceeds of such Asset Sale;

         (5) amounts required to be applied to the repayment of Existing Indebtedness which by its terms, or in order to obtain a necessary consent to such Asset Sale, must be repaid out of the proceeds of such Asset Sale;

         (6) the provision of appropriate amounts by the Issuer or any of its Subsidiaries as a reserve against any liabilities and/or indemnification obligations retained and/or assumed by the Issuer or any of its Subsidiaries pursuant to such Asset Sale, as determined in accordance with, and only to the extent required by, Floating UK

                  GAAP, as reflected in an Officers' Certificate of the Issuer delivered to the Trustee; and

         (7) to the extent required pursuant to any binding agreement between the Pension Benefit Guaranty Corporation and the Issuer or its Subsidiaries (a "PBGC AGREEMENT"), any amount contributed to the Marconi USA Employees' Retirement Plan or the RELTEC Corporation Retirement Plan (or any successor plans thereto) for any Affected Pension Participants representing not more than the allocable portion of any underfunding under such pension plan or plans attributable to Affected Pension Participants, to the extent that, in connection with such Asset Sale, the assets and liabilities under the applicable pension plan or plans attributable to such Affected Pension Participants are not transferred to a pension plan maintained by or on behalf of the acquirer in such Asset Sale (for purposes of this clause (7) the net underfunding shall be computed based on the present value of the applicable plan's assets and liabilities as of the date of the Asset Sale and using the applicable actuarial assumptions then being used by the Pension Benefit Guaranty Corporation of the United States for purposes of calculating plan termination liability and using such other actuarial assumptions and methods considered reasonable by the Issuer to determine such liabilities on the sale date based on employee data as of the previous plan valuation date updated to reflect significant demographic changes or, if less, in accordance with any PBGC Agreement), it being understood that, to the extent required under a PBGC Agreement upon the sale of the Outside Plant and Power Business or, if later, the sale of the North American Access Business, the RELTEC Corporation Retirement Plan shall be fully funded or the sponsorship thereof transferred to a third-party buyer of either such business unit;

provided, however, that if either (i) the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow or otherwise segregate and set aside a portion of the purchase price, whether as a reserve for adjustment of the purchase price or otherwise, for a period not in excess of nine months or (ii) the Issuer, in its reasonable judgment, determines that it is desirable to segregate and set aside funds as a reserve for post-closing adjustments to the purchase price or post-closing balance sheet adjustments for a period not in excess of nine months, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor shall not be deemed to be Net Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

         For the avoidance of doubt, the term "Net Proceeds" shall also include those amounts described as such in subclause (b) of Section 4.04 (Purchase and Cancellation of Notes).

         "NEW BONDING FACILITY AGREEMENT" means the (pound)50 million committed revolving bonding facility agreement dated March 27, 2003 among the Issuer, Marconi Bonding Limited, the New Bonding Facility Security Trustee, certain New Bonding Facility Banks and certain Non-US Subsidiaries providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature on behalf of the Issuer and/or any Non-US Subsidiary, as such agreement may be amended, extended, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, extensions, supplements or other modifications of the foregoing); provided that (1) the aggregate principal amount of Indebtedness at any one time outstanding thereunder shall not exceed (pound)50 million (or the Sterling Equivalent) and (2) the term of such facility shall not extend beyond the date that is 30 months after the Issue Date (but, for the avoidance of doubt, Indebtedness and other obligations incurred or arising under such facility on or prior to the date that is 30 months after the Issue Date may extend beyond such date in accordance with the provisions of such facility).

         "NEW BONDING FACILITY BANKS" means those banks party to the Security Trust and Intercreditor Deed as New Bonding Facility Banks.

         "NEW BONDING FACILITY FUNDING AMOUNT" means at any time the lesser of
(i) L25,000,000 (or the Sterling Equivalent) and (ii) one half of the aggregate facility limit under the New Bonding Facility Agreement.

         "NEW BONDING FACILITY SECURITY TRUSTEE" means HSBC Bank plc or any successor appointed as agent and security trustee pursuant to the New Bonding Facility Agreement.

         "NEW PATENT" means any Patent for which an application for a Patent is filed by an IPR SPV, a UK IP Opco or a US IP Opco after the Effective Date.

         "NEW YORK BUSINESS DAY" means a day (other than a Saturday or Sunday) on which commercial banks in New York City and the Corporate Trust Office of the Trustee are open for general business.

         "NON-US GUARANTOR" means each of:

         (1)      Metapath Software International Limited
                  Mobile Systems International Holdings Limited
                  GPT Special Project Management Limited
                  Marconi Communications Limited, a private limited company incorporated under the laws of England and Wales
                  Marconi Communications International Limited
                  Marconi Communications China Limited
                  Marconi Communications International Investments Limited Marconi Communications International Holdings Limited Marconi Communications Investments Limited
                  Marconi Communications Holdings Limited
                  Marconi (Bruton Street) Limited
                  Marconi (DGP1) Limited
                  Marconi (DGP2) Limited
                  Marconi Bonding Limited
                  Marconi Optical Components Limited
                  Associated Electrical Industries Limited
                  English Electric Company Limited
                  Marconi (Elliott Automation) Limited
                  Elliott Automation Holdings Limited
                  Marconi Aerospace Unlimited

                  Marconi UK Intellectual Property Limited
                  Marconi (NCP) Limited
                  Highrose Limited
                  Marconi Inc.
                  Marconi Holdings, LLC
                  Marconi Communications North America Inc.
                  FS Holdings Corp.
                  FS Finance Corp.
                  Marconi Software International, Inc.
                  Metapath Software International (US), Inc.
                  Metapath Software International, Inc.
                  Marconi Intellectual Property (US), Inc.
                  Marconi Communications Holdings GmbH
                  Marconi Communications GmbH, a private company incorporated under the laws of the Federal Republic of Germany
                  Marconi Communications Real Estate GmbH
                  Marconi Holdings S.p.A.
                  Marconi Communications S.p.A.
                  Marconi Sud S.p.A. (to the extent provided in Section 11.01) Marconi Communications Telemulti Ltda (to the extent provided in Section 11.01)
                  Marconi Australia Holdings Pty Limited
                  Marconi Australia Pty Limited
                  Marconi Communications Asia Limited
                  G.E.C. (Hong Kong) Limited
                  Bruton Street Overseas Investments Limited; and
                  Regents Place, Inc.;

         (2) any other Non-US Subsidiary that executes a Guarantee of the Junior Notes pursuant to this Indenture; and

         (3)      each of their respective successors.

         "NON-US SUBSIDIARY" means any Subsidiary of the Issuer other than a US Subsidiary.

         "NORTH AMERICAN ACCESS BUSINESS" means that portion of the network equipment business of the US Subsidiaries comprising the North American access systems business, which develops, manufactures, markets and sells last-mile copper and fiber digital network equipment for the connection of business and consumer end-users to communications networks in the United States and Canada (including a service provider's switch or local exchange or an internet service provider), but excluding the Outside Plant and Power Business and the BBRS Business.

         "NOTE TRUSTEES" means the Trustee and the Senior Note Trustee collectively, or either of them, if the context requires.

         "OBLIGATIONS" means any principal, premium, make-whole amounts, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including, without limitation, contingent and prospective liabilities) payable under the documentation governing any Indebtedness.

         "OBLIGOR" means each of the Issuer and each Guarantor, including any Additional Guarantor.

         "OFFICER" means, with respect to the Issuer or any Guarantor, the chief executive officer, the chief financial officer, the chief accounting officer, the company secretary of any managing director, director or assistant company secretary of the Issuer or such Guarantor.

         "OFFICERS' CERTIFICATE" means, with respect to the Issuer or any Guarantor, a certificate signed in the name of the Issuer or such Guarantor, as the case may be, by any two Officers of the Issuer or such Guarantor, as the case may be (or, to the extent such Officers Certificate is delivered in compliance with the Trust Indenture Act, such officers as shall be required thereunder), complying with the requirements of Section 13.03 (Certificate and Opinion as to Conditions Precedent) and Section 13.04 (Statements Required in Certificate or Opinion), as applicable.

         "OPINION OF COUNSEL" means a written opinion of counsel, who may be an employee of or counsel for the Issuer or any Guarantor, and who shall be reasonably acceptable to the Trustee.

         "OPINION OF OUTSIDE COUNSEL" means a written opinion of counsel which is issued by a Person who is a counsel of recognized standing in the relevant jurisdiction and who is not an employee or consultant (other than non-employee legal counsel) of the Issuer or any Guarantor.

         "OPTIONAL REDEMPTION PRICE" means an amount per Junior Note equal to the greater of (1) the applicable Make-Whole Amount for such Junior Note and (2) 110% of the principal amount of such Junior Note, plus in each case accrued and unpaid interest and Additional Amounts, if any, to the relevant Repayment Date.

         "OUTSIDE PLANT AND POWER BUSINESS" means that portion of the network equipment access systems business of the US Subsidiaries that comprises outside plant and power products that power, connect, protect or enclose parts of a telecommunications network and services related to the installation, engineering, maintenance and repair of and training for telecommunications products.

         "OUTSTANDING" means, as of any date of determination, in relation to the Junior Notes all the Junior Notes issued other than:

         (1) those Junior Notes which have been redeemed pursuant to this Indenture;

         (2) those Junior Notes in respect of which the date for redemption in accordance with this Indenture has occurred and the redemption moneys (including premium (if any) and all interest and Additional Amounts, if any, payable thereon) have been duly paid to the Trustee or to the Paying Agent in the manner provided in the Agency Agreement (and where appropriate notice to that effect has been given to the relevant Holders) and remain available for payment against presentation of the relevant Junior Notes;

         (3) those mutilated or defaced Junior Notes which have been surrendered and cancelled and in respect of which replacements have been issued;

         (4) (for the purpose only of ascertaining the principal amount of the Junior Notes outstanding and without prejudice to the status for any other purpose of the relevant Junior Notes) those Junior Notes which are alleged to have been lost, stolen or destroyed and in respect of which replacements have been issued; and

         (5) any Global Junior Note to the extent that it shall have been exchanged for another Global Junior Note or for Definitive Registered Junior Notes pursuant to its provisions or the provisions of this Indenture;

         provided that for each of the following purposes, namely:

         (i) the right to attend and vote at any meeting of the Holders or any of them;

         (ii) the determination of how many and which Junior Notes are for the time being outstanding for the purposes of Sections 6.01 (Events of Default), 6.03 (Acceleration), 6.04 (Rescission and Annulment), 6.10 (Limitations on Suits), 6.15 (Control by Holders), 6.16 (Waiver of Past Default), 6.17 (Undertaking for Costs), 7.10 (Resignation and Removal; Appointment of Successor), 10.01 (Supplemental Indentures with the Consent of Holders), 14.03 (Call and Notice of Meetings), 14.04 (Voting at Meetings) and 14.05 (Voting Rights, Conduct and Adjournment);

         (iii) any discretion, power or authority (whether contained in this Indenture or vested by operation of law) which the Trustee is required, expressly or impliedly, to exercise in or by reference to the interests of the Holders or any of them; and

         (iv) the determination by the Trustee whether any event, circumstance, matter or thing is, in its opinion, materially prejudicial to the interests of the Holders or any of them,

         those Junior Notes (if any) (i) which are for the time being held by or on behalf of the Issuer, a Guarantor, any of their respective Subsidiaries or any Affiliate of any of the foregoing, in each case as beneficial owner, and (ii) which are held in escrow pursuant to the Escrow and Distribution Agreement for distribution to Scheme Creditors shall (unless and until ceasing to be so held) be deemed not to remain Outstanding.

         "PARTICIPANTS" means participants of DTC, Euroclear and Clearstream, Luxembourg.

         "PATENTS" means all pending patent applications and registered patents.

         "PAYING AGENT" means initially The Bank of New York and thereafter, any Person (other than the Issuer, any Guarantor or any Affiliate of the Issuer or any Guarantor) authorized by the Issuer to authenticate the Junior Notes and to pay the principal of, premium, if any, and interest and Additional Amounts, if any, on any Junior Notes on behalf of the Issuer in accordance with the Agency Agreement.

         "PAYMENT STOP EVENT" means the occurrence of either of the following:

         (1) the failure by an Obligor to pay on the due date any amount payable under the Senior Notes or the Senior Note Indenture, or

         (2) the acceleration of the maturity of the Senior Notes following the occurrence of an Event of Default (as such term is defined in the Senior Note Indenture) under the Senior Notes or the Senior Note Indenture, provided that a Payment Stop Event shall cease to be continuing if:

         (a) the relevant Default under the Senior Notes or the Senior Note Indenture has been remedied or waived and any such acceleration has been rescinded in accordance with the Senior
                  Note Indenture;

         (b) the Required Holders of at least a majority in aggregate principal amount of the then Outstanding Senior Notes (as such terms are defined in the Senior Note Indenture) consent in writing to the cessation of such Payment Stop Event; or

         (c) all Obligations under the Senior Notes and the Senior Note Indenture have been discharged in full and there are no further Obligations under the Senior Notes or the Senior Note Indenture.

         "PERMITTED BUSINESS" means business of the general nature of the Issuer and its Subsidiaries conducted on the Issue Date and businesses ancillary or reasonably related or complementary thereto.

         "PERMITTED CORE BUSINESS" means the telecommunications network equipment and network services businesses conducted by the Issuer and its Non-US Subsidiaries on the Issue Date, excluding the US Core Businesses.

         "PERMITTED DEBT" means any of the following:

         (1)      Existing Indebtedness and Existing Intercompany Indebtedness;

         (2)      Permitted Refinancing Indebtedness;

         (3) Indebtedness represented by the Senior Notes, the Junior Notes, the Composite Guarantee, the Guarantee of the Senior Notes and the Guarantee of the Junior Notes;

         (4) Indebtedness of the Issuer or any Non-US Subsidiary incurred in the ordinary course of business under the New Bonding Facility Agreement or any Replacement New Bonding Facility Agreement;

         (5)      Permitted Intra-Group Indebtedness;

         (6) Indebtedness of the Issuer and its Subsidiaries in respect of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature incurred in the ordinary course of business;

         (7) Indebtedness of the Issuer and its Subsidiaries arising from agreements for indemnification or purchase price adjustment or similar obligations incurred or assumed in connection with the disposition or purchase of any assets, provided, in the case of a sale, that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by the

                  Issuer and its Subsidiaries (including the Fair Market Value of any non-cash proceeds);

         (8) Indebtedness of the Issuer and its Subsidiaries in respect of workers' compensation and other claims or obligations arising under or in connection with social security, welfare, employment-related or similar regulation, or in connection with self-insurance or similar requirements related thereto, in each case arising in the ordinary course of business, including for the avoidance of doubt, Guarantees of any obligations of the foregoing nature;

         (9) the accrual of interest on Indebtedness of the Issuer and its Subsidiaries that has not been capitalized or added to the principal amount of such Indebtedness or the accretion or amortization of original issue discount with respect to Indebtedness, which Indebtedness was in each case permitted by another clause of this definition;

         (10) Indebtedness of the Captive Insurance Company in an aggregate principal amount at any one time outstanding not to exceed L20 million (or the Sterling Equivalent);

         (11) Indebtedness of the Issuer and its Subsidiaries consisting of advance or extended payment terms in the ordinary course of business provided that no Lien (other than a Permitted Lien) is created in connection with such advance or extended payment terms;

         (12) Indebtedness of the Issuer and its Subsidiaries pursuant to Permitted Hedging Transactions;

         (13) the Guarantee by the Issuer or any Non-US Guarantor of Indebtedness of the Issuer or any other Non-US Guarantor, which Indebtedness is permitted by another clause of this definition;

         (14) the Guarantee by any US Guarantor that is not a US Core Business Subsidiary of Indebtedness of any other US Guarantor that is not a US Core Business Subsidiary, which Indebtedness is permitted by another clause of this definition;

         (15) the Guarantee by any US Core Business Subsidiary of Indebtedness of another US Core Business Subsidiary engaged in the same US Core Business, which Indebtedness is permitted by another clause of this definition;

         (16) Indebtedness of any US Subsidiary under the US Working Capital Facility in an aggregate principal amount at any one time outstanding for all US Subsidiaries not to exceed US$22.5 million (or the Dollar Equivalent);

         (17) Indebtedness of the Issuer or any of its Subsidiaries arising from an indemnity or similar obligation to any export credit agency or similar governmental or quasi-governmental entity of any member state of the Organization for Economic Co-operation and Development in each case in an amount not to exceed the portion of the price to be paid to the Issuer or any of its Subsidiaries under a contract for goods or services that is guaranteed, insured or otherwise supported by such export credit agency or similar governmental or quasi-governmental entity and in an aggregate amount at any time outstanding not to exceed L50 million (or the Sterling Equivalent);

         (18) Indebtedness of the Issuer and the Non-US Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (18) which, when aggregated with all other Indebtedness of the Issuer and all Non-US Subsidiaries not permitted by any other clause of this definition, does not exceed L50 million (or the Sterling Equivalent); and

         (19) Indebtedness of the US Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (19) which, when aggregated with all other Indebtedness of all US Subsidiaries not permitted by any other clause of this definition, does not exceed US$10 million (or the Dollar Equivalent).

         "PERMITTED HEDGING TRANSACTION" means any Derivative Transaction that is a currency option agreement or forward foreign exchange agreement entered into by the Issuer or any of its Subsidiaries with any Person (other than the Issuer or any of its Subsidiaries) (1) designed to protect against fluctuations in currency values solely with respect to (a) trade receivables, (b) trade payables, (c) the obligations of the Issuer to make payments of principal, premium, if any, interest or Additional Amounts, if any, on the Senior Notes or the Junior Notes or (d) consideration receivable in the form of cash or Cash Equivalents pursuant to Asset Sales, and (2) other than in the case of clause
(1)(c), in the ordinary course of business and with a non-extendable term of not more than 12 months.

         "PERMITTED INTRA-GROUP HEDGING TRANSACTION" means any Derivative Transaction that is a currency option agreement or forward foreign exchange agreement between or among the Issuer and any of its Subsidiaries designed to protect against fluctuations in currency values and entered into in the ordinary course of business and on arm's-length pricing.

         "PERMITTED INTRA-GROUP INDEBTEDNESS" means Indebtedness created, incurred or acquired after the Issue Date and owed by the Issuer or any of its Subsidiaries (for purposes of this definition, the "DEBTOR") to the Issuer or any of its Subsidiaries (for the purposes of this definition, the "CREDITOR") that complies with the criteria set out in one or more of the following clauses:

         (1) the debtor is the Issuer or any Non-US Guarantor and the creditor is the Issuer or any Non-US Guarantor; or

         (2) the debtor is any US Guarantor and the creditor is any US Guarantor; or

         (3) the debtor is the Issuer or any Non-US Guarantor, the creditor is any Non-US Subsidiary that is not a Non-US Guarantor and the creditor is a direct or indirect Subsidiary of the debtor, provided that, in the event such Indebtedness in respect of which a particular Subsidiary of the Issuer is the creditor exceeds an aggregate of L20 million (or the Sterling Equivalent), such Subsidiary shall be a party to the Security Trust and Intercreditor Deed; or

         (4) the debtor is any US Guarantor, the creditor is any US Subsidiary that is not a US Guarantor and the creditor is a direct or indirect Subsidiary of the debtor, provided that, in the event such Indebtedness in respect of which a particular Subsidiary of the Issuer is the creditor exceeds an aggregate of L20 million (or the Sterling Equivalent), such Subsidiary shall be a party to the Security Trust and Intercreditor Deed; or

         (5) the debtor is a Non-US Subsidiary that is not a Non-US Guarantor and the creditor is any other Non-US Subsidiary that is not a Non-US Guarantor; or

         (6) the debtor is a US Subsidiary that is not a US Guarantor and the creditor is any other US Subsidiary that is not a US Guarantor; or

         (7) the debtor is a Non-US Subsidiary that is not a Non-US Guarantor, the creditor is the Issuer or a Non-US Guarantor, and the aggregate principal amount of all such Indebtedness outstanding pursuant to this clause does not at any time exceed L50 million (or the Sterling Equivalent); or

         (8) the debtor is a US Subsidiary that is not a US Guarantor, the creditor is a US Guarantor, and the aggregate principal amount of all such Indebtedness outstanding pursuant to this clause does not at any time exceed US$30 million (or the Dollar Equivalent); or

         (9) the debtor is the Issuer or a Non-US Guarantor that directly or indirectly owns all of the Equity Interests of the US Parent and the creditor is a US Subsidiary; or

         (10) such Indebtedness is incurred under a Permitted Intra-Group Hedging Transaction; or

         (11) the debtor is a Non-US Subsidiary that is not a Non-US Guarantor and such Indebtedness arises by virtue of a counter-indemnity obligation owed to Marconi Bonding Limited with respect to Marconi Bonding Limited's obligation under any surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or other obligation of a like nature issued for the account or benefit of such Non-US Subsidiary; or

         (12) the debtor is a US Subsidiary that is not a US Guarantor and such Indebtedness arises by virtue of a counter-indemnity obligation owed to a US Guarantor with respect to such US Guarantor's obligation under any surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or other obligation of a like nature issued for the account or benefit of such US Subsidiary, provided that if such US Guarantor is a US Core Business Subsidiary, such US Subsidiary is engaged in the same US Core Business as such US Guarantor; or

         (13) the debtor is a US Subsidiary and the creditor is the Issuer or any other Subsidiary of the Issuer pursuant to a loan the proceeds of which are used solely to pay the costs of the liquidation, administration, dissolution, closure, suspension of business or winding up of such US Subsidiary or a termination of a business or operation of such US Subsidiary; or

         (14) the debtor is a Subsidiary of the Issuer and such Indebtedness arises by virtue of a counter-indemnity obligation owed to Marconi Inc. with respect to a letter of credit, bank guarantee or other obligation of a like nature issued for the account or benefit of Marconi Inc. in connection with any insurance arrangements of Marconi Inc. undertaken or arranged for the benefit of such Subsidiary; or

         (15) the debtor is the Issuer or a Subsidiary of the Issuer and such Indebtedness arises by virtue of a counter-indemnity obligation owed to the Issuer or another Subsidiary of the Issuer with respect to any Indebtedness of the Issuer or such other Subsidiary of the type described in clause (8) of the definition of Permitted Debt in connection with any claim or other obligation that is attributable to the debtor;

         provided, however, that (a) with respect to Indebtedness in clauses
         (1), (2), (3), (4), (9) and (10) above, if the Issuer or any Guarantor is the debtor in respect of such Indebtedness, such Indebtedness must be unsecured, and (b) with respect to Indebtedness in clauses (1), (2) and (9) above, both the creditor and the debtor in respect of such Indebtedness must be parties to the Security Trust and Intercreditor Deed.

                  For the purposes of this definition, (1) if the Issuer or any Subsidiary of the Issuer has shares of Preferred Stock or Disqualified Stock outstanding, the Issuer or such Subsidiary shall constitute the "debtor" with respect to such Preferred Stock or Disqualified Stock and
         (2) if the Issuer or any Subsidiary of the Issuer owns or holds any shares of Preferred Stock or Disqualified Stock described in clause
         (1), the Issuer or such Subsidiary shall constitute the "creditor" with respect to such Preferred Stock or Disqualified Stock.

         "PERMITTED INTRA-GROUP TRANSFER" means

         (1) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of inventory (including equipment that constitutes inventory) between or among the Issuer and any Non-US Subsidiaries in the ordinary course of business;

         (2) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of inventory (including equipment that constitutes inventory) between or among US Subsidiaries (other than US Core Business Subsidiaries engaged in different US Core Businesses) in the ordinary course of business;

         (3) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among the Issuer and any Non-US Guarantors or between or among any Non-US Guarantors, provided however, that where the parties thereto are not in the Same Jurisdiction, such transaction is made at Fair Market Value;

         (4) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among any Non-US Subsidiaries that are not Guarantors;

         (5) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among Non-US Subsidiaries that are not Guarantors and the Issuer or any Non-US Guarantors, provided however, that such transaction is made at Fair Market Value;

         (6) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights from a US Guarantor that is not a US Core Business Subsidiary to another US Guarantor that is not a US Core Business Subsidiary, provided however, that where the parties thereto are not in the Same Jurisdiction, such transaction is made at Fair Market Value;

         (7) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among any US Subsidiaries that are not Guarantors;

         (8) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among US Subsidiaries that are not Guarantors and any US Guarantors, provided however, that such transaction is made at Fair Market Value;

         (9) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among US Core Business Subsidiaries engaged in the same US Core Business;

         (10) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of assets of a US Core Business by a transferor to a US Guarantor that is incorporated either (a) under the laws of the United States, any state thereof or the District of Columbia or (b) in the Same Jurisdiction as the transferor, in each case solely in compliance with and to the extent necessary to comply with Section 4.01 (Covenants Regarding US Core Businesses);

         (11) tax loss surrenders between or among the Issuer and its Subsidiaries;

         (12) a licence, sublicence or transfer of Intellectual Property between or among the Issuer and any of its Subsidiaries or between or among its Subsidiaries, provided that (a) such licence, sublicence or transfer is expressly permitted under or approved in accordance with the terms of the applicable Intellectual Property Licence Agreements or (b) if such Intellectual Property is not the subject of the Intellectual Property Licence Agreements, the Issuer provides express prior written consent to such transaction;

         (13) a transfer of assets that constitutes a Permitted Investment or Restricted Payment that is permitted by Section 4.03 (Restricted Payments); and

         (14) a transfer by FS Holdings Corp of Equity Interests in Marconi Communications Inc. to the US Parent.

         "PERMITTED INVESTMENTS" means:

         (1) any Investment by the Issuer or a Non-US Subsidiary in the Issuer or a Non-US Subsidiary (including, for these purposes, a newly organized Person that will as a result of such Investment become a Non-US Subsidiary);

         (2) any Investment by a US Subsidiary in a US Subsidiary (including, for these purposes, a newly organized Person that will as a result of such Investment become a US Subsidiary);

         (3) any Investment by FS Holdings Corp in Equity Interests in the US Parent solely in exchange for Equity Interests in Marconi Communications Inc;

         (4)      any Investment in cash or Cash Equivalents;

         (5) any Investment made as a result of the receipt of non-cash or deferred consideration from an Asset Sale that was made in compliance with Section 4.02 (Asset Sales);

         (6) Investments received upon the sale or disposition of assets that were excluded from the definition of Asset Sale pursuant to (a) clause (1) of the second paragraph of the definition thereof (other than Investments in Equity Interests) or (b) clause (8) of the second paragraph of the definition thereof;

         (7) Investments solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

         (8) Investments received by the Issuer or any Subsidiary of the Issuer (a) as a result of the waiver, compromise, settlement, release or surrender, in each case in the ordinary course of business, of any right or claim of the Issuer or such Subsidiary, including any debt owing to the Issuer or such Subsidiary, or (b) in satisfaction of judgments or pursuant to any plan of reorganization, compromise, scheme or similar arrangement upon the bankruptcy or insolvency of a debtor;

         (9) any refinancing, amendment, renewal, extension, modification or replacement (including in connection with or as a result of a bankruptcy, insolvency, workout, reorganization or recapitalization) of any Investment existing on the Issue Date or any Investment made subsequent to the Issue Date that was permitted to be made under this Indenture, in each case so long as no additional Investment is made;

         (10) receivables (including extended payment terms) created or acquired in the ordinary course of business by the Issuer or any Subsidiary of the Issuer and payable or dischargeable in accordance with its customary trade terms;

         (11) negotiable instruments held for deposit or collection in the ordinary course of business;

         (12) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of, or in connection with, the acquisition of such Person, provided that the acquisition of such Person is permitted pursuant to another clause of this definition of Permitted Investments;

         (13) loans or advances by the Issuer or any Subsidiary of the Issuer to their respective officers, directors or employees for travel, transportation, entertainment, moving, relocation and other business expenses that are made in the ordinary course of business in an aggregate amount at any time outstanding not to exceed L3 million (or the Sterling Equivalent);

         (14) Investments consisting of loans or advances by the Issuer or any Non-US Subsidiary to customers for the purposes of financing all or a portion of the purchase of goods or services from the Issuer or any Non-US Subsidiary, provided that such Investments do not involve the provision of cash by the Issuer or any Non-US Subsidiary to the recipient of such financing, and provided further that the aggregate amount of all such outstanding Investments made after the Issue Date does not at any time exceed L20 million (or the Sterling Equivalent) (provided that Investments lasting for no more than five (5) London Business Days in connection with arrangements to transfer such loans or advances to third parties will not be included in the calculation of such amount until the expiration of such five (5) London Business Days);

         (15) Investments consisting of loans or advances by any US Subsidiary to customers for the purposes of financing all or a portion of the purchase of goods or services from any US Subsidiary, provided that such Investments do not involve the provision of cash by any US Subsidiary to the recipient of such financing, and provided further that the aggregate amount of all such outstanding Investments made after the Issue Date does not at any time exceed US$10 million (or the Dollar Equivalent) (provided that Investments lasting for no more than five (5) London Business Days in connection with arrangements to transfer such loans or advances to third parties will not be included in the calculation of such amount until the expiration of such five (5) London Business Days);

         (16) Investments made with respect to or in connection with the incurrence of workers' compensation, unemployment or casualty insurance, social security or welfare obligations and other related types of statutory obligations (including, for the avoidance of doubt, counter-indemnities from the Issuer or a Subsidiary of the Issuer to the Issuer or another Subsidiary of the Issuer in respect of any of the foregoing and Guarantees provided by the Issuer or any Subsidiary with respect to or in connection with any obligations of the foregoing nature);

         (17) Investments made pursuant to contractual commitments in effect on the Scheme Launch Date;

         (18) Investments made pursuant to contractual commitments in effect on the Issue Date that are listed in Schedule 4 (Permitted Investments - Contractual Commitments in effect on the Issue
                  Date) hereto;

         (19) Permitted Hedging Transactions and Permitted Intra-Group Hedging Transactions;

         (20) Investments in the Issuer by any US Subsidiary resulting from the repurchase of any outstanding Senior Notes or Junior Notes by such US Subsidiary or the cancellation of such Senior Notes or Junior Notes;

         (21) Investments consisting of loans from a US Subsidiary to the Issuer or a Non-US Guarantor that directly or indirectly owns all of the Equity Interests of the US Parent that are permitted by clause (9) of the definition of Permitted Intra-Group Indebtedness;

         (22) any Investment by the Issuer or a Non-US Subsidiary in a US Subsidiary the proceeds of which are used solely to pay the costs of the liquidation, administration, dissolution, closure, suspension of business or winding-up of such US Subsidiary or the termination of a business or operation of such US Subsidiary;

         (23) Investments consisting of Indebtedness that is permitted by clause (14) of the definition of Permitted Intra-Group Indebtedness;

         (24) with respect to the Issuer and the Non-US Subsidiaries, other Investments in any Person (including, for the avoidance of doubt, any joint venture) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (24) that are at the time outstanding, do not exceed (a) L30 million (or the Sterling Equivalent) or (b) from and after the second anniversary of the Issue
                  Date, L75 million (or the Sterling Equivalent), provided however, that solely with respect to clause (a), the aggregate Fair Market Value of all Investments made in each twelve-month period commencing on the Issue Date and the first anniversary of the Issue Date shall not exceed L15 million (or the Sterling Equivalent), provided further, that in the case of each of clauses (a) and (b), such amounts shall be calculated after giving effect to any reductions in the amount of any Investments as a result of the repayment or other disposition of the Investments for cash or Cash Equivalents, the amount of the reduction not to exceed the amount of the Investments previously made pursuant to this clause (24); and

         (25) with respect to the US Subsidiaries, other Investments in any Person (including, for the avoidance of doubt, any joint venture) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (25) that are at the time outstanding, do not exceed (a) US$10 million (or the Dollar Equivalent) or (b) from and after the second anniversary of the Issue Date, US$25 million (or the Dollar Equivalent), provided however, that in the case of each of clauses (a) and (b), such amounts shall be calculated after giving effect to any reduction in the amount of any Investments as a result of the repayment or other disposition of the Investments for cash or Cash Equivalents, the amount of the reduction not to exceed the amount of the Investments previously made pursuant to this clause (25).

         "PERMITTED LIENS" means:

         In relation to the Issuer and its Subsidiaries:

         (1) Liens on assets or property existing at the time of acquisition of the assets or property by the Issuer or any Subsidiary of the Issuer, Liens on assets or property of a Person existing at the time such Person becomes a Subsidiary of the Issuer and Liens on Capital Stock of an acquired Person that becomes a Subsidiary of the Issuer as a result of such acquisition; provided that such Liens were not created, incurred or assumed in connection with, or in contemplation of, such acquisition or such Person becoming a Subsidiary of the Issuer and do not extend to or cover any other assets or property of the Issuer or any of its Subsidiaries;

         (2) Liens to secure Purchase Money Obligations or Capital Lease Obligations, in each case that are permitted under the definition of Permitted Debt;

         (3) Liens arising pursuant to, or as a result of, any leases of property or licensing or escrow arrangements that are excluded from the definition of Asset Sale;

         (4) any Lien the principal purpose and effect of which is to allow the setting-off or netting of obligations with those of a financial institution in the ordinary course of the cash management arrangements of the Issuer or any Subsidiary of the Issuer;

         (5) Liens created pursuant to the Security Documents, the Indentures, the Composite Guarantee, the Guarantee of the Senior Notes, the Guarantee of the Junior Notes, the Escrow Agreement and the Security Trust and Intercreditor Deed;

         (6)      Liens existing on the Scheme Launch Date;

         (7) Liens existing on the Issue Date that are listed in Schedule 5 (Permitted Liens - Liens existing on the Issue Date) hereto;

         (8) Liens (not securing Indebtedness) for Taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with Floating UK GAAP has been made therefor;

         (9) Liens incurred or deposits made in connection with workers' compensation, unemployment insurance, other types of social security or welfare obligations and other types of related statutory obligations;

         (10) Liens arising in relation to Existing Performance Bonds as a result of the provision of cash collateral for such Existing Performance Bonds from the Existing Performance Bond Escrow Account;

         (11) Liens (not securing Indebtedness) in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

         (12) easements, rights of way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Subsidiaries;

         (13) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not yet due or that are bonded or that are being contested in good faith and by appropriate proceedings; provided that adequate reserves with respect to such Lien are maintained on the books of the Issuer or any Subsidiary of the Issuer for whom the Lien relates, as the case may be, in accordance with Floating UK GAAP;

         (14)     Liens arising by operation of law;

         (15) rights of set-off under contracts entered into in the ordinary course of business;

         (16) any Lien the principal purpose and effect of which is to allow the setting-off or netting of obligations with those of a financial institution under or in connection with any Permitted Hedging Transaction;

         (17) any retention of title reserved by any seller of goods or any Lien imposed, reserved or granted over goods supplied by such seller in the ordinary course of business;

         (18) Liens arising out of or in connection with pre-judgment legal process or a judgment or a judicial award relating to security for costs;

         (19) any right of first refusal, right of first offer, option, contract, or other agreement to sell or otherwise dispose of an asset of the Issuer or any Subsidiary of the Issuer;

         (20) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer or any Subsidiary of the Issuer in the ordinary course of business, provided that such Liens do not extend to any property or assets which are not the subject of such operating leases;

         (21) Liens resulting from escrow arrangements entered into in connection with a disposition of property or assets;

         In relation to the Issuer and the Non-US Subsidiaries only:

         (22) Liens arising from the provision of collateral by the Captive Insurance Company that are required for the captive insurance arrangements of the Issuer and its Subsidiaries, provided that the Fair Market Value of such collateral does not exceed
                  L20 million (or the Sterling Equivalent) in the aggregate at any time;

         (23) Liens arising out of or in connection with Italian Invoice Discounting;

         (24) Liens on cash (including, for the avoidance of doubt, any rights in respect of deposits with a bank or financial institution) with respect to outstanding Indebtedness and other obligations under the New Bonding Facility Agreement and any Replacement New Bonding Facility Agreement (which Lien, for the avoidance of doubt, may constitute a Lien ranking prior to any Lien on cash collateral constituting Transaction Security), provided that the aggregate at any time of all cash collateral provided by the Issuer and its Subsidiaries to (a) the New Bonding Facility Security Trustee (excluding all Cash Collateral Releases transferred to the New Bonding Facility Security Trustee and all amounts transferred from the Existing Performance Bond Escrow Account to the New Bonding Facility Security Trustee and other than as a result of the revaluation of bonds issued under the New Bonding Facility Agreement and/or any Replacement New Bonding Facility Agreement, as applicable, in accordance with the terms of such agreement) and (b) any agent, security trustee or lender under, or otherwise in respect of, any Replacement New Bonding Facility Agreement, does not exceed L25 million (or the Sterling Equivalent);

         (25) Liens with respect to outstanding Indebtedness or other obligations of the Issuer or any Non-US Subsidiary (which Liens in relation to cash, for the avoidance of doubt, may constitute a Lien ranking prior to any Lien on cash collateral constituting Transaction Security) that do not in the aggregate for the Issuer and each Non-US Subsidiary at any time exceed L20 million (or the Sterling Equivalent), provided that for purposes of determining compliance with such L20 million (or the Sterling Equivalent) aggregate amount, any such Indebtedness or other obligation that is secured by a Lien solely on cash (including, for the avoidance of doubt, rights to any deposit at a bank or other financial institution) shall be deemed to be in an amount equal to the amount of such cash (and not the amount of such Indebtedness or other obligation);

         In relation to the US Subsidiaries only:

         (26) Liens with respect to surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature issued on behalf of any US Subsidiary (which Liens in relation to cash, for the avoidance of doubt, may constitute a Lien ranking prior to any Lien on cash collateral constituting Transaction Security), provided that the aggregate of all outstanding Indebtedness and other obligations under all such instruments or agreements secured by any Lien does not at any time exceed US$15 million (or the Dollar Equivalent), provided further that for purposes of determining compliance with such US$15 million (or the Dollar Equivalent) aggregate amount, any such Indebtedness or other obligation that is secured by a Lien solely on cash (including, for the avoidance of doubt, rights to any deposit at a bank or other financial institution) shall be deemed to be in an amount equal to the amount of such cash (and not the amount of such Indebtedness or other obligation);

         (27) Liens on the Pittsburgh Facility and related assets and rights securing Indebtedness under the US Working Capital Facility, provided that the aggregate principal amount of all such outstanding Indebtedness does not at any time exceed US$22.5 million (or the Dollar Equivalent); and

         (28) Liens with respect to outstanding Indebtedness or other obligations of any US Subsidiary (which Liens in relation to cash, for the avoidance of doubt, may constitute a Lien ranking prior to any Lien on cash collateral constituting Transaction Security) that do not in the aggregate for all US Subsidiaries at any time exceed US$5 million (or the Dollar Equivalent), provided that for purposes of determining compliance with such US$5 million (or the Dollar Equivalent) aggregate amount, any such Indebtedness or other obligation that is secured by a Lien solely on cash (including, for the avoidance of doubt, rights to any deposit at a bank or other financial institution) shall be deemed to be in an amount equal to the amount of such cash (and not the amount of such Indebtedness or other obligation).

         "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Issuer or any Subsidiary of the Issuer issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund any Indebtedness that constitutes Permitted Debt pursuant to clauses (1),
(2), (6), (7), (8), (9) or (11) of the definition of Permitted Debt, other than Indebtedness between or among the Issuer and its Subsidiaries, provided that:

         (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

         (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Junior Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Junior Notes and the Guarantee of the Junior Notes on terms at least as favorable to the Holders of Junior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         (4)      such Permitted Refinancing Indebtedness is incurred either by
                  (a) if the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is the Issuer, the Issuer, (b) if the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is a Non-US Subsidiary, the Issuer or such Non-US Subsidiary or (c) if the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is a US Subsidiary, such US Subsidiary.

         "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

         "PITTSBURGH FACILITY" means the property located at 1000 Marconi Drive, Warrendale, Pennsylvania, USA.

         "PLACE OF PAYMENT" when used with respect to the Junior Notes, means the place or places where the principal of (and premium, if any), interest, or Additional Amounts, if any, on the Junior Notes are payable, as specified in
Section 2.01 (Title and Terms).

         "PREDECESSOR JUNIOR NOTE" of any particular Junior Note means every previous Junior Note evidencing all or a portion of the same debt as that evidenced by such particular Junior Note; and, for the purposes of this definition, any Junior Note authenticated and delivered under Section 2.07 (Mutilated, Destroyed, Lost and Stolen Junior Notes) in exchange for or in lieu of a mutilated, destroyed, lost or stolen Junior Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Junior Note.

         "PREFERRED STOCK" means, with respect to any Person, any Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interest of any other class in such Person.

         "PROFIT AFTER TAXES" means, with respect to any specified Person for any period, the profit (loss) after tax of such Person, determined in accordance with Floating UK GAAP, consistently applied, and before any reduction in respect of preferred stock dividends, excluding, however:

         (1) any gain (but not loss), together with any related provision for Taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

         (2) any extraordinary or exceptional gain (but not loss), together with any related provision for Taxes on such extraordinary or exceptional gain (but not loss).

         "PURCHASE MONEY OBLIGATION" means any Indebtedness secured by a Lien on assets or property used or useful in the Permitted Core Business and any additions and accessions thereto, which are purchased by the Issuer or any Subsidiary of the Issuer at any time after the Issue Date; provided that:

         (1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "PURCHASE MONEY SECURITY AGREEMENT") shall be entered into within 360 days after the purchase or substantial completion of the construction of such assets and such Liens shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom;

         (2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions to the assets so purchased or acquired and except in respect of fees and other obligations in respect of such Indebtedness; and

         (3) (a) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Issuer or such Subsidiary of the assets subject thereto or (b) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

         "REDEMPTION CERTIFICATE" means a certificate in substantially the form set out in Schedule 4 to the Escrow Agreement.

         "REFERENCE TREASURY DEALER" means a primary US Government securities dealer in New York City selected by the Trustee if either (1) no Senior Notes are outstanding or (2) only Junior Notes are being redeemed pursuant to the provisions described in Section 3.07 (Optional Clean-Up Redemption), or otherwise selected by the Senior Note Trustee.

         "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer and any Repayment Date, the average, as determined by the Trustee if either (1) no Senior Notes are outstanding or (2) only Junior Notes are being redeemed pursuant to the provisions described in Section 3.07 (Optional Clean-Up Redemption), or otherwise as determined by the Senior Note Trustee, of the bid and asked prices for the Comparable Treasury Issue for such Repayment Date (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee or the Senior Note Trustee, as the case may be, by such Reference Treasury Dealer as at 5:00 p.m. (New York Time) on the third New York Business Day preceding such Repayment Date.

         "REGISTRAR" means any Person appointed by the Issuer to maintain an office or agency where Definitive Registered Junior Notes may be presented for transfer, exchange or payment under this Indenture, which initially shall be The Bank of New York.

         "REGULAR RECORD DATE" means, with respect to Definitive Registered Junior Notes, the January 15, April 15, July 15 or October 15 immediately preceding the relevant Junior Note Interest Payment Date.

         "RELEVANT CURRENCY" means United States dollars, provided that in the event the Issuer elects to pay a redemption amount in British pounds sterling as set forth in Section 3.11 (Optional Payment of Redemption Amounts in British Pounds Sterling), the Relevant Currency of such redemption amount shall be British pounds sterling.

         "RELEVANT DOCUMENTS" means the Security Trust and Intercreditor Deed, any Agent/Trustee/New Bonding Facility Bank Accession Letter (as such term is defined in the Security Trust and Intercreditor Deed), any Guarantor Accession Letter (as such term is defined in the Security Trust and Intercreditor Deed), the Indentures, the Escrow Agreement, the Senior Notes, the Junior Notes, the New Bonding Facility Agreement, the Security Documents

(including, for the avoidance of doubt, the Guarantee of the Senior Notes, the Guarantee of the Junior Notes and the Composite Guarantee), the Fee Letter and any Additional Remuneration Fee Letter (as such terms are defined in the Security Trust and Intercreditor Deed) and any notices issued and any other documents or agreements entered into in connection with or relating to such documents.

         "REPAYMENT DATE" means each date upon which the Issuer redeems all or part of the Outstanding Junior Notes.

         "REPLACEMENT NEW BONDING FACILITY AGREEMENTS" means any facility agreement or agreements entered into on or after the Issue Date between or among the Issuer and/or any Non-US Subsidiary with any bank, insurance company or other financial institution providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature on behalf of the Issuer and/or any Non-US Subsidiary, as such agreement or agreements may be amended, extended, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, extensions, supplements or other modifications of the foregoing); provided that (1) the term of each such facility shall not extend beyond the date that is 30 months after the Issue Date (but, for the avoidance of doubt, Indebtedness and other obligations incurred or arising under any such facility on or prior to the date that is 30 months after the Issue Date may extend beyond such date in accordance with the provisions of any such facility) and (2) no such facility agreement shall require the Issuer and/or any Non-US Subsidiary to cash-collateralize any instrument issued thereunder, or otherwise require the Issuer and/or any Non-US Subsidiary to grant any Lien to secure any instrument issued thereunder on any property or asset having a value, in excess of 50% of the aggregate face or principal amount of any such instrument.

         "REQUIRED HOLDERS" means at any time, the Holder or Holders of at least the specified percentage of the aggregate principal amount of the Junior Notes at the time Outstanding.

         "RESEARCH AND DEVELOPMENT COST SHARING AGREEMENT" means the research and development cost sharing agreement entered into on or prior to the Issue Date by Marconi Communications GmbH, Marconi Communications Inc, Marconi Communications Limited and Marconi Communications S.p.A.

         "RESPONSIBLE OFFICER", when used with respect to the Trustee, means any officer of the Trustee assigned to or working in the Corporate Trust Department of the Trustee or, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

         "RESTRUCTURING" means the Scheme of Arrangement under Section 425 of the Companies Act 1985 between Marconi Corporation plc and its Scheme Creditors (as defined therein) in the High Court of Justice of England and Wales.

         "RINGFENCED IPR CO" means Marconi Intellectual Property (Ringfence) Inc., a Wholly-Owned Subsidiary of Marconi Communications Inc. that is incorporated under the laws of the State of Delaware, United States of America, to which all legal and beneficial ownership of Patents relating to the North American Access Business, the BBRS Business and the Outside

Plant and Power Business owned by any US IP Opco are transferred on or prior to the Issue Date.

         "SALE AND LEASEBACK TRANSACTION" means an arrangement relating to assets or property now owned or hereafter acquired whereby the Issuer or any Subsidiary of the Issuer transfers such assets or property to a Person and the Issuer or any Subsidiary of the Issuer leases such assets or property from such Person, if the amount of the liability in respect of such lease would at that time be required to be capitalized on a balance sheet in accordance with Floating UK GAAP.

         "SAME JURISDICTION" means (1) with respect to any Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, any of such jurisdictions and (2) with respect to any Person organized and existing under the laws of any other jurisdiction, such other jurisdiction.

         "SCHEME CREDITORS" means the creditors of the Issuer and Marconi plc in respect of the Restructuring.

         "SCHEME DOCUMENT" means the document entitled "Proposals in relation to Schemes of Arrangement", dated 31 March 2003 and posted to Scheme Creditors pursuant to the Restructuring.

         "SCHEME LAUNCH DATE" means March 31, 2003.

         "SEC" means the US Securities and Exchange Commission, as from time to time constituted, created under the US Exchange Act, or, if at any time after the execution of this instrument such SEC is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

         "SECURED CREDITORS" means the Security Trustee, any Receiver or Delegate (each as defined in the Security Trust and Intercreditor Deed), the Depositary, the Paying Agent, the Registrar, the Senior Note Trustee (for itself and as trustee for the holders of the Senior Notes), the Trustee (for itself and as trustee for the holders of the Junior Notes), the New Bonding Facility Security Trustee, the Escrow Bank and each of the New Bonding Facility Banks and their respective successors and assigns.

         "SECURED OBLIGATIONS" means all present and future indebtedness, liabilities and obligations (for the avoidance of doubt, including any liabilities and obligations which have been cash-collateralized by the Obligors) at any time of any Obligor under the Relevant Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

         (1)      any refinancing, novation, deferral or extension;

         (2) any obligation relating to any increase in the amount of such obligations;

         (3)      any claim for damages or restitution; and

         (4) any claim as a result of any recovery by an Obligor of a payment or discharge, or non-allowability, on the grounds of preference, and any amounts that would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings (including interest accruing after the commencement of any insolvency or other proceedings).

         "SECURITY DOCUMENTS" means (1) the Initial Security Documents securing the Secured Obligations, (2) any other pledge agreements, security agreements, mortgages, deeds of trust and other agreements, instruments and documents entered into from time to time by the Issuer or any Subsidiary of the Issuer creating or granting any Guarantee, indemnity or Lien in favor of any of the Secured Creditors or the Security Trustee, as trustee for the Secured Creditors, as security for any of the Secured Obligations and (3) any other agreements, instruments and documents executed and delivered pursuant to any of the foregoing, in the case of each of clauses (1) through (3), as amended, modified, restated or supplemented from time to time.

         "SECURITY TRUST AND INTERCREDITOR DEED" means the security trust and intercreditor deed dated the Issue Date between the Issuer, the Security Trustee, the Guarantors, the Trustee, the Senior Note Trustee, the New Bonding Facility Security Trustee, the New Bonding Facility Banks, the Depositary, the Paying Agent, the Registrar, the Intra-Group Creditors (as defined therein) and the Intra-Group Borrowers (as defined therein) as amended, modified, restated or supplemented from time to time.

         "SECURITY TRUSTEE" means The Law Debenture Trust Corporation p.l.c., as security trustee under the Security Trust and Intercreditor Deed, and its successors and assigns thereunder.

         "SENIOR NOTE INDENTURE" means the indenture dated as of May 19, 2003 between and among Marconi Corporation plc as issuer, the initial guarantors named therein and Law Debenture Trust Company of New York as trustee, governing the Senior Notes, as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof.

         "SENIOR NOTE INTEREST PAYMENT DATE" means each January 15, April 15, July 15 and October 15, commencing July 15, 2003.

         "SENIOR NOTE TRUSTEE" means the Law Debenture Trust Company of New York or any successor appointed pursuant to the applicable provisions of the Senior
Note Indenture.

         "SIGNIFICANT SUBSIDIARY" means any Subsidiary of the Issuer if any of the (a) unconsolidated Total Assets, (b) unconsolidated External Assets, (c) unconsolidated External Sales, or (d) commencing on March 31, 2005, unconsolidated EBITDA of such Subsidiary is greater than 5% of the (w) aggregate of the unconsolidated Total Assets of the Issuer and each of its Subsidiaries, or the (x) consolidated External Assets, (y) consolidated External Sales or (z) Consolidated EBITDA, respectively, of the Issuer and its Subsidiaries, taken as a whole (calculated in the manner specified in sub-clauses (2) through (6) of clause (c) of Section 4.13 (Guarantor Coverage Requirements)). Solely for the purposes of determining whether an Event of Default has occurred, or an Insolvency Event has occurred under the Security Trust and Intercreditor Deed (in each case other than with respect to the approval by stockholders of a Subsidiary of the Issuer (other than a Guarantor or a Subsidiary of the Issuer that is a Significant Subsidiary in its own right) of any plan or proposed plan for the solvent liquidation or dissolution of such Subsidiary), "Significant Subsidiary" shall include any Subsidiaries of the Issuer that would, in the aggregate, collectively constitute a Significant Subsidiary.

         "SINGAPORE ESOP ESCROW AGREEMENT" means the escrow agreement dated November 12, 2002 between the Issuer, Marconi plc, Metapath Software International Limited, HSBC Bank plc, Barclays Bank PLC, Bedell Cristin Trustees Limited and Allen & Overy.

         "STANDSTILL EVENT" means the occurrence of a Default (as such term is defined in the Senior Note Indenture) under the Senior Notes except as provided in clause (d) of Section 6.02 of the Senior Note Indenture.

         "STANDSTILL NOTICE" means a notice delivered by the Senior Note Trustee pursuant to clause (b) of Section 6.02 of the Senior Note Indenture, to the Security Trustee (with a copy to the Issuer, the Trustee and the New Bonding Facility Security Trustee) notifying the Security Trustee of a Standstill Event.

         "STANDSTILL PERIOD" means the period from the date of the issuance of a Standstill Notice by the Senior Note Trustee and ending on the earlier of:

         (1) the expiration of a period of 179 days after the date of the issuance of such Standstill Notice by the Senior Note Trustee;

         (2) the date on which the Senior Note Trustee has confirmed in writing to the Security Trustee (with a copy to the Issuer and the other Secured Creditors) that the Default (as such term is defined in the Senior Note Indenture) under the Senior Notes in respect of which that Standstill Notice was issued is no longer continuing;

         (3) the date on which the Senior Note Trustee has confirmed in writing to the Security Trustee (with a copy to the Issuer and the other Secured Creditors) that the Standstill Notice has been cancelled by the Senior Note Trustee acting on the instructions of the Required Holders (as such term is defined in the Senior Note Indenture) of at least a majority of the aggregate principal amount of the then Outstanding (as such term is defined in the Senior Note Indenture) Senior Notes; and

         (4) the date on which the Senior Note Trustee has confirmed in writing to the Security Trustee (with a copy to the Issuer and the other Secured Creditors) that the Secured Obligations under the Senior Notes and the Senior Note Indenture have been discharged in full and there are no further liabilities under the Senior Notes or the Senior Note Indenture.

         "STATED MATURITY" means, with respect to the Junior Notes, the date on which the payment of principal is scheduled to be paid.

         "STERLING EQUIVALENT" means, with respect to any monetary amount in a currency other than British pounds sterling, at any time of determination thereof, the amount of British pounds sterling obtained by translating the amount of such foreign currency into British pounds sterling at the spot rate for the purchase of British pounds sterling with the applicable foreign currency as published in the Financial Times on the date that is two (2) London Business Days prior to such determination.

         Except as set forth in Section 4.06 (Limitation on Indebtedness and Preferred Stock), whenever it is necessary to determine (1) compliance with any covenant that contains an amount expressed in British pounds sterling in this Indenture or (2) whether a Default has occurred, and in either case an amount is expressed in a currency other than British pounds sterling, such amount will be treated as the Sterling Equivalent determined as of the date such amount is initially determined in such currency.

         "SUBORDINATED INDEBTEDNESS" means (1) with respect to the Issuer, any Indebtedness that is expressly subordinated to the Senior Notes or the Junior Notes and (2) with respect to any Guarantor, any Indebtedness of such Guarantor that is expressly subordinated to such Guarantor's Guarantee of the Senior Notes or Guarantee of the Junior Notes. For the avoidance of doubt, the Junior Notes and any Guarantee of the Junior Notes shall not constitute Subordinated Indebtedness.

         "SUBSIDIARY" means, with respect to any specified Person:

         (1) any corporation, association or other business entity of which more than 50% of the total voting power of its Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

         (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

         Unless otherwise specified herein, or the context otherwise requires, a reference to a "Subsidiary" herein or in the Junior Notes is to a Subsidiary of the Issuer.

         "TAX" and "TAXES" means any tax, duty, levy, impost, assessment or other governmental charge of whatever nature (including penalties, interest and other liabilities related thereto).

         "TAXING AUTHORITY" means any government or political sub-division or territory or possession of any government or any authority or agency therein or thereof having power to impose a Tax.

         "TOTAL ASSETS" means, with respect to any specified Person at any date, the total gross assets of such Person on such date in accordance with Floating UK GAAP.

         "TRANSACTION SECURITY" means all assets, properties and rights of the Issuer and its Subsidiaries that are subject to Liens pursuant to the terms and provisions of the Security Documents in order to secure the Secured Obligations.

         "TRUST INDENTURE ACT" means the United States Trust Indenture Act of 1939, as amended and as in force at the date as of which this instrument was executed; provided however, that in the event the US Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the US Trust Indenture Act of 1939 as so amended.

         "TRUSTEE" means the Person named as the "Trustee" in the first paragraph of this instrument until a successor trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Trustee" shall mean the Person who is then the Trustee hereunder, and if at any time there is more than one such Person, "Trustee" shall mean and include each such Person.

         "TRUSTEE ACTS" means the Trustee Act 1925 and the Trustee Act 2000 of England and Wales.

         "UK IP OPCOS" means all Non-US Subsidiaries organized or incorporated in the United Kingdom having legal and beneficial ownership of Patents.

         "UK IPR CO" means Marconi UK Intellectual Property Limited, a Wholly-Owned Subsidiary of Marconi Communications Limited that is incorporated under the laws of England and Wales, that is a Non-US Subsidiary and to which all legal and beneficial ownership of Patents owned by UK IP Opcos are transferred on or prior to the Issue Date.

         "UNITED STATES DOLLAR", "US$" or "$" or any similar reference means the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

         "US CORE BUSINESS SALE" means any direct or indirect sale, assignment, conveyance, lease or other disposition of all or substantially all of the Equity Interests, properties or assets of one or more of the US Core Businesses or one or more of the US Core Business Subsidiaries, or any consolidation, merger, sale, assignment, transfer, lease or other disposition of or involving one or more of the US Core Businesses or one or more of the US Core Business Subsidiaries or any of their respective Equity Interests, properties or assets.

         "US CORE BUSINESS SUBSIDIARY" means a US Subsidiary that is a direct or indirect Wholly-Owned Subsidiary of the Issuer and designated as a holder of a US Core Business by the Issuer by notice to the Trustee.

         "US CORE BUSINESSES" means the assets and liabilities of each of:

         (1)      the Outside Plant and Power Business;

         (2)      the North American Access Business; and

         (3)      the BBRS Business.

         "US EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "US GAAP" means generally accepted accounting principles in the United States, consistently applied, and as in effect from time to time.

         "US GUARANTOR" means each of:

         (1)      Marconi Communications, Inc.
                  Marconi Networks Worldwide, Inc.
                  Marconi Communications Technology, Inc.

                  Marconi Communications Federal, Inc.
                  Marconi Acquisition Corp.
                  Marconi Intellectual Property (Ringfence) Inc.
                  Marconi Communications Limited, a private limited company incorporated under the laws of the Republic of Ireland Marconi Communications Optical Networks Limited
                  Marconi Communications, S.A. de C.V.
                  Marconi Communications de Mexico, S.A. de C.V.
                  Marconi Communications Exportel, S.A. de C.V.
                  Administrativa Marconi Communications, S.A. de C.V.
                  Marconi Communications B.V.; and
                  Marconi Communications GmbH, a private company incorporated under the laws of Switzerland;

         (2) any other US Subsidiary that executes a Guarantee of the Junior Notes pursuant to this Indenture; and

         (3)      each of their respective successors and assigns.

         "US IP OPCOS" means all Subsidiaries of the Issuer organized or incorporated under the laws of the United States, any state thereof or the District of Columbia having legal and beneficial ownership of Patents.

         "US IPR CO" means Marconi Intellectual Property (US) Inc., a Wholly-Owned Subsidiary of Marconi Inc. that is incorporated under the laws of the State of Delaware, United States of America, that is a Non-US Subsidiary and to which all legal and beneficial ownership of Patents (other than any Patents transferred to Ringfenced IPR Co) owned by any US IP Opco are transferred on or prior to the Issue Date.

         "US PARENT" means either (1) Marconi Communications Inc. or (2) a Wholly-Owned Subsidiary of the Issuer which: (a) is incorporated after the Issue Date; (b) becomes a US Guarantor; and (c) acquires the Equity Interests in Marconi Communications Inc.

         "US SUBSIDIARY" means each of the US Parent and each of its Subsidiaries, provided that they constitute a Subsidiary of the Issuer.

         "US WORKING CAPITAL FACILITY" means the US$22.5 million working capital facility entered into on March 26, 2003, among Marconi Communications, Inc. and Liberty Funding, LLC providing for revolving credit or working capital loans, as such agreement, in whole or in part, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing in whole or in part whether by the same or a different borrower or borrowers and/or lender or group of lenders), which facility or facilities either is secured solely by a Lien on the Pittsburgh Facility and related assets and rights or is unsecured.

         "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by
                  (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

         (2)      the then outstanding principal amount of such Indebtedness.

         "WHOLLY-OWNED SUBSIDIARY" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) are at the time owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02.     Other Definitions.

Term                                                  Defined in Section
"Affiliate Transaction"............................          4.10
"Deferred Interest"................................          2.09
"Dispute"..........................................         13.09
"Executive Officers"...............................          4.19
"Guarantor Certification Date".....................          4.13
"Guarantor Test Dates".............................          4.13
"Initial Guarantors"...............................        Recitals
"Interim Test Date"................................          4.13
"LSE"..............................................          4.24
"MD&A".............................................          4.19
"New Security".....................................          4.14
"Non-US Restricted Payments".......................          4.03
"Note Trustee Fee Letter"..........................          7.07
"Parallel Obligations "............................         13.20
"Pay the Junior Notes".............................          6.02
"Payment Default"..................................          6.01
"PBGC Agreement"...................................          1.01
"Principal Obligations"............................         13.20
"Proceedings"......................................         13.11
"Register".........................................          2.06
"Relevant Taxing Jurisdiction".....................          4.36
"Restricted Payments"..............................          4.03
"retiring Trustee".................................          7.10
"Semi-Annual Test Date"............................          4.13
"Special Record Date"..............................          2.09
"Taxing Jurisdiction"..............................          3.10
"US Restricted Payments"...........................          4.03

SECTION 1.03. Incorporation by Reference of Trust Indenture Act.

         The following Trust Indenture Act terms have the following meanings:

         (1)      "Commission" means the SEC;

         (2) "indenture securities" means the Junior Notes and the Guarantee of the Junior Notes;

         (3)      "indenture security holder" means a Holder;

         (4)      "indenture to be qualified" means this Indenture;

         (5) "indenture trustee" or "institutional Trustee" means the Trustee; and

         (6) "obligor" on the indenture securities means the Issuer, the Guarantors and any other obligor on the indenture securities.

         All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined in the Trust Indenture Act by reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

SECTION 1.04. Rules of Construction.

         Unless the context otherwise requires

         (1)      a term has the meaning assigned to it;

         (2) all references herein to Articles, Sections, Exhibits or Schedules refer to Articles or Sections of, or Exhibits or Schedules to, this Indenture, unless otherwise indicated;

         (3) an accounting term not otherwise defined has the meaning assigned to it in accordance with Floating UK GAAP, consistently applied;

         (4)      "or" is not exclusive;

         (5)      "including" means including without limitation;

         (6) words in the singular include the plural and words in the plural include the singular;

         (7) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; and

         (8) the principal amount of any Preferred Stock shall be (a) the maximum liquidation value of such Preferred Stock or (b) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater.

                                    ARTICLE 2
                                 THE SECURITIES

SECTION 2.01. Title and Terms.

         The aggregate principal amount of Junior Notes that may be authenticated and delivered under this Indenture is limited to US$486,881,472 (four hundred eighty-six million, eight hundred eighty-one thousand, four hundred seventy-two United States dollars) except (i) as a result of any increase in principal amount of the Junior Notes as a result of the payment of interest or Additional Amounts, if any, in the form of Junior PIK Notes as permitted by this Section 2.01 and (ii) for Junior Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Junior Notes pursuant to Section 2.06 (Registration, Registration of Transfer and Exchange), 2.07 (Mutilated, Destroyed, Lost and Stolen Junior Notes) or 3.03 (Selection of Junior Notes to Be Redeemed).

         The Junior Notes shall be known and designated as the "Guaranteed Junior Secured Notes due 2008" of the Issuer. Their Stated Maturity shall be October 31, 2008, and they shall bear interest on their outstanding principal amount at the applicable Junior Note Interest Rate, from the Issue Date (or if interest has already been paid or duly provided for on the Junior Notes, from the most recent Junior Note Interest Payment Date to which interest has been paid or duly provided for), payable quarterly in arrears, on each Junior Note Interest Payment Date in accordance with Section 2.09 (Payment; Interest Rights Preserved) until the principal thereof is paid or made available for payment.

         Subject to the third succeeding paragraph, the Issuer may, by giving notice to the Trustee, the Paying Agent and the Holders as provided in Section
13.02 (Notices) not less than 15 days prior to a Junior Note Interest Payment Date, elect to pay all (and not only some) of the interest (and any Additional Amounts) due on such Junior Note Interest Payment Date in Junior PIK Notes. Any such Junior PIK Notes will, immediately upon their issue, be consolidated and form a single series with the Junior Notes then in issue.

         If the Issuer elects, pursuant to the immediately preceding paragraph, to issue Junior PIK Notes in lieu of any cash payment of interest (and any Additional Amounts) due on any Junior Note Interest Payment Date the Paying Agent shall, in the case of Global Junior Notes, make an appropriate notation on Schedule A to such Global Junior Note to reflect the increase in the principal amount of such Global Junior Note relating to such issue of Junior PIK Notes, dated the date of such Junior Note Interest Payment Date, in an amount equal to the amount of interest payable with respect to the Global Junior Notes in the form of Junior PIK Notes. If the payment of interest in the form of Junior PIK Notes by addition to principal in the manner provided above shall for any reason be prohibited by applicable law on any Junior Note Interest Payment Date, the Issuer shall instead issue, and the Paying Agent shall authenticate, an additional Global Junior Note, substantially in the form of Exhibit A hereto, to the Holder of the Global Junior Note in an aggregate principal amount equal to the interest (and any Additional Amounts) due in the form of Junior PIK Notes on the Global Junior Note on such Junior Note Interest Payment Date.

         If the Issuer elects, pursuant to the second preceding paragraph, to issue Junior PIK Notes in lieu of any cash payment of interest due on any Junior
Note Interest Payment Date then, in the case of Definitive Registered Junior Notes, the Issuer shall issue to the Person in whose name such Definitive Registered Junior Note is registered, and the Paying Agent shall authenticate, Definitive Registered Junior Notes, dated the date of such Junior Note Interest Payment Date, in an amount equal to the amount of interest payable with respect to that Definitive Registered Junior Note in the form of Junior PIK Notes.

         The Issuer may not elect to pay interest (or Additional Amounts) due on the Stated Maturity of the Junior Notes in Junior PIK Notes but must pay all such sums in cash. In the circumstances described in Section 6.02 (Payment Blockage Provisions), the Issuer shall pay interest (and any Additional Amounts) due in respect of any Junior Note Interest Period in Junior PIK Notes and not in cash.

         Junior PIK Notes will be deemed for all purposes to be issued on the date on which the interest being paid by the issue of Junior PIK Notes is due. Interest on the Junior PIK Notes will accrue from their issue date at the applicable Junior Note Interest Rate.

         The Junior Notes will be redeemed in cash at their outstanding principal amount together with any other amounts due thereunder on their Stated Maturity, if not earlier redeemed pursuant to the provisions of this Indenture. All payments of principal, premium, if any, interest, Additional Amounts, if any, and any other amounts due on the Junior Notes shall be made in the Relevant Currency.

         Any amount of principal, premium, if any, interest and Additional Amounts, if any, on any Junior Note that is not paid when due shall, to the fullest extent lawful, accrue interest at a rate per annum equal to the Default Rate. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

         In the event that any date for the payment of principal, premium, if any, interest or Additional Amounts, if any, on the Junior Notes is not a Business Day, such payment may be made on the next succeeding day that is a Business Day, and, other than with respect to any payment of principal or premium, if any (in which case interest shall accrue), no interest shall accrue or be payable on any such payment as a result of any such delay.

         If any Junior Note Interest Period comprises two or more Junior Note Interest Accrual Periods, the amount of interest payable in respect of such Junior Note Interest Period will be the sum of the amounts of interest payable in respect of each of those Junior Note Interest Accrual Periods.

         On the first Junior Note Interest Payment Date, the Issuer shall pay, in addition to accrued interest on the outstanding principal amount of the Junior Notes, an amount per Junior Note in the Relevant Currency equal to the amount of interest that would have accrued on such Junior Note if such Junior Note had been Outstanding for the period from and including May 1, 2003 to but excluding the Issue Date, calculated using the Junior Note Interest Rate applicable to the first Junior Note Interest Period and computed on the basis of a 360-day year of twelve 30-day months.

         The principal of, premium, if any, and interest and Additional Amounts, if any, on the Junior Notes will be payable, and the Junior Notes may be exchanged or transferred, at the office or agency of the Paying Agent in London, and the Definitive Registered Junior Notes may be exchanged or transferred at the office or agency of the Registrar in New York.

         The Junior Notes shall be redeemable as provided in Article 3 (Redemption) and Section 5.01 (Merger, Consolidation or Sale of Assets) hereof, shall be Guaranteed as provided in Article 11 (Guarantee of the Junior Notes) hereof and secured as provided in Article 12 (Transaction Security) hereof.

SECTION 2.02. Denominations.

         The Junior Notes shall be issued in denominations of US$1.00 and integral multiples thereof, except with respect to Junior PIK Notes, which may be issued in any denomination.

SECTION 2.03. Forms Generally.

         The Global Junior Notes shall be issuable only in bearer form without coupons. The Global Junior Notes shall be substantially in the form of Exhibit A (Form of Global Junior Note) (as modified by any appropriate deletions or additions), which is hereby incorporated in and expressly made a part of this Indenture. No service charge shall be made for any transfer or exchange of any of the Global Junior Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         The Definitive Registered Junior Notes (if any) shall be substantially in the form of Exhibit B (Form of Definitive Registered Junior Note) (as modified by any appropriate deletions or additions), which is hereby incorporated in and expressly made a part of this Indenture. The Global Junior Notes and the Definitive Registered Junior Notes may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any applicable law or rule or regulation made pursuant thereto or with the rules of any securities exchange or as may, consistently herewith, be determined by the Officers executing such Junior Notes, all as evidenced by any such execution.

         The Definitive Registered Junior Notes (if any) shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Junior Notes may be listed, all as determined by the Officers executing such Junior Notes, as evidenced by any such execution.

SECTION 2.04. Form of the Guarantee of the Junior Notes.

         The Guarantee of the Junior Notes of each Guarantor shall be substantially in the form of Exhibit C (Form of Guarantee of the Junior Notes), which is hereby incorporated in and expressly made a part of this Indenture.

SECTION 2.05. Execution, Authentication, Delivery and Dating.

         The Junior Notes shall be executed on behalf of the Issuer by one of its Officers. The signature of any of these Officers on the Junior Notes may be manual or by facsimile.

         Junior Notes bearing the manual or facsimile signatures of individuals who were at any time the proper Officers of the Issuer shall bind the Issuer, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such

Junior Notes, provided the relevant individual was the holder of such office at the time of such execution.

         At any time and from time to time after the execution and delivery of this Indenture, the Issuer may deliver Junior Notes executed by the Issuer to the Paying Agent for authentication, together with an Issuer Order for the authentication and delivery of such Junior Notes, and the Paying Agent in accordance with the Issuer Order shall authenticate and deliver such Junior Notes as provided in this Indenture.

         The Issuer Order shall specify the amount of Junior Notes to be authenticated, the date on which the Junior Notes are to be authenticated, whether the Junior Notes are to be Definitive Registered Junior Notes or Global Junior Notes and whether or not the Junior Notes shall bear any legend, or such other information as the Paying Agent may reasonably request.

         In authenticating such Junior Notes and accepting the additional responsibilities under this Indenture in relation to such Junior Notes the Paying Agent shall be provided with, and shall be fully protected in relying upon (unless revoked by superseding comparable documents or opinions), an Opinion of Counsel stating (i) that all conditions precedent herein provided for relating to the issuance, authentication and delivery of Junior Notes have been satisfied and (ii) that the form and terms thereof have been established in conformity with the provisions of this Indenture.

         The Paying Agent shall not be required to authenticate such Junior Notes if the issue of such Junior Notes pursuant to this Indenture will affect the Paying Agent's own rights, duties or immunities under the Junior Notes and this Indenture or otherwise in a manner which is not reasonably acceptable to the Paying Agent.

         Each Junior Note shall be dated the date of its authentication.

         No Junior Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose unless such Junior Note is authenticated by or on behalf of the Paying Agent by manual signature of an authorized officer, and such authentication upon any Junior Note shall be conclusive evidence, and the only evidence, that such Junior Note has been duly authenticated and delivered hereunder and that such Junior Note is entitled to the benefits of this Indenture.

SECTION 2.06. Registration, Registration of Transfer and Exchange.

(1) Global Junior Notes; Exchange of Global Junior Notes for Definitive Registered Junior Notes. Any Global Junior Notes shall be exchangeable for Definitive Registered Junior Notes only as provided in this paragraph. A Global Junior Note shall be exchangeable pursuant to this
         Section 2.06 only if (a) DTC, Euroclear or Clearstream, Luxembourg notifies the Depositary that it is unwilling or unable to continue to hold the CDI or CDIs issued by the Depositary with respect to the Global Junior Notes, or if at any time DTC is unable to or ceases to be a clearing agency registered under the US Exchange Act and in either case a successor to DTC, Euroclear and/or Clearstream, Luxembourg as applicable, is not appointed by the Depositary at the written request of the Issuer within 120 days, (b) the Depositary notifies the Issuer and the Trustee in writing that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Issuer within 120 days of such notification, (c) so requested by DTC, Euroclear, Clearstream, Luxembourg, the Issuer or the Trustee, in the event of a winding-up of the Issuer or an Event of Default has occurred and is continuing, or (d) Euroclear or Clearstream, Luxembourg is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention permanently to cease business. Any Global Junior Note that is exchangeable pursuant to the preceding sentence shall be exchangeable for Definitive Registered Junior Notes bearing interest at the same rate, having the same date of issuance, the same date or dates from which such interest shall accrue, the same Junior Note Interest Payment Dates on which such interest shall be payable, the same Stated Maturity, redemption provisions and other terms aggregating a like amount as the Global Junior Note so exchangeable. Definitive Registered Junior Notes shall be registered in the names of the owners of the beneficial interests in the Global Junior Notes as such names are from time to time provided, in the case of Global Junior Notes with respect to which a CDI is held by DTC, Euroclear and/or Clearstream, Luxembourg, by the relevant Participants holding interests in such Global Junior Notes (as the names of such Participants are provided to the Depositary from time to time by DTC, Euroclear and/or Clearstream, Luxembourg and by the Depositary to the Issuer) and, in all other cases, by the Holder of the Global Junior Notes to the Issuer.

         In connection with any exchange of interests in a Global Junior Note for Definitive Registered Junior Notes, on, or as soon as practicable after, the earliest date on which such interests may be so exchanged, the Issuer shall deliver to the Paying Agent Definitive Registered Junior Notes in aggregate principal amount equal to the principal amount of such Global Junior Note (or the portion to be exchanged) and which have been executed by the Issuer. On or after the earliest date on which such interests may be so exchanged, such Global Junior Note to be exchanged shall be surrendered by the Holder to the Paying Agent, to be exchanged, in whole or from time to time in part, for Definitive Registered Junior Notes without charge and the Paying Agent shall authenticate and deliver, in exchange for each portion of such Global Junior Note, an equal aggregate principal amount of Definitive Registered Junior Notes of authorized denominations as the portion of such Global Junior Note to be exchanged. Any Global Junior Note that is exchangeable pursuant to this Section 2.06 shall be exchangeable for Definitive Registered Junior Notes issuable in denominations of US$1.00 and integral multiples thereof, and registered in such names as the Holder of such Global Junior Note shall direct. If a Definitive Registered Junior Note is issued in exchange for any portion of a Global Junior Note after the close of business at the office or agency where such exchange occurs on any Regular Record Date and before the opening of business at such office or agency on the relevant Junior
         Note Interest Payment Date, interest will not be payable on such Junior
         Note Interest Payment Date in respect of such Definitive Registered Junior Note, but will be payable on such Junior Note Interest Payment Date only to the Person to whom payments of interest in respect of such portion of such Global Junior Note are payable.

         Except as provided above, owners solely of beneficial interests in a Global Junior Note shall not be entitled to receive physical delivery of Definitive Registered Junior Notes and will not be considered the Holders thereof for any purpose under this Indenture.

         None of the Participants, DTC, Euroclear, Clearstream, Luxembourg nor any beneficial owners of interests in a Global Junior Note shall have any rights under this Indenture with respect to any Global Junior Note held on their behalf by a Holder, and such Holder shall be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the owner of such Global Junior Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by a Holder or impair, as between DTC, Euroclear, Clearstream, Luxembourg and the Participants and Holders, the operation of customary practices governing the exercise of the rights of a holder of any security, including without limitation the granting of proxies or other authorization of the Participants to give, receive, make or take any request, demand, authorization, direction, notice, consent, waiver or other action which a Holder is entitled to give, receive, make or take under this Indenture.

(2) Exchange of Definitive Registered Junior Notes. Definitive Registered Junior Notes may be exchanged for a like aggregate principal amount of Definitive Registered Junior Notes of other authorized denominations containing identical terms and provisions. Definitive Registered Junior Notes to be exchanged shall be surrendered at the office or agency of the Registrar in New York, and the Issuer shall execute, and the Paying Agent shall authenticate and deliver, in exchange therefor, Definitive Registered Junior Notes which the Holder making the exchange shall be entitled to receive.

(3) Definitive Registered Junior Notes -- Generally. The Issuer shall cause to be kept a register (the "REGISTER") in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of Definitive Registered Junior Notes and for the transfer of such Definitive Registered Junior Notes. The Bank of New York has been appointed as Registrar pursuant to the Agency Agreement for the purpose of maintaining the Register and registering Definitive Registered Junior Notes and transfers of Definitive Registered Junior Notes as herein and therein provided.

         Definitive Registered Junior Notes shall be transferable only on the Registrar's books. Upon surrender for registration of transfer of any Definitive Registered Junior Note at the office or agency of the Registrar in the City of New York, the Issuer shall execute, and the Paying Agent shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Definitive Registered Junior Notes of any authorized denominations containing identical terms and provisions and of a like aggregate principal amount.

         All Definitive Registered Junior Notes issued upon any registration of transfer or exchange of Junior Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Definitive Registered Junior Notes surrendered upon such registration of transfer or exchange.

         Every Definitive Registered Junior Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Issuer or the Trustee) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Registrar duly executed by the Holder thereof or his attorney duly authorized in writing.

         No service charge shall be made for any registration of transfer or exchange of Definitive Registered Junior Notes, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Definitive Registered Junior Notes.

         The Issuer shall not be required to issue, register the transfer of or exchange any Definitive Registered Junior Note during the 15-day period preceding (i) the due date for any payment of principal of, premium, if any, interest or Additional Amounts, if any, on the Definitive Registered Junior Notes, or (ii) the day on which Definitive Registered Junior Notes are scheduled for redemption, except the unredeemed portion of Definitive Registered Junior Notes being redeemed in part.

SECTION 2.07. Mutilated, Destroyed, Lost and Stolen Junior Notes.

         If any mutilated Junior Note is surrendered to the Registrar (in the case of Definitive Registered Junior Notes) or the Paying Agent (in the case of Global Junior Notes), the Issuer may execute, and upon receipt of an Issuer Order, the Paying Agent shall authenticate and deliver in exchange therefor a new Junior Note containing identical terms and provisions and of like amount, and bearing a serial number not contemporaneously outstanding.

         If there shall be delivered to the Issuer (1) evidence to its satisfaction of the destruction, loss or theft of any Junior Note and (2) such security or indemnity as may be required by it to ensure that it and any of its agents are held harmless against any loss that it may suffer or incur as a result of the issue of a new Junior Note pursuant to this paragraph, then, in the absence of notice to the Issuer that such Junior Note has been acquired by a bona fide purchaser, the Issuer shall execute, and upon receipt of an Issuer Order, the Paying Agent shall authenticate and deliver in lieu of any such destroyed, lost or stolen Junior Note, a new Junior Note containing identical terms and provisions and of like amount, and bearing a serial number not contemporaneously outstanding.

         In case any such mutilated, destroyed, lost or stolen Junior Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Junior Note, pay such Junior Note.

         Upon the issuance of any new Junior Note under this Section 2.07, the Issuer may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Paying Agent) connected therewith.

         Every new Junior Note issued pursuant to this Section 2.07 in lieu of any destroyed, lost or stolen Junior Note shall constitute an original additional contractual obligation of the Issuer, whether or not the destroyed, lost or stolen Junior Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Indenture equally and proportionately with any and all other Junior Notes duly issued hereunder.

         The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Junior Notes.

SECTION 2.08. Covenant to Repay and Trustee's Requirements.

         The Issuer covenants with the Trustee that it will, in accordance with this Indenture, on the Stated Maturity, or on such earlier date as the same or any part thereof may become due and repayable under this Indenture, pay or procure to be paid unconditionally to or to the order of the Trustee in immediately available funds the principal amount of the Junior Notes repayable on that date together with any applicable premium and accrued interest, or Additional Amounts, if any, and shall in the meantime and until such date (both before and after any judgment or other order of a court of competent jurisdiction) pay or procure to be paid unconditionally to or to the order of the Trustee as aforesaid interest (which shall accrue from day to day) on the principal amount of the Junior Notes at the applicable Junior Note Interest Rate payable quarterly in arrear on each Junior Note Interest Payment Date provided that every payment of principal, premium, if any, interest, and Additional Amounts, if any, in respect of the Junior Notes to or to the account of the Paying Agent in the manner provided in the Agency Agreement shall operate in satisfaction pro tanto of the related covenant by the Issuer in this Section
2.08 except to the extent that there is default in the subsequent payment thereof in accordance with this Indenture to the Holders.

         The Issuer shall pay interest on overdue installments of interest at the Default Rate.

         The Trustee will hold the benefit of these covenants on trust for the Holders and itself in accordance with this Indenture.

         At any time after a Default or an Event of Default shall have occurred and shall be continuing or the Junior Notes shall otherwise have become due and repayable or the Trustee shall have received any money which it proposes to pay under Section 6.09 (Application of Money Collected) to the Holders, the Trustee may:

         (i) by notice in writing to the Issuer, each of the Guarantors, the Paying Agent, and, where applicable, the Registrar, require the Paying Agent and, where applicable, the Registrar pursuant to the Agency Agreement:

                  (A)      (I)      to act thereafter as Paying Agent and,
                                    where applicable, Registrar, respectively, of the Trustee in relation to payments to be made by or on behalf of the Trustee under the provisions of this Indenture mutatis mutandis on the terms provided in the Agency
                                    Agreement (save that the Trustee's liability under any provisions thereof for the indemnification, remuneration and payment of out-of-pocket expenses of the Paying Agent and, where applicable, the Registrar shall be limited to the amounts for the time being held by the Trustee on the trusts of this Indenture relating to the Junior Notes and available for such purpose) and thereafter to hold all Junior Notes and all sums, documents and records held by it in respect of Junior Notes on behalf of the Trustee;
                                    and/or

                           (II) with respect to the Registrar, where applicable, and subject to applicable law, to act thereafter pursuant to the Agency Agreement only with the prior written consent of the Trustee (such consent not to be unreasonably withheld or delayed) and thereafter to hold all

                                    Junior Notes and all sums, documents and records held by it in respect of Junior Notes as the Trustee may request in writing from time to time provided, however, that there shall at all times be an authorized Registrar so long as Definitive Registered Junior Notes are issued and outstanding; or

                  (B) to deliver up all Junior Notes and all sums, documents and records held by it in respect of Junior Notes to the Trustee or as the Trustee shall direct in such notice provided that such notice shall be deemed not to apply to any documents or records which the Paying Agent or, where applicable, the Registrar, is obliged not to release by any law or regulation; and

         (ii) by notice in writing to the Issuer and each of the Guarantors require the Issuer and each Guarantor to make all subsequent payments in respect of the Junior Notes to or to the order of the Trustee and not to the Paying Agent; with effect from the issue of any such notice to the Issuer and each of the Guarantors, and until such notice is withdrawn, subclause (i) above, relating to the Junior Notes shall cease to have effect.

SECTION 2.09. Payment; Interest Rights Preserved.

         Interest on any Junior Notes which is payable, and is punctually paid or duly provided for, on any Junior Note Interest Payment Date shall be paid (a) in the case of Definitive Registered Junior Notes, to the Person in whose name that Definitive Registered Junior Note (or one or more Predecessor Junior Notes) is registered at the close of business on the Regular Record Date for such payment of interest and (b) in the case of Global Junior Notes, to the Holder through the Paying Agent by wire transfer of same-day funds to the Holder.

         In the case of Definitive Registered Junior Notes where payment is to be made in United States Dollars, payment at the Paying Agent's office will be made in US Dollars by check drawn on, or, at the request of the Holder, by wire transfer of same-day funds to a United States dollar account maintained by the payee with, a bank in The City of New York.

         In the case of Definitive Registered Junior Notes where payment is to be made in British pounds sterling pursuant to Section 3.11 (Optional Payment of Redemption Amounts in British Pounds Sterling), payment at the Paying Agent's office will be made in British pounds sterling by check drawn on, or, at the request of the Holder, by wire transfer of same-day fund to a British pounds sterling account maintained by the payee with, a bank in London.

         Any interest on any Junior Note which is payable, but is not punctually paid or duly provided for, on any Junior Note Interest Payment Date is herein called "DEFERRED INTEREST". Deferred Interest on any Junior Note shall be paid by the Issuer in accordance with clause (1) below (in the case of Definitive Registered Junior Notes) or (2) below (in the case of Global Junior Notes):

         (1) The Issuer shall make payment of any Deferred Interest in any lawful manner. The Issuer may make payment of any Deferred Interest to the Persons in whose names the Definitive Registered Junior Notes (or their respective Predecessor Junior Notes) are registered at the close of business on a special record date (the

                  "SPECIAL RECORD DATE"). The Issuer shall fix or cause to be fixed any such Special Record Date and payment date to the reasonable satisfaction of the Trustee; or

         (2) The Issuer shall make payment of any Deferred Interest in the case of the Global Junior Note held by any Holder, to the Holder through the Paying Agent on the payment date notified to the Holder by the Issuer.

         The Issuer shall cause notice of the proposed payment of such Deferred Interest, the Special Record Date therefor (in the case of Definitive Registered Junior Notes) or the payment date (in the case of the Global Junior Notes) to be given in the manner and to the extent provided in Section 13.02 (Notices), not less than 10 days prior to such Special Record Date or payment date (as applicable).

         Subject to the foregoing provisions of this Section 2.09, each Junior Note delivered under this Indenture upon transfer of or in exchange for or in lieu of any other Junior Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Junior Note.

SECTION 2.10. Proof.

         Proof that as regards any specified Junior Note the Issuer has defaulted in paying any amount due in respect of such Junior Note shall (unless the contrary be proved) be sufficient evidence that the same default has occurred as regards all other Junior Notes in respect of which the relevant amount is due and payable.

SECTION 2.11. Persons Deemed Owners.

         The Issuer, the Trustee, the Paying Agent and the Registrar may (to the fullest extent permitted by applicable law) deem and treat the Holder of any Junior Note or of a particular principal amount of the Junior Notes as the absolute owner of such Junior Note or principal amount, as the case may be, for all purposes (whether or not such Junior Note or principal amount shall be overdue and notwithstanding any notice of ownership thereof or of trust or other interest with regard thereto, any notice of loss or theft thereof or any writing thereon), and the Issuer, the Trustee, the Paying Agent and the Registrar shall not be affected by any notice to the contrary. All payments made to any such Holder of a Junior Note shall be valid and, to the extent of the sums so paid, effective to satisfy and discharge the liability for the moneys payable in respect of such Junior Note or principal amount, as the case may be.

SECTION 2.12. Cancellation.

         All Junior Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Paying Agent, be delivered to the Paying Agent and shall be promptly cancelled by the Paying Agent in accordance with the Agency Agreement. The Issuer may at any time deliver to the Paying Agent for cancellation any Junior Notes previously authenticated and delivered hereunder which the Issuer or any of its Subsidiaries may have acquired in any manner whatsoever, and all Junior Notes so delivered shall be promptly cancelled by the Paying Agent. No Junior Notes shall be authenticated in lieu of or in exchange for any Junior Notes cancelled as provided in this Section 2.12, except as expressly permitted by the provisions of the Junior Notes or pursuant to the provisions of this Indenture.

SECTION 2.13. Computation of Interest.

         Payments of interest on the Junior Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

SECTION 2.14. Security Identification Numbers.

         The Issuer in issuing the Junior Notes may use "CUSIP", "ISIN" and "Common Code" numbers, if then generally in use, and thereafter with respect to such Junior Notes, such numbers may be used by the Issuer, the Paying Agent or the Trustee (as the case may be) in any notice of redemption or exchange with respect to such Junior Notes, provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Junior Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Junior Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Issuer will promptly notify the Paying Agent of any change in the "CUSIP", "ISIN" and/or "Common Code" numbers.

SECTION 2.15. Registrar and Paying Agent.

         The Issuer has initially appointed The Bank of New York as Registrar and Paying Agent subject to and in accordance with the Agency Agreement. The Issuer, upon notice to the Trustee, may appoint one or more co-Registrars and/or one or more additional Paying Agents. The term "Registrar" includes any co-Registrar and the term "Paying Agent" includes any additional Paying Agent.

                                    ARTICLE 3
                                   REDEMPTION

SECTION 3.01. Redemption.

         Redemption of Junior Notes shall be made in accordance with this
Article 3 and, if applicable, Article 5 of this Indenture.

SECTION 3.02. Notice of Redemption.

         Notice of redemption shall be given to each Holder of Junior Notes to be redeemed, in the manner and to the extent provided in Section 13.02 (Notices), (a) with respect to any redemption pursuant to Section 3.06 (Optional Redemption), Section 3.07 (Optional Clean-up Redemption), Section 3.09 (Mandatory Redemption upon Change of Control) or Section 3.10 (Redemption Upon Changes in Withholding Taxes), not less than thirty (30) but not more than sixty
(60) days prior to the applicable Repayment Date, (b) with respect to any redemption pursuant to Section 5.01 (Merger, Consolidation or Sale of Assets), not less than ten (10) but not more than thirty (30) days prior to the applicable Repayment Date and (c) with respect to any redemption pursuant to
Section 3.08 (Mandatory Redemption out of Mandatory Redemption Escrow Account), not less than ten (10) but not more than fifteen (15) London Business Days prior to the applicable Repayment Date. The notices of redemption may not be conditional and shall be irrevocable.

         All notices of redemption shall identify the Junior Notes to be redeemed (including the CUSIP, ISIN and/or Common Code number, if any) and shall state:

         (1)      the Repayment Date;

         (2) the redemption price, plus, without duplication, accrued interest and Additional Amounts, if any, to the Repayment Date;

         (3) the name and address of the Paying Agent, or the place or places where such Junior Notes are to be surrendered for payment of the redemption price, if applicable;

         (4) if fewer than all of the Outstanding Junior Notes are to be redeemed, the identification and principal amounts of the particular Junior Notes to be redeemed;

         (5) that on the Repayment Date, the redemption price plus accrued interest and Additional Amounts, if any, to the Repayment Date will become due and payable upon each such Junior Note or portion thereof called for redemption and that, unless the Issuer defaults in making such redemption payment, interest on the Junior Notes (or portion thereof) called for redemption shall cease to accrue on and after the Repayment Date;

         (6) the section of the Indenture pursuant to which the Junior Notes called for redemption are being redeemed; and

         (7) if applicable, the Issuer's election to pay the redemption price in British pounds sterling.

         Notice of redemption shall be given by the Issuer or, at the Issuer's request, by the Trustee in the Issuer's name and at the Issuer's expense. In such event, the Issuer shall provide the Trustee with the information required by this Section 3.02 in writing.

SECTION 3.03. Selection of Junior Notes To Be Redeemed.

         If less than all of the Outstanding Junior Notes are to be redeemed at any time, the Trustee shall allocate the principal amount of the Junior Notes to be redeemed among all of the Junior Notes at the time Outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for redemption, subject to compliance with (1) the requirements, if any, of the principal securities exchange on which the Junior Notes are listed, if the Junior Notes are listed on any securities exchange and
(2) any applicable laws, rules and regulations and the rules and procedures of DTC, Euroclear and/or Clearstream, Luxembourg, if interests in the Junior Notes are held in such clearing systems.

         The Trustee, provided it has received or obtained a copy of the Register from the Registrar, shall promptly notify the Issuer in writing of the Junior Notes selected for redemption as aforesaid and, in the case of any Junior Notes selected for partial redemption as aforesaid, the principal amount thereof to be redeemed.

         The provisions of the two preceding paragraphs shall not apply with respect to any redemption affecting only a single Junior Note, whether such Junior Note is to be redeemed in whole or in part. In the case of any such redemption in part, the unredeemed portion of the principal amount of the Junior Note shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such Junior Note.

         For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Junior Notes shall relate, in the case of any Junior Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Junior Notes which has been or is to be redeemed.

         In the case of Global Junior Notes redeemed only in part, the Paying Agent shall make an appropriate notation on Schedule A thereto to reflect the portion of the principal amount of such Global Junior Note redeemed and the unredeemed portion of the principal of the Global Junior Note so surrendered.

SECTION 3.04. Effect of Notice of Redemption.

         Once notice of redemption is given in accordance with Section 3.02 (Notice of Redemption) and Section 13.02 (Notices), the Junior Notes called for redemption shall become due and payable on the scheduled Repayment Date and at the redemption price (plus, without duplication, accrued and unpaid interest and Additional Amounts, if any, to (but excluding) the scheduled Repayment Date) called for by this Indenture, and from and after such date (unless the Issuer shall default in the payment of the redemption price, Additional Amounts, if any, and accrued and unpaid interest) such Junior Notes shall cease to bear interest. Upon surrender of any such Junior Note for redemption in whole (but not in part) in accordance with such notice, such Junior Notes shall be paid by the Issuer at the redemption price called for by this Indenture, plus, without duplication, accrued and unpaid interest and Additional Amounts, if any, to (but excluding) the scheduled Repayment Date provided however, that with respect to any Definitive Registered Junior Notes, a payment of interest which is payable on a Junior Note Interest Payment Date which is on or before the scheduled Repayment Date, shall be payable to the Holders of such Junior Notes registered as such at the close of business on the relevant Regular Record Date or Special Record Date according to the terms of the Junior Notes and the provisions of
Section 2.09 (Payment; Interest Rights Preserved). Failure to give notice of redemption or any defect in the notice to any Holder shall not affect the validity of the notice to any other Holder.

         If any Junior Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and any premium) and accrued and unpaid interest and Additional Amounts, if any, shall, to the fullest extent lawful and until paid, bear interest from the scheduled Repayment Date at the Default Rate in accordance with the terms of such Junior Note and this Indenture.

SECTION 3.05. Deposit of Redemption Price.

         Except otherwise as provided in Section 3.08 (Mandatory Redemption out of Mandatory Redemption Escrow Account), prior to 5:00 p.m. London time on the Business Day preceding each Repayment Date, the Issuer shall deposit with the Paying Agent an amount of money sufficient to pay on such Repayment Date the redemption price plus, without duplication, accrued and unpaid interest and Additional Amounts, if any, on all Junior Notes or portions thereof to be redeemed on that date, other than Junior Notes or portions of Junior Notes called for redemption which have been delivered by the Issuer to the Paying Agent for cancellation.

SECTION 3.06. Optional Redemption.

         The Junior Notes may be redeemed in whole (but not in part) at the option of the Issuer at any time upon not less than 30 days' but not more than 60 days' notice (which notice shall be irrevocable) in cash at the Optional Redemption Price, provided that the Issuer may only redeem the Junior Notes if the Issuer simultaneously redeems all Outstanding Junior Notes and all outstanding Senior Notes in accordance with the provisions of this Indenture and the Senior Note Indenture, respectively. The election by the Issuer to redeem the Junior Notes pursuant to this Section 3.06 shall be evidenced by or pursuant to a Board Resolution of the Issuer and a copy of such Board Resolution shall be delivered to the Trustee and the Paying Agent.

SECTION 3.07. Optional Clean-up Redemption.

         The Junior Notes may be redeemed in whole (but not in part) at the option of the Issuer at any time upon not less than 30 days' but not more than 60 days' notice, in cash at the Optional Redemption Price, if at any time (other than during a Standstill Period or at a time when a Payment Stop Event has occurred and is continuing) the aggregate principal amount of the then Outstanding Junior Notes is less than 10% of the aggregate principal amount of the Junior Notes originally issued on the Issue Date. The election by the Issuer to redeem the Junior Notes pursuant to this Section 3.07 shall be evidenced by or pursuant to a Board Resolution of the Issuer and a copy of such Board Resolution shall be delivered to the Trustee and the Paying Agent.

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SECTION 3.08. Mandatory Redemption out of Mandatory Redemption Escrow
Account.

         If at any time (other than during a Standstill Period or after a Payment Stop Event has occurred and is continuing), the balance standing to the credit of the Mandatory Redemption Escrow Account is equal to or greater than US$30 million the Issuer shall promptly deliver a Redemption Certificate covering the balance then standing to the credit of the Mandatory Redemption Escrow Account to the Security Trustee, the Trustee, the Senior Note Trustee (if at such time there are any Senior Notes outstanding), the Depositary, the Paying Agent and the Registrar and shall cause the balance standing to the credit of the Mandatory Redemption Escrow Account to be applied to redeem then Outstanding Junior Notes in accordance with this Section 3.08. The Issuer shall, within five London Business Days after the date of such Redemption Certificate, cause a notice of redemption to be given to the Holders of Junior Notes to be redeemed in accordance with the requirements of Section 3.02 (Notice of Redemption) and shall deliver a copy of such notice to the Security Trustee and the Senior Note Trustee (if at such time there are any Senior Notes outstanding). The Repayment Date specified in such notice of redemption shall be not less than ten (10) and not more than fifteen (15) London Business Days after the date of such notice of redemption. Upon receipt of such notice of redemption, the Trustee shall instruct the Security Trustee to direct the Escrow Bank to transfer the amount specified in such Redemption Certificate on the London Business Day prior to the specified Repayment Date to an account or accounts specified by the Trustee for redemption of Junior Notes on the specified Repayment Date.

         If at any time (other than during a Standstill Period or after a Payment Stop Event has occurred and is continuing) the balance standing to the credit of the Mandatory Redemption Escrow Account is equal to or greater than the amount that would be required to redeem all Junior Notes then Outstanding, the Issuer shall promptly deliver a Redemption Certificate to the Security Trustee, the Trustee, the Senior Note Trustee (if at such time there are any Senior Notes outstanding), the Depositary, the Paying Agent and the Registrar and shall redeem all Junior Notes then Outstanding in accordance with this
Section 3.08. The Issuer shall, within five London Business Days after the date of such Redemption Certificate, cause a notice of redemption to be given to the Holders of Junior Notes in accordance with the requirements of Section 3.02 (Notice of Redemption) and shall deliver a copy of such notice to the Security Trustee and the Trustee. The Repayment Date specified in such notice of redemption shall be not less than ten (10) and not more than fifteen (15) London Business Days after the date of such notice of redemption. Upon receipt of such notice of redemption, the Trustee shall instruct the Security Trustee to direct the Escrow Bank to transfer the amount specified in the Redemption Certificate on the London Business Day prior to the specified Repayment Date to an account or accounts specified by the Trustee for redemption of Junior Notes on the specified Repayment Date.

         If at any time the Issuer receives a copy of a Standstill Notice (unless a Standstill Period was in effect on the day preceding the date of such Standstill Notice), the Issuer shall cause the balance standing to the credit of the Mandatory Redemption Escrow Account to be applied to redeem then Outstanding Junior Notes in accordance with this Section 3.08. The Issuer shall cause a notice of redemption to be given to the Holders of Junior Notes to be redeemed in accordance with the requirements of Section 3.02 (Notice of Redemption) and shall deliver a copy of such notice to the Security Trustee and the Trustee. The Repayment Date specified in such notice of redemption shall be not less than ten
(10) and not more than fifteen (15) London

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

Business Days after the date of such notice of redemption. Upon receipt of such notice of redemption, the Trustee shall instruct the Security Trustee to direct the Escrow Bank to transfer the balance standing to the credit of the Mandatory Redemption Escrow Account on the London Business Day prior to the specified Repayment Date to an account or accounts specified by the Trustee for redemption of Junior Notes on the specified Repayment Date.

         Any redemption of Junior Notes pursuant to this Section 3.08 shall be at a redemption price in cash of 110% of the principal amount of Junior Notes to be redeemed, plus accrued and unpaid interest thereon and Additional Amounts in respect thereof, if any, to the Repayment Date. For the avoidance of doubt, the calculation of the aggregate principal amount of Junior Notes to be redeemed through the application of funds released from the Mandatory Redemption Escrow Account shall reflect the amount of accrued and unpaid interest, Additional Amounts (if any) and premium that will be payable on such principal amount of Junior Notes.

SECTION 3.09. Mandatory Redemption upon Change of Control.

         If the Issuer becomes aware of the occurrence of a Change of Control, the Issuer shall within five (5) London Business Days of so becoming aware call for redemption, upon not less than 30 but not more than 60 days' notice and shall redeem, on the date specified in such notice, all Outstanding Junior Notes in cash at the Optional Redemption Price.

SECTION 3.10. Redemption Upon Changes in Withholding Taxes.

         Subject to the further provisions of this Section 3.10, the Issuer at its option may at any time redeem all, but not less than all, of the Junior Notes (or in the event that the Junior Notes are in the form of Definitive Registered Junior Notes, all, but not less than all, of the affected Definitive Registered Junior Notes) in cash at 100% of the principal amount of such Junior Notes, plus accrued and unpaid interest thereon and Additional Amounts, if any, to the Repayment Date, upon not less than 30 nor more than 60 days' notice. This right of redemption applies only if, as a result of any amendment to, or change in, the laws (including any regulations or rulings thereunder) of England and Wales (including any European Union law or directive that has the effect of law in England and Wales) or any other jurisdiction in which the Issuer is organized, engaged in business, resident for Tax purposes or generally subject to Tax, or of any political subdivision or Taxing Authority of or in any of the foregoing (any of the aforementioned being a "TAXING JURISDICTION"), or any amendment to or change in any official position concerning the administration, application or interpretations of such laws or regulations (including a judgment by a court of competent jurisdiction), which amendment or change is announced and effective on or after the Issue Date, the Issuer satisfies the Trustee immediately before giving any notice referred to above that it has become or will become obligated to pay Additional Amounts pursuant to Section 4.36 (Additional Amounts) which are more than a de minimis amount (as determined by the Issuer in its reasonable judgment) on the next date on which any amount would be payable with respect to such Junior Notes and the Issuer determines in good faith that such obligation cannot be avoided by the use of reasonable measures available to the Issuer (including, without limitation, by changing the jurisdiction from which or through which payments on such Junior Notes are made).

         No such notice of redemption may be given earlier than 45 days prior to the earliest date on which the Issuer would be obligated to pay such Additional Amounts were a payment in respect of the Junior Notes then due. The Issuer may give such notice only if, at the time such notice of redemption is given, such obligation to pay such Additional Amounts remains in effect. Immediately prior to giving any notice of redemption described above, the Issuer shall deliver to the Trustee (1) an Officers' Certificate stating that the Issuer is entitled to elect to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to elect to redeem have occurred and (2) an Opinion of Outside Counsel qualified under the laws of the relevant Taxing Jurisdiction in form and substance reasonably satisfactory to the Trustee to the effect that the Issuer has or will become obligated to pay such Additional Amounts as a result of such amendment or change and that the Issuer cannot avoid the payment of such Additional Amounts by taking reasonable measures available to it. The Trustee shall be entitled to accept such certificate and opinion as sufficient evidence of the satisfaction of the circumstances referred to above, in which event they shall be conclusive and binding on the holders of the Junior Notes.

         Notwithstanding the foregoing, the Issuer shall not have the right to redeem the Junior Notes pursuant to this Section at any time during a Standstill Period or when a Payment Stop Event has occurred and is continuing.

SECTION 3.11. Optional Payment of Redemption Amounts in British Pounds
Sterling.

         In the event of mandatory or optional redemption of the Junior Notes, other than at Stated Maturity, the redemption price to be paid by the Issuer on the applicable Repayment Date shall be payable in United States dollars unless the Issuer elects to make payment in British pounds sterling, which election shall be irrevocable and shall be set forth in the applicable notice of redemption given pursuant to Section 3.02 (Notice of Redemption). If the Issuer elects to make payment in British pounds sterling, the amount payable in respect of each Junior Note shall be the Sterling Equivalent of the principal amount of the applicable Junior Note in United States dollars, multiplied by the applicable redemption price, multiplied by 1.005 and rounded (if necessary) to the nearest penny (with L0.005 being rounded upwards). Such calculation shall be made by the Issuer. If the Issuer so elects to make payment in British pounds sterling, the Issuer shall deliver to the Trustee and the Paying Agent on the Business Day prior to the applicable Repayment Date, an Officers' Certificate of the Issuer stating the amount in British pounds sterling to be paid in respect of each United States dollar principal amount of the Junior Notes and stating that such calculation complies with this Section 3.11.

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

                                    ARTICLE 4
                                    COVENANTS

SECTION 4.01. Covenants Regarding US Core Businesses.

         The Issuer shall, no later than the second anniversary of the Issue Date, cause each of the US Core Businesses to be held by a US Core Business Subsidiary or US Core Business Subsidiaries designated as such by the Issuer, provided however that (1) no US Core Business Subsidiary may engage in more than one US Core Business and (2) no US Core Business Subsidiary may be a direct or indirect Subsidiary of any other US Core Business Subsidiary that is not engaged in the same US Core Business.

         Prior to the date on which each US Core Business is held by a US Core Business Subsidiary or US Core Business Subsidiaries designated as such by the Issuer, the Issuer shall procure that, in the event any US Core Business becomes significantly cash-flow negative (which for this purpose shall mean such US Core Business has negative earnings before interest, taxes, depreciation and amortization over a period of two successive fiscal quarters, taken as a whole, of US$15 million (or the Dollar Equivalent) or more, as determined from the management accounts for such US Core Business prepared on a basis consistent with the preparation of such accounts prior to the Scheme Launch Date), the relevant Subsidiaries take, as soon as reasonably practicable, such commercially reasonable and practicable remedial action as is designed to eliminate or, to the fullest extent commercially reasonable and practicable, reduce any continuing negative operating cash flow condition.

         From and after the date on which each US Core Business is held by a US Core Business Subsidiary or US Core Business Subsidiaries designated as such by the Issuer, the Issuer shall not, and shall not permit any Subsidiary of the Issuer that is not a US Core Business Subsidiary to, make any Investment in any US Core Business Subsidiary and shall not permit any US Core Business Subsidiary to make any Investment in any other US Core Business Subsidiary that is not engaged in the same US Core Business.

SECTION 4.02. Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

                  (1) the Issuer or such Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value at the time of the Asset Sale of the assets, properties, rights or Equity Interests that are the subject of the Asset Sale;

                  (2)      if the consideration for such Asset Sale exceeds
                           L10 million (or the Sterling Equivalent), the determination of such Fair Market Value is evidenced by a resolution of the Issuer's Board of Directors set forth in an Officers' Certificate delivered to the Trustee within five (5) London Business Days following such consummation; and

                  (3) at least 85% of the consideration received in the Asset Sale by the Issuer or such Subsidiary is in the form of Cash Equivalents.

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

(b) The Issuer shall, on the later of the Issue Date and the date that is five (5) London Business Days following receipt, deposit or cause to be deposited the Net Proceeds of any Asset Sale (other than Excluded Asset Sale and Liquidation Proceeds) that are received by the Issuer and its Subsidiaries on or after May 1, 2003 into the Mandatory Redemption Escrow Account.

         The Issuer shall deposit or cause to be deposited all Liquidation Proceeds (other than Excluded Asset Sale and Liquidation Proceeds) and all Net Proceeds of Asset Sales described in Section 4.04 (Purchase and Cancellation of Notes) into the Mandatory Redemption Escrow Account within five (5) London Business Days following receipt.

         All Liquidation Proceeds and all Net Proceeds of Asset Sales that constitute cash or Cash Equivalents other than British pounds sterling, Euro or United States dollars and that are required to be deposited into the Mandatory Redemption Escrow Account shall be converted into British pounds sterling, Euro or United States dollars, at the option of the Issuer, by the Issuer or its Subsidiaries on or prior to deposit of such Liquidation Proceeds or Net Proceeds of Asset Sales into the Mandatory Redemption Escrow Account.

SECTION 4.03. Restricted Payments.

(a) Issuer and Non-US Subsidiaries. Subject to clause (c) of this Section 4.03, below, the Issuer shall not, and shall not permit any of its Non-US Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any other payment or distribution (a) on account of the Issuer's Equity Interests or any Equity Interests of any Subsidiary of the Issuer (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any Subsidiary of the Issuer) or (b) to the direct or indirect holders of the Equity Interests of the Issuer or any Subsidiary of the Issuer in their capacity as such (other than, in the case of each of (a) and (b), dividends or distributions payable (i) in Equity Interests (other than Disqualified Stock) of the Issuer or such Non-US Subsidiary or
                  (ii) to the Issuer or a Non-US Subsidiary); or

         (2) purchase, repurchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer or any Subsidiary of the Issuer) any outstanding Equity Interests of the Issuer or any Subsidiary of the Issuer (other than any Equity Interests of a Non-US Subsidiary owned by the Issuer or any other Non-US Subsidiary); or

         (3) make any payment of principal on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Indebtedness of the Issuer or any Guarantor; or

         (4) make any Investment in any Person (other than any Permitted Investments) (all such payments and other actions set forth in these subclauses (1) through (4) of clause (a) of this Section 4.03 being collectively referred to as "NON-US RESTRICTED PAYMENTS");

         unless, at the time of, and after giving effect to, such Non-US Restricted Payment:

         (A) no Default has occurred and is continuing or would occur as a consequence of such Non-US Restricted Payment;

         (B) the amount of such Non-US Restricted Payment, together with the aggregate amount of all other Non-US Restricted Payments declared or made by the Issuer and its Non-US Subsidiaries on or after the Issue Date (excluding Non-US Restricted Payments permitted by subclauses (2), (4), (5) and (9) of clause (c) of this Section 4.03, below), shall not exceed the sum, without duplication, of:

                  (i) 50% of the Consolidated Profit After Taxes of the Issuer and its Subsidiaries (less the Consolidated Profit After Taxes of the US Parent and its Subsidiaries) for the period (taken as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which consolidated financial statements of the Issuer and its Subsidiaries are available at the time of such Non-US Restricted Payment (or, if such Consolidated Profit After Taxes for such period is a deficit, less 100% of such deficit), plus

                  (ii) 100% of the aggregate net cash proceeds received by the Issuer since the Issue Date as a contribution to its ordinary equity capital or from the issue or sale of Equity Interests of the Issuer (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable Indebtedness of the Issuer that has been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Issuer), except as otherwise provided under subclause (4) of clause (c) of this
                           Section 4.03, below;

         (C) the ratio of (i) Consolidated EBITDA of the Issuer and its Subsidiaries (less the Consolidated EBITDA of the US Parent and its Subsidiaries) to (ii) Consolidated Gross Finance Charges of the Issuer and its Subsidiaries (less the Consolidated Gross Finance Charges of the US Parent and its Subsidiaries, plus any Consolidated Gross Finance Charges paid or payable to the Issuer and the Non-US Subsidiaries by the US Parent and its Subsidiaries), as if such Non-US Restricted Payment had been made at the beginning of the applicable period, shall, in respect of the four fiscal quarters ended prior to the date of such Non-US Restricted Payment, be not less than 4.5: 1; and

         (D) if such Non-US Restricted Payment is of a kind identified in subclause (1), (2) or (3) of this clause (a) of this Section
                  4.03 and, in the case of such subclause (1) and (2), is in respect of the Issuer's Equity Interests, interest due on the Junior Notes was paid in full in cash on the two consecutive scheduled Junior

                  Note Interest Payment Dates immediately preceding the date of such Non-US Restricted Payment.

(b) US Subsidiaries. Subject to clause (c) of this Section 4.03, below, the Issuer shall not permit any of its US Subsidiaries to, directly or indirectly:

         (1) declare or pay any dividend or make any other payment or distribution (a) on account of the Issuer's Equity Interests or any Equity Interests of any Subsidiary of the Issuer (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any Subsidiary of the Issuer) or (b) to the direct or indirect holders of the Equity Interests of the Issuer or any Subsidiary of the Issuer in their capacity as such (other than, in the case of each of (a) and (b), dividends or distributions payable (i) in Equity Interests (other than Disqualified Stock) of such US Subsidiary or (ii) to (A) a US Subsidiary, (B) the Issuer or (C) the holder of the Equity Interests in the US Parent);

         (2) purchase, repurchase, redeem, defease or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer or any Subsidiary of the Issuer) any outstanding Equity Interests of the Issuer or any Subsidiary of the Issuer (other than any Equity Interests of a US Subsidiary owned by any other US Subsidiary);

         (3) make any payment of principal on or with respect to, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, any Subordinated Indebtedness of the Issuer or any Guarantor; or

         (4) make any Investment in any Person (other than any Permitted Investments) (all such payments and other actions set forth in these subclauses (1) through (4) of clause (b) of this Section
                  4.03 being collectively referred to as "US RESTRICTED PAYMENTS" and, together with Non-US Restricted Payments, "RESTRICTED PAYMENTS"),

         unless, at the time of, and after giving effect to, such US Restricted
         Payment:

         (i) no Default has occurred and is continuing or would occur as a consequence of such US Restricted Payment;

         (ii) the amount of such US Restricted Payment, together with the aggregate amount of all other US Restricted Payments declared or made by the US Subsidiaries on or after the Issue Date (excluding US Restricted Payments permitted by subclauses (3),
                  (4) and (5) of clause (c) of this Section 4.03, below) shall not exceed 50% of the Consolidated Profit After Taxes of the US Parent and its Subsidiaries for the period (taken as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which consolidated financial statements of the US Parent and its Subsidiaries are available at the time of such US Restricted Payment (or, if such Consolidated Profit After Taxes for such period is a deficit, less 100% of such deficit);

         (iii) the ratio of (i) Consolidated EBITDA of the US Parent and its Subsidiaries to (ii) Consolidated Gross Finance Charges of the US Parent and its Subsidiaries, as if such US Restricted Payment had been made at the beginning of the applicable period, shall, in respect of the four fiscal quarters ended prior to the date of such US Restricted Payment, be not less than 4.5: 1; and

         (iv) if such US Restricted Payment is of a kind identified in subclause (1), (2) or (3) of this clause (b) of this Section
                  4.03 and, in the case of such subclause (1) and (2), is in respect of the Issuer's Equity Interests, interest due on the Junior Notes was paid in full in cash on the two consecutive scheduled Junior Note Interest Payment Dates immediately preceding the date of such US Restricted Payment.

(c)      Exceptions Applicable to the Issuer, Non-US Subsidiaries and US
         Subsidiaries.

         The provisions of clauses (a) and (b) of this Section 4.03 shall not prohibit:

         (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of this Indenture;

         (2) the payment of principal on or with respect to or the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness owed by the Issuer or a Non-US Subsidiary to the Issuer or a Subsidiary of the Issuer;

         (3) the payment of principal on or with respect to or the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Indebtedness owed by a US Subsidiary to the Issuer or a Subsidiary of the Issuer;

         (4) so long as no Default has occurred and is continuing or would be caused thereby under the Junior Notes or this Indenture the repayment, redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Issuer or any Guarantor, or any Equity Interests of the Issuer, in each case in exchange for, or out of the net cash proceeds of a substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such repayment, redemption, repurchase, retirement, defeasance or other acquisition will be excluded from subclause (B)(ii) under clause (a) of this Section 4.03);

         (5) so long as no Default has occurred and is continuing or would be caused thereby under the Junior Notes or this Indenture, the repayment, redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Indebtedness of the Issuer or any Guarantor (other than Indebtedness between or among the Issuer or any of its Subsidiaries) with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

         (6) the payment of any dividend or other distribution by a Non-US Subsidiary to a minority holder of any Equity Interest in such Non-US Subsidiary that is made

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

                  on a pro rata basis to such minority holder and to all other holders of such class of Equity Interests of such Non-US Subsidiary at the time such dividend or other distribution is made;

         (7) the payment of any dividend or other distribution by a US Subsidiary to a minority holder of any Equity Interest in such US Subsidiary that is made on a pro rata basis to such minority holder and to all other holders of such class of Equity Interests of such US Subsidiary at the time such dividend or other distribution is made;

         (8) payments of cash in lieu of the issuance of fractional shares of Capital Stock as a dividend or distribution; and

         (9) any transfer by FS Holdings Corp. of Equity Interests in Marconi Communications Inc. to the US Parent.

(d) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of such Restricted Payment of the assets or securities proposed to be transferred or issued to or by the Issuer or such Subsidiary of the Issuer, as the case may be, pursuant to such Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant shall be determined by
         (1) an Officer of the Issuer if such assets or securities have a Fair Market Value equal to or less than L10 million (or the Sterling Equivalent) or (2) if such assets or securities have a Fair Market Value greater than L10 million (or the Sterling Equivalent), the Board of Directors of the Issuer whose resolution with respect thereto shall be set forth in the Officers' Certificate required to be delivered to the Trustee pursuant to the second succeeding sentence of this clause
         (d) of this Section 4.03. The determination of the Board of Directors of the Issuer shall be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing if the Fair Market Value exceeds L20 million (or the Sterling Equivalent). Not later than the fifth Business Day after the date of making any Restricted Payment in excess of L10 million (or the Sterling Equivalent) (other than any Restricted Payment permitted under any of subclauses (1) through (9) of clause (c) of this Section 4.03), the Issuer shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the calculations required by this Section 4.03 and the basis upon which such calculations were made, together with a copy of any opinion or appraisal required by this clause (d) of this Section 4.03.

SECTION 4.04. Purchase and Cancellation of Notes.

(a) The Issuer shall not, and shall not permit any of its Subsidiaries to, purchase, repurchase, redeem or otherwise acquire or retire for value any Senior Notes or Junior Notes (other than pursuant to the redemption provisions in the relevant Indenture), provided that (1) the Issuer or any of the Guarantors may purchase, repurchase or otherwise acquire or retire for value, in the open market or otherwise and at any price, any Senior Notes at any time after the second scheduled Senior Note Interest Payment Date or any Junior Notes at any time after the second scheduled Junior Note Interest Payment Date, in each case if (a) no Default or Event of Default has occurred and is continuing under this Indenture, (b) the payment of interest on the Junior Notes on the two consecutive preceding Junior

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

         Note Interest Payment Dates was made in cash (rather than in Junior PIK Notes), and (c) the Issuer has not given notice pursuant to this Indenture electing to pay the interest (and any Additional Amounts) due on the next Junior Note Interest Payment Date on the Outstanding Junior Notes in Junior PIK Notes and (2) the Issuer may acquire Senior Notes or Junior Notes for distribution to its Scheme Creditors pursuant to any scheme of arrangement, reorganization or insolvency proceeding in relation to Marconi plc.

(b) All Senior Notes and Junior Notes redeemed by the Issuer or any of its Subsidiaries shall be immediately cancelled and may not be reissued or resold. All Senior Notes and Junior Notes purchased, repurchased or otherwise acquired or retired by the Issuer or any of its Subsidiaries (other than Senior Notes or Junior Notes acquired pursuant to subclause
         (2) of clause (a) of this Section 4.04, above) shall be cancelled not later than ninety (90) days after such Senior Notes or Junior Notes are purchased, repurchased or otherwise acquired or retired by the Issuer or any of its Subsidiaries and may not be reissued or resold to any Person other than the Issuer or any Guarantor. Any Notes acquired by the Issuer pursuant to subclause (2) of clause (a) of this Section 4.04, above, shall be promptly delivered to the Distribution Agent under the Escrow and Distribution Agreement. Notwithstanding any other provision in this Indenture, all payments of principal, premium, if any, interest and Additional Amounts, if any, on all Senior Notes and all Junior Notes owned by the Issuer or any of its Subsidiaries (other than Notes acquired pursuant to subclause (2) of clause (a) of this
         Section 4.04, above, provided that such Notes are held in escrow for distribution to Scheme Creditors) shall constitute Net Proceeds of Asset Sales.

(c) The Issuer shall notify the Trustee, promptly in writing, after the Issuer, any Guarantor, any other obligor on the Junior Notes or any Affiliate of the Issuer, any Guarantor or any other obligor on the Junior Notes repurchases or otherwise acquires Junior Notes, of the aggregate principal amount of such Junior Notes so repurchased or otherwise acquired.

SECTION 4.05. Acquisitions.

         The Issuer shall not, and shall not permit any of its Subsidiaries to, make any Acquisition from any Person other than: (1) an Acquisition by the Issuer or a Subsidiary of the Issuer from a Subsidiary of the Issuer or the Issuer; or (2) an Investment that is permitted to be made under Section 4.03 (Restricted Payments).

SECTION 4.06. Limitation on Indebtedness and Preferred Stock.

         The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee, permit to be outstanding or otherwise be or become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired
Debt), and the Issuer will not issue or have in issue any Disqualified Stock and will not permit any of its Subsidiaries to issue or have in issue any shares of Preferred Stock or any shares of Disqualified Stock, other than, in each case, any Permitted Debt.

         For the purposes of determining compliance with this covenant:

         (1) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any Guarantee, indemnity,

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                  Lien, letter of credit or similar instrument supporting such
                  Indebtedness shall be disregarded to the extent of the outstanding principal amount of such Indebtedness included in any clause of the definition of Permitted Debt;

         (2) in the event that an item of Indebtedness meets the criteria of more than one of the types of Permitted Debt, the Issuer, in its sole discretion, shall classify such item of Indebtedness and shall only be required to include the amount and type of such Indebtedness in one of the clauses of the definition of Permitted Debt; and

         (3) in the event that an item of Indebtedness meets the criteria of more than one of the types of Permitted Debt, the Issuer, in its sole discretion, may divide and classify such item of Indebtedness under more than one of the types of Permitted Debt.

         For purposes of determining compliance with any sterling-denominated restriction on Indebtedness, if the Indebtedness incurred is denominated in a currency other than sterling, the amount of such Indebtedness shall be the Sterling Equivalent, determined on the date of the incurrence of such Indebtedness (or, if later, the Issue Date). For purposes of determining compliance with any United States dollar-denominated restriction on Indebtedness, if the Indebtedness incurred is denominated in a currency other than United States dollars, the amount of such Indebtedness shall be the Dollar Equivalent, determined on the date of the incurrence of such Indebtedness (or, if later, the Issue Date).

SECTION 4.07. Derivative Transactions.

         The Issuer shall not, and shall not permit any of its Subsidiaries to, enter into any Derivative Transaction other than a Permitted Hedging Transaction or a Permitted Intra-Group Hedging Transaction.

SECTION 4.08. Limitation on Liens.

         The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any property or asset now owned or hereafter acquired, except Permitted Liens.

SECTION 4.09. Dividends and other Payment Restrictions Affecting
Subsidiaries.

(a) Subject to clause (b) of this Section 4.09, below, the Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or permit to exist or be or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Issuer to:

         (1) pay dividends or make any other distributions on its Capital Stock to the Issuer or any Subsidiary of the Issuer, or with respect to any other interest or participation in, or measured by, its profits;

         (2) pay any Indebtedness owed to the Issuer or any Subsidiary of the Issuer;

         (3) make loans or advances to the Issuer or any Subsidiary of the Issuer; or

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

         (4) transfer any of its properties or assets to the Issuer or any Subsidiary of the Issuer.

(b) The restrictions contained in clause (a) of this Section 4.09, above, shall not apply to encumbrances or restrictions existing under or by reason of:

         (1) Permitted Debt that imposes restrictions of the nature described in subclause (4) of clause (a) of this Section 4.09, above;

         (2) agreements as in effect on the Scheme Launch Date or entered into to give effect to, or otherwise implement, the Restructuring, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Scheme Launch Date or, if any such agreement is entered into or amended to give effect to, or otherwise implement, the Restructuring, on the date of such agreement or amendment;

         (3) the Indentures, the Senior Notes, the Junior Notes, the Guarantee of the Senior Notes, the Guarantee of the Junior Notes, the Composite Guarantee, the Security Documents and the Security Trust and Intercreditor Deed;

         (4)      any mandatory provision of applicable law;

         (5) any instrument or agreement of a Person acquired by the Issuer or any Subsidiary of the Issuer as in effect at the time of such acquisition (except to the extent such encumbrance or restriction, or the related instrument or agreement, was created, incurred or assumed in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

         (6) customary non-assignment or similar provisions in any contract, agreement or undertaking entered into in the ordinary course of business;

         (7) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in subclause (4) of clause
                  (a) of this Section 4.09, above;

         (8) any agreement for the sale or other disposition of a Subsidiary of the Issuer or any assets of the Issuer or any Subsidiary of the Issuer pending sale or other disposition;

         (9)      Permitted Liens;

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

         (10) any customary encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Issuer or any Subsidiary of the Issuer or any of their businesses in connection with any development grant made or other assistance provided to the Issuer or any Subsidiary of the Issuer by such governmental authorities;

         (11) with respect to any joint venture formed after the Issue Date in compliance with this Indenture and any Subsidiary of the Issuer that is a co-venturer therein, the terms of the agreements governing such joint venture and the organizational documents of the entities constituting the joint venture; provided, however, that any such encumbrance or restriction
                  (a) is customary in joint venture agreements and (b) will not materially affect the Issuer's and the Guarantors' ability to make principal and interest payments on the Senior Notes and the Junior Notes, as determined by the Board of Directors of the Issuer in good faith at the time of entering into such agreements (and at the time of any amendment, modification, restatement, renewal, supplement or replacement thereof); and

         (12)     the US Working Capital Facility.

SECTION 4.10. Transactions with Affiliates.

(a) Except as provided below in this Section 4.10, the Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, arrangement, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each such transaction individually or, where identified as part of a series with one or more other transactions, an "AFFILIATE TRANSACTION"), unless:

         (1) the Affiliate Transaction is entered into in good faith and in writing and is on terms that are no less favorable to the Issuer or such Subsidiary of the Issuer than those that would have been obtained in a comparable transaction by the Issuer or such Subsidiary of the Issuer with an unrelated Person; and

         (2) the Issuer delivers to the Trustee within ten London Business Days of the relevant Affiliate Transaction:

                  (A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of L2 million (or the Sterling Equivalent), an Officers' Certificate from two Disinterested Officers of the Issuer certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with subclause (1) of clause (a) of this Section 4.10, above;

                  (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of L10 million (or the Sterling Equivalent), a resolution of the Board of Directors of the Issuer set forth in an Officers' Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this

                           Section 4.10 and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the Disinterested Directors of the Board of Directors of the Issuer, or, if there are no Disinterested Directors, by a majority of all members of the Board of Directors of the Issuer; and

                  (C) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of L20 million (or the Sterling Equivalent), a written opinion as to the fairness to the Issuer or such Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing.

(b) The following items shall not be subject to the foregoing requirements of clause (a) of this Section 4.10, above:

         (1) any transaction between or among the Issuer and/or Non-US Subsidiaries;

         (2)      any transaction between or among US Subsidiaries;

         (3) any employment, collective bargaining or service agreement entered into by the Issuer or any Subsidiary of the Issuer with any of their respective officers, directors or employees (or any bargaining entities on their behalf) in the ordinary course of business and which is customary in the industry in which the Issuer or such Subsidiary operates;

         (4) sales of Equity Interests of the Issuer (other than Disqualified Stock) to Affiliates of the Issuer other than any Subsidiary of the Issuer;

         (5) Restricted Payments that are permitted by Section 4.03 (Restricted Payments);

         (6) Permitted Investments which (other than Permitted Intra-Group Hedging Transactions) are on arm's-length terms;

         (7) transactions with Affiliates solely in their capacity as holders of Indebtedness of or Equity Interests in the Issuer or any Subsidiary of the Issuer where such Affiliates are treated no more favorably than holders of such Indebtedness or such Equity Interests generally;

         (8) payment of compensation or reimbursement or advances of expenses by the Issuer or any Subsidiary of the Issuer to their respective officers, directors or employees in the ordinary course of business and which are customary in the industry in which the Issuer or such Subsidiary operates;

         (9) maintenance in the ordinary course of business (and payments required thereby) of benefit programs, or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation and other stock option plans, directors' and officers' indemnification agreements and retirement or saving plans and similar plans, provided that any such plan or

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

                  agreement which is entered into or adopted on or after the Scheme Launch Date shall have been approved by a majority of the Disinterested Directors of the Board of Directors of the Issuer, or, if there are no Disinterested Directors, by a majority of all members of the Board of Directors of the Issuer;

         (10) a Permitted Intra-Group Transfer (and payments required thereby);

         (11) Permitted Intra-Group Indebtedness (and payments required thereby);

         (12) supply, purchase or sale transactions with suppliers or purchasers or sellers of goods or services (other than the Issuer and its Subsidiaries), in each case in the ordinary course of business and otherwise in compliance with the terms of this Indenture, which, if initially effected on or after the Issue Date, are fair to the Issuer or such Subsidiary of the Issuer or are on terms (taken as a whole) at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in the reasonable determination of
                  (a) a majority of the Disinterested Directors of the Board of Directors of the Issuer or, if there are no Disinterested Directors, a majority of all members of the Board of Directors of the Issuer or (b) two Disinterested Officers of the Issuer;

         (13) the sale or other disposition of inventory and/or related services (and payments related thereto) in the ordinary course of business on an arm's-length basis between or among the Issuer and/or any Non-US Subsidiaries, on the one hand, and any US Subsidiaries, on the other;

         (14) payments made pursuant to or in relation to an obligation (a) between or among the Issuer and/or its Subsidiaries or (b) between or among the Issuer and/or its Subsidiaries, on the one hand, and any Person in which the Issuer and/or its Subsidiaries own an Equity Interest (other than any such Person that is an Affiliate of a director or officer of the Issuer or any of its Subsidiaries by virtue of such director or officer owning an Equity Interest in such Person), on the other hand, in each case (1) that exists on the Scheme Launch Date, and (2) other than an obligation that constitutes Indebtedness;

         (15) the provision of administrative, treasury, finance, tax, legal, accounting, human resources, pension and benefits, insurance, risk management, intellectual property, information technology, sales support and other central services to or by the Issuer or one or more Non-US Subsidiaries by or to one or more US Subsidiaries in the ordinary course of business and on an arm's-length basis pursuant to an instrument in writing provided that with respect to any such services provided by any US Subsidiary to the Issuer or a Non-US Subsidiary, services of such type were provided by such US Subsidiary prior to the Issue Date;

         (16) allocation of costs between or among the US Subsidiaries, the Non-US Subsidiaries and/or the Issuer relating to (a) tax, information technology, intellectual property, insurance, audit, real estate, statutory compliance and employee benefit and welfare plans (including health and life insurance plans, deferred compensation and other stock option plans and retirement and savings plans) or (b) any products or services provided by Persons other than the Issuer or any of its Subsidiaries to multiple Group Companies, in the case of each of (a) and (b) pursuant to an instrument in writing;

         (17) payments made pursuant to or in relation to either (a) trading and other accrued current liabilities existing on the Issue Date or (b) Existing Intercompany Indebtedness; and

         (18) any spot foreign exchange transaction between or among the Issuer and/or its Subsidiaries.

(c) The Issuer shall not, and shall not permit any Non-US Subsidiary to, enter into or effect any Affiliate Transaction with, or for the benefit of, any US Subsidiary other than:

         (1) an Affiliate Transaction that falls within clause (11), (12) or (14) of the definition of Permitted Intra-Group Transfer, and payments required thereby;

         (2)      an Affiliate Transaction that falls within clause (9), (10),
                  (13), (14) or (15) of the definition of Permitted Intra-Group Indebtedness, and payments required thereby;

         (3)      an Affiliate Transaction that falls within clause (13), (15),
                  (16), (17) or (18) of clause (b) of this Section 4.10, above;

         (4) payments made pursuant to or in relation to an obligation between or among the Issuer and/or its Subsidiaries that exists on the Scheme Launch Date, other than an obligation that constitutes Indebtedness, provided that if the aggregate of all payments made or to be made on or after the Issue Date pursuant to or in relation to any such obligation exceeds L5 million (or the Sterling Equivalent), such obligation shall be set forth in Schedule 6 (Certain Affiliate Transactions) hereto; and

         (5) an Affiliate Transaction or series of related Affiliate Transactions involving payments, or having a value, of less than L500,000 (or the Sterling Equivalent).

         Any Affiliate Transaction permitted by clause (c) of this Section 4.10 shall not be subject to the restrictions or requirements of clause (a) of this
Section 4.10.

SECTION 4.11.     Limitation on Sale and Leaseback Transactions.

         The Issuer shall not, and shall not permit any of its Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Issuer or any Subsidiary of the Issuer may enter into a Sale and Leaseback Transaction if:

         (1) the Issuer or such Subsidiary, as applicable, could have (a) outstanding Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to Section 4.06 (Limitation on Indebtedness and Preferred Stock), provided that the aggregate amount of such Attributable Debt outstanding at any time shall not exceed L27 million (or the Sterling Equivalent) and (b) incurred a Lien to secure such Indebtedness pursuant to
                  Section 4.08 (Limitation on Liens);

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

         (2) the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the Fair Market Value of the property that is the subject of that Sale and Leaseback Transaction, as determined in good faith by the Board of Directors of the Issuer and, if such proceeds exceed L10 million, the Issuer shall deliver an Officers' Certificate to the Trustee certifying such determination by the Board of Directors of the Issuer; and

         (3) the transfer of assets in that Sale and Leaseback Transaction is not restricted by, or if applicable the Issuer applies the proceeds of such transaction in compliance with, Section 4.02 (Asset Sales).

SECTION 4.12. Limitation on Issuances and Sales of Equity Interests in Subsidiaries.

         Except as provided below in this Section 4.12, the Issuer shall not, and shall not permit any of its Subsidiaries to, transfer, convey, sell or otherwise dispose of any Equity Interests in any Subsidiary of the Issuer to any Person (other than, in the case of Equity Interests in a Non-US Subsidiary, to the Issuer or a Non-US Subsidiary or, in the case of Equity Interests in a US Subsidiary, to a US Subsidiary, or in any case to the extent necessary to comply with any applicable law or regulation), unless (1) such transfer, conveyance, sale or other disposition is of all the Equity Interests in such Subsidiary (except in the case of a Subsidiary of the Issuer that is not a Wholly-Owned Subsidiary of the Issuer on the Issue Date, in which case the Issuer or a Subsidiary of the Issuer may transfer, convey, sell or otherwise dispose of any Equity Interest of such Subsidiary) and the Net Proceeds from such transfer, conveyance, sale or other disposition are applied in accordance with Section
4.02 (Asset Sales) or (2) such transfer, conveyance, sale or other disposition is either a Restricted Payment that is permitted to be made in accordance with
Section 4.03 (Restricted Payments) or a Permitted Investment.

         In addition, the Issuer shall not permit any of its Subsidiaries to issue any of their respective Equity Interests (other than shares of Capital Stock constituting directors' qualifying shares or otherwise to the extent necessary to comply with any applicable law or regulation) to any Person other than (1) in the case of the issuance of Equity Interests by a Non-US Subsidiary, an issuance to the Issuer or a Non-US Subsidiary, (2) in the case of the issuance of Equity Interests by a US Subsidiary, an issuance to a US Subsidiary or an issuance of Equity Interests of the US Parent to FS Holdings Corp., (3) an issuance by a Subsidiary of the Issuer to an existing holder of Capital Stock of such Subsidiary pursuant to legal or contractual requirements applicable to such Subsidiary in an amount that is no greater than is contractually or legally required for such holder, provided that after giving effect to such issuance such Subsidiary remains a Subsidiary of the Issuer or (4) an issuance that is either a Restricted Payment that is permitted to be made in accordance with
Section 4.03 (Restricted Payments) or a Permitted Investment.

         The Issuer shall not permit any Subsidiary, any of the Equity Interests of which constitute Transaction Security, to issue any additional Equity Interests to the Issuer or any other Subsidiary of the Issuer unless the Issuer or such other Subsidiary takes all steps necessary to cause such additional Equity Interests also to constitute Transaction Security pursuant to a Security Document governed by the law of the jurisdiction in which the issuing Subsidiary is organized.

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SECTION 4.13. Guarantor Coverage Requirements.

(a) Subject to clause (c) of this Section 4.13, below, the Issuer shall ensure that the following requirements are met as of the end of the second fiscal quarter and the fourth fiscal quarter of each fiscal year of the Issuer commencing with the quarter ending September 30, 2003 (each a "SEMI-ANNUAL TEST DATE") and as of any date on which the Issuer or any of its Subsidiaries acquires from, or disposes of to, any Person (other than the Issuer or any of its Subsidiaries) any Significant Subsidiary (or assets, properties or rights that would, if held by a single Subsidiary of the Issuer, constitute a Significant Subsidiary), other than any date on or prior to September 30, 2003 on which the Issuer or any of its Subsidiaries consummates a disposition of the North American Access Business (each such date an "INTERIM TEST DATE" and, together with the Semi-Annual Test Dates, the "GUARANTOR TEST DATES"):

         (1) if any of (a) the aggregate of the unconsolidated Total Assets, (b) the aggregate of the unconsolidated External Assets, (c) the aggregate of the unconsolidated External Sales or (d) commencing as of March 31, 2005, the aggregate of the unconsolidated EBITDA of all of the Guarantors as of any Guarantor Test Date (other than, with respect to Interim Test Dates only, unconsolidated Total Assets, which shall not be tested as of such Interim Test Dates) are less than 80% of the
                  (w) aggregate of the unconsolidated Total Assets of the Issuer and each of its Subsidiaries or the (x) consolidated External Assets, (y) consolidated External Sales or (z) Consolidated EBITDA, respectively, of the Issuer and its Subsidiaries, taken as a whole, as of such Guarantor Test Date, the Issuer shall procure that, on or prior to the applicable Guarantor Certification Date (as defined below), sufficient Additional Guarantor(s) execute and deliver a supplemental indenture to this Indenture in form and substance reasonably satisfactory to the Trustee pursuant to which they become Guarantors of the Junior Notes such that each of (a) the aggregate of the unconsolidated Total Assets, (b) the aggregate of the unconsolidated External Assets, (c) the aggregate of the unconsolidated External Sales and (d) from and after March 31, 2005, the aggregate of the unconsolidated EBITDA of all of the Guarantors are not less than 80% of the (w) aggregate of the unconsolidated Total Assets of the Issuer and each of its Subsidiaries and the (x) consolidated External Assets, (y) consolidated External Sales and (z) Consolidated EBITDA, respectively, of the Issuer and its Subsidiaries, taken as a whole, as of such Guarantor Test Date; and

         (2) if any Subsidiary of the Issuer that is not a Guarantor would be a Significant Subsidiary as of any Guarantor Test Date (other than, with respect to Interim Test Dates only, a Subsidiary that would be a Significant Subsidiary by virtue of its unconsolidated Total Assets, which shall not be tested as of such Interim Test Dates) then, on or prior to the applicable Guarantor Certification Date, any such Subsidiary shall execute and deliver a supplemental indenture to this Indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Subsidiary becomes a Guarantor of the Junior Notes.

(b) As of the end of the second fiscal quarter and the fourth fiscal quarter of each fiscal year of the Issuer, and as of each other Guarantor Test Date, the Issuer shall deliver, within the applicable time period after the end of each such fiscal quarter or fiscal year (in the case of the fourth fiscal quarter) during which a domestic US issuer that is an "accelerated filer" would be required to file an annual report on Form 10-K (in the case of the fourth fiscal quarter) or a quarterly report on Form 10-Q (in the case of the second fiscal quarter), as applicable, by the rules and regulations of the SEC from time to time in effect (but in no event later than the date on which the Issuer publicly releases its annual and quarterly consolidated financial statements for such periods), and within 30 days after each other Guarantor Test Date (each such foregoing date being a "GUARANTOR CERTIFICATION DATE"), to the Trustee, an Officers' Certificate stating whether or not the Issuer is in compliance with subclauses (1) and (2) of clause (a) of this Section 4.13, above, and setting forth the calculations required by this Section 4.13 as of the applicable Guarantor Test Date and the basis on which such calculations were made. For the avoidance of doubt, Additional Guarantors may enter into the Guarantee of the Junior Notes irrespective of the above tests being met.

(c)      For the purpose of this Section 4.13:

         (1) for purposes of the calculations required to be made pursuant to subclause (1) of clause (a) of this Section 4.13 and subclause (2) of this clause (c), the phrase "all of the Guarantors" shall include the Issuer;

         (2) (i) the aggregate of the unconsolidated Total Assets, (ii) the aggregate of the unconsolidated External Assets, (iii) the aggregate of the unconsolidated External Sales and (iv) the aggregate of the unconsolidated EBITDA of all of the Guarantors that have not provided any Transaction Security may not account for more than 5% of the (w) aggregate of the unconsolidated Total Assets of the Issuer and each of its Subsidiaries or the (x) consolidated External Assets, (y) consolidated External Sales or (z) Consolidated EBITDA, respectively, of the Issuer and its Subsidiaries, taken as a whole, as of any Guarantor Test Date;

         (3) the unconsolidated Total Assets, unconsolidated External Assets, unconsolidated External Sales and unconsolidated EBITDA of a Subsidiary of the Issuer as of any date will be determined from the accounting records upon which the latest consolidated financial statements of the Issuer and its Subsidiaries have been based and, in the case of unconsolidated EBITDA and unconsolidated External Sales, for the period consisting of the four fiscal quarters ended on or (in the case of an Interim Test Date) prior to the Guarantor Test Date (or, in the case of unconsolidated EBITDA for any Guarantor Test Date prior to December 31, 2005, the period consisting of each completed fiscal quarter of the Issuer commencing on or after January 1, 2005);

         (4) if a Person becomes a Subsidiary of the Issuer after the date as of which the latest consolidated financial statements of the Issuer and its Subsidiaries have been prepared, the unconsolidated Total Assets, unconsolidated External Assets, unconsolidated External Sales and unconsolidated EBITDA of that Subsidiary will be determined from such Subsidiary's latest financial statements, and in the case of unconsolidated EBITDA and unconsolidated External Sales, for the period consisting of the four fiscal quarters ended on or (in the case of an Interim Test Date) prior to the Guarantor Test Date (or, in the case of unconsolidated EBITDA for any Guarantor Test Date prior to December 31, 2005, the period consisting of each completed fiscal quarter of the Issuer commencing on or after January 1, 2005);

         (5) the aggregate of the unconsolidated Total Assets of the Issuer and each of its Subsidiaries, and the consolidated External Assets, consolidated External Sales and Consolidated EBITDA of the Issuer and its Subsidiaries, taken as a whole, will be determined from the Issuer's latest consolidated financial statements, and, in the case of consolidated External Sales and Consolidated EBITDA, for the period consisting of the four fiscal quarters ended on or (in the case of an Interim Test
                  Date) prior to the Guarantor Test Date (or, in the case of Consolidated EBITDA for any Guarantor Test Date prior to December 31, 2005, the period consisting of each completed fiscal quarter of the Issuer commencing on or after January 1,
                  2005), adjusted (where appropriate) to reflect the Total Assets, External Assets, External Sales and EBITDA of any Significant Subsidiary (or assets, properties or rights that would, if held by a single Subsidiary of the Issuer, constitute a Significant Subsidiary) that has been subsequently disposed of or acquired; and

         (6) the Issuer shall not be obliged to meet the requirements of subclause (2) of clause (a) of this Section 4.13 in respect of any Subsidiary of the Issuer that would otherwise be required to provide a Guarantee of the Junior Notes thereunder if:

                  (i) such Subsidiary cannot provide a Guarantee of the Junior Notes by reason of any legal or regulatory impediment which is beyond the reasonable control of the Issuer and its Subsidiaries;

                  (ii) such Subsidiary cannot provide a Guarantee of the Junior Notes by reason of any contractual restriction or obligation in effect prior to the Scheme Launch Date, provided that the Issuer certifies in the Officers' Certificate required to be delivered by this subclause (6) of clause (c) of this Section 4.13 that such restriction or obligation was in existence prior to the Scheme Launch Date;

                  (iii) in respect of any Person that becomes a Subsidiary of the Issuer after the Issue Date, such Subsidiary cannot meet such requirements by reason of any contractual restriction or obligation that was in existence when that Person became a Subsidiary of the Issuer, provided that such contractual restriction or obligation was not created in contemplation of or in connection with that Person becoming a Subsidiary of the Issuer and such restriction or obligation continues in effect; or

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                  (iv)     there is any material risk that the directors of such
                           Subsidiary could be held to be in breach of applicable corporate, criminal or other law as a result of such Subsidiary providing a Guarantee of the Junior Notes.

                  The Issuer shall deliver an Officers' Certificate to the Trustee supplying details of the relevant Subsidiary of the Issuer and the relevant circumstances affecting such Subsidiary no later than the applicable Guarantor Certification Date in the event that any such Subsidiary does not provide a Guarantee of the Junior Notes by virtue of this subclause (6) of clause (c) of this Section 4.13.

SECTION 4.14. Requirements with respect to Additional Guarantors.

(a) The Issuer shall ensure that any of its Subsidiaries that Guarantees any of the Junior Notes after the Issue Date:

         (1) executes and delivers supplemental indentures to this Indenture and, if at such time there are any Senior Notes Outstanding (within the meaning of the Senior Note Indenture), the Senior Note Indenture pursuant to which it becomes a Guarantor of the Junior Notes and, if at such time there are any Senior Notes Outstanding (within the meaning of the Senior
                  Note Indenture), the Senior Notes, in each case, in form and substance reasonably satisfactory to the applicable Note Trustee;

         (2) executes and delivers a Guarantee of the Junior Notes and, if at such time there are any Senior Notes Outstanding (within the meaning of the Senior Note Indenture), a Guarantee of the Senior Notes in form and substance reasonably satisfactory to the Senior Note Trustee (which, for the avoidance of doubt, may be an accession letter to such Guarantee); and an accession letter to the Composite Guarantee in form and substance reasonably satisfactory to the Security Trustee; and

         (3) becomes a party to the Security Trust and Intercreditor Deed and the Agency Agreement.

(b) On or prior to the date on which any Additional Guarantor executes a supplemental indenture to this Indenture to Guarantee the Junior Notes and, if at such time there are any Senior Notes Outstanding (within the meaning of the Senior Note Indenture), a supplemental indenture to the Senior Note Indenture to Guarantee the Senior Notes, the Issuer shall, and shall procure that its relevant Subsidiaries (including the Additional Guarantor), execute and deliver to the Security Trustee, on behalf of the Note Trustees (for the benefit of the Holders of the Junior Notes and, if at such time there are any Senior Notes Outstanding (within the meaning of the Senior Note Indenture) the holders of the Senior Notes) and the other Secured Creditors, Security Documents that provide security (the "NEW SECURITY") for the obligations of such Additional Guarantor under its Guarantee of the Senior Notes, its Guarantee of the Junior Notes and its Guarantee of the other Secured Obligations, which complies with the requirements set forth in this Section 4.14, including subclauses (1) to (8) of clause
         (c) of this Section 4.14. The Issuer shall deliver, on each date on which an Additional Guarantor executes a supplemental indenture to this Indenture and a Guarantee of the Junior Notes, to the Trustee an

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         Officers' Certificate stating that the Issuer and its relevant
         Subsidiaries have complied with this Section 4.14 and an Opinion of Outside Counsel in form and substance reasonably satisfactory to the Trustee with respect to the validity of such Guarantee of the Junior Notes and any New Security. For the avoidance of doubt, the requirements of this Section 4.14 shall not apply with respect to the execution of any supplemental indenture to this Indenture pursuant to
         Section 4.38 (Accession of Italian Guarantor).

         The New Security shall be subject to the general principles in subclause (4) of clause (c) of this Section 4.14, below, and shall consist of:

         (1)      share pledges over the Equity Interests in such Additional
                  Guarantor;

         (2) fixed security over any key freehold or leasehold real property (determined by reference to whether such property is key to the business of the Group as a whole) owned or leased by such Additional Guarantor;

         (3) with respect to any Additional Guarantor that is incorporated or organized under the laws of England, the Republic of Ireland, any state of the United States, Australia, Canada or Hong Kong or any other jurisdiction in which a floating charge (or similar security) is recognized, floating charges (or similar types of security) over all or substantially all of the assets of such Additional Guarantor; and

         (4) with respect to any Additional Guarantor that is incorporated or organized under the laws of Italy, Germany or any other jurisdiction in which a floating charge (or similar security) is not recognized, security over all material assets (including Equity Interests in any Wholly-Owned Subsidiary of such Additional Guarantor that is directly owned by such Additional Guarantor, receivables, bank accounts, Intellectual Property and movables) of such Additional Guarantor.

         In addition, the Issuer shall, and shall cause each of its relevant Subsidiaries to, take all necessary action to ensure that the organizational documents of any Subsidiary of the Issuer whose Equity Interests are the subject of a share pledge (other than a floating charge or its equivalent) constituting New Security (including, for the avoidance of doubt, any agreements between or among the owners of such Equity Interests) shall not contain any restrictions or limitations on the transfer of the pledged Equity Interests pursuant to any enforcement of such share pledge, other than (i) to the extent (and only to the extent) required by applicable law or (ii) in the case of any Subsidiary all of the outstanding Voting Stock of which (other than directors' qualifying shares) is not owned, directly or indirectly, by the Issuer and its Subsidiaries, (A) to the extent that the Issuer and its Subsidiaries do not, in the aggregate, possess the requisite voting power or contractual rights to ensure that the organizational documents of such Subsidiary do not contain any such restrictions or limitations or (B) the Issuer reasonably believes that the elimination of any such restrictions or limitations from the organizational documents of such Subsidiary would be prejudicial to the commercial interests of the Issuer and its Subsidiaries in such Subsidiary.

(c)      For the purposes of clause (b) of this Section 4.14:

         (1) Share Pledges. With respect to share pledges over Equity Interests, unless required by applicable law as the only means of procuring a security interest, but provided also that the Security Trustee shall not be required to accept such transfer if it may be prejudiced thereby, the taking of security shall not require transfer of legal title to the pledged Equity Interests to the Security Trustee. Until the occurrence of an Enforcement Event, (a) the pledgor of Equity Interests constituting New Security shall be permitted to exercise voting rights with respect to the Equity Interests pledged in such manner as it sees fit, provided that such exercise would not constitute a default under any Relevant Document; (b) the pledgor of the Equity Interests constituting the New Security shall be permitted to receive and retain dividends and other distributions on such Equity Interests except to the extent otherwise required by Section 4.02 (Asset Sales); and (c) to the extent that legal title to the pledged Equity Interests is vested in the Security Trustee, the documentation of the pledge of such Equity Interests shall provide that the Security Trustee, as the holder of such Equity Interests, shall (subject to the terms of the Security Trust and Intercreditor Deed) be required to pay all dividends and distributions on such Equity Interests and exercise all voting and other rights with respect to such Equity Interests in such manner as the pledgor of such Equity Interests may reasonably direct, provided that any such action by the Security Trustee would not result in a default under any Relevant Document.

         (2) Bank Accounts. With respect to bank accounts, all security over such accounts shall permit the relevant Additional Guarantor to operate those accounts freely without reference to the Security Trustee prior to a notice being delivered by the Security Trustee to such Additional Guarantor following the occurrence of an Enforcement Event or an Insolvency Event of Default (as such term is defined in the Security Trust and Intercreditor Deed) or, if the Security Trustee is instructed to do so pursuant to the Security Trust and Intercreditor Deed, at any time after the occurrence of any Event of Default which is continuing.

         (3) Notification/Perfection Requirements. With respect to security over the following assets, the notification/perfection requirement shall be as follows:

                  (a) Initial Notification/Perfection Requirements: In relation to any jurisdiction where New Security is to be provided, the relevant Additional Guarantor shall (where such action is required for the creation, continued effectiveness or perfection of the New Security), on the date such Additional Guarantor executes any Relevant Document:

                           (i) procure the endorsement of the share pledge on the Additional Guarantor's and relevant Wholly-Owned Subsidiaries' share register or share certificates or deliver share certificates or blank stock transfer forms and satisfy any other notification or perfection requirements;

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

                           (ii) provide a list of bank accounts and serve notices of the creation of the relevant security interest (or permit the Security Trustee to serve notices) to account banks;

                           (iii) (in Italy and Germany and in any other jurisdiction the law of which may impose similar obligations on an Additional Guarantor) send to the Security Trustee details of pledged receivable claims;

                           (iv) where relevant, notify the insurer of the assignment or charge of an insurance policy; and

                           (v) deliver to the Security Trustee real estate documents of title.

                  (b) Ongoing Notification/Perfection Requirements in Italy. Any Additional Guarantor organized or incorporated under the laws of Italy shall, (A) within ten (10) London Business Days of the end of each calendar quarter, provide to the Security Trustee, (x) the most recent monthly bank statements from each account bank and (y) a list of all receivable claims together with contact details of all debtors, and (B) within ten (10) London Business Days of the acquisition of any shares, carry out the steps required to perfect security over future shareholdings.

                  Any Additional Guarantor incorporated under the law of any other jurisdiction where similar on-going requirements apply to the creation, continued effectiveness or perfection of New Security shall comply with such requirements.

         (4) General Principles. Subject to the terms of the Security Trust and Intercreditor Deed, any security shall (to the extent legally possible and without the Security Trustee or the directors of the relevant Subsidiary of the Issuer being exposed to material personal risk) secure the obligations of such Additional Guarantor under the Relevant Documents and shall (to the extent legally possible and subject to the other provisions below) create valid, perfected and first priority security over such assets.

                  With regard to any security to be provided by an Additional Guarantor, due regard shall be had to:

                  (a) any risk that the Security Trustee or the directors of a Subsidiary of the Issuer being asked to provide or receive, as the case may be, security could be held to be in breach of applicable corporate, criminal or other law in providing such security;

                  (b) the practicality and costs involved in taking any such security;

                  (c) the value of the proposed security to the Secured Creditors in light of the whole of the security already provided to them at such time; and

                  (d) legitimate operational requirements of the Additional Guarantor;

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

                  provided that if security is to be provided by an Additional Guarantor in any jurisdiction where security has been taken on the Issue Date, such Additional Guarantor shall grant the same types of security (assuming such Additional Guarantor has the same types of assets) pursuant to the same form of documentation (to the extent reasonably practicable) in such jurisdiction as the Guarantors organized or incorporated in that jurisdiction as of the Issue Date unless there has been an amendment to or change in the laws, regulations or rulings of such jurisdiction, or any amendment to or change in any position concerning the administration, application or interpretation of such laws, regulations or rulings, which amendment or change has become effective on or after the Issue Date and is relevant to the granting of security in such jurisdiction (in which case the security granted by such Additional Guarantor and the documentation, as applicable, shall take into account any such amendment or change).

                  In the event that the terms of the Senior Note Indenture, this Indenture, the Senior Notes and the Junior Notes do not restrict the freedom of an Additional Guarantor to deal in assets over which security has been granted, the Additional Guarantor shall have freedom to deal under the terms of the Security Documents granting New Security.

         (5) Security Trustee. To the extent possible, all security shall be granted in favor of the Security Trustee and not other Secured Creditors individually. "Parallel debt" provisions shall be used, which provisions shall be as contained in the Security Trust and Intercreditor Deed and not the Security Documents granting New Security. To the extent possible, no action shall be required to be taken in relation to New Security when any Secured Creditor transfers any of its participation in any Relevant Document to another Person.

         (6) No Commercial Provisions. The provisions of the Security Documents granting New Security shall operate only so as to create and preserve effective security and shall not impose commercial undertakings or include any provisions which are credit protections or which seek to preserve the value of assets, unless those are legally required for the creation, continued effectiveness or perfection of the New Security. Representations and further assurance provisions shall be included in the Security Documents granting New Security to the extent necessary or desirable to create security under applicable law. Additional undertakings shall only be included if they will not unduly interfere with the normal running of the business of such Additional Guarantor.

         (7) Enforcement. All Transaction Security shall only be enforceable upon an Enforcement Event. Security Documents granting New Security shall include any limitations on enforcement of security which are needed in order to give effect to the general principles in subclause (4) of this clause (c) of this Section 4.14.

         (8) Release of Security. The circumstances under which the Security Trustee shall be required to release New Security, which shall be as set forth in the Security

                  Trust and Intercreditor Deed, shall not be included in the Security Documents granting New Security unless pursuant to applicable law those provisions must be set forth in such Security Documents in order to give effect to the provisions set forth in the Security Trust and Intercreditor Deed or required by applicable law and any such provisions in any Security Document shall be consistent with those set forth in the Security Trust and Intercreditor Deed.

SECTION 4.15. Release of Guarantees and Collateral.

         Subject to the terms of the Security Trust and Intercreditor Deed, the Guarantee of the Junior Notes by any Guarantor under this Indenture, and the Transaction Security that secures such Guarantor's obligation under the Guarantee of the Junior Notes, shall be released upon a sale or other disposition of all of the Equity Interests of such Guarantor by the Issuer or a Subsidiary of the Issuer, in compliance, to the extent applicable, with Section
4.02 (Asset Sales). In addition, subject to the terms of the Security Trust and Intercreditor Deed, each of the Guarantors shall be discharged from its obligations in respect of its Guarantee of the Junior Notes in the circumstances set forth in Section 9.01 (Satisfaction and Discharge).

         Subject to the terms of the Security Trust and Intercreditor Deed, the Transaction Security shall be released upon the sale or other disposition of the assets constituting such Transaction Security by the Issuer or any of its Subsidiaries in compliance, to the extent applicable, with Section 4.02 (Asset Sales).

         Notwithstanding the foregoing, the Guarantee of the Junior Notes by MCHI and any Transaction Security related thereto shall be released at the request of the Issuer upon certification provided by the Issuer to the Security Trustee, the Trustee and the Senior Note Trustee that, subject to such releases, MCHI has completed all distributions to the stockholders of MCHI pursuant to and in accordance with the MCHI Plan of Liquidation and Dissolution.

SECTION 4.16. Limitation on Issuances of Guarantees of Indebtedness.

         The Issuer shall not permit any of its Subsidiaries that is not a Guarantor to, directly or indirectly, Guarantee any Indebtedness of the Issuer or any Guarantor unless such Subsidiary simultaneously executes and delivers a supplemental indenture in form and substance reasonably satisfactory to the Trustee providing for the Guarantee of all Outstanding Junior Notes by such Subsidiary, which Guarantee will, subject to the terms of the Security Trust and Intercreditor Deed, be at least pari passu with such Subsidiary's Guarantee of such other Indebtedness and be secured by New Security in accordance with the principles set forth in Section 4.14 (Requirements with respect to Additional Guarantors).

         The requirements in this Section 4.16 shall not apply to any counter-indemnity obligation permitted by clause (11), (12), (14) or (15) of the definition of Permitted Intra-Group Indebtedness.

SECTION 4.17. Restrictions on Amendments.

         The Issuer shall not, and shall not permit any of its Subsidiaries to,
(1) amend, modify or alter the Security Trust and Intercreditor Deed except as provided for in the Security Trust and Intercreditor Deed or (2) amend, modify or supplement this Indenture, the Junior Notes or the Guarantee of the Junior Notes while any Senior Notes are Outstanding (as such term is defined in the Senior Note Indenture), other than (a) to give effect to required amendments to the Junior Notes and/or this Indenture as a result of amendments made to the Senior Notes and/or the Senior Note Indenture pursuant to the provisions of Section 6.05 (Certain Amendments and Waivers of Senior Notes Binding on the Junior Notes), (b) to amend or supplement this Indenture, the Junior Notes or the Guarantee of the Junior Notes in the manner specified in any of clauses (2), (3), (4), (5) or (6) of the first paragraph in Section 10.02 (Supplemental Indentures Without Consent of Holders) of this Indenture or (c) with the prior written consent of the Senior Note Trustee.

SECTION 4.18. Limitation on Business Activities.

         The Issuer shall not, and shall not permit any of its Subsidiaries to, engage in any business other than Permitted Businesses.

SECTION 4.19. SEC Reports; Other Information.

(a) Whether or not required by the SEC, the Issuer will file with or furnish to the SEC and furnish to the Trustee:

         (1) from and after September 30, 2003, within the applicable period required for domestic US issuers that are "accelerated filers" by the rules and regulations of the SEC:

                  (i) annual reports on Form 10-K (or any successor form) in respect of each of the Issuer's fiscal years, commencing with the fiscal year ended March 31, 2004,

                  (ii) quarterly reports on Form 10-Q (or any successor form) in respect of the first three fiscal quarters of each of the Issuer's fiscal years, commencing with the fiscal quarter ended September 30, 2003, and

                  (iii) whenever the rules and regulations of the SEC would require the Issuer, if it were a domestic US issuer with equity securities registered pursuant to Section 12(b) of the US Exchange Act, to file a current report on Form 8-K, a report on Form 6-K or 8-K (or any successor form to either such form) containing the information that would be required to be filed on Form 8-K if the Issuer were so required to file Form 8-K (or any successor form to such form), in the case of each of (i) and (ii) containing:

                  (A) the information required to be contained therein (or required in such successor form) as if the Issuer were a domestic US issuer with equity securities registered pursuant to Section 12(b) of the US Exchange Act and were not a "foreign private issuer" as such term is defined by Rule 3b-4 under the US Exchange Act including, for the avoidance of doubt, in the case of Form 10-Ks and 10-Qs, consolidated income statements, consolidated balance sheets and consolidated statements of cash flows, in each case prepared in accordance with US GAAP, together with a "Management's Discussion and Analysis of Financial Condition and

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                           Results of Operations" that meets the requirements of
                           Item 303 of Regulation S-K ("MD&A") and includes a discussion of segment information;

                  (B) certifications applicable to such filings of the principal executive officer or officers and the principal financial officer or officers or persons performing similar functions ("EXECUTIVE OFFICERS") of the Issuer required under Sections 302 and 906 of the US Sarbanes-Oxley Act of 2002 as amended from time to time (or any successor law) and any rules and regulations adopted thereunder by the SEC or any governmental authority as if the Issuer were a domestic US issuer with equity securities registered pursuant to Section 12(b) of the US Exchange Act and were not a "foreign private issuer"; and

                  (C)      the following supplemental information:

                           (1) consolidated income statements, consolidated balance sheets and consolidated statements of cash flows, in each case prepared in accordance with US GAAP, in respect of each of (x) the Issuer and its Non-US Subsidiaries and (y) the US Parent and its Subsidiaries; provided that the Issuer shall not be required to include consolidated financial statements for the Issuer and its Non-US Subsidiaries or the US Parent and its Subsidiaries as of any date prior to April 1, 2003 or for any period prior to the fiscal quarter commencing on April 1, 2003; and

                           (2) an MD&A for each of (x) the Issuer and its Non-US Subsidiaries and (y) the US Parent and its Subsidiaries, provided that, in respect of reports relating to fiscal periods ending on or prior to March 31, 2004 such MD&A will be required to include discussions of the material changes in financial condition and results of operations as of or for the fiscal quarter then ended from the financial condition and results of operations as of or for the previous fiscal quarter instead of as of or for the corresponding fiscal quarter in the fiscal year ended March 31, 2003;

                  and in the case of (iii) containing:

                  the information required to be contained therein as if the Issuer were a foreign private issuer except (i) with respect to information required by Item 7 of Form 8-K or any successor or additional provision requiring or relating to the furnishing of financial statements, which shall be prepared as if the Issuer were a domestic US issuer with equity securities registered pursuant to Section 12(b) of the US Exchange Act and were not a foreign private issuer, or (ii) to the extent otherwise required if the Issuer is not actually a foreign private issuer at such time.

         (2) within 90 days after the Issuer's fiscal year ending March 31, 2003, an annual report on Form 20-F containing:

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

                  (i) consolidated income statements, consolidated balance sheets and consolidated cash flow statements of the Issuer and its Subsidiaries prepared in accordance with either (x) Floating UK GAAP, consistently applied, and reconciled to US GAAP in accordance with the requirements of Item 18 of Form 20-F or (y) US GAAP (but with any financial statement schedules prepared in accordance with Floating UK GAAP, consistently applied);

                  (ii) all non-financial statement disclosures required by Form 10-K that are not otherwise required to be contained in Form 20-F, as if the Issuer were a domestic US issuer required to file such Form 10-K and were not a "foreign private issuer", other than quarterly financial data required by Item 302 of Regulation S-K; and

                  (iii) certifications of Executive Officers of the Issuer required under Sections 302 and 906 of the US Sarbanes-Oxley Act of 2002 as amended from time to time (or any successor law) and any rules and regulations adopted thereunder by the SEC or any governmental authority that are applicable to Form 10-K as if the Issuer were a domestic US issuer with equity securities registered pursuant to Section 12(b) of the US Exchange Act and were not a "foreign private issuer";

         (3) within 60 days after the Issuer's fiscal quarter ending June 30, 2003, a quarterly report on Form 6-K containing:

                  (i) consolidated financial statements of the Issuer and its Subsidiaries prepared in accordance with either
                           (x) Floating UK GAAP, consistently applied, and reconciled to US GAAP in accordance with the requirements of Item 18 of Form 20-F or (y) US GAAP (but with any financial statement schedules prepared in accordance with Floating UK GAAP, consistently applied);

                  (ii) all non-financial statement disclosures required by Form 10-Q as if the Issuer were a domestic US issuer required to file such form and were not a "foreign private issuer"; and

                  (iii) certifications of Executive Officers of the Issuer required under Sections 302 and 906 of the US Sarbanes-Oxley Act of 2002 as amended from time to time (or any successor law) and any rules and regulations adopted thereunder by the SEC or any governmental authority that are applicable to Form 10-Q as if the Issuer were a domestic US issuer with equity securities registered pursuant to Section 12(b) of the US Exchange Act and were not a "foreign private issuer".

(b) Within three (3) London Business Days after each annual and quarterly filing described above and within three (3) London Business Days after the release of its consolidated financial statements for each fiscal quarter and each fiscal year described in clause (a) of this Section 4.19, the Issuer shall also (1) file a press release with one or more internationally recognized wire services in connection with such report and (2) post such

                                     - 95 -

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         press release on its website. In addition, within three (3) London
         Business Days after the release of its consolidated financial statements for each fiscal quarter and each fiscal year described in clause (a) of this Section 4.19, the Issuer shall also host a conference call, at a time during the Business Day in each of New York City, London and Frankfurt, to discuss the results for such fiscal quarter or year.

(c)      The Issuer will furnish to the Trustee:

         (1) audited consolidated financial statements of the Issuer and its Subsidiaries for each fiscal year prepared in accordance with Floating UK GAAP, consistently applied, as soon as the Issuer publicly releases such financial statements, but in any event within 90 days after the end of such fiscal year; and

         (2) consolidated financial statements of the Issuer and its Subsidiaries, which may be unaudited, for the first half of each of the Issuer's fiscal years prepared in accordance with Floating UK GAAP, consistently applied, as soon as the Issuer publicly releases such financial statements, but in any event within 60 days after the end of such fiscal half year.

SECTION 4.20. Use of Intellectual Property.

         Each license or sublicense, directly or indirectly, of Intellectual Property (other than trade and service marks) between or among the Issuer and any of its Subsidiaries (or between or among its Subsidiaries) on or after the Issue Date shall be recorded in writing. The Issuer shall procure that the Group Licence Agreement is not amended or terminated so as to deprive the Issuer or any of its Subsidiaries of any rights or benefits enjoyed under such licence so long as any such Group Company remains within the Group.

SECTION 4.21. New Patent Applications.

         The Issuer shall procure that all New Patent applications owned by the Issuer or a Subsidiary of the Issuer incorporated or organized in the United Kingdom or under the laws of the United States, any state thereof or the District of Columbia, if not filed in the name of the relevant IPR SPV, will be assigned to the relevant IPR SPV concurrently with such application, or if that is not procedurally possible, as soon as reasonably practicable thereafter. The Issuer shall procure that each Subsidiary of the Issuer filing a Patent application in the United States, any state thereof, the District of Columbia or Germany notifies the Security Trustee of the relevant patent office details, the name of the patentee, the application number and the date of filing.

SECTION 4.22. Assignment of Patents.

         The Issuer shall not permit any IPR SPV to transfer, dispose of or grant any exclusive licence under any Patent such IPR SPV owns, whether to a Subsidiary of the Issuer or any other Person, other than:

         (1) to a Subsidiary of the Issuer in the context of infringement proceedings against a third party where, absent such transfer, disposal or grant, substantial damages would be irrecoverable (in which case the relevant Patent or Patents shall be re-transferred back to such IPR SPV as soon as such condition no longer prevails);

         (2) to a third party or to a Subsidiary of the Issuer, in either case in connection with any disposal (which is otherwise permitted by this Indenture) of such Subsidiary or assets, property or rights of such Subsidiary; or

         (3) to a customer of the Issuer or of any Subsidiary of the Issuer where the Patent has been commissioned by such customer and developed by a Group Company (whether alone or jointly with the customer) for such customer's exclusive use pursuant to a development agreement.

SECTION 4.23. UK IPR Co and US IPR Co.

         The Issuer shall procure that the UK IPR Co and the US IPR Co remain Wholly-Owned Subsidiaries of the Issuer.

SECTION 4.24. Listing.

         The Issuer shall (1) use its reasonable endeavours to procure that as soon as possible on or after the effective date of the Restructuring, the Junior Notes, excluding the Junior PIK Notes, (2) procure that as of their respective dates of issuance the Junior PIK Notes, if any, are admitted to the Official List of the UK Listing Authority and trading on the London Stock Exchange plc ("LSE") and (3) procure that such listings are maintained at all times.

SECTION 4.25. Escrow Agreement.

         (1) Not later than the Issue Date, the Issuer will execute and deliver the Escrow Agreement and, under the terms thereof, establish the Mandatory Redemption Escrow Account and the Existing Performance Bond Escrow Account. The Issuer will comply with its obligations under the Escrow Agreement and use all reasonable efforts to enforce compliance with the Escrow Agreement by each other party thereto.

         (2) The Issuer, notifying the Security Trustee of the same, shall deposit or cause to be deposited all of the following into the Mandatory Redemption Escrow Account:

                  (a) all Cash Collateral Releases, other than Cash Collateral Releases required to be delivered to the New Bonding Facility Security Trustee pursuant to clause (5) of this Section 4.25; and

                  (b) all Net Proceeds of Asset Sales and all Liquidation Proceeds (in each case other than Excluded Asset Sale and Liquidation Proceeds), to the extent required by
                           Section 4.02 (Asset Sales).

         (3) If at any time the amount transferred to the New Bonding Facility Security Trustee to be held as collateral under the New Bonding Facility Agreement, whether pursuant to Cash Collateral Releases or otherwise (including all interest earned on all such amounts), exceeds the aggregate facility limit then in effect under the New Bonding Facility Agreement, the Issuer will cause the New Bonding Facility Security Trustee to, within three (3) London Business Days, transfer the amount of such excess to the Mandatory Redemption Escrow

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                  Account in accordance with the New Bonding Facility Agreement
                  (and the Security Agreement, as defined therein) and the Escrow Agreement.

         (4) Not later than the Issue Date, the Issuer shall deposit or cause to be deposited into the Existing Performance Bond Escrow Account an amount of not less than L41.86 million (or the Sterling Equivalent), to be applied in the manner set forth under clause (6) of this Section 4.25.

         (5) The Issuer shall transfer or cause to be transferred to the New Bonding Facility Security Trustee all Cash Collateral Releases (other than Cash Collateral Releases described in clause (2) of the definition thereof), until the aggregate of all such Cash Collateral Releases, including all amounts transferred from the Existing Performance Bond Escrow Account to the New Bonding Facility Security Trustee (including all interest earned on such amounts), is equal to the New Bonding Facility Funding Amount.

         (6) On the first anniversary of the Issue Date, or, if such date is not a London Business Day, the preceding London Business Day, the Issuer shall assure that the Security Trustee instructs the Escrow Bank to transfer from the Existing Performance Bond Escrow Account on that date (a) first, the amount that is certified by the New Bonding Facility Security Trustee to the Security Trustee as being, together with all other Cash Collateral Releases transferred to the New Bonding Facility Security Trustee since the Issue Date (together with all interest earned on such transferred amounts), equal to the New Bonding Facility Funding Amount to the New Bonding Facility Security Trustee in accordance with the terms of the Escrow Agreement, and (b) second, to the extent of any amount remaining after giving effect to subclause (a) of this clause
                  (6), to the Mandatory Redemption Escrow Account.

         (7) All Cash Collateral Releases that constitute cash or Cash Equivalents other than British pounds sterling, Euro or United States dollars and that are required to be deposited into the Mandatory Redemption Escrow Account shall be converted into British pounds sterling, Euro or United States dollars, at the option of the Issuer, by or on behalf of the Issuer or its Subsidiaries on or prior to deposit of such into the Mandatory Redemption Escrow Account.

SECTION 4.26. Payment of Principal, Premium, Interest and Additional
Amounts.

         The Issuer hereby covenants and agrees for the benefit of the Holders of all Junior Notes that it will duly and punctually pay the principal of (and premium, if any), interest and Additional Amounts, if any, on the Junior Notes in accordance with the terms of the Junior Notes and this Indenture.

SECTION 4.27. Maintenance of an Office or Agency in the City of New York and London.

         The Issuer will maintain in the City of New York and London an office or agency, where Global Junior Notes may be surrendered for transfer or exchange and where notices and demands to or upon the Issuer in respect of the Junior Notes and this Indenture may be served. Such office or agency in the City of New York and London initially shall be (i) in New York,

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The Bank of New York, 101 Barclay Street, New York, NY 10286, and (ii) in
London, The Bank of New York, One Canada Square, London E14 5AL. The Issuer will give prompt written notice to the Trustee of the location, and any change in the location, of any such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuer hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

SECTION 4.28. Money for Payments to Be Held in Trust.

         Whenever the Issuer shall have a Paying Agent for the Junior Notes it will, prior to 5:00 p.m. London time on the Business Day preceding each due date for payment of the principal of (and premium, if any), interest or Additional Amounts, if any, on the Junior Notes, deposit with the Paying Agent a sum sufficient to pay the principal (and premium, if any), interest or Additional Amounts, if any, so becoming due, such sum to be held as provided by the Trust Indenture Act, and (unless such Paying Agent is the Trustee) the Issuer will promptly notify the Trustee of its action or its failure so to act.

         The Issuer will cause each Paying Agent for the Junior Notes, other than the Trustee, to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 4.28, that such Paying Agent will:

         (a) comply with the provisions of the Trust Indenture Act applicable to it as Paying Agent;

         (b) during the continuance of any Default by the Issuer or any Guarantor (or any other obligor upon the Junior Notes) in the making of any payment in respect of the Junior Notes, and upon written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent for payment in respect of the Junior Notes.

         The Issuer may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Issuer Request direct the Paying Agent to pay, to the Trustee all sums held in trust by such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by such Paying Agent; and, upon such payment by any Paying Agent to the Trustee such Paying Agent shall be released from all further liability with respect to such money.

         Any money deposited with the Trustee or any Paying Agent in trust for the payment of the principal of (and premium, if any), interest or Additional Amounts, if any, on any Junior Notes and remaining unclaimed for two years after such principal (and premium, if any), interest or Additional Amounts, if any, have become due and payable shall be paid to the Issuer on Issuer Request; and the Holder of such Junior Notes shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer give to each such Holder in the manner provided in this Indenture, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days after the date of such notification, publication and mailing, any unclaimed balance of such money then remaining will promptly be repaid to the Issuer.

SECTION 4.29. Maintenance of Corporate Existence.

         The Issuer shall do or cause to be done all things necessary and reasonably practicable to preserve and keep in full force and effect the corporate existence and related rights and franchises (charter and statutory) of the Issuer and each of its Subsidiaries; provided, however, that the Issuer shall not be required to preserve any such right or franchise or the corporate existence of any such Subsidiary (other than any Guarantor) if the Board of Directors of the Issuer shall determine that the preservation thereof is no longer necessary or desirable in the conduct of the business of the Issuer and its Subsidiaries as a whole and that the loss thereof would not reasonably be expected to have a material adverse effect on the ability of the Issuer or any Guarantor to perform their respective obligations under this Indenture, the Junior Notes or the Guarantee of the Junior Notes; and provided, further, that the foregoing shall not prohibit a sale, transfer or conveyance of a Subsidiary of the Issuer or any of its assets in compliance with the terms of this Indenture.

SECTION 4.30. Payment of Taxes and Other Claims.

         The Issuer shall pay or discharge or cause to be paid or discharged, on or before the date the same shall become due and payable, (1) all Taxes, assessments and governmental charges levied or imposed upon the Issuer or any of its Subsidiaries shown to be due on any return of the Issuer or any of its Subsidiaries if failure to pay or discharge the same would be reasonably likely to have a material adverse effect on the ability of the Issuer or any Guarantor to perform their respective obligations under this Indenture, the Junior Notes or the Guarantee of the Junior Notes and (2) all lawful claims for labor, materials and supplies, which, if unpaid, would by law become a Lien upon the property of the Issuer or any of its Subsidiaries, except for any Lien permitted to be incurred under Section 4.08 (Limitation on Liens), if failure to pay or discharge the same would be reasonably likely to have a material adverse effect on the ability of the Issuer or any Guarantor to perform their respective obligations under this Indenture, the Junior Notes or the Guarantee of the Junior Notes; provided, however, that the Issuer shall not be required to pay or discharge or cause to be paid or discharged any such Tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings properly instituted and diligently conducted and in respect of which appropriate reserves (in the good faith judgment of management of the Issuer) are being maintained in accordance with Floating UK GAAP.

SECTION 4.31. Maintenance of Properties.

         The Issuer shall cause all material properties owned by the Issuer or any of its Subsidiaries or used or held for use in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in reasonably good condition, repair and working order (ordinary wear and tear excepted) and supplied with all reasonably necessary equipment and will cause to be made all reasonably necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the reasonable judgment of the Issuer may be consistent with sound business practice and necessary so that the business carried on in connection therewith may be properly conducted; provided, however, that nothing in this Section 4.31 shall prevent the Issuer from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in the reasonable judgment of the Board of Directors of the Issuer acting in good faith, desirable in the conduct of its business or the business of any of its Subsidiaries and would not be reasonably likely to have a material adverse effect on the ability of the Issuer or any Guarantor to perform their respective obligations under this Indenture, the Junior Notes or the Guarantee of the Junior Notes; provided, further, that the foregoing shall not prohibit a sale, transfer or conveyance of a Subsidiary of the Issuer or any of its properties or assets in compliance with the terms of this Indenture.

SECTION 4.32. Maintenance of Insurance.

         The Issuer shall at all times keep all of its and its Subsidiaries' properties which are of an insurable nature insured with insurers, believed by the Issuer in good faith to be financially sound and responsible, against loss or damage to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties in the same general geographic areas in which the Issuer and its Subsidiaries operate, except where the failure to do so would not be reasonably likely to have a material adverse effect on the condition (financial or otherwise), earnings, business affairs or prospects of the Issuer and its Subsidiaries, taken as a whole.

SECTION 4.33. Payments of Renewals and other Fees in Relation to
Intellectual Property and other Matters.

         The Issuer shall at all times use its commercially reasonable discretion to maintain all of the registered Intellectual Property of the Group and shall procure that its Subsidiaries maintain all of their registered Intellectual Property in accordance with the directions of the Issuer. The Issuer shall apply the policies for maintaining the registered Intellectual Property of the Group as they were applied to such registered Intellectual Property during the 12 month period immediately preceding the date of this Indenture.

SECTION 4.34. Provision of Opinions.

         The Issuer shall deliver to the Trustee and the Security Trustee on the Issue Date (1) an Opinion of Counsel to the Issuer under English law, (2) an Opinion of Counsel to each Initial Guarantor under English law, (3) an Opinion of Counsel to the Issue and each Guarantor under Delaware, New York State and United States federal law, and (4) an Opinion of Counsel to each Guarantor incorporated under the laws of Australia, Bermuda, Brazil, Guernsey, Germany, Hong Kong, Ireland, Italy, Mexico, The Netherlands and Switzerland, in all respects reasonably satisfactory to Clifford Chance Limited Liability Partnership, Bingham McCutchen LLP and White & Case LLP.

SECTION 4.35. Currency Indemnity.

         All sums payable by the Issuer or the Guarantors under the Junior Notes, the Guarantee of the Junior Notes and this Indenture shall be payable in the Relevant Currency. Any amount received or recovered in a currency other than the Relevant Currency with respect to the Junior Notes (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Issuer, any Guarantor, any Subsidiary of the Issuer or otherwise), by the Holder of such Junior Notes in respect of any sum expressed to be due to it from the Issuer or any Guarantor shall constitute a discharge of the Issuer or any Guarantor only to the extent of the Relevant Currency amount which the recipient is able to purchase with the amount so received or recovered in other currency on the date of receipt of that recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do so). If that Relevant Currency amount is less than the Relevant Currency amount expressed to be due to the recipient under any Junior Note, the Issuer and each Guarantor, jointly and severally, shall indemnify the recipient against the cost of making any such purchase. For the purposes of this indemnity, it will be sufficient for the Holder to certify (indicating the sources of information used) that it would have suffered a loss had the actual purchase of the Relevant Currency been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of the Relevant Currency on such date had not been possible, on the first date on which it would have been possible). These indemnities, to the extent permitted by law:
(1) constitute a separate and independent obligation from the other obligations of the Issuer and each Guarantor; (2) shall give rise to a separate and independent cause of action; (3) shall apply irrespective of any waiver granted by any Holder of Junior Notes; and (4) shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Junior Note, or any other judgment or order.

SECTION 4.36. Additional Amounts.

         All payments made under, or with respect to, the Junior Notes and the Guarantee of the Junior Notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future Taxes, unless the Issuer or any Guarantor is required to withhold or deduct Taxes by law or by the interpretation or administration thereof. If the Issuer or any Guarantor is required to withhold or deduct any amount for, or on account of, Taxes imposed by the United Kingdom or by any other jurisdiction in which the Issuer or any Guarantor is organized or resident for Tax purposes or any political subdivision thereof or any Taxing Authority therein (each, a "RELEVANT TAXING JURISDICTION"), from any payment made under or with respect to the Junior Notes or the Guarantee of the Junior Notes, the Issuer or the applicable Guarantor will pay such additional amounts ("ADDITIONAL AMOUNTS") as may be necessary so that the net amount received by each Holder (including Additional Amounts) after such withholding or deduction will equal the amount the Holder would have received had no such withholding or deduction been required; provided, however, that no Additional Amounts will be payable with respect to any Tax:

         (1)      that would not have been imposed, payable or due:

                  (a) but for the existence of any connection between the Holder (or the Beneficial Owner of, or Person ultimately entitled to obtain an interest in, the Junior Notes or the Guarantee of the Junior Notes) and the Relevant Taxing Jurisdiction (including being a citizen or resident or national of, or carrying on a trade or business or maintaining a permanent establishment or fixed base in, or being physically present in, or having made an election, the effect of which is to subject the Holder to such Taxes in, in each case whether by himself or through an agent, of the Relevant Taxing Jurisdiction) other than the mere holding of the Junior Notes or the

                           Guarantee of the Junior Notes or enforcement of rights thereunder or the receipt of payments in respect thereof;

                  (b) if the presentation of the Junior Notes (where presentation is required) for payment had occurred within 30 days after the date such payment was due and payable or was duly provided for, whichever is later except to the extent that the Holder of such Junior Notes would have been entitled to such Additional Amounts on presenting such Junior Notes for payment on the last day of such period of 30 days; or

         (2) on a payment to an individual where such withholding or deduction is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with or introduced in order to conform to, such Directive; or

         (3) if the Holder of the Junior Note would have been able to avoid such withholding or deduction by presenting the Junior Note to another Paying Agent in a money-center in a member state of the European Union; or

         (4) where the payment of such Additional Amounts is prevented by any combination of (1), (2) or (3).

         With respect to paragraph (3) above, the Issuer shall undertake to ensure that it maintains a Paying Agent in a European Union member state that will not be obliged to withhold or deduct tax pursuant to the European Union Directive.

         If the Issuer or any Guarantor will be obliged to pay Additional Amounts with respect to any payment under or with respect to the Junior Notes or its Guarantee of the Junior Notes, the Issuer or such Guarantor will deliver to the Trustee at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case the Issuer or such Guarantor shall notify the Trustee promptly thereafter) an Officers' Certificate stating the fact that Additional Amounts will be payable and the amount so payable. The Officers' Certificate shall also set forth any other information necessary to enable the Paying Agent to pay Additional Amounts to Holders on the relevant payment date.

         The Issuer or such Guarantor will make all required withholdings and deductions and will remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer and such Guarantor will use their respective reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld from each Taxing Authority. The Issuer or the relevant Guarantor will furnish to the Trustee, within 60 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing payment by the Issuer or such Guarantor, or if, notwithstanding the Issuer's and such Guarantor's efforts to obtain receipts, receipts are not obtained, other evidence of payments by the Issuer or such Guarantor.

         The Issuer or any Guarantor will pay any stamp duty reserve tax, stamp duty, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which arise from the initial execution, delivery or registration of the Junior Notes and the enforcement of the Junior Notes following the occurrence of any Event of Default.

         Whenever in this Indenture or in any Junior Notes there is mentioned, in any context, the payment of amounts based upon the principal amount of such Junior Notes or of principal, interest, premium, if any, or of any other amount payable under, or with respect to, the Junior Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

         The obligations described under this Section 4.36 shall survive any termination, defeasance or discharge of this Indenture and shall apply mutatis mutandis to any jurisdiction in which any successor Person to the Issuer is organized or any political subdivision or Taxing Authority or agency thereof or therein.

SECTION 4.37. Further Instruments and Acts.

         Upon request of the Trustee, the Issuer and each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

SECTION 4.38. Accession of Italian Guarantor.

(a) The Issuer shall cause Marconi Sud S.p.A. to execute and deliver, no later than the 90th day after the Issue Date:

         (1) a supplemental indenture to this Indenture to the effect that Marconi Sud S.p.A. accedes to this Indenture as a Non-US Guarantor;

         (2) an accession letter to the Agency Agreement pursuant to which Marconi Sud S.p.A. becomes a party to the Agency Agreement as a Guarantor; and

         (3) an amendment to the Agreement for the Creation of a Pledge over Bank Accounts between Marconi Sud S.p.A. and the Security Trustee dated May 19, 2003, pursuant to which Marconi Sud S.p.A. agrees to pledge to the Security Trustee, to secure the payment of the Secured Obligations (as defined therein), all bank accounts that are pledged to the Security Trustee under such Agreement as of the Issue Date and, subject to the exceptions set forth in Section 2.2 of such Agreement, all bank accounts acquired by Marconi Sud S.p.A. after the Issue Date.

(b) The Issuer shall cause Marconi Communications S.p.A. to execute and deliver, no later than the 90th day after the Issue Date, an amendment to the Agreement for the Creation of a Pledge over Bank Accounts between Marconi Communications S.p.A. and the Security Trustee dated May 19, 2003, pursuant to which Marconi Communications S.p.A. agrees to pledge to the Security Trustee, to secure the payment of the Secured Obligations (as defined therein), all bank accounts that are pledged to the Security Trustee under such Agreement as of the Issue Date and, subject to the exceptions set forth in Section 2.2 of such Agreement, all bank accounts acquired by Marconi Communications S.p.A. after the Issue Date.

(c) The Issuer shall cause Marconi Holdings S.p.A. to execute and deliver, no later than the 90th day after the Issue Date, an amendment to the Agreement for the Creation of a Pledge over Bank Accounts between Marconi Holdings S.p.A. and the Security Trustee dated May 19, 2003, pursuant to which Marconi Holdings S.p.A. agrees to pledge to the Security Trustee, to secure the payment of the Secured Obligations (as defined therein), all bank accounts that are pledged to the Security Trustee under such Agreement as of the Issue Date and, subject to the exceptions set forth in Section 2.2 of such Agreement, all bank accounts acquired by Marconi Holdings S.p.A. after the Issue Date.

(d) The Issuer shall deliver to the Trustee, no later than the 90th day after the Issue Date, an Officers' Certificate stating that the Issuer has complied with its obligations under clauses (a), (b) and (c) of this Section 4.38.

(e) The Issuer shall deliver to the Trustee and the Security Trustee, no later than the 90th day after the Issue Date, an Opinion of Counsel or Opinions of Counsel to Marconi Sud S.p.A., Marconi Communications S.p.A. and Marconi Holdings S.p.A. regarding the validity of the documents required to be executed and delivered under clauses (a), (b) and (c) of this Section 4.38, which Opinion(s) of Counsel shall in each case be reasonably consistent with the Opinions of Counsel delivered on the Issue Date with respect to the Guarantors organized under Italian law.

(f) The Issuer shall pay to the Notary Public Luigi Cecala (or his successor) the amount equal to Euro 1,278,200 due in relation to the registration of the mortgages by each of Marconi Communications S.p.A. and Marconi Sud S.p.A. if such amount is not paid by such mortgagors within 10 days after the Issue Date.

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                                    ARTICLE 5
                     MERGER, CONSOLIDATION OR SALE OF ASSETS

SECTION 5.01. Merger, Consolidation or Sale of Assets.

         The Issuer shall not, in a single transaction or through a series of related transactions, directly or indirectly, (1) consolidate, merge or reorganize with or into another Person (whether or not the Issuer is the surviving corporation) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, in each case unless immediately prior to, or contemporaneously with, such transaction or series of related transactions, all Outstanding Junior Notes and, simultaneously therewith, all outstanding Senior Notes are redeemed, in each case upon not less than ten (10) but not more than thirty (30) days notice, at a redemption price in cash equal to the Optional Redemption Price for such Junior Notes and the Optional Redemption Price (as defined in the Senior Note Indenture) for such Senior Notes.

         For purposes of this Section 5.01, any US Core Business Sale will not be considered a sale of "all or substantially all" of the properties or assets of the Issuer and its Subsidiaries taken as a whole.

         The Issuer shall not permit any of its Subsidiaries, in a single transaction or through a series of related transactions, to, directly or indirectly, consolidate, merge or reorganize with or into another Person unless the provisions of clause (1) or (2) below are satisfied:

         (1)      Such consolidation, merger or reorganization complies with
                  Section 4.02 (Asset Sales) or is excluded from the definition of Asset Sale pursuant to clause (1), (4) or (8) of the second paragraph of the definition thereof; or

         (2)      (a)      in the case of a consolidation, merger or
                           reorganization of a Non-US Subsidiary with or into another Person, such other Person is a Non-US
                           Subsidiary, and if either of such Non-US Subsidiaries is a Non-US Guarantor, the Person formed by or surviving such consolidation, merger or reorganization is a Non-US Guarantor;

                  (b) in the case of a consolidation, merger or reorganization of a US Subsidiary with or into another Person, such other Person is a US Subsidiary, and if either of such US Subsidiaries is a US Guarantor, the Person formed by or surviving such consolidation, merger or reorganization is a US Guarantor (provided that a US Core Business Subsidiary may not consolidate, merge or reorganize with (i) any US Core Business Subsidiary engaged in any other US Core Business or (ii) the US Parent);

                  (c) if the Person formed by or surviving such consolidation, merger or reorganization is a Guarantor, such Guarantor shall have executed and delivered a written instrument in form and substance reasonably satisfactory to the Trustee confirming that such Guarantor's obligations under the applicable Security Documents, the Security Trust and Intercreditor Deed, this Indenture, its Guarantee of the Junior Notes, its Guarantee of the Senior Notes (if there are then any Senior Notes outstanding) and the Composite Guarantee remain valid and, where such Guarantor is not bound by the Security Documents entered into by the party to such consolidation, merger or reorganization or the security created by such Security Documents does not constitute valid and perfected security over all or substantially all of the assets of such Guarantor, such Guarantor shall have executed and delivered to the Security Trustee, on behalf of the Note Trustees (for the benefit of the Holders of the Junior Notes and the holders of the Senior Notes if there are then any Senior Notes outstanding) and the other Secured Creditors, Security Documents that provide New Security for the obligations of such Guarantor under its Guarantee of the Junior Notes, its Guarantee of the Senior Notes and the Composite Guarantee, which complies, if so required to comply, with the requirements in Section 4.14 (Requirements with respect to Additional Guarantors), including subclauses (1) to (8) of clause (c) thereof, as if such Guarantor were an Additional Guarantor; and

                  (d) immediately after such transaction, no Default exists or will result from such transaction.

         The Issuer shall not, and shall not permit any of its Subsidiaries, in a single transaction or through a series of related transactions, to, directly or indirectly, sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of any Subsidiary of the Issuer, in one or more related transactions, to another Person unless the provisions of clause (1) or (2) below are satisfied:

         (1) such sale, assignment, transfer, conveyance, lease or other disposal complies with Section 4.02 (Asset Sales) or is excluded from the definition of Asset Sale pursuant to clause
                  (1), (4) or (8) of the second paragraph of the definition thereof; or

         (2)      (a)      in the case of a sale, assignment, transfer,
                           conveyance, lease or other disposition of all or substantially all of the properties or assets of a Non-US Subsidiary, the Person acquiring the properties or assets is the Issuer or a Non-US
                           Subsidiary or, in the case of the sale, assignment, transfer, conveyance, lease or other disposition of Equity Interests of Marconi Communications, Inc., the
                           US Parent;

                  (b) in the case of a sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of a US Subsidiary, the Person acquiring the properties or assets is a US Subsidiary (provided that a US Core Business Subsidiary may not sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its property or assets to another US Subsidiary unless such US Subsidiary is a US Core Business Subsidiary engaged in the same US Core Business);

                  (c) each transferor and transferee that is a Guarantor shall have executed and delivered a written instrument in form and substance reasonably satisfactory to the Trustee confirming that its obligations under the applicable Security Documents covering properties or assets such

                           Guarantor owns after the transaction, the Security Trust and Intercreditor Deed, this Indenture, its Guarantee of the Junior Notes, its Guarantee of the Senior Notes (if there are then any Senior Notes outstanding) and the Composite Guarantee remain valid and, where the Security Documents entered into by the transferee Guarantor do not create valid and perfected security over or in respect of the relevant properties and/or assets transferred to the transferee Guarantor, such transferee Guarantor shall have executed and delivered to the Security Trustee, on behalf of the Note Trustees (for the benefit of the Holders of the Junior Notes and the holders of the Senior Notes if there are then any Senior Notes outstanding) and the other Secured Creditors, Security Documents that provide New Security for the obligations of such Guarantor under its Guarantee of the Junior Notes, its Guarantee of the Senior Notes and the Composite Guarantee, which complies, if so required to comply, with the requirements set forth in Section 4.14 (Requirements with respect to Additional Guarantors), including subclauses (1) to
                           (8) of clause (c) thereof, as if such Guarantor were an Additional Guarantor; and

                  (d) immediately after such transaction, no Default exists or will result from such transaction.

                                    ARTICLE 6
                              DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

         "Event of Default", wherever used herein with respect to the Junior Notes, means any one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

         (1) default for 14 days or more in the payment when due of any interest on, or Additional Amounts with respect to, any Junior Note;

         (2) default in the payment when due of all or any part of the principal of or premium, if any, on, any Junior Note, whether at Stated Maturity, upon acceleration, optional or mandatory redemption, if any, or otherwise including for these purposes, the failure to call the Junior Notes for redemption in accordance with the provisions set forth in Section 3.09 (Mandatory Redemption upon Change of Control) or pursuant to
                  Section 4.02 (Asset Sales);

         (3) failure by the Issuer or any of its Subsidiaries to comply with the provisions set forth in Section 5.01 (Merger, Consolidation or Sale of Assets), provided that, with respect to any failure to comply that is capable of being remedied, such failure shall not become an Event of Default unless it continues unremedied for a period of 30 days;

         (4) failure by the Issuer or any of its Subsidiaries to comply with any of the other covenants or agreements in this Indenture or the Junior Notes (a) (i) for 90 days after notice from the Trustee or the Required Holders of at least 35% in aggregate principal amount of the then Outstanding Junior Notes or (ii) for 30 days after notice from the Required Holders of at least 66-2/3% in aggregate principal amount of the then Outstanding Junior Notes, in the case of each of clause (a)(i) and (a)(ii) if there are any Senior Notes Outstanding (as such term is defined in the Senior Note Indenture) on the date of the applicable notice or (b) for 30 days after notice from the Trustee or the Required Holders of at least 25% in aggregate principal amount of the then Outstanding Junior Notes, if there are no Senior Notes Outstanding (as such term is defined in the Senior Note Indenture) on the date of such notice;

         (5) default under any mortgage, trust deed, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for borrowed money by the Issuer or any of its Subsidiaries (or the payment of which is Guaranteed by the Issuer or any of its Subsidiaries) (including, for the avoidance of doubt, default under any bonding facility, including the New Bonding Facility Agreement) in each case other than Indebtedness solely between or among the Issuer and any of its Subsidiaries, whether such Indebtedness or Guarantee now exists, or is created after the Issue Date, if that default:

                  (a) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of any applicable grace period provided with respect to such Indebtedness on the date of such default (a "PAYMENT DEFAULT"), or

                  (b) results in the acceleration of such Indebtedness prior to its stated maturity;

                  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates L15 million (or the Sterling Equivalent) or more;

         (6) failure by the Issuer or any of its Subsidiaries to pay final judgments aggregating in excess of L15 million (or the Sterling Equivalent) which judgments remain unpaid or undischarged for a period of 60 days (not including any period during which such judgments are stayed);

         (7) (a) the Guarantee of the Junior Notes by any Guarantor being held in any judicial proceeding to be unenforceable or invalid or ceasing for any reason to be in full force and effect except as expressly permitted under this Indenture, provided that such unenforceability, invalidity or cessation shall not become an Event of Default unless it continues unremedied for a period of 30 days after the Issuer or the relevant Guarantor has actual knowledge of such unenforceability, invalidity or cessation or (b) any Person acting on behalf of any Guarantor denying or disaffirming such Guarantor's obligations under its Guarantee of the Junior Notes;

         (8) entry by a court of competent jurisdiction of (a) a decree or order for relief in respect of the Issuer, any Guarantor or any Significant Subsidiary, in an involuntary case or proceeding under any Bankruptcy Law or (b) a decree or order
                  (i) adjudging the Issuer, any Guarantor or any Significant Subsidiary bankrupt or insolvent, (ii) approving as properly filed a petition seeking moratorium, reorganization, arrangement, adjustment or composition of or in respect of the Issuer, any Guarantor or any Significant Subsidiary under any Bankruptcy Law, (iii) appointing a custodian, receiver, manager, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer, any Guarantor or any Significant Subsidiary or of any substantial part of their respective properties, or (iv) ordering the winding up or liquidation of the affairs of the Issuer, any Guarantor or any Significant Subsidiary, and in each case any such decree or order for relief continues to be in effect, or any such other decree or order continues unstayed and in effect, for a period of 60 consecutive calendar days, in the case of each of clauses (a) and (b) otherwise than, (i) in the case of a Subsidiary of the Issuer, for the purposes of or pursuant to an amalgamation, reorganization or restructuring while solvent on terms approved by the Trustee or by the Required Holders of at least 25% in aggregate principal amount of the then Outstanding Junior Notes or (ii) in furtherance of, or otherwise in connection with, the liquidation or dissolution of MCHI pursuant to the MCHI Plan of Liquidation and Dissolution;

         (9)      (a)      commencement by the Issuer, any Guarantor or any
                           Significant Subsidiary of a voluntary case or proceeding or process (whether or not requiring the order of a court or tribunal) under any Bankruptcy
                           Law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or filing for or having been granted a moratorium on payment of its debts or filing for bankruptcy or being declared bankrupt,

                  (b) consent by the Issuer, any Guarantor or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Issuer, any Guarantor or any Significant Subsidiary in an involuntary case or proceeding under any Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against the Issuer, any Guarantor or any Significant Subsidiary,

                  (c) filing of a petition or answer or consent by the Issuer, any Guarantor or any Significant Subsidiary seeking reorganization or relief under any Bankruptcy Law,

                  (d) the Issuer, any Guarantor or any Significant Subsidiary (i) consenting to the filing of a petition seeking reorganization or relief under any Bankruptcy Law or to the appointment of, or taking possession by, an administrator, custodian, receiver, manager, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer, any Guarantor or such Significant Subsidiary or of any substantial part of their respective properties, (ii) making an assignment for the benefit of its creditors generally or (iii) admitting in writing its inability to pay its debts generally as they become due,

                  (e) the approval by stockholders of the Issuer, any Guarantor or any Significant Subsidiary of any plan or proposal for the liquidation or dissolution of the Issuer, any Guarantor or any Significant Subsidiary,

                  (f) the whole or any substantial part of the assets of the Issuer, any Guarantor or any Significant Subsidiary being placed under administration, receivership or administrative receivership, or

                  (g) the Issuer, any Guarantor or any Significant Subsidiary taking any corporate action in furtherance of any such actions in clause (8) above or this clause (9),

                  in the case of each of clauses (a) through (g) otherwise than
                  (i) in the case of a Subsidiary of the Issuer, for the purposes of or pursuant to an amalgamation, reorganization or restructuring while solvent on terms approved by the Trustee or by the Required Holders of at least 25% in aggregate principal amount of the then Outstanding Junior Notes or (ii) in furtherance of, or otherwise in connection with, the liquidation or dissolution of MCHI pursuant to the MCHI Plan of Liquidation and Dissolution;

         (10) failure by the Issuer or any of its Subsidiaries to comply with any material obligations set forth in any Intellectual Property Licence Agreement that continues unremedied for 30 days after the Issuer has actual knowledge of such failure;

         (11) (a) failure by the Issuer or any of its Subsidiaries to comply with any material obligation set forth in the Security Trust and Intercreditor Deed, (b) the Security Trust and Intercreditor Deed being held in any judicial proceeding to be unenforceable or invalid or ceasing for any reason to be in full force and effect, or (c) the Security Trust and Intercreditor Deed being declared null and void, provided that any such failure, cessation or declaration shall not become an Event of Default unless it continues unremedied for 30 days after the Issuer or any of its Subsidiaries has actual knowledge of such failure, cessation or declaration; and

         (12) (a) failure by the Issuer or any of its Subsidiaries to comply with any material obligation set forth in, or breach by the Issuer or any of its Subsidiaries of any material provision of, any Security Document to which the Issuer or such Subsidiary is a party, (b) any of the Security Documents being held in any judicial proceeding to be unenforceable or invalid or ceasing for any reason to be in full force and effect or to secure the payment of the Obligations payable under the Junior Notes, the Guarantee of the Junior Notes or this Indenture,
                  (c) except as permitted under this Indenture, any of the Security Documents ceasing to give the Security Trustee, on behalf of the Trustee (for the benefit of the Holders of the Junior Notes), any of the Liens created thereby or to secure the payment of the Obligations payable under the Junior Notes, the Guarantee of the Junior Notes or this Indenture or (d) any of the Security Documents being declared null and void, provided that, in the case of any such failure, cessation or declaration that does not materially adversely affect the rights of the Holders of the Junior Notes, such failure, cessation or declaration shall not become an Event of Default unless it continues unremedied for 30 days after the Issuer or any of its Subsidiaries receives actual knowledge of such cessation or declaration.

SECTION 6.02. Payment Blockage Provisions.

(a) Subject to, and after giving effect to, the payment from the Mandatory Redemption Escrow Account described in clause (b) of this Section 6.02, below, neither the Issuer nor any Subsidiary of the Issuer may pay any principal of, premium (if any) or interest or Additional Amounts (if any) on any Junior Notes, other than interest or Additional Amounts paid in the form of Junior PIK Notes, and none of them may otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any Junior Notes (collectively, "PAY THE JUNIOR NOTES") if a Payment Stop Event has occurred and is continuing.

(b) If at any time a Standstill Event has occurred, neither the Issuer nor any Subsidiary of the Issuer may Pay the Junior Notes (other than, for the avoidance of doubt, the payment of interest and Additional Amounts, if any, on the Junior Notes in the form of Junior PIK

         Notes) during the applicable Standstill Period; provided, however, that any balance in the Mandatory Redemption Escrow Account on the first day of any Standstill Period, provided that on the preceding day no Standstill Period was in effect, shall be applied by the Issuer to redeem outstanding Junior Notes pursuant to Section 3.08 (Mandatory Redemption out of Mandatory Redemption Escrow Account) of this Indenture.

(c)      Notwithstanding the provisions described in clause (b) of this Section
         6.02 (but subject to the provisions contained in clauses (a) and (d) of this Section 6.02), unless the Holders of the Senior Notes or the Senior Note Trustee have accelerated the maturity of the Senior Notes, the Issuer and the Guarantors may resume payments on the Junior Notes after the end of such Standstill Period, including any missed payments. Any payments that would otherwise have been due during the Standstill Period (other than payments of interest and Additional Amounts, if any, on the Junior Notes) will not become due until after the end of such Standstill Period.

(d) No Default (as such term is defined in the Senior Note Indenture) that existed or was continuing on the date of the commencement of any Standstill Period shall be, or be made, the basis of the commencement of a subsequent Standstill Period by the Senior Note Trustee, unless such Default shall have been cured or waived for a period of not less than 90 consecutive days. Except as provided in the preceding sentence, there shall be no limit on the number or frequency of Standstill Periods that may arise.

SECTION 6.03. Acceleration.

         If an Event of Default arising from any event specified in clause (8) or (9) of Section 6.01 (Events of Default) with respect to the Issuer occurs, the principal amount of, premium, if any and accrued interest and any Additional Amounts on all Outstanding Junior Notes shall be due and payable immediately without any declaration, action or notice on the part of the Trustee or any Holder of Junior Notes. If any other Event of Default occurs and is continuing (other than an Event of Default specified in clause (4) of Section 6.01 (Events of Default)), then in every such case the Trustee or the Required Holders of at least 25% in aggregate principal amount of the then Outstanding Junior Notes may, subject to the restrictions of the Security Trust and Intercreditor Deed, declare, by written notice to the Issuer (and to the Trustee if given by the Required Holders), the principal amount of, premium, if any, and accrued interest and any Additional Amounts on all the Junior Notes to be due and payable immediately unless prior to such date all Events of Default under this Indenture shall have been cured. If an Event of Default occurs and is continuing under clause (4) of Section 6.01 (Events of Default), then in every such case the Trustee or the Required Holders of at least 35% (or, in the event that no Senior Notes are Outstanding (as such term is defined in the Senior Note Indenture), 25%) in aggregate principal amount of the then Outstanding Junior Notes may, subject to the restrictions of the Security Trust and Intercreditor Deed, declare, by written notice to the Issuer (and to the Trustee if given by the Required Holders), the principal amount of, premium, if any, and accrued interest and any Additional Amounts on all the Junior Notes to be due and payable immediately unless prior to such date all Events of Default under this Indenture shall have been cured. Upon any such declaration of acceleration, such principal amount, premium, if any, and accrued interest and any Additional Amounts on the Junior Notes shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

         If payment of the Junior Notes is accelerated because of an Event of Default, the Issuer shall promptly notify the Trustee, the Holders of the Junior Notes, the Senior Note Trustee and the holders of the Senior Notes.

SECTION 6.04. Rescission and Annulment.

         At any time after a declaration of acceleration of the Junior Notes has been made, but before a judgment or decree of payment of the money due has been obtained by the Trustee, the Required Holders of at least a majority in aggregate principal amount of the then Outstanding Junior Notes, by written notice to the Issuer and the Trustee, may rescind and annul such declaration and its consequences, but only if:

         (1) the Issuer has paid or deposited with the Trustee a sum sufficient to pay (a) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, (b) all overdue interest on all Junior Notes then Outstanding, (c) the principal of, and premium, if any, and Additional Amounts, if any, on any Junior Notes then Outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Junior Notes, and (d) to the extent that payment of such interest is lawful, interest upon overdue interest at the Default Rate;

         (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

         (3) all Events of Default, other than the non-payment of principal of, premium, if any, and interest and Additional Amounts, if any, on the Junior Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in this Indenture.

         No such rescission shall affect any subsequent Default or impair any right consequent thereon.

SECTION 6.05. Certain Amendments and Waivers of Senior Notes Binding on the Junior Notes.

         Subject to the restrictions in the Security Trust and Intercreditor Deed, if the Holders (as such term is defined in the Senior Note Indenture) of the Senior Notes waive a Default or Event of Default (as such terms are defined in the Senior Note Indenture) and/or consent to an amendment (which amendment becomes effective) to the terms of any covenant or condition in the Senior Notes and/or the Senior Note Indenture to address the circumstances leading to such Default or Event of Default during any Standstill Period, (i) in the case of a waiver, the Holders shall be deemed to have waived any existing corresponding Default or Event of Default, and (ii) the Issuer, the Guarantors and the Trustee may (in the case of a waiver) and promptly shall (in the case of an amendment) enter into a supplemental indenture to this Indenture, without further action required on the part of the Issuer and the Guarantors, to record such waiver (in the case of a waiver) or amend the Junior Notes and/or this Indenture to the same effect (in the case of an amendment), in each case without the consent of the Holders, and in each case provided that no such waiver or amendment shall effect any of the changes specified in clauses (1) through (14), inclusive, of Section 10.01 (Supplemental Indentures With Consent of Holders) of this Indenture without the consent of each Holder affected thereby.

SECTION 6.06. Collection of Indebtedness and Suits for Enforcement by Trustee.

         The Issuer covenants that if:

         (a) default is made in the payment of interest or any Additional Amounts on any Junior Note when such interest or Additional Amount becomes due and payable and such default continues for a period of 14 days; or

         (b) default is made in the payment of the principal of (or premium, if any, on) any Junior Note at the maturity thereof,

the Issuer will, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of such Junior Notes, the whole amount then due and payable on such Junior Notes for principal (and premium, if any), interest and Additional Amounts, if any, and interest on any overdue principal (and premium, if any) and Additional Amounts and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue interest, at the Default Rate; and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances (except those made in bad faith or as a result of negligence) of the Trustee, its agents and counsel.

         If an Event of Default with respect to the Junior Notes occurs and is continuing, the Trustee may in its discretion, subject to the provisions of the Security Trust and Intercreditor Deed, proceed to protect and enforce its rights and the rights of the Holders of Junior Notes by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

SECTION 6.07. Trustee May File Proofs of Claim.

         In case of any judicial proceeding relative to the Issuer or any other Obligor, including any Guarantor, on the Junior Notes, or the property of the Issuer or of such other Obligor, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions authorized under the Trust Indenture Act in order to have claims of the Holders and the Trustee allowed in any such proceeding. In particular, the Trustee shall be authorized to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder of a Junior Note to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due to the Trustee under Section 7.07 (Compensation and Indemnity).

         No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement,

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

adjustment or composition affecting the Junior Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however, that the Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors' or other similar committee.

SECTION 6.08. Trustee May Enforce Claims Without Possession of Junior Notes.

         All rights of action and claims under this Indenture or the Junior Notes may be prosecuted and enforced by the Trustee without the possession of any of the Junior Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel and any other amounts due to the Trustee under Section 7.07 (Compensation and Indemnity), be for the ratable benefit of the Holders of the Junior Notes in respect of which such judgment has been recovered.

SECTION 6.09. Application of Money Collected.

         Any money collected by the Trustee pursuant to this Article 6 in respect of the Junior Notes shall be applied in the following order, at the date or dates fixed by the Trustee and, in the case of the distribution of such money on account of principal (and premium, if any), interest, or Additional Amounts, if any, upon presentation of such Junior Notes and notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

         FIRST: To the payment of all amounts applicable to such Junior Notes in respect of which or for the benefit of which such money has been collected due to the Trustee under Section 7.07 (Compensation and Indemnity);

         SECOND: To the payment of the amounts then due and unpaid for principal of (and premium, if any) interest, and Additional Amounts, if any, on such Junior Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Junior Notes for principal (and premium, if any) interest, and Additional Amounts, if any, respectively; and

         THIRD: To the payment of the balance, if any, to the Issuer or any other Person or Persons legally entitled thereto.

SECTION 6.10. Limitation on Suits.

         No Holder of any Junior Note shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture or the Junior Notes or the Guarantee of the Junior Notes, or for the appointment of a receiver or trustee, or for any other remedy, unless:

         (1) such Holder has previously given written notice to the Trustee of a continuing Event of Default;

         (2)      the Required Holders of at least:

                  (a) 25%, in the case of any Event of Default other than an Event of Default specified in clause (4) of
                           Section 6.01 (Events of Default);

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                  (b)      25%, in the case of an Event of Default specified in
                           clause (4) of Section 6.01 (Events of Default) if no Senior Notes are Outstanding (as such term is defined in the Senior Note Indenture); or

                  (c) 35%, in the case of an Event of Default specified in clause (4) of Section 6.01 (Events of Default) if any Senior Notes are Outstanding (as such term is defined in the Senior Note Indenture), in aggregate principal amount of the then Outstanding Junior Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name, as trustee hereunder;

         (3) such Holder has offered to the Trustee indemnity reasonably acceptable to it against the costs, expenses and liabilities to be incurred in compliance with such request;

         (4) the Trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

         (5) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Required Holders of at least a majority in aggregate principal amount of the then Outstanding Junior Notes;

it being understood and intended that no one or more Holders of Junior Notes shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other such Holder or Holders, or to obtain or to seek to obtain priority or preference over any other such Holder or Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all Holders of Junior Notes.

SECTION 6.11. Unconditional Rights of Holders to Receive Payment.

         Notwithstanding any other provision in this Indenture or the Security Trust and Intercreditor Deed, each Holder of any Junior Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any), interest, and Additional Amounts, if any, on such Junior Note on the respective dates when such payments are due and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

SECTION 6.12. Restoration of Rights and Remedies.

         If the Trustee or any Holder of any Junior Note has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Issuer, the Trustee and the Holders of Junior Notes shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders of Junior Notes shall continue as though no such proceeding had been instituted.

SECTION 6.13. Rights and Remedies Cumulative.

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         Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Junior Notes in Section 2.07 (Mutilated, Destroyed, Lost or Stolen Junior Notes), no right or remedy herein conferred upon or reserved to the Trustee or to the Holders of Junior Notes is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14. Delay or Omission Not Waiver.

         No delay or omission of the Trustee or of any Holder of any Junior Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Subject to the other provisions of this Article 6, and, in the case of the Trustee, subject to the provisions of the Security Trust and Intercreditor Deed, every right and remedy given by this Article 6 or by law to the Trustee or to the Holders of Junior Notes may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders of Junior Notes.

SECTION 6.15. Control by Holders.

         Holders of the Junior Notes may not enforce this Indenture or the Junior Notes except as provided in this Indenture. The Required Holders of at least a majority in aggregate principal amount of the Junior Notes then Outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to the Junior Notes, provided that:

         (1) such direction is not in conflict with any rule of law, with this Indenture or with the Security Trust and Intercreditor Deed; and

         (2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

         If an Event of Default has occurred and is continuing, subject to the prior rights of the holders of the Senior Notes and the Senior Note Trustee under the Senior Note Indenture and the Security Trust and Intercreditor Deed, the Required Holders of at least:

         (1) 25%, in the case of any Event of Default other than an Event of Default specified in clause (4) of Section 6.01 (Events of Default);

         (2)      25%, in the case of an Event of Default specified in clause
                  (4) of Section 6.01 (Events of Default) if no Senior Notes are Outstanding (as such term is defined in the Senior Note Indenture); or

         (3)      35%, in the case of an Event of Default specified in clause
                  (4) of Section 6.01 (Events of Default) if any Senior Notes are Outstanding (as such term is defined in the Senior Note Indenture),

in aggregate principal amount of the Junior Notes then Outstanding shall have the right to direct the Trustee in writing to direct that (a) action be taken to enforce the security interests in favor

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of the Security Trustee on behalf of the Secured Creditors in the Transaction
Security, subject to the terms of the Security Trust and Intercreditor Deed, provided that no direction inconsistent with such written direction has been given to the Trustee by the Required Holders of at least a majority in aggregate principal amount of the Junior Notes then Outstanding or (b) enforcement action be taken in relation to any of the Intra-Group Liabilities pursuant to the Security Trust and Intercreditor Deed, subject to the terms thereof.

SECTION 6.16. Waiver of Past Defaults.

         The Required Holders of at least a majority in aggregate principal amount of the Junior Notes then Outstanding by notice to the Trustee may on behalf of the Holders of all of the Junior Notes waive any existing Default or Event of Default and its consequences under this Indenture, except (1) a continuing Default or Event of Default in the payment of interest or Additional Amounts, if any, on, or the principal of or premium, if any, on the Junior Notes or (2) a Default or Event of Default in respect of a covenant or provision hereof which under Article 10 (Supplemental Indentures, Consents and Waivers) cannot be modified or amended without the consent of the Holder of each Outstanding Junior Note affected. Upon any such waiver, such Event of Default or Default shall cease to exist, and any Event of Default or Default arising therefrom will be deemed to have been cured and not to have occurred for every purpose of this Indenture. No such waiver shall extend to any subsequent or other Event of Default or Default or impair any right consequent thereon.

SECTION 6.17. Undertaking for Costs.

         In any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant and in the manner and to the extent provided in the Trust Indenture Act; provided that neither this Section 6.17 nor the Trust Indenture Act shall be deemed to authorize any court to require such an undertaking or to make such assessment in any suit instituted by the Issuer, in any suit instituted by the Trustee, in any suit instituted by any Holder, or group of Required Holders holding in the aggregate more than 10% in aggregate principal amount of the Junior Notes then Outstanding, or in any suit instituted by any Holder for the enforcement of the payment of the principal of or any premium or interest or Additional Amounts on any Junior Notes pursuant to Section 6.11 (Unconditional Rights of Holders to Receive Payments).

SECTION 6.18. Waiver of Usury, Stay or Extension Laws.

         The Issuer and each Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Issuer and each Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

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SECTION 6.19. Compliance Certificate; Notices of Default.

         The Issuer will deliver to the Trustee a semi-annual statement on or about June 15 and December 15 of each year, commencing December 15, 2003, in the form of a certificate signed in the name of the Issuer by any two of the chief executive officer, the chief financial officer or the chief accounting officer of the Issuer as to compliance with this Indenture. Furthermore, upon becoming aware of any Default or Event of Default under this Indenture, the Issuer shall deliver to the Trustee and the Security Trustee a statement, in the form of an Officers' Certificate, specifying such Default or Event of Default and the nature and status thereof.

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                                    ARTICLE 7
                                   THE TRUSTEE

SECTION 7.01. Certain Duties of Trustee.

(1) Except during the continuance of an Event of Default, the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee.

(2) The Trustee may conclusively rely (and will not be liable to any Holder of a Junior Note for so relying), as to the truth of the statements and the correctness of the opinions expressed therein, upon Officers' Certificates or Opinions of Counsel furnished to the Trustee and conforming to the requirements of this Indenture.

(3) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Indenture and use the same degree of care and skill in their exercise as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

(4) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own willful misconduct, except that:

         (a) this paragraph does not limit the effect of clause (1) or (2) of this Section 7.01;

         (b) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

         (c) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.15 (Control by Holders); and

         (d) no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(5) Every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01 and to the provisions of the Trust Indenture Act (regardless of whether it is so stated).

(6) Nothing in this Indenture shall in any case in which the Trustee has failed to show the degree of care and diligence required of it as trustee having regard to the provision of this Indenture conferring on it any trusts, powers, authorities or discretions exempt the Trustee from or indemnify it against any liability for breach of trust, its own negligent action, its own negligent failure to act or its own willful misconduct.

(7) Without being liable to any Person for any delay or loss caused thereby, the Trustee may refrain from exercising any of the discretions, authorities, rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture,

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

         unless such Holders shall have offered to the Trustee an indemnity satisfactory to it against the losses, costs, charges, actions, proceedings, damages, claims, demands, expenses and other liabilities which might be incurred by it or which it may be exposed to by so doing in compliance with such request or direction.

SECTION 7.02. Notice of Defaults.

         The Trustee shall give the Holders of the Junior Notes notice of each Default under this Indenture known to the Trustee, within 30 days after it becomes aware of such Default, as and to the extent provided by the Trust Indenture Act, unless such Default shall have been cured or waived.

SECTION 7.03. Certain Rights and Discretions of Trustee.

         The Trustee shall have all the powers conferred upon trustees by the Trustee Acts and by way of supplement thereto and, subject to Section 7.01 (Certain Duties of Trustee), it is expressly declared as follows:

         (a) The Trustee may rely on any document reasonably believed by it to be genuine and to have been signed or presented by the proper Person. In the absence of manifest error, the Trustee need not investigate any fact or matter or the expediency of any transaction or thing stated or referred to in the document.

         (b) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate and/or an Opinion of Counsel, in each case as to any fact or matter or the expediency of any transaction or thing. The Trustee shall not be bound in any such case to call for further evidence and shall not be liable for any action it or any other Person takes or omits to take in good faith in reliance on such Officers' Certificate or Opinion of Counsel. Without limiting the foregoing, in formulating its opinion under Section 10.02 (Supplemental Indentures Without Consent of Holders), the Trustee may rely on any such evidence as it deems reasonably appropriate, including, without limitation, an Opinion of Counsel.

         (c) The Trustee shall not be charged with knowledge of any Default or Event of Default under clauses (2) to (10) (inclusive) of
                  Section 6.01 (Events of Default) hereof, of the identity of any Subsidiary or Significant Subsidiary, or of the existence of any Change of Control or Asset Sale unless an officer located at the Trustee's address given in Section 13.02 (Notices) shall have received written notice thereof from the Issuer or any Guarantor.

         (d) The Trustee may in relation to this Indenture act on the advice or opinion of or any information obtained by the Trustee in writing from any lawyer, valuer, accountant, surveyor, banker, broker, auctioneer or other expert whether obtained by the Issuer, a Guarantor, the Trustee or otherwise and shall not be responsible for any liability occasioned by so acting.

         (e) Any such advice, opinion or information may be sent or obtained by letter, telex, telegram, facsimile transmission or cable and the Trustee shall not be liable for acting on any advice, opinion or information purporting to be

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                  conveyed by any such letter, telex, telegram, facsimile
                  transmission or cable although the same shall contain some error or shall not be authentic.

         (f) The Trustee shall be at liberty to hold this Indenture and any other documents relating thereto or to deposit them in any part of the world with any banker or banking company or company whose business includes undertaking the safe custody of documents or lawyer or firm of lawyers considered by the Trustee to be of good repute and the Trustee shall not be responsible for or required to insure against any liability incurred in connection with any such holding or deposit and may pay all sums required to be paid on account of or in respect of any such deposit.

         (g) The Trustee shall not be responsible for the receipt or application of any proceeds of the issue of any of the Junior Notes by the Issuer, the exchange of any Global Junior Note for another Global Junior Note or Definitive Registered Junior Notes, or the delivery of any Global Junior Note or Definitive Registered Junior Notes to the Person(s) entitled to it or them or the exchange of Global Junior Notes for Definitive Registered Junior Notes.

         (h) The Trustee shall not be bound to give notice to any Person of the execution of any documents comprised or referred to in this Indenture or to take any steps to ascertain whether any Event of Default or any Default has happened and, subject to clause (c) above, the Trustee shall be entitled to assume that no Event of Default or Default has happened and that each of the Issuer and each of the Guarantors is observing and performing all its obligations under this Indenture, the Junior Notes or the Security Trust and Intercreditor Deed.

         (i) Save as expressly otherwise provided in this Indenture or the Trust Indenture Act, the Trustee shall have absolute and uncontrolled discretion as to the exercise or non-exercise of its trusts, powers, authorities and discretions under this Indenture and the Security Trust and Intercreditor Deed (the exercise or non-exercise of which as between the Trustee and the Holders shall be conclusive and binding on the Holders) and shall not be responsible for any liability which may result from their exercise or non-exercise.

         (j) Subject to Section 6.15 (Control by Holders), the Trustee as between itself and the Holders may determine all questions and doubts arising in relation to any of the provisions of this Indenture relating to the functions of the Trustee hereunder. Every such determination, whether or not relating in whole or in part to the acts or proceedings of the Trustee, shall be conclusive and shall bind the Trustee and the Holders as between themselves.

         (k) Without limiting clause (a) above the Trustee shall not be liable to any Person by reason of having accepted as valid or not having rejected any Junior Note purporting to be such and subsequently found to be forged or not authentic.

         (l) Any consent or approval given by the Trustee for the purposes of this Indenture may be given on such terms and subject to such conditions (if any) as the

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                  Trustee thinks fit and notwithstanding anything to the
                  contrary in this Indenture may be given retrospectively.

         (m) Save as otherwise expressly provided in this Indenture, the Trustee shall not (unless and to the extent ordered so to do by a court of competent jurisdiction) be required to disclose to any Holder any information (including, without limitation, information of a confidential, financial or price sensitive nature) made available to the Trustee by the Issuer or any Guarantor or any other Person in connection with this Indenture or the Junior Notes and no Holder shall be entitled to take any action to obtain from this Trustee any such information.

         (n) In connection with the exercise by it of any of its trusts, powers, authorities and discretions under this Indenture (including, without limitation, any modification, waiver, authorization or determination), the Trustee shall have regard to the general interests of the Holders as a class and shall not have regard to any interests arising from circumstances particular to any individual Holder or Holders (whatever their number) and, in particular but without limitation, shall not have regard to the consequences of any such exercise for individual Holders (whatever their number) resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory or any political subdivision thereof and the Trustee shall not be entitled to require, nor shall any Holder be entitled to claim, from the Issuer, any Guarantor, the Trustee or any other person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Holders except to the extent already provided for in Section 4.36 (Additional Amounts) and/or any undertaking given in addition thereto or in substitution therefor under this Indenture.

         (o) Subject to requirements of and limitations of the Trust Indenture Act, the Trustee may whenever in its reasonable judgment it thinks fit delegate by power of attorney or otherwise to any person or persons or fluctuating body of persons (whether being a joint trustee of this Indenture or not) all or any of its trusts, powers, authorities and discretions under this Indenture. Such delegation may be made upon such terms (including power to sub-delegate), for such fixed or indefinite period of time and subject to such conditions and regulations as the Trustee may in the interests of the Holders and in its reasonable judgment think fit. The Trustee shall not be under any obligation to supervise the proceedings or acts of any such delegate or sub-delegate or be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such delegate or sub-delegate. The Trustee shall promptly after any such delegation or any renewal, extension or termination thereof give notice thereof to the Issuer.

         (p) The remuneration the Trustee may pay to any Person to whom it delegates any or all of its rights, powers and discretions pursuant to subclause (o) of this Section 7.03 and to any agent it appoints pursuant to subclause (q) of this Section 7.03, together with any reasonable costs and expenses incurred by that person in performing its functions pursuant to its appointment as a delegate or,

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                  as the case may be, agent of the Trustee, shall, for the
                  purposes of this Indenture, be treated as costs and expenses incurred by the Trustee.

         (q) The Trustee may in the conduct of the trusts of this indenture instead of acting personally employ and pay an agent (including but not limited to a lawyer or other professional person) to transact or conduct, or concur in transacting or conducting, any business and to do, or concur in doing, all acts required to be done in connection with this Indenture. Provided that the Trustee has exercised reasonable care in the selection of such agent, the Trustee shall not be in any way responsible for any liability incurred by reason of any misconduct or default on the part of any such agent or be bound to, supervise the proceedings or acts of any such agent.

         (r) The Trustee shall not be responsible for the execution, delivery, legality, effectiveness, adequacy, genuineness, validity, performance, enforceability or admissibility in evidence of this Indenture or the Junior Notes or any other document relating or expressed to be supplemental thereto and shall not be liable for any failure to obtain any license, consent or other authority for the execution, delivery, legality, effectiveness, adequacy, genuineness, validity, performance, enforceability or admissibility in evidence of this Indenture or any other document relating or expressed to be supplemental thereto except, in each case, for its own execution and delivery of this Indenture or the Junior Notes and such other documents.

SECTION 7.04. Individual Rights of Trustee.

         Subject to the Trust Indenture Act, neither the Trustee nor any director or officer or holding company, subsidiary or associated company of the Trustee (including, for the avoidance of doubt, the Security Trustee) or a corporation acting as a trustee under this Indenture shall by reason of its or his fiduciary position be in any way precluded from:

         (a) entering into or being interested in any contract or financial or other transaction or arrangement with the Issuer or any Guarantor or any Person associated with the Issuer or any Guarantor (including without limitation any contract, transaction or arrangement of a banking or insurance nature or any contract, transaction or arrangement in relation to the making of loans or the provision of financial facilities or financial advice to, or the purchase, placing or underwriting of or the subscribing or procuring subscriptions for or otherwise acquiring, holding or dealing with, or acting as paying agent in respect of, the Junior Notes or any other notes, bonds, stocks, shares, debenture stock, debentures or other securities of the Issuer or any Guarantor or any Person associated as aforesaid); or

         (b) accepting or holding the trusteeship of any other trust deed constituting or securing any other securities issued by or relating to the Issuer or any Guarantor or any such Person so associated with the Issuer or any Guarantor;

and shall be entitled to exercise and enforce its rights, comply with its obligations and perform its duties under or in relation to any such contract, transaction or arrangement as is referred to in

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clause (a) above or, as the case may be, any such trusteeship as is referred to in clause (b) above without regard to the interests of the Holders and shall not be responsible for any liability occasioned to the Holders thereby and shall be entitled to retain and shall not be in any way liable to account for any profit made or share of brokerage or commission or remuneration or other amount or benefit received thereby or in connection therewith.

         Where any holding company, subsidiary or associated company of the Trustee or any director or officer of the Trustee acting other than in his capacity as such a director or officer has any information, the Trustee shall not, unless it shall have actual knowledge of such information, be responsible for any loss suffered by Holders resulting from the Trustee's failing to take such information into account in acting or refraining from acting under or in relation to this Indenture. Any agent appointed by the Trustee hereunder may do the same with like rights. However, the Trustee is subject to Sections 7.08 (Disqualification; Conflicting Interests), 7.09 (Corporation Trustee Required; Eligibility) and 7.13 (Preferential Collection of Claims Against Issuer).

SECTION 7.05. Money Held in Trust

         Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed with the Issuer.

SECTION 7.06. Trustee's Disclaimer.

         The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Junior Notes, it shall not be accountable for the Issuer's use of any proceeds from the Junior Notes, and it shall not be responsible for any statement of the Issuer in this Indenture or in any document issued in connection with the issuance of the Junior Notes or in the Junior Notes.

SECTION 7.07. Compensation and Indemnity.

         The Issuer shall pay to the Trustee for its own account from time to time such compensation together with any applicable value added tax, or similar tax chargeable in respect of such compensation other than any tax on its income, for its services as agreed in writing between the parties in the letter dated on or about the Issue Date (the "NOTE TRUSTEE FEE LETTER") from the Trustee to the Issuer, at the times and of the amounts specified in the Note Trustee Fee Letter and as otherwise due under the terms of this Indenture. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee upon request for all properly incurred out-of-pocket expenses incurred or made by it, including costs of collection, in addition to the compensation for its services. Such expenses shall include the properly incurred compensation and expenses of the Trustee's agents and counsel. The Issuer shall indemnify the Trustee (which for the purposes of this Section 7.07 shall include its officers, directors, employees, agents, delegates, attorneys, co-trustee or additional but separate trustee) and any predecessor Trustee against any and all loss, liability or damage and the reasonable costs or expenses including any stamp, documentary or other similar Taxes or duties paid by the Trustee, incurred by it or its officers, directors, employees, agents, delegates, attorneys, co-trustee or additional but separate trustee in connection with the administration of this trust and the performance of its duties hereunder. The Trustee shall notify

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the Issuer promptly of any claim for which it may seek indemnity. Failure by the
Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee's own willful misconduct, negligence or bad faith.

         To secure the Issuer's payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Junior Notes on all money or property held or collected by the Trustee other than money or property held in trust to pay principal of and interest on particular Junior Notes.

         The Issuer's payment obligations pursuant to this Section 7.07 and Sections 7.03 (Certain Rights and Discretions of Trustee) and 7.04 (Individual Rights of Trustee) shall survive the discharge of this Indenture or the resignation or removal of the Trustee. When the Trustee incurs expenses after the occurrence of a Default specified in either clause (8) or (9) of Section
6.01 (Events of Default) with respect to the Issuer, the expenses are intended to constitute expenses of administration under Bankruptcy Law.

         In no event shall the Trustee be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including but not limited to, acts of God, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action or the like which delay, restrict or prohibit the providing of the services contemplated by this Agreement.

         In no event shall the Trustee be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including but not limited to, lost profits, even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 7.08. Disqualification; Conflicting Interests.

         If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest or resign within 90 days, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Indenture.

SECTION 7.09. Corporation Trustee Required; Eligibility.

         There shall at all times be a Trustee hereunder which shall at all times satisfy the requirements of Section 310(a) of the Trust Indenture Act and shall have a combined capital and surplus of at least US$50,000,000 and have its Corporate Trust Office in the Borough of Manhattan, The City of New York. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of a Federal, State or District of Columbia supervising or examining authority within the United States of America, then for the purposes of this Section 7.09, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.09, it shall resign immediately in the manner and with the effect hereinafter specified in this
Article 7.

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SECTION 7.10. Resignation and Removal; Appointment of Successor.

         (1) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article 7 shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of
                  Section 7.11 (Acceptance of Appointment by Successor).

         (2) The Trustee may resign at any time with respect to the Junior Notes by giving written notice thereof to the Issuer. If the instrument of acceptance by a successor Trustee required by
                  Section 7.11 (Acceptance of Appointment by Successor) shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Junior Notes.

         (3) The Trustee may be removed at any time by act of the Required Holders of a majority in aggregate principal amount of the Outstanding Junior Notes delivered to the Trustee and to the Issuer. If the instrument of acceptance by the successor Trustee required by Section 7.11 (Acceptance of Appointment by Successor) shall not have been delivered to the Trustee within 30 days after such act of the Required Holders of the Junior Notes, the resigning Trustee may petition, at the expense of the Issuer, any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Junior Notes.

         (4)      If at any time:

                  (a) the Trustee shall fail to comply with Section 7.08 (Disqualification; Conflicting Interests) after written request therefor by the Issuer or by any Holder of the Junior Notes who has been a bona fide Holder of the Junior Notes for at least six months; or

                  (b)      the Trustee shall cease to be eligible under Section
                           7.09 (Corporation Trustee Required; Eligibility) and shall fail to resign after written request therefor by the Issuer or by any Holder of the Junior Notes who has been a bona fide Holder of a Junior Note for at least six months; or

                  (c) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or an order for relief shall be entered or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (x) the Issuer by a Board Resolution may remove the Trustee or (y) subject to Section 6.17 (Undertaking for Costs), any Holder of the Junior Notes who has been a bona fide Holder of a Junior Note for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee with respect to all Junior Notes and the appointment of a successor Trustee or Trustees.

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         (5)      If the Trustee shall resign, be removed or become incapable of acting (the "RETIRING TRUSTEE"), or if a vacancy shall occur in the office of Trustee for any cause, the Issuer, by a Board Resolution, shall promptly appoint a successor Trustee or Trustees with respect to the Junior Notes (it being understood that at any time there shall be only one Trustee with respect to the Junior Notes), and shall comply with the applicable requirements of Section 7.11 (Acceptance of Appointment by Successor). If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee with respect to the Junior Notes shall be appointed by act of the Required Holders of a majority in aggregate principal amount of the Outstanding Junior Notes delivered to the Issuer and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 7.11 (Acceptance of Appointment by Successor), become a successor Trustee with respect to the securities and to that extent supersede the successor Trustee appointed by the Issuer. If no successor Trustee with respect to the Junior Notes shall have been so appointed by the Issuer or the Holders of Junior Notes and accepted appointment in the manner hereinafter required by
                  Section 7.11 (Acceptance of Appointment by Successor), any Holder of the Junior Notes who has been a bona fide Holder of a Junior Note for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

         (6) The Issuer shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to all Holders of Junior Notes in the manner and to the extent provided in Section 13.02 (Notices). Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

SECTION 7.11. Acceptance of Appointment by Successor.

         (1) In case of the appointment hereunder of a successor Trustee, every such successor Trustee so appointed shall execute, acknowledge and deliver to the Issuer and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on request of the Issuer or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee, all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.

         (2) Upon request of any such successor Trustee, the Issuer shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in clauses (1) or (2) of this Section 7.11, as the case may be.

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         (3)      No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article 7.

SECTION 7.12. Merger, Conversion, Consolidation or Succession to Business.

         Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be otherwise qualified and eligible under this Article 7, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

SECTION 7.13. Preferential Collection of Claims Against Issuer.

         The Trustee shall comply with Section 311(a) of the Trust Indenture Act, excluding any creditor relationship listed in Section 311(b) of the Trust Indenture Act. A Trustee who has resigned or been removed shall be subject to
Section 311(a) of the Trust Indenture Act to the extent indicated.

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                                    ARTICLE 8
                 HOLDERS LISTS AND REPORTS BY TRUSTEE AND ISSUER

SECTION 8.01. Issuer to Furnish Trustee Names and Addresses of Holders.

         The Issuer will furnish or cause to be furnished to the Trustee:

         (1) not more than 15 days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders of Definitive Registered Junior Notes as of such Regular Record Date or such specified date, and

         (2) at such other times as the Trustee may request in writing, within 30 days after the receipt by the Issuer of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished.

         The Issuer need not furnish or cause to be furnished to the Trustee pursuant to this Section 8.01 the names and address of Holders of Definitive Registered Junior Notes if the Trustee acts as Registrar with respect to such Junior Notes or if no Junior Notes are held in the form of Definitive Registered Junior Notes.

SECTION 8.02. Preservation of Information; Communications to Holders.

         (1) The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders (i) contained in the most recent list furnished to the Trustee as provided in Section 8.01 (Issuer to Furnish Trustee Names and Addresses of Holders) and (ii) received by the Trustee in its capacity as Paying Agent or Registrar (if so acting). The Trustee may destroy any list furnished to it as provided in
                  Section 8.01 (Issuer to Furnish Trustee Names and Addresses of Holders) upon receipt of a new list so furnished.

         (2) The rights of the Holders of Junior Notes to communicate with other Holders with respect to their rights under this Indenture or under the Junior Notes, and the corresponding rights and privileges of the Trustee, shall be as provided by the Trust Indenture Act.

         (3) Every Holder, by receiving and holding a Junior Note, agrees with the Issuer and the Trustee that neither the Issuer nor the Trustee nor any agent of any of them shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders in accordance with clause (2) of this Section 8.02.

SECTION 8.03. Reports by Trustee.

         (1) Not later than 60 days after May 15 in each year following the date hereof, so long as the Trust Indenture Act shall so require and any Junior Notes are Outstanding hereunder, the Trustee shall transmit to Holders (and to such other Persons as the Trust Indenture Act may require) such reports as may be required pursuant to and in compliance with the Trust Indenture Act, which reports shall be dated as of May 15.

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

         (2) So long as the Trust Indenture Act shall so require, a copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee with each securities exchange upon which the Trustee has been notified that the Junior Notes are listed, with the SEC and with the Issuer. The Issuer shall promptly notify the Trustee when Junior Notes are listed on any securities exchange or of any delisting thereof.

SECTION 8.04. Reports by Issuer.

         The Issuer shall file with the Trustee and the SEC, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to the Trust Indenture Act; provided that any such information, document or report required to be filed with the SEC pursuant to Section 13 or Section 15(d) of the US Exchange Act or pursuant to Section
4.19 (SEC Reports; Other Information) shall be filed with the Trustee within 15 days after the same is required to be filed with the SEC. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer's compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely exclusively on Officer's Certificates).

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

                                    ARTICLE 9
                           SATISFACTION AND DISCHARGE

SECTION 9.01. Satisfaction and Discharge.

         This Indenture shall upon Issuer Request be discharged and cease to be of further effect as to all Junior Notes issued hereunder (except as to rights of registration of transfer and exchange of Junior Notes), and the Trustee, at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to the Junior Notes when:

         (1)      either:

                  (a) all Junior Notes that have been theretofore authenticated and delivered, except (i) lost, stolen or destroyed Junior Notes that have been replaced or paid as provided in Section 2.07 (Mutilated, Destroyed, Lost and Stolen Junior Notes) and (ii) Junior Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Issuer or discharged from such trust as provided in
                           Section 4.28 (Money for Payments to be Held in Trust), have been delivered to the Trustee for cancellation; or

                  (b) all Junior Notes described in (a) above that have not theretofore been delivered to the Trustee for cancellation:

                           (i) have become due and payable by reason of the giving or delivery of a notice of redemption or otherwise;

                           (ii) will become due and payable at their Stated Maturity within one year; or

                           (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and in the case of (i), (ii) or (iii) above the Issuer has irrevocably deposited or caused to be deposited with the Trustee, as trust funds in trust solely for the benefit of the Holders, cash denominated in the Relevant Currency, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Junior Notes not theretofore delivered to the Trustee for cancellation, including principal and premium, if any, and accrued interest and Additional Amounts, if any, to the Stated Maturity or the Repayment Date, as the case may be;

         (2) in the case of clause (1)(b)(ii) or (iii) above, no Default or Event of Default with respect to the Junior Notes has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to

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

                  which the Issuer or any Subsidiary of the Issuer is a party or by which the Issuer or any Subsidiary of the Issuer is bound;

         (3) the Issuer has paid or caused to be paid all sums then payable by it under this Indenture; and

         (4) if applicable, the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Junior Notes at Stated Maturity or the Repayment Date, as the case may be.

         In addition, the Issuer shall deliver an Officers' Certificate and an Opinion of Counsel to the Trustee, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been satisfied.

         Upon the satisfaction of the conditions set forth in this Section 9.01 with respect to all the Junior Notes, the terms and conditions of the Junior Notes, including the terms and conditions with respect thereto set forth in this Indenture, shall no longer be binding upon, or applicable to, the Issuer.

         Notwithstanding any satisfaction and discharge of this Indenture, any obligations under Sections 7.07 (Compensation and Indemnity), 7.03 (Certain Rights and Discretions of Trustee), 7.04 (Individual Rights of Trustee) and 7.10 (Resignation and Removal; Appointment of Successor) and, if cash shall have been deposited with the Trustee pursuant to subclause (b) of clause (1) of this
Section 9.01, the obligations of the Trustee under Section 9.02 (Application of Trust Money) and the last paragraph of Section 4.28 (Money for Payments to be Held in Trust) shall survive any such satisfaction and discharge.

SECTION 9.02. Application of Trust Money.

         Subject to the provisions of the last paragraph of Section 4.28 (Money for Payments to be Held in Trust), all money deposited with the Trustee pursuant to Section 9.01 (Satisfaction and Discharge) shall be held in trust and applied by it, in accordance with the provisions of this Indenture and the Junior Notes, to the payment, either directly or through any Paying Agent, as the Trustee may determine, to the Persons entitled thereto, of the principal of, premium, if any, and interest and Additional Amounts, if any, on the Junior Notes for whose payment such money has been deposited with the Trustee.

SECTION 9.03. Reinstatement.

         If the Trustee or the Paying Agent is unable to apply any money in accordance with this Article 9 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer's obligations under this Indenture and the Junior Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article 9 until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with this Article 9; provided, however, that if the Issuer has made any payment of interest on or principal, of or premium, if any, on any Junior Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Junior Notes to receive such payment from the money held by the Trustee or the Paying Agent.

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                                   ARTICLE 10

                  SUPPLEMENTAL INDENTURES, CONSENTS AND WAIVERS

SECTION 10.01. Supplemental Indentures With Consent of Holders.

         Except as permitted by Section 10.02 (Supplemental Indentures Without Consent of Holders) and subject to the provisions of the Security Trust and Intercreditor Deed, with the consent of the Required Holders of not less than a majority in aggregate principal amount of the Outstanding Junior Notes, voting as a class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Junior Notes), the Issuer, when authorized by a Board Resolution, the Guarantors and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, any other indenture supplemental hereto, the Junior Notes or the Guarantee of the Junior Notes, or of modifying in any manner the rights of the Holders of Junior Notes under this Indenture, the Junior Notes, the Security Trust and Intercreditor Deed or the Guarantee of the Junior Notes; provided, however, that notwithstanding any other provision of this Indenture to the contrary, no such supplemental indenture may, without the consent of the Holder of each Outstanding Junior Note affected thereby:

         (1) reduce the percentage of the aggregate principal amount of Outstanding Junior Notes, the consent of whose Required Holders is required for any such supplemental indenture, or the consent of whose Required Holders is required for any waiver (of compliance with provisions of this Indenture or of Defaults hereunder and their consequences) provided for in this Indenture or the consent of whose Required Holders is necessary to rescind or annul any declaration of the principal of, premium, if any, accrued interest or Additional Amounts, if any, to be due and payable;

         (2) reduce the principal of or change the Stated Maturity of such Junior Note or alter the provisions with respect to the mandatory or optional redemption of such Junior Note, including the provisions with respect to the amount payable upon the optional or mandatory redemption of such Junior Note or the time at which such Junior Note may or must be redeemed, but excluding the definitions of "Asset Sale" and "Cash Collateral Releases" and Section 4.02 (Asset Sales);

         (3) reduce the rate of, or change the time for payment of, interest on such Junior Note;

         (4) waive a Default or Event of Default in the payment of principal of, or interest, premium or Additional Amounts, if any, on, such Junior Note (except a rescission of acceleration of the maturity of the Junior Notes by the Required Holders of at least a majority in aggregate principal amount of such Outstanding Junior Notes and a waiver of the payment default on such Junior Notes solely to the extent that it resulted from such acceleration);

         (5) make such Junior Note payable in money other than that stated in such Junior Note;

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

         (6) make any change in the provisions of this Indenture relating to waivers of past Defaults or Events of Default or the rights of Holders of the Junior Notes to receive payments of principal of, or interest, premium or Additional Amounts, if any, on, the Junior Notes when due or to bring suits to enforce those payments;

         (7)      waive a redemption payment with respect to such Junior Note;

         (8) release any Guarantor from any of its obligations under the Guarantee of the Junior Notes or this Indenture, except in accordance with the terms of this Indenture;

         (9) modify the provisions described under Section 3.10 (Redemption Upon Changes in Withholding Taxes) or Section 4.36 (Additional Amounts) or amend the terms of the Junior Notes or this Indenture in a way that would result in the loss of an exemption from any of the Taxes described thereunder;

         (10) modify the provisions set forth in Section 4.35 (Currency Indemnity);

         (11) modify the provisions set forth in Section 6.02 (Payment Blockage Provisions);

         (12) make any change in the Guarantee of the Junior Notes that would adversely affect the Holders of the Junior Notes;

         (13) make any change in any Security Document or the provisions of this Indenture relating to the Security Documents that would adversely affect the Holders of the Junior Notes; or

         (14)     modify any of the provisions of this Section 10.01 or Section
                  6.04 (Rescission and Annulment).

         It shall not be necessary for any act of the Holders under this Section
10.01 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such act shall approve the substance thereof.

         After an amendment pursuant to this Section 10.01 becomes effective, the Issuer shall provide notice to Holders of Junior Notes briefly describing such amendment in the manner provided in Section 13.02 (Notices). The failure to give such notice to all Holders of Junior Notes, or any defect therein, shall not impair or affect the validity of an amendment under this Section 10.01.

SECTION 10.02. Supplemental Indentures Without Consent of Holders.

         Notwithstanding Section 10.01 (Supplemental Indentures With Consent of Holders) but subject to the provisions of the Security Trust and Intercreditor Deed, without the consent of any Holders, the Issuer, when authorized by a Board Resolution, the Guarantors and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, or otherwise amend or supplement this Indenture, any other indenture supplemental hereto, the Junior Notes or the Guarantee of the Junior Notes for any of the following purposes:

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

         (1) to add to the covenants of the Issuer or any Guarantor for the benefit of the Holders of the Junior Notes or to surrender any right or power conferred upon the Issuer or any Guarantor in the Indenture, the Junior Notes or the Guarantee of the Junior Notes;

         (2) to cure any ambiguity, or to correct or supplement any provision in this Indenture or any other supplemental indenture hereto, the Junior Notes or the Guarantee of the Junior Notes which may be defective or inconsistent with any other provision in the Indenture, any other supplemental indenture hereto, the Junior Notes or the Guarantee of the Junior Notes or to make any other provisions with respect to matters or questions arising under this Indenture that shall not be inconsistent with the provisions of this Indenture, provided that such provisions shall not adversely affect the interests of the Holders of the Junior Notes;

         (3) to provide for uncertificated Junior Notes in place of certificated Junior Notes, provided that such provisions shall not adversely affect the interests of the Holders of the Junior Notes and such uncertificated Junior Notes are issued in registered form;

         (4) (a) to add a Guarantor under this Indenture and to provide for the grant of New Security for the benefit of the Holders of the Junior Notes, or to mortgage, pledge, hypothecate or grant a security interest in favor of the Security Trustee for the benefit of the Trustee for the benefit of the Holders of the Junior Notes as additional security for the payment and performance of the Issuer's and any Guarantor's obligations under this Indenture, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Security Trustee for the benefit of the Trustee for the benefit of the Holders of the Junior Notes pursuant to this Indenture, the Security Trust and Intercreditor Deed or otherwise; or (b) to evidence the accession of Marconi Sud S.p.A. as a Non-US Guarantor pursuant to Section 4.38 (Accession of Italian Guarantor).

         (5) to evidence and provide for the acceptance of the appointment of a successor Trustee under this Indenture; or

         (6) to comply with any requirements of the SEC under the Trust Indenture Act in order to maintain the qualification of this Indenture under the Trust Indenture Act.

         After an amendment pursuant to this Section 10.02 (other than sub-clause (4)(b) above) becomes effective, the Issuer shall provide notice to Holders of Junior Notes briefly describing such amendment in the manner provided in Section 13.02 (Notices). The failure to give such notice to all Holders of Junior Notes, or any defect therein, shall not impair or affect the validity of an amendment under this Section 10.02.

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SECTION 10.03. Compliance with Trust Indenture Act.

         Every supplemental indenture to this Indenture shall comply with the Trust Indenture Act as then in effect.

SECTION 10.04. Revocation and Effect of Consents and Waivers.

         A consent to an amendment or a waiver by a Holder of a Junior Note shall bind the Holder and every subsequent Holder of that Junior Note or portion of the Junior Note that evidences the same debt as the consenting Holder's Junior Note, even if notation of the consent or waiver is not made on the Junior Note. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder's Junior Note or portion of the Junior Note if such consent or waiver is revocable by its terms and the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder of Junior Notes. An amendment or waiver shall become effective upon the execution of such amendment or waiver by the Trustee.

SECTION 10.05. Notation on or Exchange of Junior Notes.

         If an amendment changes the terms of a Junior Note, the Trustee may require the Holder of the Junior Note to deliver it to the Trustee. The Trustee may place an appropriate notation on the Junior Note regarding the changed terms and return it to the Holder. Alternatively, if the Issuer or the Trustee so determines, the Issuer in exchange for the Junior Note shall issue and the Paying Agent shall authenticate a new Junior Note that reflects the changed terms. Failure to make the appropriate notation or to issue a new Junior Note shall not affect the validity of such amendment.

SECTION 10.06. Payment for Consents.

         The Issuer shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Junior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Junior Notes or the Guarantee of the Junior Notes unless such consideration is offered to be paid and is paid to all Holders of such Junior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 10.07. Execution of Supplemental Indentures.

         In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article 10 or the modifications thereby of the trusts created by this Indenture, the Trustee shall be entitled to receive, and (subject to Section 7.01 (Certain Duties and Responsibilities of Trustee)) shall be fully protected in relying upon, an Officers' Certificate and/or an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture. The Trustee may, but shall not be obliged to, enter into any such supplemental indenture which affects the Trustee's own rights, duties or immunities under this Indenture or otherwise.

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SECTION 10.08. Effect of Supplemental Indentures.

         Upon the execution of any supplemental indenture under this Article 10, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and any modifications, amendments or waivers to this Indenture or to the terms and conditions of the Junior Notes will be conclusive and binding on all Holders of the Junior Notes, whether or not they have given consent, and on all future Holders of Junior Notes, whether or not notation of such modifications, amendments or waivers is made upon the Junior Notes.

SECTION 10.09. Waiver of Certain Covenants.

         Subject to the restrictions in the Security Trust and Intercreditor Deed, the Issuer and the Guarantors may omit in any particular instance to comply with any covenant or condition set forth in Sections 4.01 through 4.24,
4.30 through 4.34, 4.37 and 4.38, but excluding any covenant or condition which under Article 10 (Supplemental Indentures, Consents and Waivers) cannot be modified or amended without the consent of the Holder of each outstanding Junior Note affected, if, before or after the time for such compliance, the Required Holders of not less than a majority in aggregate principal amount of the Junior Notes at the time Outstanding, shall, by act of such Required Holder, (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Junior Notes) waive such compliance in such instance with such covenant or provision, but no such waiver shall extend to or affect such covenant or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Issuer and the Guarantors and the duties of the Trustee in respect of any such covenant or condition shall remain in full force and effect.

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                                   ARTICLE 11
                          GUARANTEE OF THE JUNIOR NOTES

SECTION 11.01. Guarantee of the Junior Notes.

         Each Initial Guarantor shall execute and deliver the Guarantee of the Junior Notes set forth in Exhibit C (Form of Guarantee for Junior Notes) hereto no later than the Issue Date.

         Notwithstanding any other provision of this Indenture to the contrary:

         (1) Marconi Communications Telemulti Ltda shall not be required to execute a Guarantee of the Senior Notes, a Guarantee of the Junior Notes or a Composite Guarantee but shall for all other purposes of this Indenture and the Junior Notes constitute a Non-US Guarantor; and

         (2) until such time as Marconi Sud S.p.A. accedes to this Indenture pursuant to Section 4.38 hereof it shall constitute a Non-US Guarantor solely with respect to the provisions of this Indenture contained in Article 4 (other than Sections 4.35, 4.36, and 4.37), Article 5, clauses (8) and (9) of
                  Section 6.01 and Section 12.03 (including, for the avoidance of doubt, the defined terms from Article 1 that are used in the foregoing Articles, Sections or clauses) notwithstanding that Marconi Sud S.p.A. is not at such time a party to this Indenture, and from and after the time that Marconi Sud S.p.A. accedes to this Indenture pursuant to Section 4.38 (Accession of Italian Guarantor) it shall be a Non-US Guarantor for all purposes of this Indenture, the Junior Notes and the Guarantee of the Junior Notes.

                                    - 140 -

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                                   ARTICLE 12
                              TRANSACTION SECURITY

SECTION 12.01. Security Documents.

         The due and punctual payment of the principal, premium, if any, and Additional Amounts, if any, of, and interest on, the Junior Notes when and as the same shall be due and payable, whether on a Junior Note Interest Payment Date, at Stated Maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal and premium, if any, of and interest (to the extent permitted by law), if any, on the Junior Notes and performance of all other Obligations under this Indenture and the Junior Notes, and the payment and performance of the Obligations of the Guarantors under the Guarantee of the Junior Notes shall be secured as provided in the Security Documents.

         The Issuer shall, and shall cause each of its applicable Subsidiaries to, execute and deliver the Initial Security Documents no later than the Issue Date. The Issuer shall, and shall cause each UK IP Opco to, assign all of their legal and beneficial title to Patents to the UK IPR Co no later than the Issue Date. The Issuer shall cause each US IP Opco to assign all of their legal and beneficial title to Patents to (1) in the case of Patents used or useful in the US Core Businesses, the Ringfenced IPR Co and (2) in the case of other Patents owned by the US IP Opcos, the US IPR Co, in each case no later than the Issue Date. Notwithstanding the foregoing, in the event that any consent or agreement of any Person (other than the Issuer and its Subsidiaries) is required for the assignment of any Patent by a UK IP Opco to the UK IPR Co or by a US IP Opco to Ringfenced IPR Co or US IPR Co (and the subsequent licensing of that Patent by the IPR Co), as the case may be, and such consent or agreement has not been obtained on or before the Issue Date, the Issuer and the UK IP Opco or the US IP Opco, as the case may be, will use their respective reasonable best efforts to obtain such consent or agreement as soon as possible.

         The Issuer shall, and shall cause each of its applicable Subsidiaries to, comply with all covenants and agreements contained in the Security Documents and the Security Trust and Intercreditor Deed.

         Each Holder of a Junior Note, by its acceptance thereof, consents and agrees to the terms of the Security Documents and the Security Trust and Intercreditor Deed (including, without limitation, the provisions providing for enforcement, foreclosure and release of the Transaction Security), as the same may be in effect or may be amended from time to time in accordance with their terms, and authorizes and directs (1) the Trustee, who shall in turn be authorized to instruct the Security Trustee, with respect to each of the Security Documents to which it is a party and the Security Trust and Intercreditor Deed, and (2) the Trustee, with respect to the Security Trust and Intercreditor Deed, to perform their respective obligations and exercise their respective rights thereunder in accordance therewith.

SECTION 12.02. Opinions.

         The Issuer shall furnish to the Trustee promptly after the execution and delivery of the Indenture and thereafter within one month after each anniversary of the Issue Date, one or more Opinions of Counsel, dated as of such date, stating either that (1) in the opinion of such counsel, all action has been taken with respect to the recording, registering, filing, re-

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recording, re-registering and re-filing of all supplemental indentures, financing statements, continuation statements or other instruments of further assurance as is necessary to maintain the Liens of the Security Documents and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given or (2) in the opinion of such counsel, no such action is necessary to maintain such Liens.

SECTION 12.03. Impairment of Security Interests.

         (1) The Issuer and the Guarantors shall not, and shall not permit any of their Subsidiaries to, take or omit to take any action which action or omission could reasonably be expected to have the result of adversely affecting or impairing the security granted over the Transaction Security pursuant to the Security Documents (but not the assets constituting the Transaction Security, unless otherwise required under the terms of this Indenture) in favor of the Security Trustee, for the benefit of the Trustee, for the benefit of the Holders of the Junior Notes, in any of the Transaction Security, other than as expressly contemplated by this Indenture or the Security Documents.

         (2) The Issuer and the Guarantors shall not effect the release of the Lien of any of the Transaction Security in favor of the Security Trustee, for the benefit of the Trustee, for the benefit of the Holders of the Junior Notes, except in accordance with the provisions of the Security Trust and Intercreditor Deed.

         (3) The Issuer shall, and shall cause each of its relevant Subsidiaries to, take all necessary action to ensure that the organizational documents of any Guarantor whose Equity Interests are the subject of a share pledge (other than a floating charge or its equivalent) constituting Transaction Security (including, for the avoidance of doubt, any agreements between or among the owners of such Equity Interests), shall not contain any restrictions or limitations on the transfer of the pledged Equity Interests pursuant to any enforcement of such share pledge, other than (i) to the extent (and only to the extent) required by applicable law,
                  (ii) with respect to any joint venture and any Subsidiary of the Issuer that is a co-venturer therein, any such restrictions or limitations under the terms of the agreements governing such joint venture or the organizational documents of the entities constituting the joint venture or (iii) in the case of any Subsidiary all of the outstanding Voting Stock of which (other than directors' qualifying shares) is not owned, directly or indirectly, by the Issuer and its Subsidiaries,
                  (A) to the extent that the Issuer and its Subsidiaries do not, in the aggregate, possess the requisite voting power or contractual rights to ensure that the organizational documents of such Subsidiary do not contain any such restrictions or limitations or (B) the Issuer reasonably believes that the elimination of any such restrictions or limitations from the organizational documents of such Subsidiary would be prejudicial to the commercial interests of the Issuer and its Subsidiaries in such Subsidiary.

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

SECTION 12.04. Authorization of Receipt of Funds by the Trustee Under the Security Documents.

         The Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents and the Security Trust and Intercreditor Deed, and to make further distributions of such funds to the Holders according to the provisions of this Indenture and the Security Trust and Intercreditor Deed.

SECTION 12.05. Release of Security.

         To the extent applicable, the Issuer shall comply with Trust Indenture Act Section 314(d), relating to the release of property or securities from the Lien and security interest of the Security Documents and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Security Documents. Any certificate or opinion required by Trust Indenture Act Section 314(d) may be made by an Officer of the Issuer except in cases where Trust Indenture Act Section 314(d) requires that such certificate or opinion be made by an independent person, which person shall be an independent engineer, appraiser or other expert selected or approved by the Issuer in the exercise of reasonable care.

         To the extent applicable, the Trustee will comply with Section 313(b) of the Trust Indenture Act.

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

                                   ARTICLE 13
                                  MISCELLANEOUS

SECTION 13.01. Trust Indenture Act Controls.

         This Indenture is subject to the provisions of the Trust Indenture Act that are required to be part of and govern indentures qualified under the Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control. If any provision of this Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or excluded, as the case may be.

SECTION 13.02. Notices.

         Any request, demand, authorization, direction, notice, consent, waiver, vote or act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

         (a) the Trustee by any Holder, the Issuer, any Paying Agent, the Depositary, the Registrar or any Guarantor shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or filed in writing (which may be made via facsimile at +44 20 7964 6399) to the Trustee at its Corporate Trust Office; or

         (b) the Issuer by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, in the case of the Issuer, first-class postage prepaid, addressed to it at Regents Place, 338 Euston Road, London NW1 3BT, England or by facsimile +44 207 409 7748 (unless another address and/or facsimile number has been previously furnished in writing to the Trustee and the Paying Agent by the Issuer, in which case at the last such address and/or facsimile number), in each case marked "Attention: Company Secretary"; or

         (c) any Guarantor by the Trustee or by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and mailed, in the case of such Guarantor, first-class postage prepaid, addressed to it, in the care of the Issuer, at Regents Place, 338 Euston Road, London NW1 3BT, England or by facsimile +44 207 409 7748 (unless another address and/or facsimile number has been previously furnished in writing to the Trustee and the Paying Agent by such Guarantor, in which case at the last such address and/or facsimile number), in each case marked "Attention: Company Secretary"; or

         (d) the Paying Agent by any Holder, the Issuer, any Guarantor or the Trustee shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to the Paying Agent at One Canada Square, London E14 5AL, England, or by facsimile at +44 20 7964 6399, attention: Corporate Trust Office (unless another address and/or facsimile number has been previously furnished in writing to the Trustee, the Issuer and the Guarantors by the Paying Agent, in which case at the last such address and/or facsimile number).

         Subject to the other provisions of this paragraph, all notices to the Holders of Junior Notes will be valid if published (at the expense of the Issuer) in a leading English language daily newspaper published in London and a leading English language daily newspaper published in New York City or such other English language daily newspaper with general circulation in Europe or the United States, as the case may be, as the Trustee may approve. Any notice will be deemed to have been given on the date of publication or, if so published more than once on different dates, on the date of first publication. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the Trustee may approve. If any Junior Notes are represented by Global Junior Notes held by the Depositary, all notices with respect to such Junior Notes shall be sent to such Depositary, or its nominee, and such Depositary shall communicate such notices to DTC, Euroclear and/or Clearstream, Luxembourg, or their respective nominees, in accordance with the Deposit Agreement. Such notices to the Depositary shall be in lieu of and in substitution for the notices otherwise required by this paragraph in the event the Junior Notes are solely represented by Global Junior Notes.

SECTION 13.03. Certificate and Opinion as to Conditions Precedent.

         Upon any request or application by the Issuer to the Trustee to take or refrain from taking any action under this Indenture, the Issuer and any Guarantor (if applicable) and any other obligor on the Junior Notes shall furnish to the Trustee:

         (1) an Officers' Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture (including any covenant compliance with which constitutes a condition precedent) relating to the proposed action have been complied with; and/or

         (2) if requested by the Trustee, an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with, except that, in the case of any such application or request as to which the furnishing of such certificates or opinions is specifically required by any provision of this Indenture relating to such particular application or request, no additional certificate or opinion need be furnished.

SECTION 13.04. Statements Required in Certificate or Opinion.

         Every certificate or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture shall include:

         (1) a statement that each individual signing such certificate or individual or firm signing such opinion has read and understands such covenant or condition and the definitions herein relating thereto;

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

         (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

         (3) a statement that, in the opinion of each such individual or such firm, he or it has made such examination or investigation as is necessary to enable him or it to express an informed opinion as to whether or not such covenant or condition has been complied with; and

         (4) a statement as to whether, in the opinion of each such individual or such firm, such condition or covenant has been complied with.

SECTION 13.05. Form of Documents Delivered to Trustee.

         In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

         Any certificate or opinion of an officer of the Issuer or a Guarantor may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, legal advisors, unless such officer knows, or in the exercise of reasonable care should know, that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of, or representations by, legal advisors may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Issuer or a Guarantor stating that the information with respect to such factual matters is in the possession of the Issuer or such Guarantor unless such legal advisors know, or in the exercise of reasonable care should know, that the certificate or opinion or representation with respect to such matters is erroneous.

         Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 13.06. Acts of Holders.

         (1) Any request, demand, authorization, direction, notice, consent, waiver, vote or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, when it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 (Certain Duties of Trustee)) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 13.06.

         (2) If the Issuer shall solicit from the Holders of Definitive Registered Junior Notes any request, demand, authorization, direction, notice, consent, waiver, vote or other act, the Issuer may, at its option, fix in advance a record date for purposes of determining the identity of Holders of Definitive Registered Junior Notes entitled to give such request, demand, authorization, direction, notice, consent, waiver, vote or other act, but the Issuer shall have no obligation to do so. Any such record date shall be fixed at the Issuer's discretion. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver, vote or other act may be sought or given before or after the record date, but only the Holders of Definitive Registered Junior Notes of record at the close of business on such record date shall be deemed to be Holders of Definitive Registered Junior Notes for the purpose of determining whether the Required Holders of the requisite proportion of Junior Notes Outstanding have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver, vote or other act, and for that purpose the Definitive Registered Junior Notes Outstanding shall be computed as of such record date. If the record date is not set by the Issuer prior to the first solicitation of Holders of Definitive Registered Junior Notes made by the Issuer in respect of any such action, or, in the case of any such vote, prior to such vote, the record date for any such action or vote shall be the 30th day prior to the first solicitation of such action or vote. Upon the fixing of such a record date, those Persons who were Holders of Definitive Registered Junior Notes at such record date (or their duly designated proxies), and only those Persons, shall be entitled with respect to such Definitive Registered Junior Notes to take such action by vote or to revoke any vote previously given, whether or not such persons continue to be Holders after such record date.

         (3) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgements of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. When such execution is by a signatory acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

         (4) The ownership, principal amount and serial numbers of Definitive Registered Junior Notes held by any Person, and the date of holding the same, shall be proved by the Register.

         (5) The ownership of a Global Junior Note, and the principal amount and serial number of such Global Junior Note and the date of holding the same, may be proved by the production of such Global Junior Note.

SECTION 13.07. Rules by Trustee, Paying Agent and Registrar.

         Subject to the provisions of Article 14 (Meetings of Holders of the Junior Notes), the Trustee may make reasonable rules for action by or a meeting of Holders of Junior Notes. The Registrar and the Paying Agent may make reasonable rules for their functions.

SECTION 13.08. Governing Law.

         This Indenture and the Junior Notes shall be governed by and construed in accordance with English law, except to the extent provisions of the Trust Indenture Act are included or deemed to be included herein, as to which the Trust Indenture Act shall govern.

SECTION 13.09. English Courts and New York Courts.

         Each party hereto agrees that the courts of (a) England and (b) the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York have nonexclusive jurisdiction to settle any dispute (a "DISPUTE"), arising from or connected with this Indenture or the Junior Notes (including a dispute regarding the existence, validity or termination of this Indenture or the Junior Notes) or the consequences of their nullity.

SECTION 13.10. Appropriate Forum.

         Each party hereto agrees that the courts referred to in Section 13.09 (English Courts and New York Courts) are the most appropriate and convenient courts to settle any Dispute.

SECTION 13.11. Rights of the Trustee and Holders to Take Proceedings Outside England and the State of New York.

         Section 13.09 (English Courts and New York Courts) is for the benefit of the Trustee and the Holders only. As a result, nothing in this Indenture prevents the Trustee or any of the Holders from taking proceedings relating to a Dispute ("PROCEEDINGS") in any other courts with jurisdiction. To the extent allowed by law, the Trustee or any of the Holders may take concurrent Proceedings in any number of jurisdictions.

SECTION 13.12. Service of Process.

         Each of the Issuer and each Guarantor agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings

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

may be served on it by being delivered (a) in connection with any Proceedings in England, to the Issuer at Regents Place, 338 Euston Road, London NW1 3BT, England or, if different, the Issuer's registered office for the time being or at any address of the Issuer or such Guarantor in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985 and
(b) in connection with any Proceedings in the Borough of Manhattan, New York, to Marconi Electronic Systems Holdings Inc., Attention: Patricia Hoffman, c/o Marconi Communications, Inc., 333 Pierce Road, Suite 370, Itasca, Illinois 60143, USA, or, if different, the principal place of business of Marconi Electronic Systems Holdings Inc. in the United States of America for the time being. If either such Person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer and the Guarantors, the Issuer and the Guarantors (acting together) shall, on the written demand of the Trustee addressed to the Issuer and the Guarantors and delivered to the Issuer and the Guarantors, appoint a further Person in England or (as the case may be) the County of New York to accept service of process on their behalf and, failing such appointment within 15 days, the Trustee shall be entitled to appoint such a Person by written notice addressed to the Issuer and the Guarantors and delivered to the Issuer and the Guarantors. Nothing in this paragraph shall affect the right of the Trustee or any of the Holders to serve process in any other manner permitted by law. This Section 13.12 applies to Proceedings in England and in the County of New York.

SECTION 13.13. Consent to Enforcement.

         Each of the Issuer and each Guarantor consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which is made or given in such Proceedings.

         To the extent permitted by law, the Issuer and each Guarantor hereby waive any objections to the enforcement by any court referred to in Section
13.09 (English Courts and New York Courts) of any judgment validly obtained in any court referred to in Section 13.09 (English Courts and New York Courts) on the basis of any such legal suit, action or proceeding.

SECTION 13.14. Waiver of Immunity.

         To the extent that the Issuer or any Guarantor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Issuer, any Guarantor or their respective assets or revenues, each of the Issuer and each Guarantor agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction and, in particular, to the extent that in any Proceedings taken in the United States the foregoing waiver of immunity shall have the fullest scope permitted under the United States Foreign Sovereign Immunities Act of 1976 and is intended to be irrevocable for the purposes of such Act.

SECTION 13.15. No Recourse Against Others.

         Other than the Guarantors with respect to the Guarantee of the Junior Notes, no past, present or future director, officer, employee, incorporator or stockholder, as such, of the Issuer or any Guarantor shall have any liability for any obligations of the Issuer or such Guarantor under the Junior Notes or this Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Junior Notes by accepting a Junior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Junior Notes.

SECTION 13.16. Successors.

         All covenants and agreements of the Issuer and the Guarantors in this Indenture and the Junior Notes shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Indenture shall bind its successors and assigns, whether so expressed or not.

SECTION 13.17. Multiple Counterparts

         The parties hereto may sign any number of copies of this Indenture in any number of counterparts. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Indenture.

SECTION 13.18. Table of Contents; Headings.

         The table of contents, cross-reference sheet and headings of the Articles, Sections, Schedules and Exhibits of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof or affect the construction hereof.

SECTION 13.19. Severability.

         In case any one or more of the provisions in this Indenture or in the Junior Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

SECTION 13.20. Parallel Debt Obligations.

         Each Obligor hereby agrees and covenants with the Trustee by way of an abstract acknowledgement of debt that, notwithstanding anything to the contrary in this Indenture, the Junior Notes or the Guarantee of the Junior Notes (but, for the avoidance of doubt, subject to the limitations set forth in clause 2.2 of the Guarantee of the Junior Notes with respect to the Guarantors), it shall pay to the Trustee sums equal to, and in the currency or currencies of, the amounts owed by such Obligor from time to time to the Holders under this Indenture, the Junior Notes and the Guarantee of the Junior Notes (the "PRINCIPAL OBLIGATIONS"), as and when the same fall due for payment under this Indenture, the Junior Notes and the Guarantee of the Junior Notes (the "PARALLEL OBLIGATIONS").

         The Trustee shall have its own independent right to demand and require payment to it of the Parallel Obligations by the Obligors (such demand to be made in accordance with, and only in the circumstances permitted under, this Indenture, the Junior Notes and the Guarantee of the Junior Notes and only if permitted by the Security Trust and Intercreditor Deed). The rights of the Holders to receive payment of the Principal Obligations are several from the rights of the Trustee to receive the Parallel Obligations, provided that the payment by an Obligor of its Parallel Obligations to the Trustee in accordance with this Section 13.20 shall be a good discharge of the corresponding Principal Obligations owed by it and the payment by an Obligor of its Principal Obligations in accordance with the provisions of this Indenture, the Junior Notes and the Guarantee of the Junior Notes shall be a good discharge of the corresponding Parallel Obligations owed to the Trustee under this Section 13.20. In the event of a good discharge of any Principal Obligations the Trustee shall not be entitled to demand payment of the corresponding Parallel Obligations and such Parallel Obligations shall be discharged to the same extent. Subject to
Section 9.03 (Reinstatement), in the event of a good discharge of any Parallel Obligations, the Holders shall not be entitled to demand payment of the corresponding Principal Obligations and such Principal Obligations shall be discharged to the same extent.

SECTION 13.21. Benefits of Indenture.

         Nothing in this Indenture or in the Junior Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Holders of Junior Notes and, with respect to the Guarantee of the Junior Notes pursuant to Section 11.01 (Guarantee of the Junior Notes), the Security Trustee, any benefit or any legal or equitable right, remedy or claim under this Indenture under the Contracts (Rights of Third Parties) Act 1999.

                                   ARTICLE 14
                     MEETINGS OF HOLDERS OF THE JUNIOR NOTES

SECTION 14.01. Purposes of Meetings.

         A meeting of the Holders, in each case with respect to Junior Notes held by such Holders, may be called at any time from time to time pursuant to this Article 14 for any of the following purposes:

         (1) to give any notice to the Issuer or to the Trustee, or to give any directions to the Trustee, or to consent to the waiving of any Default hereunder and its consequences, or to take any other action authorized to be taken by Holders pursuant to
                  Article 6 (Defaults and Remedies) hereof;

         (2) to remove the Trustee and appoint a successor trustee pursuant to Article 7 (The Trustee) hereof;

         (3)      to consent to the execution of a supplemental indenture; or

         (4)      to consent to the waiving of certain covenants pursuant to
                  Section 10.01 (Supplemental Indentures With Consent of
                  Holders).

SECTION 14.02. Place of Meetings.

         Meetings of Holders may be held at such place or places as the Trustee or, in case of its failure to act, the Issuer or the Holders calling the meeting, shall from time to time determine.

SECTION 14.03. Call and Notice of Meetings.

         (1) The Trustee may at any time (upon not less than 21 days' notice) call a meeting of Holders to be held at such time and at such place in the location determined by the Trustee pursuant to Section 14.02 (Place of Meetings). Notice of every meeting of Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be published in the manner contemplated by Section 13.02 (Notices) hereof.

         (2) In case at any time the Issuer, or the Required Holders of at least 25% in aggregate principal amount of the Junior Notes then Outstanding, shall have requested the Trustee to call a meeting of the Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have made the first giving of the notice of such meeting within 20 days after receipt of such request, then the Issuer or the Required Holders of the amount above specified may determine the time (not less than 21 days after notice is given) and the place determined by the Issuer or the Holders pursuant to Section 14.02 (Place of Meetings) for such meeting and may call such meeting to take any action authorized in Section 14.01 (Purposes of Meetings) by giving notice thereof as provided in clause (1) of this
                  Section 14.03.

SECTION 14.04. Voting at Meetings.

         To be entitled to vote at any meeting of Holders, a Person shall be (i) a Holder or (ii) a Person appointed by an instrument in writing as proxy for a Holder or Holders by such Holder or Holders. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons so entitled to vote at such meeting and their counsel, any representatives of the Trustee and its counsel, any representatives of the Issuer and its counsel and any representatives of any Guarantor and its counsel.

SECTION 14.05. Voting Rights, Conduct and Adjournment.

         (1) Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders in regard to proof of holding of Junior Notes and of the appointment of proxies and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate. Except as otherwise permitted or required by any such regulations, the holding of Junior Notes shall be proved in the manner specified in Article 2 (The Securities) hereof and the appointment of any proxy shall be proved in such manner as is deemed appropriate by the Trustee or by having the signature of the Person executing the proxy witnessed or guaranteed by any bank, banker, notary or trust company customarily authorized to certify to the holding of a security such as a global security.

         (2) At any meeting of Holders, the presence of Persons holding or representing Junior Notes in an aggregate principal amount sufficient under the appropriate provision of this Indenture to take action upon the business for the transaction of which such meeting was called shall constitute a quorum. Any meetings of Holders duly called pursuant to Section 14.03 (Call and Notice of Meetings) hereof may be adjourned from time to time by vote of the Required Holders (or proxies for the Required Holders) of a majority in aggregate principal amount of the Junior Notes represented at the meeting and entitled to vote, whether or not a quorum shall be present; and the meeting may be held as so adjourned without further notice. No action at a meeting of Holders shall be effective unless approved by the Required Holders of the aggregate principal amount of Junior Notes required by the provision of this Indenture pursuant to which such action is being taken.

         (3) At any meeting of Holders, each Holder or proxy shall be entitled to one vote for each US$1.00 principal amount of Outstanding Junior Notes held or represented.

         In determining whether the Required Holders of the requisite principal amount of the Junior Notes have given or taken any direction, notice, consent, waiver or other action under this Indenture as of any date, only the principal amount (determined as above) of Junior Notes that are Outstanding under this Indenture can be considered.

         This Instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the Issuer, the Guarantors and the Trustee have caused this Indenture to be duly executed as a deed as of the date first written above.

                            [SIGNATURE PAGES FOLLOW]

                                   SCHEDULE 4

                                   DEFINITIONS

         "ACQUIRED DEBT" means, with respect to any specified Person:

         (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

         (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "ACQUISITION" means any acquisition or purchase, directly or indirectly, including without limitation by merger, consolidation or reorganization, of any business or any assets constituting a business or line of business.

         "ADDITIONAL AMOUNTS" has the meaning set forth in Section 4.36 (Additional Amounts).

         "ADDITIONAL GUARANTOR" means any Person that becomes a Guarantor of the Junior Notes after the Issue Date.

         "ADJUSTED TREASURY RATE" means, with respect to any Repayment Date for the Junior Notes, the rate per annum equal to the sum of 0.5% and the quarterly equivalent yield to maturity of the Comparable Treasury Issue for the Junior Notes, assuming a price for the Comparable Treasury Issue for the Junior Notes (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Junior Notes for the Repayment Date.

         "AFFECTED PENSION PARTICIPANTS" means (1) employees associated with the assets that are the subject of an Asset Sale at the time of any such Asset Sale,
(2) employees formerly associated with the assets that are the subject of an Asset Sale, and (3) beneficiaries, survivor payees and alternate payees of an employee or former employee described in (1) or (2) of this definition.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and, in the case of a natural Person, any immediate family member of such Person. For purposes of this definition, "control", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 20% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling", "controlled by" and "under common control with" have correlative meanings.

         "AGENCY AGREEMENT" means the agreement, in substantially the form set out in Schedule 8 (Form of Agency Agreement), appointing the initial Paying Agent and the Registrar in relation to the Junior Notes for the purposes specified therein and any other agreement for the time being in force appointing successor Paying Agents and/or Registrars in relation to the

                                 Schedule 4 - 1

Junior Notes, or in connection with their duties, the terms of which have previously been approved in writing by the Trustee.

         "ASSET SALE" means:

         (1) the sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights (including, for the avoidance of doubt, Equity Interests of a Subsidiary of the Issuer), including by way of merger, consolidation or reorganization, provided that the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, including for the avoidance of doubt the Equity Interests in any holding company for such property or assets, to any "person" (as that term is defined in Section 13(d)(3) of the US Exchange Act including, for the avoidance of doubt, any person or persons acting in concert with such person), or any merger, consolidation or reorganization of the Issuer with any Person, will be governed by the provisions of this Indenture set forth in Section 5.01 (Merger, Consolidation or Sale of Assets) and not by the provisions of this Indenture set forth in Section 4.02 (Asset Sales); and

         (2)      the issuance of Equity Interests by any of the Issuer's
                  Subsidiaries.

         Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

         (1) any single transaction or series of related transactions that involves assets, property or rights having a Fair Market Value of less than L 500,000;

         (2) the sale, lease, transfer, conveyance or other disposition (other than pursuant to a Sale and Leaseback Transaction) of inventory (including equipment that constitutes inventory) or accounts receivable, in each case in the ordinary course of business and on arm's-length terms;

         (3)      the sale or other disposition of cash or Cash Equivalents;

         (4) any transaction constituting a Restricted Payment or an Investment that is permitted by Section 4.03 (Restricted Payments);

         (5)      a Permitted Intra-Group Transfer;

         (6) the waiver, compromise, settlement, release or surrender of any right or claim in the ordinary course of business;

         (7) a disposition constituting, or resulting from, the enforcement of a Permitted Lien, or the liquidation, dissolution, administration or winding up of a Subsidiary of the Issuer;

         (8) the sale or other disposition of any assets (other than cash or Cash Equivalents) in exchange for equity securities that are listed on an internationally recognized securities exchange, provided that the aggregate Fair Market Value (determined as of the respective dates on which the Issuer and its Subsidiaries enter into

                                 Schedule 4 - 2
                  binding commitments to sell such assets for such equity securities) of all such equity securities received by the Issuer and its Subsidiaries from and after the Issue Date does not exceed L 50 million (or the Sterling Equivalent), provided further that all such equity securities are disposed of for Cash Equivalents in an Asset Sale within 90 days of the later of (a) receipt of such equity securities and (b) the expiration of any period not longer than 180 days in which the Issuer or any Subsidiary of the Issuer agrees pursuant to the documentation relating to such sale or disposition not to dispose of any part of such equity securities without the consent of a third party;

         (9)      Italian Invoice Discounting;

         (10) leases, subleases and licences of assets, properties or rights, other than Intellectual Property;

         (11) licences, sub-licences and non-exclusive escrow and access agreements of or with respect to Intellectual Property of the Issuer and any of its Subsidiaries entered into in the ordinary course of business, provided that (a) any such transaction is expressly permitted under or approved in accordance with the terms of the applicable Intellectual Property Licence Agreements or (b) if such transaction is not the subject of the Intellectual Property Licence Agreements and the Intellectual Property is a Patent, the Issuer provides express prior written consent to such transaction;

         (12) the sale, lease, sublease, transfer, conveyance or license of Intellectual Property from UK IPR Co, US IPR Co or Ringfenced IPR Co to a Subsidiary of the Issuer in connection with any disposition of such Subsidiary or of assets, properties or rights by such Subsidiary which is otherwise permitted by this Indenture;

         (13) the sale or other disposition of assets received in compromise or settlement of claims of the Issuer or any of its Subsidiaries against a customer or other trade debtor; and

         (14) the sale or other disposition of promissory notes, loan notes or evidences of indebtedness of customers received by the Issuer or any of its Subsidiaries pursuant to vendor finance arrangements in the ordinary course of business and on arm's-length terms.

         "ATTRIBUTABLE DEBT" in respect of a Sale and Leaseback Transaction, the lease portion of which is a finance or capital lease that would be required to be capitalized on a balance sheet in accordance with generally accepted accounting principles applicable in the United Kingdom as in effect at the time such lease was entered into, means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles applicable in the United Kingdom as in effect at the time such lease was entered into.

                                 Schedule 4 - 3

        "BANKRUPTCY LAW" means Title 11 of the United States Code (11 U.S.C. 101 et. seq.), or any similar United States federal or state law or any relevant law in any other jurisdiction of organization or location of any assets of any Obligor or Significant Subsidiary or any similar law (including, without limitation, (1) the laws of the United Kingdom relating to moratorium, administration, bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors, and (2) the laws of any other jurisdiction relating to bankruptcy, moratorium, insolvency, receivership, reorganization or other relief of debtors and composition with creditors, or any amendment to, succession to or change in such law).

         "BBRS BUSINESS" means the broadband routing and switching business of the US Subsidiaries.

         "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the US Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is defined in Section 13(d)(3) of the US Exchange Act including, for the avoidance of doubt, any person or persons acting in concert with such person) such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

         "BOARD OF DIRECTORS" means:

         (1) with respect to a corporation, the board of directors or other equivalent body of the corporation (or any duly authorized committee thereof) and, in the case of any corporation having both a supervisory board and an executive or management board, the supervisory board (or any duly authorized committee thereof);

         (2) with respect to a limited partnership, the board of directors or other equivalent body (or any duly authorized committee thereof) of the general partner of the partnership; and

         (3) with respect to any other Person, the board or committee of such Person serving a similar function.

         "BOARD RESOLUTION" means, with respect to the Issuer or any Guarantor, a copy of a resolution certified by the company secretary or an assistant company secretary of the Issuer or such Guarantor, as the case may be, to have been duly adopted by the Board of Directors of the Issuer or such Guarantor, as the case may be, and to be in full force and effect on the date of such certification and delivered to the Trustee.

         "BRITISH POUNDS STERLING", "STERLING" and "L" or any similar reference means the coin or currency of the United Kingdom that at the time of payment is legal tender for the payment of public and private debts.

         "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which commercial banks in the locations specified (or if no locations are specified, in London and New York) are open for general business.

                                 Schedule 4 - 4

         "CAPITAL EXPENDITURE" means any capital expenditure accounted for as a purchase of property, plant or equipment in accordance with Floating UK GAAP.

        "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a finance or capital lease that would at that time be required to be capitalized on a balance sheet in accordance with generally accepted accounting principles applicable in the United Kingdom as in effect at the time such lease was entered into.

        "CAPITAL STOCK" means:

         (1) in the case of a corporation, any and all shares, interests, participations, or other equivalent (however designated and whether or not voting) of share capital;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalent (however designated and whether or not voting) of share capital;

         (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "CAPTIVE INSURANCE COMPANY" means Marconi Insurance Limited, a limited liability company incorporated under the laws of Guernsey.

         "CASH COLLATERAL RELEASES" means all releases to, or upon the order or instructions of, the Issuer or any of its Subsidiaries of (1) collateral or security constituting cash or Cash Equivalents from any Person (other than the Issuer and its Subsidiaries), which collateral or security was provided by the Issuer or any of its Subsidiaries (a) prior to the Issue Date, (b) in the form of deposits into the Existing Performance Bond Escrow Account, (c) to the New Bonding Facility Security Trustee under the New Bonding Facility Agreement, (d) to any agent, security trustee or lender under, or otherwise in respect of, any Replacement New Bonding Facility Agreement, (e) in respect of any Existing Performance Bond, or (f) in respect of the Interim Bonding Facilities; provided that (i) releases of collateral or security constituting cash or Cash Equivalents in connection with any surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or other obligation of a like nature issued by or on behalf of the Captive Insurance Company shall not constitute a Cash Collateral Release to the extent that the Captive Insurance Company retains such cash and Cash Equivalents, (ii) releases of collateral or security constituting cash or Cash Equivalents by the New Bonding Facility Security Trustee to a lender under the New Bonding Facility Agreement shall not constitute a Cash Collateral Release to the extent that such lender retains such cash and Cash Equivalents to secure the obligations owed to it under the New Bonding Facility Agreement, (iii) releases of collateral or security constituting cash or Cash Equivalents in connection with any Italian Easy Loan shall not constitute a Cash Collateral Release and (iv) releases of collateral or security constituting cash or Cash Equivalents in connection with the renewal or extension of any surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or other obligation of a like nature issued under the Interim Bonding Facilities shall not constitute a Cash

                                 Schedule 4 - 5

Collateral Release to the extent that the issuer of the renewed or extended surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or like obligation retains such cash or Cash Equivalents under the terms of an Interim Bonding Facility; or (2) cash or Cash Equivalents held in escrow with respect to sales, transfers or other dispositions of assets or property by the Issuer or any of its Subsidiaries prior to the Issue Date. For the avoidance of doubt, any release of cash or Cash Equivalents that has been held in escrow pursuant to any of the ESOP Escrow Agreement, the Mobile ESOP Escrow Agreement, the Israeli ESOP Escrow Agreement or the Singapore ESOP Escrow Agreement shall not constitute a Cash Collateral Release.

        "CASH EQUIVALENTS" means:

         (1) United States dollars, British pounds sterling, Euros, any other currency that is freely convertible into any of the foregoing or a claim on the European Central Bank;

         (2) securities (i) issued or directly and fully guaranteed or insured by the US government or any agency or instrumentality of the US government (provided that the full faith and credit of the United States is pledged in support of those securities), or (ii) which are denominated in Euro or British pounds sterling and are issued by, or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof, and which mature, in each case, within six months after the date of acquisition;

         (3) certificates of deposit and Eurodollar time deposits issued by a Highly Rated Financial Counterparty and which mature within six months after the date of acquisition;

         (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
                  (2) and (3) above entered into with a Highly Rated Financial Counterparty;

         (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services (or any successor to the ratings business of either of the foregoing) and which matures within six months after the date of acquisition;

         (6) marketable direct obligations of any member of the European Union, in each case rated at least "AAA" or the equivalent thereof by both Moody's Investors Service Inc. and Standard & Poor's Rating Services (or any successor to the ratings business of either of the foregoing), or obligations fully and unconditionally guaranteed by one of those sovereign nations (or any agency thereof), of the type and maturity described in clauses (2) through (5) above, which have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

         (7) money market funds with at least 95% of the fund's assets constituting Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

                                 Schedule 4 - 6

        "CDI" means:

         (1) in the case of DTC, a certificateless depositary interest representing an interest in Global Junior Notes; or

         (2) in the case of Euroclear or Clearstream, Luxembourg, a certificated depositary interest representing an interest in Global Junior Notes.

         "CHANGE OF CONTROL" means the occurrence of any of the following:

         (1) the adoption of a plan relating to the solvent liquidation or dissolution of the Issuer;

         (2) the consummation of any transaction the result of which is that any "person" (as defined in the definition of Beneficial Owner above) becomes the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of the Issuer, measured by voting power rather than number of shares, provided that it shall not constitute a Change of Control if such person acquired Beneficial Ownership of Voting Stock of the Issuer inadvertently (including, without limitation, because (a) such person was unaware that it Beneficially Owned more than 30% of the Voting Stock of the Issuer or (b) such person was aware of the extent of such Beneficial Ownership but such person acquired Beneficial Ownership of such Voting Stock without any plan or intention to change or influence the control of the Issuer), and such person promptly (and in any event within fifteen (15) London Business Days after becoming aware of the extent of such Beneficial Ownership) divests sufficient Voting Stock of the Issuer so that such person ceases to be the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; or

         (3) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

         "CLEARSTREAM, LUXEMBOURG" means Clearstream Banking societe anonyme.

         "COMPARABLE TREASURY ISSUE" means, with respect to any Repayment Date, the United States Treasury security selected by an independent investment banking firm in London (selected by the Issuer) as having a maturity comparable to the remaining term of the Junior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in United States dollars of comparable maturity to the remaining term of the Junior Notes.

         "COMPARABLE TREASURY PRICE" means, with respect to any Repayment Date,
(1) the average of the bid and asked prices for the Comparable Treasury Issue for the Junior Notes (expressed in each case as a percentage of its principal amount) on the third New York Business Day preceding such Repayment Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for US Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such New York Business Day, (a) the average of the Reference Treasury Dealer Quotations for such Repayment Date

                                 Schedule 4 - 7
after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (b) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

         "COMPOSITE GUARANTEE" means the Guarantee made on 19 May 2003 by the Issuer and the Guarantors in favor of the Security Trustee of the obligations of the Obligors under the Security Trust and Intercreditor Deed, any Agent/Trustee/New Bonding Facility Bank Accession Letter, any Guarantor Accession Letter, the Escrow Agreement, the New Bonding Facility Agreement, the Security Documents (other than the Guarantee of the Senior Notes, the Guarantee of the Junior Notes and the Composite Guarantee), the Fee Letter and any Additional Remuneration Fee Letter (as such terms are defined therein).

         "CONSOLIDATED EBITDA" means, with respect to any specified Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for any period, the Consolidated Profit Before Taxes of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period:

         (1) plus an amount equal to any extraordinary or exceptional (whether operating or non-operating) costs or losses realized by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for such period, to the extent such costs or losses were deducted in computing such Consolidated Profit Before Taxes;

         (2) minus an amount equal to any extraordinary or exceptional (whether operating or non-operating) income or gains realized by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for such period, to the extent such income or gains were included in computing such Consolidated Profit Before Taxes;

         (3) plus an amount equal to any costs or losses realized by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) in respect of discontinued operations for such period, to the extent such costs or losses were deducted in computing such Consolidated Profit Before Taxes;

         (4) minus an amount equal to any income or gains realized by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) in respect of discontinued operations for such period, to the extent such income or gains were included in computing such Consolidated Profit Before Taxes;

         (5) plus an amount equal to the Consolidated Gross Finance Charges for such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, for such Person) for such period, to the extent that such Consolidated Gross Finance Charges were deducted in computing such Consolidated Profit Before Taxes;

                                 Schedule 4 - 8

         (6) plus an amount equal to interest paid or accrued on the Junior Notes for such period to the extent such amount was deducted in computing such Consolidated Profit Before Taxes;

         (7) minus an amount equal to the Consolidated Gross Finance Income for such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, for such Person) for such period, to the extent that such Consolidated Gross Finance Income was included in computing such Consolidated Profit Before Taxes;

         (8) plus an amount equal to the equity in net losses of joint ventures and associates of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period, to the extent that such amounts were deducted in computing such Consolidated Profit Before Taxes;

         (9) minus an amount equal to the equity in net income of joint ventures and associates of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period, to the extent that such amounts were included in computing such Consolidated Profit Before Taxes;

         (10) plus an amount equal to depreciation and amortization (including amortization or impairment of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period, to the extent that such depreciation and amortization were deducted in computing such Consolidated Profit Before Taxes;

         (11) minus an amount equal to any foreign exchange gains recorded in the profit and loss account in respect of the retranslation of the balances outstanding under the Junior Notes and the Senior Notes for such period, to the extent such foreign exchange gains were included in computing such Consolidated Profit Before Taxes;

         (12) plus an amount equal to any foreign exchange losses recorded in the profit and loss account in respect of the retranslation of the balances outstanding under the Junior Notes and the Senior Notes for such period, to the extent such foreign exchange losses were deducted in computing such Consolidated Profit Before Taxes;

         (13) minus an amount equal to any finance income related to the expected return on pension and other retirement benefit schemes' assets for such period, to the extent such finance income was included in computing such Consolidated Profit Before Taxes;

         (14) plus an amount equal to any financing costs related to the interest on pension and other retirement benefit schemes' liabilities for such period, to the extent

                                 Schedule 4 - 9
                  such financing costs were deducted in computing such Consolidated Profit Before Taxes;

         (15) plus an amount equal to any non-cash expense recorded in the profit and loss account in respect of share options for such period, to the extent such non-cash expense was deducted in computing such Consolidated Profit Before Taxes;

         (16) minus an amount equal to any credit or provision release recorded in the profit and loss account in respect of share options for such period, to the extent such credit or provision release was included in computing such Consolidated Profit Before Taxes;

         in each case, on a consolidated basis and determined in accordance with Fixed UK GAAP, consistently applied.

         "CONSOLIDATED GROSS FINANCE CHARGES" means, with respect to any specified Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for any period, without duplication, the aggregate amount of interest or amounts in the nature of interest, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), commissions, fees, discounts and other finance payments payable by such Person and such of its Subsidiaries as are specified, in each case in respect of Indebtedness and paid or accrued in such period (including any commissions, fees, discounts and other finance payments payable by such Person and such of its Subsidiaries as are specified under any Permitted Hedging Transaction), on a consolidated basis, determined in accordance with Fixed UK GAAP, consistently applied, minus any interest paid or accrued on the Junior Notes.

         "CONSOLIDATED GROSS FINANCE INCOME" means, with respect to any specified Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for any period, without duplication, the aggregate amount of interest or amounts in the nature of interest (including, without limitation, non-cash interest income), commissions, fees, discounts and other finance payments received by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person), including any commissions, fees, discounts and other finance payments received by such Person and such of its Subsidiaries as are specified under any Permitted Hedging Transaction, on a consolidated basis, determined in accordance with Fixed UK GAAP, consistently applied.

         "CONSOLIDATED PROFIT AFTER TAXES" means, with respect to any specified Person for any period, the aggregate of the Profit After Taxes of such Person and such of its Subsidiaries as are specified for such period, on a consolidated basis, determined in accordance with Floating UK GAAP, consistently applied; provided that:

         (1) the Profit After Taxes (but not loss) of any Person that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting will be

                                 Schedule 4 - 10
                  included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or such of its Subsidiaries as are Wholly-Owned Subsidiaries of such Person;

         (2) the Profit After Taxes of any specified Subsidiary of such Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Profit After Taxes is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

         (3) the Profit After Taxes of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

         (4) any discharge of indebtedness income and any income or gain arising as a result of consummation of the Restructuring will be excluded; and

         (5) the cumulative effect of a change in accounting principles will be excluded.

         "CONSOLIDATED PROFIT BEFORE TAXES" means, with respect to any specified Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for any period, the profit (loss) before taxes of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period, on a consolidated basis, determined in accordance with Fixed UK GAAP, consistently applied; provided that:

         (1) the profit (loss) before taxes of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

         (2) any discharge of indebtedness income and any income or gain arising as a result of consummation of the Restructuring will be excluded.

         "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Issuer who:

         (1)      was a member of such Board of Directors on the Issue Date; or

         (2) was nominated for election or elected to such Board of Directors with the approval of a majority of those members of such Board of Directors at the time of such nomination or election who were either (a) a member of such Board of Directors on the Issue Date or (b) nominated for election or elected in accordance with this clause (2).

         "CORPORATE TRUST OFFICE" means the office of the Trustee in which its corporate trust business is principally administered, which as of the date hereof is located at Trinity Tower, 9 Thomas More Street, London E1W 1PP.

                                 Schedule 4 - 11

         "DEFAULT" means any event that is, or with the passage of time or the giving of notice or the making of any determination or any combination thereof would be, an Event of Default.

         "DEFAULT RATE" means 12% per annum.

         "DEFINITIVE REGISTERED JUNIOR NOTES" means Junior Notes in definitive registered form.

         "DEPOSIT AGREEMENT" means the deposit agreement dated as of the Issue Date between the Issuer and The Bank of New York, as Depositary.

         "DEPOSITARY" means the Person appointed as agent by the Issuer under the Deposit Agreement for the purposes of maintaining records in which it shall record the ownership, transfer and increases or decreases in the principal amount of CDIs in a Global Junior Note, which initially shall be The Bank of New York.

         "DERIVATIVE TRANSACTION" means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, equity derivative transaction, bond option, interest rate option, credit default swap, credit derivative transaction, foreign exchange transaction (other than a spot foreign exchange transaction), cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, futures contract, futures transaction, any other derivative contract or any other similar transaction (including any option or future with respect to any of these transactions), and any combination of these transactions.

         "DISINTERESTED DIRECTOR" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Issuer who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions. Ownership of the Issuer's Equity Interests and/or employment arrangements with the Issuer or any of its Subsidiaries shall not constitute a material direct or indirect financial interest in or with respect to a transaction or series of related transactions not directly related to such ownership or such employment arrangement.

         "DISINTERESTED OFFICER" means, with respect to any transaction or series of related transactions, an Officer of the Issuer who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions. Ownership of the Issuer's Equity Interests and/or employment arrangements with the Issuer or any of its Subsidiaries shall not constitute a material direct or indirect financial interest in or with respect to a transaction or series of related transactions not directly related to such ownership or such employment arrangement.

         "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exercisable or exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is one year after the date on which the Junior Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon

                                 Schedule 4 - 12
the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.03 (Restricted Payments).

         "DISTRIBUTION AGENT" means The Bank of New York as distribution agent pursuant to the Escrow and Distribution Agreement and any successor from time to time.

         "DOLLAR EQUIVALENT" means, with respect to any monetary amount in a currency other than United States dollars, at any time of determination thereof, the amount of United States dollars obtained by translating the amount of such foreign currency into United States dollars at the spot rate for the purchase of United States dollars with the applicable foreign currency as published in the Wall Street Journal on the date that is two (2) New York Business Day prior to such determination.

         Except as set forth in Section 4.06 (Limitation on Indebtedness and Preferred Stock), whenever it is necessary to determine compliance with any covenant that contains an amount expressed in United States dollars in this Indenture and an amount is expressed in a currency other than United States dollars, such amount will be treated as the Dollar Equivalent determined as of the date such amount is initially determined in such other currency.

         "DTC" means The Depository Trust Company or its nominee.

         "ENFORCEMENT EVENT" means the acceleration of any Secured Obligations (other than Secured Obligations arising under the New Bonding Facility Agreement) or any declaration that any Secured Obligations (other than Secured Obligations arising under the New Bonding Facility Agreement) are prematurely due and payable (other than solely as a result of it becoming unlawful for a Secured Creditor to perform its obligations under the Relevant Documents) or any failure by any Obligor to pay any principal amount in respect of any Secured Obligations (other than Secured Obligations arising under the New Bonding Facility Agreement) whether on maturity or otherwise.

         "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exercisable or exchangeable for, Capital Stock).

         "ESCROW ACCOUNTS" means the Mandatory Redemption Escrow Accounts and the Existing Performance Bond Escrow Accounts established pursuant to the Escrow Agreement.

         "ESCROW AGREEMENT" means the escrow agreement dated on or about the date of the Security Trust and Intercreditor Deed and made between HSBC Bank plc as New Bonding Facility Agent and New Bonding Facility Security Trustee, the Security Trustee, the Escrow Bank and the Issuer establishing and setting out the terms and conditions of each of the Escrow Accounts.

         "ESCROW AND DISTRIBUTION AGREEMENT" means the escrow and distribution agreement dated March 27, 2003 between the Issuer, Marconi plc, the security trustee named therein, The Bank of New York as distribution agent, The Law Debenture Trust Corporation p.l.c., Ancrane, Bondholder Communications Group and the Supervisors (as defined therein) with respect to the Restructuring.

                                 Schedule 4 - 13

         "ESCROW BANK" means the Person acting as Escrow Bank under the Escrow Agreement, which initially shall be HSBC Bank plc.

         "ESOP ESCROW AGREEMENT" means the ESOP escrow agreement dated December 13, 2002 between Marconi plc, the Issuer, HSBC Bank plc and Barclays Bank PLC.

         "EURO" or "E" means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

        "EUROCLEAR" means Euroclear Bank S.A./N.V.

        "EUROPEAN UNION" means the European Union, including the countries of Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which becomes a member of the European Union after the Issue Date.

         "EVENT OF DEFAULT", when used with respect to the Junior Notes, has the meaning set forth in Section 6.01 (Events of Default).

         "EXCLUDED ASSET SALE AND LIQUIDATION PROCEEDS" means (1) the first
L 82 million (or the Sterling Equivalent) of Net Proceeds and/or
Liquidation Proceeds received by the Issuer and its Subsidiaries with respect to Excluded Assets, minus (2) the aggregate Net Proceeds and/or Liquidation Proceeds received by the Issuer and its Subsidiaries with respect to Excluded Assets prior to the Issue Date.

         "EXCLUDED ASSETS" means assets, rights and properties that have been identified as such in writing by the Issuer to the Trustee, the Senior Note Trustee and the Security Trustee and that have been confirmed in writing by PricewaterhouseCoopers.

         "EXISTING INDEBTEDNESS" means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness owed to the Issuer or any Subsidiary of the Issuer) in existence (i) on the Scheme Launch Date or (ii) incurred after the Scheme Launch Date and in existence on the Issue Date and as set forth in
Schedule 3 (Existing Indebtedness incurred after the Scheme Launch Date) hereto, in each case until such amounts are repaid.

         "EXISTING INTERCOMPANY INDEBTEDNESS" means Indebtedness owed by the Issuer or any of its Subsidiaries to the Issuer or any other Subsidiary of the Issuer (for purposes of this definition, the "creditor") on the Issue Date, in each case until such amounts are repaid, provided that (1) in the event a particular Subsidiary of the Issuer is the creditor in respect of Indebtedness of the Issuer and all its Subsidiaries that in the aggregate exceeds L 20 million (or the Sterling Equivalent), such creditor Subsidiary is a party to the Security Trust and Intercreditor Deed and (2) such Indebtedness is unsecured. For purposes of this definition, any Subsidiary of the Issuer that owns or holds any shares of Preferred Stock or Disqualified Stock issued by the Issuer or any of its other Subsidiaries shall constitute the creditor with respect to such Preferred Stock or Disqualified Stock.

         "EXISTING PERFORMANCE BOND ESCROW ACCOUNT" means the Escrow Accounts established pursuant to the Escrow Agreement to be used to satisfy certain obligations of the Issuer and its Subsidiaries to provide cash collateral under Existing Performance Bonds.

                                 Schedule 4 - 14

         "EXISTING PERFORMANCE BONDS" means surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature issued by a bank, insurance company or other financial institution on behalf of the Issuer or any of its Subsidiaries in existence on the Issue Date and not issued pursuant to the Interim Bonding Facilities, until such bonds, letters of credit, guarantees or other obligations expire, terminate or are cancelled.

         "EXTERNAL ASSETS" means, with respect to any specified Person on any date, the total assets of such Person, after eliminating intercompany assets and investments in Subsidiaries, on such date and in accordance with Floating UK GAAP.

         "EXTERNAL SALES" means, with respect to any specified Person for any period, the total revenues of such Person, after eliminating intercompany sales, for such period and in accordance with Floating UK GAAP.

         "FAIR MARKET VALUE" means, with respect to any asset, right or property, the sale value that would be obtained in an arm's-length free market transaction between an informed and willing seller and an informed and willing buyer.

         "FIXED UK GAAP" means generally accepted accounting principles applicable in the United Kingdom including Financial Reporting Standards and Statements of Standard Accounting Practices issued by the Accounting Standards Board Limited and as in effect on March 31, 2003.

         "FLOATING UK GAAP" means generally accepted accounting principles applicable in the United Kingdom including Financial Reporting Standards and Statements of Standard Accounting Practices issued by the Accounting Standards Board Limited and as in effect from time to time.

         "GERMAN IP GUARANTOR" means Marconi Communications GmbH, a private company incorporated under the laws of Germany.

         "GLOBAL JUNIOR NOTES" means each global security in bearer form, representing all or a part of the Junior Notes, without coupons for payments attached, authenticated and delivered to the Holder of such Junior Notes or such portion of such Junior Notes in accordance with Section 2.05 (Execution, Authentication, Delivery and Dating).

         "GROUP" means all the Group Companies.

         "GROUP COMPANY" means the Issuer or any Subsidiary of the Issuer.

         "GROUP LICENCE AGREEMENT" means the intra-group licence agreement among the Issuer and the operating companies within the Group dated on or before the Issue Date providing for a licence authorizing the Issuer and each of its Subsidiaries to use the Intellectual Property of each of them to the extent that such use is ongoing on the Issue Date.

         "GUARANTEE" means a guarantee, direct or indirect, of the obligation of another Person in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of any Person. The term "GUARANTEE" shall not include endorsements for collection or deposit in

                                 Schedule 4 - 15
the ordinary course of business. The term "GUARANTEE" used as a verb has a corresponding meaning.

         "GUARANTEE OF THE JUNIOR NOTES" means the Guarantee of the Junior Notes by the Guarantors executed and delivered pursuant to Article 11 of this Indenture.

         "GUARANTEE OF THE SENIOR NOTES" means the Guarantee of the Senior Notes by the Guarantors executed and delivered pursuant to Article 11 of the Senior
Note Indenture.

         "GUARANTORS" means each Non-US Guarantor and each US Guarantor.

         "HIGHLY RATED FINANCIAL COUNTERPARTY" means a bank or financial institution whose financial obligations are rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard and Poor's Rating Services (or any successor to the ratings business of either of the foregoing) or the equivalent rating category of another internationally recognized rating agency.

         "HOLDER" means (i) for so long as any Junior Notes are represented by one or more Global Junior Notes, the bearer thereof which shall be the Depositary and (ii) in the event that Definitive Registered Junior Notes are issued, the Person in whose name a Definitive Registered Junior Note is registered on the Registrar's books.

         "INDEBTEDNESS" means, with respect to any specified Person, without duplication:

         (1)      all indebtedness of such Person for borrowed money;

         (2) all obligations of such Person evidenced by bonds, notes, debentures, loan stock or similar instruments;

         (3) all obligations, contingent or otherwise, of such Person in respect of surety bonds, appeal bonds, bid bonds, performance bonds or other obligations of a like nature;

         (4) all obligations, contingent or otherwise, of such Person in respect of letters of credit, banker's acceptances, bank guarantees, acceptance or other similar facilities, in each case, including reimbursement obligations or agreements in respect thereof;

         (5)      all Capital Lease Obligations of such Person;

         (6) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), and all obligations of such Person representing the balance deferred and unpaid of the purchase price of any property or services, but in each case excluding trade payables and other accrued current liabilities arising in the ordinary course of business;

         (7) all Attributable Debt with respect to any Sale and Leaseback Transaction of such Person;

                                 Schedule 4 - 16

         (8) receivables sold or discounted (including, for the avoidance of doubt, transactions having the economic effect of a sale or discounting of receivables) by such Person, provided that receivables to the extent they are sold or discounted on a non-recourse basis shall be disregarded, and for this purpose, where recourse:

                  (a)      is limited to the receivables sold; and/or

                  (b) arises as a result of breach of warranties (or the equivalent), including warranties (or the equivalent) regarding the validity and enforceability of the receivables sold but excluding warranties (or the equivalent) in respect of the creditworthiness of the receivable debtor;

                  the sale or discounting of such receivable shall be deemed to be on a non- recourse basis;

         (9) any amount raised under any other transaction by such Person (including any forward sale or purchase agreement) having the commercial effect of a borrowing, excluding trade payables and other accrued current liabilities arising in the ordinary course of business;

         (10) all obligations of such Person under any Derivative Transaction (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

         (11) the greater of the voluntary or involuntary maximum fixed repurchase price of all Disqualified Stock of such Person; and

         (12) any Preferred Stock issued by such Person, other than the Issuer.

         In addition, the term "Indebtedness" includes all Indebtedness of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to any asset or property of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, any Guarantee or indemnity of the specified Person with respect to any Indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date will be:

         (1) in the case of any Indebtedness issued with original issue discount, the accreted value of the Indebtedness; and

         (2) in the case of any other Indebtedness, the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due.

         "INDENTURE" means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

                                 Schedule 4 - 17

         "INDENTURES" means this Indenture and the Senior Note Indenture.

         "INITIAL SECURITY DOCUMENTS" means the security documents to be dated on or before the Issue Date that are set forth in Schedule 2 (Initial Security Documents) hereto.

         "INITIAL TRANSACTION SECURITY" means all assets, properties and rights of the Issuer and its Subsidiaries that are subject to Liens pursuant to the terms and provisions of the Initial Security Documents in order to secure the Secured Obligations.

         "INTELLECTUAL PROPERTY" means all industrial and intellectual property rights whether registered or not including pending applications for registration of such rights and the right to apply for registration of such rights including but not limited to Patents, utility models, design patents, registered designs, design rights, trade and service marks, copyrights (including copyright and equivalent rights in computer software), rights in inventions, technical information, rights in know-how, business names, database rights, processes, models, formulae and experiments and all rights of equivalent or similar effect to any of those which may subsist anywhere in the world.

         "INTELLECTUAL PROPERTY LICENCE AGREEMENTS" means (1) the licences from the IPR SPVs (and in the case of the German IP Guarantor, the Security Trustee) to the relevant Subsidiaries of the Issuer, (2) the Research and Development Cost Sharing Agreement and (3) the Group Licence Agreement.

         "INTERIM BONDING FACILITIES" means (1) the interim bonding facility dated May 10, 2002, as amended, among Barclays Bank PLC, HSBC Bank plc and JPMorgan Chase Bank and Marconi Bonding Limited providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature and (2) the temporary bonding facility dated February 8, 2002 among Barclays Bank PLC, HSBC Bank plc and Marconi Bonding Limited providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature.

         "INTRA-GROUP LIABILITIES" means all present or future sums, liabilities and obligations whatsoever (actual or contingent) payable, owing, due or incurred by any Intra-Group Borrower (as defined in the Security Trust and Intercreditor Deed) to any Intra-Group Creditor (as defined in the Security Trust and Intercreditor Deed) (whether pursuant to an Intra-Group Document (as defined in the Security Trust and Intercreditor Deed) or otherwise), other than sums, liabilities and obligations arising in the ordinary course of business which do not constitute Indebtedness.

         "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Subsidiaries and Affiliates of such Person) in the form of loans (including Guarantees or similar arrangements), advances (by means of any transfer of cash or other property to a Person other than the Issuer or any of its Subsidiaries or any payment for property or services for the account or use of a Person other than the Issuer or any of its Subsidiaries), or capital contributions or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Floating UK GAAP. The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that becomes a Subsidiary of the Issuer or any Subsidiary of the Issuer and that holds an Investment in a third

                                 Schedule 4 - 18

Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in Section 4.03 (Restricted Payments).

         "IPR SPV" means each of UK IPR Co, US IPR Co and Ringfenced IPR Co.

         "ISRAELI ESOP ESCROW AGREEMENT" means the escrow agreement dated October 21, 2002 between the Issuer, Marconi plc, HSBC Bank plc, Barclays Bank PLC, Bedell Cristin Trustees Limited and Allen & Overy.

         "ISSUE DATE" means the date on which the Junior Notes are first originally issued.

         "ISSUER" means Marconi Corporation plc and any successor thereto.

         "ISSUER REQUEST" and "ISSUER ORDER" means, respectively, a written request or order signed in the name of the Issuer by any Officer and delivered to the Paying Agent or the Trustee (as the case may be).

         "ITALIAN EASY LOANS" means the subsidized loans existing as of the Issue Date granted by the Italian Ministry of Productive Activities (formerly, Ministry of Industry), either directly or through its authorized agents, in favor of Marconi Communications S.p.A. and Marconi Sud S.p.A. or any other Subsidiary of the Issuer incorporated or organized under the laws of Italy pursuant to the provisions of Law No. 46 dated February 17, 1982 and Legislative Decree No. 297 dated July 27, 1999.

         "ITALIAN INVOICE DISCOUNTING" means the discounting or factoring (including, for the avoidance of doubt, transactions having the economic effect of discounting or factoring) by Non-US Subsidiaries incorporated or organized under the laws of Italy of trade receivables owed to such Non-US Subsidiaries in the ordinary course of business on arm's-length terms, provided that (1) the aggregate gross proceeds received from all such trade receivables discounted or factored from and after the Issue Date does not exceed E 60 million (or the equivalent in other currencies) and (2) such discounting or factoring is on a non-recourse basis within the meaning specified in clause (8) of the definition of Indebtedness.

         "ITALIAN MORTGAGES" means mortgages over real property constituting Transaction Security granted by Marconi Communications S.p.A. and Marconi Sud S.p.A.

         "JUNIOR NOTE INTEREST ACCRUAL PERIOD" means, in respect of each Junior
Note Interest Period, (1) if no Repayment Date has occurred during a Junior Note Interest Period, such Junior Note Interest Period or (2) if one or more Repayment Dates have occurred during such Junior Note Interest Period, each successive period beginning on (and including) the first day of such Junior Note Interest Period and ending on (but excluding) the next Repayment Date and thereafter each period beginning on (and including) such Repayment Date and ending on (but excluding) the next Repayment Date, or if none the next Junior
Note Interest Payment Date.

         "JUNIOR NOTE INTEREST PAYMENT DATE" means each January 31, April 30, July 31 and October 31, commencing July 31, 2003.

                                 Schedule 4 - 19

         "JUNIOR NOTE INTEREST PERIOD" means each period beginning on (and including) the Issue Date or any Junior Note Interest Payment Date and ending on (but excluding) the next Junior Note Interest Payment Date.

         "JUNIOR NOTE INTEREST RATE" means, with respect to any Junior Note Interest Period, (a) if the Issuer elects to pay and actually pays interest on the Junior Notes on the relevant Junior Note Interest Payment Date in cash, 10% per annum, otherwise (b) 12% per annum.

         "JUNIOR PIK NOTES" means any Junior Notes issued in payment of interest or Additional Amounts on outstanding Junior Notes pursuant to this Indenture.

         "LIEN" means, with respect to any asset or property, any mortgage or deed of trust, lien (statutory or otherwise), pledge, charge, security interest, assignment, deposit, easement, hypothecation, or other encumbrance of any kind upon or in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale, capital lease or other title retention agreement, any lease in the nature thereof, any agreement to give a charge, mortgage or other security interest in and any filing of or agreement to give any financing statement under a statute or regulation of any jurisdiction.

         "LIQUIDATION PROCEEDS" means the aggregate cash and Cash Equivalents received by the Issuer or any of its Subsidiaries (i) in respect of the liquidation, dissolution or winding up of any Subsidiary of the Issuer in its capacity as holder of any Equity Interest in such Subsidiary that occurs following or otherwise in connection with the sale of all or substantially all the assets of such Subsidiary to a Person other than the Issuer or any of its Subsidiaries or (ii) in respect of the liquidation, dissolution or winding up of any Investment in a Person other than the Issuer or any of its Subsidiaries that is owned by the Issuer or a Subsidiary of the Issuer, net of, without duplication:

         (1) any cash investment in, or payment or repayment of any Indebtedness or other liability of, any Subsidiary of the Issuer being liquidated, dissolved, placed under administration or wound-up that is made by the Issuer or any other Subsidiary of the Issuer contemporaneously with such liquidation, dissolution, administration or winding-up, but only to the extent of the amount of such cash investment, payment or repayment;

         (2) the direct costs actually incurred by the Issuer or such Subsidiary including, without limitation, legal, accounting and investment banking fees, sales commissions, and taxes required to be paid or accrued as a liability under Floating UK GAAP as a consequence of such liquidation, dissolution, administration or winding-up, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; and

         (3) all distributions and other payments required to be made to minority interest holders in any Subsidiary of the Issuer as a result of such liquidation, dissolution, administration or winding-up.

         "LONDON BUSINESS DAY" means a day (other than a Saturday or Sunday) on which commercial banks in London are open for general business.

                                 Schedule 4 - 20

         "MAKE-WHOLE AMOUNT" means, with respect to the Junior Notes and any Repayment Date, an amount equal to the sum of the present values of the remaining scheduled payments of principal and interest after such Repayment Date (assuming the payment of interest in Junior PIK Notes, unless at any time after the second scheduled Junior Note Interest Payment Date, the Issuer has paid interest on the Junior Notes in full in cash on the two consecutive Junior Note Interest Payment Dates immediately preceding such Repayment Date, in which case the payment of interest in cash shall be assumed) on the Junior Notes discounted to the Repayment Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate as determined by an independent investment banking firm in London (selected by the Issuer).

         "MANDATORY REDEMPTION ESCROW ACCOUNT" means the Escrow Account established pursuant to the Escrow Agreement to receive deposits to be applied to, inter alia, the mandatory redemption of the Junior Notes and/or the Senior Notes.

         "MCHI" means Marconi Holdings, LLC, a Delaware limited liability company previously known as Marconi Communications Holdings Inc., a Delaware Corporation.

         "MCHI PLAN OF LIQUIDATION AND DISSOLUTION" means the Plan of Complete Liquidation and Dissolution adopted and approved by the Board of Directors and stockholders, respectively, of MCHI in March 2001 as in effect on the Issue Date.

        "MOBILE ESOP ESCROW AGREEMENT" means the escrow agreement dated August 2, 2002 between the Issuer, Marconi plc, Marconi Bruton Street Limited, HSBC Bank plc, Barclays Bank PLC, Salomon Brothers International Limited, UBS AG, Bedell Cristin Trustees Limited and Slaughter and May.

         "NET PROCEEDS" means the aggregate cash and Cash Equivalents received by the Issuer or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, payments in respect of deferred payment arrangements (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of, and any non-cash consideration received in any Asset Sale when disposed of for, cash or Cash Equivalents), net of, without duplication (but in each case provided that the Issuer may, in its discretion, elect not to deduct all or any portion of the following amounts from the aggregate cash and Cash Equivalents received):

         (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including fees and expenses of counsel, accountants and investment bankers) in connection with such Asset Sale;

         (2) all taxes required to be paid or accrued as a liability under Floating UK GAAP, consistently applied, as a consequence of such Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

         (3) all distributions and other payments required to be made to minority interest holders in any Subsidiary of the Issuer as a result of such Asset Sale;

         (4) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the assets, properties or rights that were the subject of such Asset Sale,

                                 Schedule 4 - 21
                  or Indebtedness which pursuant to applicable law must be repaid out of the proceeds of such Asset Sale;

         (5) amounts required to be applied to the repayment of Existing Indebtedness which by its terms, or in order to obtain a necessary consent to such Asset Sale, must be repaid out of the proceeds of such Asset Sale;

         (6) the provision of appropriate amounts by the Issuer or any of its Subsidiaries as a reserve against any liabilities and/or indemnification obligations retained and/or assumed by the Issuer or any of its Subsidiaries pursuant to such Asset Sale, as determined in accordance with, and only to the extent required by, Floating UK GAAP, as reflected in an Officers' Certificate of the Issuer delivered to the Trustee; and

         (7) to the extent required pursuant to any binding agreement between the Pension Benefit Guaranty Corporation and the Issuer or its Subsidiaries (a "PBGC AGREEMENT"), any amount contributed to the Marconi USA Employees' Retirement Plan or the RELTEC Corporation Retirement Plan (or any successor plans thereto) for any Affected Pension Participants representing not more than the allocable portion of any underfunding under such pension plan or plans attributable to Affected Pension Participants, to the extent that, in connection with such Asset Sale, the assets and liabilities under the applicable pension plan or plans attributable to such Affected Pension Participants are not transferred to a pension plan maintained by or on behalf of the acquirer in such Asset Sale (for purposes of this clause (7) the net underfunding shall be computed based on the present value of the applicable plan's assets and liabilities as of the date of the Asset Sale and using the applicable actuarial assumptions then being used by the Pension Benefit Guaranty Corporation of the United States for purposes of calculating plan termination liability and using such other actuarial assumptions and methods considered reasonable by the Issuer to determine such liabilities on the sale date based on employee data as of the previous plan valuation date updated to reflect significant demographic changes or, if less, in accordance with any PBGC Agreement), it being understood that, to the extent required under a PBGC Agreement upon the sale of the Outside Plant and Power Business or, if later, the sale of the North American Access Business, the RELTEC Corporation Retirement Plan shall be fully funded or the sponsorship thereof transferred to a third-party buyer of either such business unit;

provided, however, that if either (i) the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow or otherwise segregate and set aside a portion of the purchase price, whether as a reserve for adjustment of the purchase price or otherwise, for a period not in excess of nine months or (ii) the Issuer, in its reasonable judgment, determines that it is desirable to segregate and set aside funds as a reserve for post-closing adjustments to the purchase price or post-closing balance sheet adjustments for a period not in excess of nine months, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor shall not be deemed to be Net Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such

                                 Schedule 4 - 22
funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

         For the avoidance of doubt, the term "Net Proceeds" shall also include those amounts described as such in subclause (b) of Section 4.04 (Purchase and Cancellation of Notes).

         "NEW BONDING FACILITY AGREEMENT" means the L 50 million committed revolving bonding facility agreement dated March 27, 2003 among the Issuer, Marconi Bonding Limited, the New Bonding Facility Security Trustee, certain New Bonding Facility Banks and certain Non-US Subsidiaries providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature on behalf of the Issuer and/or any Non-US Subsidiary, as such agreement may be amended, extended, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, extensions, supplements or other modifications of the foregoing); provided that (1) the aggregate principal amount of Indebtedness at any one time outstanding thereunder shall not exceed
L 50 million (or the Sterling Equivalent) and (2) the term of such facility shall not extend beyond the date that is 30 months after the Issue Date (but, for the avoidance of doubt, Indebtedness and other obligations incurred or arising under such facility on or prior to the date that is 30 months after the Issue Date may extend beyond such date in accordance with the provisions of such facility).

         "NEW BONDING FACILITY BANKS" means those banks party to the Security Trust and Intercreditor Deed as New Bonding Facility Banks.

         "NEW BONDING FACILITY FUNDING AMOUNT" means at any time the lesser of
(i) L 25,000,000 (or the Sterling Equivalent) and (ii) one half of the aggregate facility limit under the New Bonding Facility Agreement.

         "NEW BONDING FACILITY SECURITY TRUSTEE" means HSBC Bank plc or any successor appointed as agent and security trustee pursuant to the New Bonding Facility Agreement.

         "NEW PATENT" means any Patent for which an application for a Patent is filed by an IPR SPV, a UK IP Opco or a US IP Opco after the Effective Date.

         "NEW YORK BUSINESS DAY" means a day (other than a Saturday or Sunday) on which commercial banks in New York City and the Corporate Trust Office of the Trustee are open for general business.

         "NON-US GUARANTOR" means each of:

         (1)      Metapath Software International Limited

                  Mobile Systems International Holdings Limited
                  GPT Special Project Management Limited
                  Marconi Communications Limited, a private limited company incorporated under the laws of England and Wales
                  Marconi Communications International Limited
                  Marconi Communications China Limited
                  Marconi Communications International Investments Limited Marconi Communications International Holdings Limited

                                 Schedule 4 - 23

                  Marconi Communications Investments Limited
                  Marconi Communications Holdings Limited
                  Marconi (Bruton Street) Limited
                  Marconi (DGP1) Limited
                  Marconi (DGP2) Limited
                  Marconi Bonding Limited
                  Marconi Optical Components Limited
                  Associated Electrical Industries Limited
                  English Electric Company Limited
                  Marconi (Elliott Automation) Limited
                  Elliott Automation Holdings Limited
                  Marconi Aerospace Unlimited
                  Marconi UK Intellectual Property Limited
                  Marconi (NCP) Limited
                  Highrose Limited
                  Marconi Inc.
                  Marconi Holdings, LLC
                  Marconi Communications North America Inc.
                  FS Holdings Corp.
                  FS Finance Corp.
                  Marconi Software International, Inc.
                  Metapath Software International (US), Inc.
                  Metapath Software International, Inc.
                  Marconi Intellectual Property (US), Inc.
                  Marconi Communications Holdings GmbH
                  Marconi Communications GmbH, a private company incorporated under the laws of the Federal Republic of Germany
                  Marconi Communications Real Estate GmbH
                  Marconi Holdings S.p.A.
                  Marconi Communications S.p.A.
                  Marconi Sud S.p.A. (to the extent provided in Section 11.01) Marconi Communications Telemulti Ltda (to the extent provided in Section 11.01)
                  Marconi Australia Holdings Pty Limited
                  Marconi Australia Pty Limited
                  Marconi Communications Asia Limited
                  G.E.C. (Hong Kong) Limited
                  Bruton Street Overseas Investments Limited; and
                  Regents Place, Inc.;

         (2) any other Non-US Subsidiary that executes a Guarantee of the Junior Notes pursuant to this Indenture; and

         (3)      each of their respective successors.

         "NON-US SUBSIDIARY" means any Subsidiary of the Issuer other than a US Subsidiary.

         "NORTH AMERICAN ACCESS BUSINESS" means that portion of the network equipment business of the US Subsidiaries comprising the North American access systems business, which

                                 Schedule 4 - 24
develops, manufactures, markets and sells last-mile copper and fiber digital network equipment for the connection of business and consumer end-users to communications networks in the United States and Canada (including a service provider's switch or local exchange or an internet service provider), but excluding the Outside Plant and Power Business and the BBRS Business.

         "NOTE TRUSTEES" means the Trustee and the Senior Note Trustee collectively, or either of them, if the context requires.

         "OBLIGATIONS" means any principal, premium, make-whole amounts, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including, without limitation, contingent and prospective liabilities) payable under the documentation governing any Indebtedness.

         "OBLIGOR" means each of the Issuer and each Guarantor, including any Additional Guarantor.

         "OFFICER" means, with respect to the Issuer or any Guarantor, the chief executive officer, the chief financial officer, the chief accounting officer, the company secretary of any managing director, director or assistant company secretary of the Issuer or such Guarantor.

         "OFFICERS' CERTIFICATE" means, with respect to the Issuer or any Guarantor, a certificate signed in the name of the Issuer or such Guarantor, as the case may be, by any two Officers of the Issuer or such Guarantor, as the case may be (or, to the extent such Officers Certificate is delivered in compliance with the Trust Indenture Act, such officers as shall be required thereunder), complying with the requirements of Section 13.03 (Certificate and Opinion as to Conditions Precedent) and Section 13.04 (Statements Required in Certificate or Opinion), as applicable.

         "OPINION OF COUNSEL" means a written opinion of counsel, who may be an employee of or counsel for the Issuer or any Guarantor, and who shall be reasonably acceptable to the Trustee.

         "OPINION OF OUTSIDE COUNSEL" means a written opinion of counsel which is issued by a Person who is a counsel of recognized standing in the relevant jurisdiction and who is not an employee or consultant (other than non-employee legal counsel) of the Issuer or any Guarantor.

         "OPTIONAL REDEMPTION PRICE" means an amount per Junior Note equal to the greater of (1) the applicable Make-Whole Amount for such Junior Note and (2) 110% of the principal amount of such Junior Note, plus in each case accrued and unpaid interest and Additional Amounts, if any, to the relevant Repayment Date.

         "OUTSIDE PLANT AND POWER BUSINESS" means that portion of the network equipment access systems business of the US Subsidiaries that comprises outside plant and power products that power, connect, protect or enclose parts of a telecommunications network and services related to the installation, engineering, maintenance and repair of and training for telecommunications products.

                                 Schedule 4 - 25

         "OUTSTANDING" means, as of any date of determination, in relation to the Junior Notes all the Junior Notes issued other than:

         (1) those Junior Notes which have been redeemed pursuant to this Indenture;

         (2) those Junior Notes in respect of which the date for redemption in accordance with this Indenture has occurred and the redemption moneys (including premium (if any) and all interest and Additional Amounts, if any, payable thereon) have been duly paid to the Trustee or to the Paying Agent in the manner provided in the Agency Agreement (and where appropriate notice to that effect has been given to the relevant Holders) and remain available for payment against presentation of the relevant Junior Notes;

         (3) those mutilated or defaced Junior Notes which have been surrendered and cancelled and in respect of which replacements have been issued;

         (4) (for the purpose only of ascertaining the principal amount of the Junior Notes outstanding and without prejudice to the status for any other purpose of the relevant Junior Notes) those Junior Notes which are alleged to have been lost, stolen or destroyed and in respect of which replacements have been issued; and

         (5) any Global Junior Note to the extent that it shall have been exchanged for another Global Junior Note or for Definitive Registered Junior Notes pursuant to its provisions or the provisions of this Indenture;

         provided that for each of the following purposes, namely:

         (i) the right to attend and vote at any meeting of the Holders or any of them;

         (ii) the determination of how many and which Junior Notes are for the time being outstanding for the purposes of Sections 6.01 (Events of Default), 6.03 (Acceleration), 6.04 (Rescission and Annulment), 6.10 (Limitations on Suits), 6.15 (Control by Holders), 6.16 (Waiver of Past Default), 6.17 (Undertaking for Costs), 7.10 (Resignation and Removal; Appointment of Successor), 10.01 (Supplemental Indentures with the Consent of Holders), 14.03 (Call and Notice of Meetings), 14.04 (Voting at Meetings) and 14.05 (Voting Rights, Conduct and Adjournment);

         (iii) any discretion, power or authority (whether contained in this Indenture or vested by operation of law) which the Trustee is required, expressly or impliedly, to exercise in or by reference to the interests of the Holders or any of them; and

         (iv) the determination by the Trustee whether any event, circumstance, matter or thing is, in its opinion, materially prejudicial to the interests of the Holders or any of them,

         those Junior Notes (if any) (i) which are for the time being held by or on behalf of the Issuer, a Guarantor, any of their respective Subsidiaries or any Affiliate of any of the foregoing, in each case as beneficial owner, and (ii) which are held in escrow pursuant to

                                 Schedule 4 - 26
         the Escrow and Distribution Agreement for distribution to Scheme Creditors shall (unless and until ceasing to be so held) be deemed not to remain Outstanding.

         "PARTICIPANTS" means participants of DTC, Euroclear and Clearstream, Luxembourg.

         "PATENTS" means all pending patent applications and registered patents.

         "PAYING AGENT" means initially The Bank of New York and thereafter, any Person (other than the Issuer, any Guarantor or any Affiliate of the Issuer or any Guarantor) authorized by the Issuer to authenticate the Junior Notes and to pay the principal of, premium, if any, and interest and Additional Amounts, if any, on any Junior Notes on behalf of the Issuer in accordance with the Agency Agreement.

         "PAYMENT STOP EVENT" means the occurrence of either of the following:

         (1) the failure by an Obligor to pay on the due date any amount payable under the Senior Notes or the Senior Note Indenture, or

         (2) the acceleration of the maturity of the Senior Notes following the occurrence of an Event of Default (as such term is defined in the Senior Note Indenture) under the Senior Notes or the Senior Note Indenture, provided that a Payment Stop Event shall cease to be continuing if:

         (a) the relevant Default under the Senior Notes or the Senior Note Indenture has been remedied or waived and any such acceleration has been rescinded in accordance with the Senior
                  Note Indenture;

         (b) the Required Holders of at least a majority in aggregate principal amount of the then Outstanding Senior Notes (as such terms are defined in the Senior Note Indenture) consent in writing to the cessation of such Payment Stop Event; or

         (c) all Obligations under the Senior Notes and the Senior Note Indenture have been discharged in full and there are no further Obligations under the Senior Notes or the Senior Note Indenture.

         "PERMITTED BUSINESS" means business of the general nature of the Issuer and its Subsidiaries conducted on the Issue Date and businesses ancillary or reasonably related or complementary thereto.

         "PERMITTED CORE BUSINESS" means the telecommunications network equipment and network services businesses conducted by the Issuer and its Non-US Subsidiaries on the Issue Date, excluding the US Core Businesses.

         "PERMITTED DEBT" means any of the following:

         (1)      Existing Indebtedness and Existing Intercompany Indebtedness;

         (2)      Permitted Refinancing Indebtedness;

                                 Schedule 4 - 27

         (3) Indebtedness represented by the Senior Notes, the Junior Notes, the Composite Guarantee, the Guarantee of the Senior Notes and the Guarantee of the Junior Notes;

         (4) Indebtedness of the Issuer or any Non-US Subsidiary incurred in the ordinary course of business under the New Bonding Facility Agreement or any Replacement New Bonding Facility Agreement;

         (5)      Permitted Intra-Group Indebtedness;

         (6) Indebtedness of the Issuer and its Subsidiaries in respect of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature incurred in the ordinary course of business;

         (7) Indebtedness of the Issuer and its Subsidiaries arising from agreements for indemnification or purchase price adjustment or similar obligations incurred or assumed in connection with the disposition or purchase of any assets, provided, in the case of a sale, that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by the Issuer and its Subsidiaries (including the Fair Market Value of any non-cash proceeds);

         (8) Indebtedness of the Issuer and its Subsidiaries in respect of workers' compensation and other claims or obligations arising under or in connection with social security, welfare, employment-related or similar regulation, or in connection with self-insurance or similar requirements related thereto, in each case arising in the ordinary course of business, including for the avoidance of doubt, Guarantees of any obligations of the foregoing nature;

         (9) the accrual of interest on Indebtedness of the Issuer and its Subsidiaries that has not been capitalized or added to the principal amount of such Indebtedness or the accretion or amortization of original issue discount with respect to Indebtedness, which Indebtedness was in each case permitted by another clause of this definition;

         (10) Indebtedness of the Captive Insurance Company in an aggregate principal amount at any one time outstanding not to exceed L 20 million (or the Sterling Equivalent);

         (11) Indebtedness of the Issuer and its Subsidiaries consisting of advance or extended payment terms in the ordinary course of business provided that no Lien (other than a Permitted Lien) is created in connection with such advance or extended payment terms;

         (12) Indebtedness of the Issuer and its Subsidiaries pursuant to Permitted Hedging Transactions;

         (13) the Guarantee by the Issuer or any Non-US Guarantor of Indebtedness of the Issuer or any other Non-US Guarantor, which Indebtedness is permitted by another clause of this definition;

                                 Schedule 4 - 28

         (14) the Guarantee by any US Guarantor that is not a US Core Business Subsidiary of Indebtedness of any other US Guarantor that is not a US Core Business Subsidiary, which Indebtedness is permitted by another clause of this definition;

         (15) the Guarantee by any US Core Business Subsidiary of Indebtedness of another US Core Business Subsidiary engaged in the same US Core Business, which Indebtedness is permitted by another clause of this definition;

         (16) Indebtedness of any US Subsidiary under the US Working Capital Facility in an aggregate principal amount at any one time outstanding for all US Subsidiaries not to exceed US$22.5 million (or the Dollar Equivalent);

         (17) Indebtedness of the Issuer or any of its Subsidiaries arising from an indemnity or similar obligation to any export credit agency or similar governmental or quasi-governmental entity of any member state of the Organization for Economic Co-operation and Development in each case in an amount not to exceed the portion of the price to be paid to the Issuer or any of its Subsidiaries under a contract for goods or services that is guaranteed, insured or otherwise supported by such export credit agency or similar governmental or quasi-governmental entity and in an aggregate amount at any time outstanding not to exceed L 50 million (or the Sterling Equivalent);

         (18) Indebtedness of the Issuer and the Non-US Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (18) which, when aggregated with all other Indebtedness of the Issuer and all Non-US Subsidiaries not permitted by any other clause of this definition, does not exceed L 50 million (or the Sterling Equivalent); and

         (19) Indebtedness of the US Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (19) which, when aggregated with all other Indebtedness of all US Subsidiaries not permitted by any other clause of this definition, does not exceed US$10 million (or the Dollar Equivalent).

         "PERMITTED HEDGING TRANSACTION" means any Derivative Transaction that is a currency option agreement or forward foreign exchange agreement entered into by the Issuer or any of its Subsidiaries with any Person (other than the Issuer or any of its Subsidiaries) (1) designed to protect against fluctuations in currency values solely with respect to (a) trade receivables, (b) trade payables, (c) the obligations of the Issuer to make payments of principal, premium, if any, interest or Additional Amounts, if any, on the Senior Notes or the Junior Notes or (d) consideration receivable in the form of cash or Cash Equivalents pursuant to Asset Sales, and (2) other than in the case of clause
(1)(c), in the ordinary course of business and with a non-extendable term of not more than 12 months.

        "PERMITTED INTRA-GROUP HEDGING TRANSACTION" means any Derivative Transaction that is a currency option agreement or forward foreign exchange agreement between or among the Issuer and any of its Subsidiaries designed to protect against fluctuations in currency values and entered into in the ordinary course of business and on arm's-length pricing.

                                 Schedule 4 - 29

         "PERMITTED INTRA-GROUP INDEBTEDNESS" means Indebtedness created, incurred or acquired after the Issue Date and owed by the Issuer or any of its Subsidiaries (for purposes of this definition, the "DEBTOR") to the Issuer or any of its Subsidiaries (for the purposes of this definition, the "CREDITOR") that complies with the criteria set out in one or more of the following clauses:

         (1) the debtor is the Issuer or any Non-US Guarantor and the creditor is the Issuer or any Non-US Guarantor; or

         (2) the debtor is any US Guarantor and the creditor is any US Guarantor; or

         (3) the debtor is the Issuer or any Non-US Guarantor, the creditor is any Non-US Subsidiary that is not a Non-US Guarantor and the creditor is a direct or indirect Subsidiary of the debtor, provided that, in the event such Indebtedness in respect of which a particular Subsidiary of the Issuer is the creditor exceeds an aggregate of L 20 million (or the Sterling Equivalent), such Subsidiary shall be a party to the Security Trust and Intercreditor Deed; or

         (4) the debtor is any US Guarantor, the creditor is any US Subsidiary that is not a US Guarantor and the creditor is a direct or indirect Subsidiary of the debtor, provided that, in the event such Indebtedness in respect of which a particular Subsidiary of the Issuer is the creditor exceeds an aggregate of L 20 million (or the Sterling Equivalent), such
                  Subsidiary shall be a party to the Security Trust and Intercreditor Deed; or

         (5) the debtor is a Non-US Subsidiary that is not a Non-US Guarantor and the creditor is any other Non-US Subsidiary that is not a Non-US Guarantor; or

         (6) the debtor is a US Subsidiary that is not a US Guarantor and the creditor is any other US Subsidiary that is not a US Guarantor; or

         (7) the debtor is a Non-US Subsidiary that is not a Non-US Guarantor, the creditor is the Issuer or a Non-US Guarantor, and the aggregate principal amount of all such Indebtedness outstanding pursuant to this clause does not at any time exceed L 50 million (or the Sterling Equivalent); or

         (8) the debtor is a US Subsidiary that is not a US Guarantor, the creditor is a US Guarantor, and the aggregate principal amount of all such Indebtedness outstanding pursuant to this clause does not at any time exceed US$30 million (or the Dollar Equivalent); or

         (9) the debtor is the Issuer or a Non-US Guarantor that directly or indirectly owns all of the Equity Interests of the US Parent and the creditor is a US Subsidiary; or

         (10) such Indebtedness is incurred under a Permitted Intra-Group Hedging Transaction; or

         (11) the debtor is a Non-US Subsidiary that is not a Non-US Guarantor and such Indebtedness arises by virtue of a counter-indemnity obligation owed to

                                 Schedule 4 - 30

                  Marconi Bonding Limited with respect to Marconi Bonding Limited's obligation under any surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or other obligation of a like nature issued for the account or benefit of such Non-US Subsidiary; or

         (12) the debtor is a US Subsidiary that is not a US Guarantor and such Indebtedness arises by virtue of a counter-indemnity obligation owed to a US Guarantor with respect to such US Guarantor's obligation under any surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or other obligation of a like nature issued for the account or benefit of such US Subsidiary, provided that if such US Guarantor is a US Core Business Subsidiary, such US Subsidiary is engaged in the same US Core Business as such US Guarantor; or

         (13) the debtor is a US Subsidiary and the creditor is the Issuer or any other Subsidiary of the Issuer pursuant to a loan the proceeds of which are used solely to pay the costs of the liquidation, administration, dissolution, closure, suspension of business or winding up of such US Subsidiary or a termination of a business or operation of such US Subsidiary; or

         (14) the debtor is a Subsidiary of the Issuer and such Indebtedness arises by virtue of a counter-indemnity obligation owed to Marconi Inc. with respect to a letter of credit, bank guarantee or other obligation of a like nature issued for the account or benefit of Marconi Inc. in connection with any insurance arrangements of Marconi Inc. undertaken or arranged for the benefit of such Subsidiary; or

         (15) the debtor is the Issuer or a Subsidiary of the Issuer and such Indebtedness arises by virtue of a counter-indemnity obligation owed to the Issuer or another Subsidiary of the Issuer with respect to any Indebtedness of the Issuer or such other Subsidiary of the type described in clause (8) of the definition of Permitted Debt in connection with any claim or other obligation that is attributable to the debtor;

         provided, however, that (a) with respect to Indebtedness in clauses
(1), (2), (3), (4), (9) and (10) above, if the Issuer or any Guarantor is the debtor in respect of such Indebtedness, such Indebtedness must be unsecured, and
(b) with respect to Indebtedness in clauses (1), (2) and (9) above, both the creditor and the debtor in respect of such Indebtedness must be parties to the Security Trust and Intercreditor Deed.

         For the purposes of this definition, (1) if the Issuer or any Subsidiary of the Issuer has shares of Preferred Stock or Disqualified Stock outstanding, the Issuer or such Subsidiary shall constitute the "debtor" with respect to such Preferred Stock or Disqualified Stock and (2) if the Issuer or any Subsidiary of the Issuer owns or holds any shares of Preferred Stock or Disqualified Stock described in clause (1), the Issuer or such Subsidiary shall constitute the "creditor" with respect to such Preferred Stock or Disqualified Stock.

                                 Schedule 4 - 31

         "PERMITTED INTRA-GROUP TRANSFER" means

         (1) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of inventory (including equipment that constitutes inventory) between or among the Issuer and any Non-US Subsidiaries in the ordinary course of business;

         (2) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of inventory (including equipment that constitutes inventory) between or among US Subsidiaries (other than US Core Business Subsidiaries engaged in different US Core Businesses) in the ordinary course of business;

         (3) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among the Issuer and any Non-US Guarantors or between or among any Non-US Guarantors, provided however, that where the parties thereto are not in the Same Jurisdiction, such transaction is made at Fair Market Value;

         (4) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among any Non-US Subsidiaries that are not Guarantors;

         (5) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among Non-US Subsidiaries that are not Guarantors and the Issuer or any Non-US Guarantors, provided however, that such transaction is made at Fair Market Value;

         (6) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights from a US Guarantor that is not a US Core Business Subsidiary to another US Guarantor that is not a US Core Business Subsidiary, provided however, that where the parties thereto are not in the Same Jurisdiction, such transaction is made at Fair Market Value;

         (7) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among any US Subsidiaries that are not Guarantors;

         (8) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among US Subsidiaries that are not Guarantors and any US Guarantors, provided however, that such transaction is made at Fair Market Value;

         (9) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among US Core Business Subsidiaries engaged in the same US Core Business;

         (10) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of assets of a US Core Business by a transferor to a US Guarantor that is incorporated either (a) under the laws of the United States, any state thereof or the District of Columbia or (b) in the Same Jurisdiction as the transferor, in each

                                Schedule 4 - 32
                  case solely in compliance with and to the extent necessary to comply with Section 4.01 (Covenants Regarding US Core Businesses);

         (11) tax loss surrenders between or among the Issuer and its Subsidiaries;

         (12) a licence, sublicence or transfer of Intellectual Property between or among the Issuer and any of its Subsidiaries or between or among its Subsidiaries, provided that (a) such licence, sublicence or transfer is expressly permitted under or approved in accordance with the terms of the applicable Intellectual Property Licence Agreements or (b) if such Intellectual Property is not the subject of the Intellectual Property Licence Agreements, the Issuer provides express prior written consent to such transaction;

         (13) a transfer of assets that constitutes a Permitted Investment or Restricted Payment that is permitted by Section 4.03 (Restricted Payments); and

         (14) a transfer by FS Holdings Corp of Equity Interests in Marconi Communications Inc. to the US Parent.

         "PERMITTED INVESTMENTS" means:

         (1) any Investment by the Issuer or a Non-US Subsidiary in the Issuer or a Non-US Subsidiary (including, for these purposes, a newly organized Person that will as a result of such Investment become a Non-US Subsidiary);

         (2) any Investment by a US Subsidiary in a US Subsidiary (including, for these purposes, a newly organized Person that will as a result of such Investment become a US Subsidiary);

         (3) any Investment by FS Holdings Corp in Equity Interests in the US Parent solely in exchange for Equity Interests in Marconi Communications Inc;

         (4)      any Investment in cash or Cash Equivalents;

         (5) any Investment made as a result of the receipt of non-cash or deferred consideration from an Asset Sale that was made in compliance with Section 4.02 (Asset Sales);

         (6) Investments received upon the sale or disposition of assets that were excluded from the definition of Asset Sale pursuant to (a) clause (1) of the second paragraph of the definition thereof (other than Investments in Equity Interests) or (b) clause (8) of the second paragraph of the definition thereof;

         (7) Investments solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

         (8) Investments received by the Issuer or any Subsidiary of the Issuer (a) as a result of the waiver, compromise, settlement, release or surrender, in each case in the ordinary course of business, of any right or claim of the Issuer or such Subsidiary, including any debt owing to the Issuer or such Subsidiary, or (b) in satisfaction of judgments or pursuant to any plan of reorganization,

                                 Schedule 4 - 33
                  compromise, scheme or similar arrangement upon the bankruptcy or insolvency of a debtor;

         (9) any refinancing, amendment, renewal, extension, modification or replacement (including in connection with or as a result of a bankruptcy, insolvency, workout, reorganization or recapitalization) of any Investment existing on the Issue Date or any Investment made subsequent to the Issue Date that was permitted to be made under this Indenture, in each case so long as no additional Investment is made;

         (10) receivables (including extended payment terms) created or acquired in the ordinary course of business by the Issuer or any Subsidiary of the Issuer and payable or dischargeable in accordance with its customary trade terms;

         (11) negotiable instruments held for deposit or collection in the ordinary course of business;

         (12) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of, or in connection with, the acquisition of such Person, provided that the acquisition of such Person is permitted pursuant to another clause of this definition of Permitted Investments;

         (13) loans or advances by the Issuer or any Subsidiary of the Issuer to their respective officers, directors or employees for travel, transportation, entertainment, moving, relocation and other business expenses that are made in the ordinary course of business in an aggregate amount at any time outstanding not to exceed L 3 million (or the Sterling Equivalent);

         (14) Investments consisting of loans or advances by the Issuer or any Non-US Subsidiary to customers for the purposes of financing all or a portion of the purchase of goods or services from the Issuer or any Non-US Subsidiary, provided that such Investments do not involve the provision of cash by the Issuer or any Non-US Subsidiary to the recipient of such financing, and provided further that the aggregate amount of all such outstanding Investments made after the Issue Date does not at any time exceed L 20 million (or the Sterling Equivalent) (provided that Investments lasting for no more than five (5) London Business Days in connection with arrangements to transfer such loans or advances to third parties will not be included in the calculation of such amount until the expiration of such five (5) London Business Days);

         (15) Investments consisting of loans or advances by any US Subsidiary to customers for the purposes of financing all or a portion of the purchase of goods or services from any US Subsidiary, provided that such Investments do not involve the provision of cash by any US Subsidiary to the recipient of such financing, and provided further that the aggregate amount of all such outstanding Investments made after the Issue Date does not at any time exceed US$10 million (or the Dollar Equivalent) (provided that Investments lasting for no more than five (5) London Business Days in connection with arrangements to

                                 Schedule 4 - 34
                  transfer such loans or advances to third parties will not be included in the calculation of such amount until the expiration of such five (5) London Business Days);

         (16) Investments made with respect to or in connection with the incurrence of workers' compensation, unemployment or casualty insurance, social security or welfare obligations and other related types of statutory obligations (including, for the avoidance of doubt, counter-indemnities from the Issuer or a Subsidiary of the Issuer to the Issuer or another Subsidiary of the Issuer in respect of any of the foregoing and Guarantees provided by the Issuer or any Subsidiary with respect to or in connection with any obligations of the foregoing nature);

         (17) Investments made pursuant to contractual commitments in effect on the Scheme Launch Date;

         (18) Investments made pursuant to contractual commitments in effect on the Issue Date that are listed in Schedule 4 (Permitted Investments - Contractual Commitments in effect on the Issue
                  Date) hereto;

         (19) Permitted Hedging Transactions and Permitted Intra-Group Hedging Transactions;

         (20) Investments in the Issuer by any US Subsidiary resulting from the repurchase of any outstanding Senior Notes or Junior Notes by such US Subsidiary or the cancellation of such Senior Notes or Junior Notes;

         (21) Investments consisting of loans from a US Subsidiary to the Issuer or a Non-US Guarantor that directly or indirectly owns all of the Equity Interests of the US Parent that are permitted by clause (9) of the definition of Permitted Intra-Group Indebtedness;

         (22) any Investment by the Issuer or a Non-US Subsidiary in a US Subsidiary the proceeds of which are used solely to pay the costs of the liquidation, administration, dissolution, closure, suspension of business or winding-up of such US Subsidiary or the termination of a business or operation of such US Subsidiary;

         (23) Investments consisting of Indebtedness that is permitted by clause (14) of the definition of Permitted Intra-Group Indebtedness;

         (24) with respect to the Issuer and the Non-US Subsidiaries, other Investments in any Person (including, for the avoidance of doubt, any joint venture) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (24) that are at the time outstanding, do not exceed (a) L 30 million (or the Sterling Equivalent) or
                  (b) from and after the second anniversary of the Issue
                  Date, L 75 million (or the Sterling Equivalent), provided however, that solely with respect to clause (a), the aggregate Fair Market Value of all Investments made in each twelve-month period commencing on the Issue Date and the first anniversary of

                                 Schedule 4 - 35
                  the Issue Date shall not exceed L 15 million (or the Sterling Equivalent), provided further, that in the case of each of clauses (a) and (b), such amounts shall be calculated after giving effect to any reductions in the amount of any Investments as a result of the repayment or other disposition of the Investments for cash or Cash Equivalents, the amount of the reduction not to exceed the amount of the Investments previously made pursuant to this clause (24); and

         (25) with respect to the US Subsidiaries, other Investments in any Person (including, for the avoidance of doubt, any joint venture) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (25) that are at the time outstanding, do not exceed (a) US$10 million (or the Dollar Equivalent) or (b) from and after the second anniversary of the Issue Date, US$25 million (or the Dollar Equivalent), provided however, that in the case of each of clauses (a) and (b), such amounts shall be calculated after giving effect to any reduction in the amount of any Investments as a result of the repayment or other disposition of the Investments for cash or Cash Equivalents, the amount of the reduction not to exceed the amount of the Investments previously made pursuant to this clause (25).

         "PERMITTED LIENS" means:

         In relation to the Issuer and its Subsidiaries:

         (1) Liens on assets or property existing at the time of acquisition of the assets or property by the Issuer or any Subsidiary of the Issuer, Liens on assets or property of a Person existing at the time such Person becomes a Subsidiary of the Issuer and Liens on Capital Stock of an acquired Person that becomes a Subsidiary of the Issuer as a result of such acquisition; provided that such Liens were not created, incurred or assumed in connection with, or in contemplation of, such acquisition or such Person becoming a Subsidiary of the Issuer and do not extend to or cover any other assets or property of the Issuer or any of its Subsidiaries;

         (2) Liens to secure Purchase Money Obligations or Capital Lease Obligations, in each case that are permitted under the definition of Permitted Debt;

         (3) Liens arising pursuant to, or as a result of, any leases of property or licensing or escrow arrangements that are excluded from the definition of Asset Sale;

         (4) any Lien the principal purpose and effect of which is to allow the setting-off or netting of obligations with those of a financial institution in the ordinary course of the cash management arrangements of the Issuer or any Subsidiary of the Issuer;

         (5) Liens created pursuant to the Security Documents, the Indentures, the Composite Guarantee, the Guarantee of the Senior Notes, the Guarantee of the

                                 Schedule 4 - 36

                  Junior Notes, the Escrow Agreement and the Security Trust and Intercreditor Deed;

         (6)      Liens existing on the Scheme Launch Date;

         (7) Liens existing on the Issue Date that are listed in Schedule 5 (Permitted Liens - Liens existing on the Issue Date) hereto;

         (8) Liens (not securing Indebtedness) for Taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with Floating UK GAAP has been made therefor;

         (9) Liens incurred or deposits made in connection with workers' compensation, unemployment insurance, other types of social security or welfare obligations and other types of related statutory obligations;

         (10) Liens arising in relation to Existing Performance Bonds as a result of the provision of cash collateral for such Existing Performance Bonds from the Existing Performance Bond Escrow Account;

         (11) Liens (not securing Indebtedness) in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

         (12) easements, rights of way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Subsidiaries;

         (13) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not yet due or that are bonded or that are being contested in good faith and by appropriate proceedings; provided that adequate reserves with respect to such Lien are maintained on the books of the Issuer or any Subsidiary of the Issuer for whom the Lien relates, as the case may be, in accordance with Floating UK GAAP;

         (14)     Liens arising by operation of law;

         (15) rights of set-off under contracts entered into in the ordinary course of business;

         (16) any Lien the principal purpose and effect of which is to allow the setting-off or netting of obligations with those of a financial institution under or in connection with any Permitted Hedging Transaction;

         (17) any retention of title reserved by any seller of goods or any Lien imposed, reserved or granted over goods supplied by such seller in the ordinary course of business;

                                 Schedule 4 - 37

         (18) Liens arising out of or in connection with pre-judgment legal process or a judgment or a judicial award relating to security for costs;

         (19) any right of first refusal, right of first offer, option, contract, or other agreement to sell or otherwise dispose of an asset of the Issuer or any Subsidiary of the Issuer;

         (20) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer or any Subsidiary of the Issuer in the ordinary course of business, provided that such Liens do not extend to any property or assets which are not the subject of such operating leases;

         (21) Liens resulting from escrow arrangements entered into in connection with a disposition of property or assets;

         In relation to the Issuer and the Non-US Subsidiaries only:

         (22) Liens arising from the provision of collateral by the Captive Insurance Company that are required for the captive insurance arrangements of the Issuer and its Subsidiaries, provided that the Fair Market Value of such collateral does not exceed
                  L 20 million (or the Sterling Equivalent) in the aggregate at any time;

         (23) Liens arising out of or in connection with Italian Invoice Discounting;

         (24) Liens on cash (including, for the avoidance of doubt, any rights in respect of deposits with a bank or financial institution) with respect to outstanding Indebtedness and other obligations under the New Bonding Facility Agreement and any Replacement New Bonding Facility Agreement (which Lien, for the avoidance of doubt, may constitute a Lien ranking prior to any Lien on cash collateral constituting Transaction Security), provided that the aggregate at any time of all cash collateral provided by the Issuer and its Subsidiaries to (a) the New Bonding Facility Security Trustee (excluding all Cash Collateral Releases transferred to the New Bonding Facility Security Trustee and all amounts transferred from the Existing Performance Bond Escrow Account to the New Bonding Facility Security Trustee and other than as a result of the revaluation of bonds issued under the New Bonding Facility Agreement and/or any Replacement New Bonding Facility Agreement, as applicable, in accordance with the terms of such agreement) and (b) any agent, security trustee or lender under, or otherwise in respect of, any Replacement New Bonding Facility Agreement, does not exceed L 25 million (or the Sterling Equivalent);

         (25) Liens with respect to outstanding Indebtedness or other obligations of the Issuer or any Non-US Subsidiary (which Liens in relation to cash, for the avoidance of doubt, may constitute a Lien ranking prior to any Lien on cash collateral constituting Transaction Security) that do not in the aggregate for the Issuer and each Non-US Subsidiary at any time exceed L 20 million (or the Sterling Equivalent), provided that for purposes of determining compliance with such L 20 million (or the Sterling Equivalent) aggregate amount, any such Indebtedness or other obligation that is secured by a Lien solely on cash

                                 Schedule 4 - 38

                  (including, for the avoidance of doubt, rights to any deposit at a bank or other financial institution) shall be deemed to be in an amount equal to the amount of such cash (and not the amount of such Indebtedness or other obligation);

         In relation to the US Subsidiaries only:

         (26) Liens with respect to surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature issued on behalf of any US Subsidiary (which Liens in relation to cash, for the avoidance of doubt, may constitute a Lien ranking prior to any Lien on cash collateral constituting Transaction Security), provided that the aggregate of all outstanding Indebtedness and other obligations under all such instruments or agreements secured by any Lien does not at any time exceed US$15 million (or the Dollar Equivalent), provided further that for purposes of determining compliance with such US$15 million (or the Dollar Equivalent) aggregate amount, any such Indebtedness or other obligation that is secured by a Lien solely on cash (including, for the avoidance of doubt, rights to any deposit at a bank or other financial institution) shall be deemed to be in an amount equal to the amount of such cash (and not the amount of such Indebtedness or other obligation);

         (27) Liens on the Pittsburgh Facility and related assets and rights securing Indebtedness under the US Working Capital Facility, provided that the aggregate principal amount of all such outstanding Indebtedness does not at any time exceed US$22.5 million (or the Dollar Equivalent); and

         (28) Liens with respect to outstanding Indebtedness or other obligations of any US Subsidiary (which Liens in relation to cash, for the avoidance of doubt, may constitute a Lien ranking prior to any Lien on cash collateral constituting Transaction Security) that do not in the aggregate for all US Subsidiaries at any time exceed US$5 million (or the Dollar Equivalent), provided that for purposes of determining compliance with such US$5 million (or the Dollar Equivalent) aggregate amount, any such Indebtedness or other obligation that is secured by a Lien solely on cash (including, for the avoidance of doubt, rights to any deposit at a bank or other financial institution) shall be deemed to be in an amount equal to the amount of such cash (and not the amount of such Indebtedness or other obligation).

         "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Issuer or any Subsidiary of the Issuer issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund any Indebtedness that constitutes Permitted Debt pursuant to clauses (1),
(2), (6), (7), (8), (9) or (11) of the definition of Permitted Debt, other than Indebtedness between or among the Issuer and its Subsidiaries, provided that:

         (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

                                 Schedule 4 - 39

         (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Junior Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Junior Notes and the Guarantee of the Junior Notes on terms at least as favorable to the Holders of Junior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         (4)      such Permitted Refinancing Indebtedness is incurred either by
                  (a) if the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is the Issuer, the Issuer, (b) if the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is a Non-US Subsidiary, the Issuer or such Non-US Subsidiary or (c) if the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is a US Subsidiary, such US Subsidiary.

         "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

         "PITTSBURGH FACILITY" means the property located at 1000 Marconi Drive, Warrendale, Pennsylvania, USA.

         "PLACE OF PAYMENT" when used with respect to the Junior Notes, means the place or places where the principal of (and premium, if any), interest, or Additional Amounts, if any, on the Junior Notes are payable, as specified in
Section 2.01 (Title and Terms).

         "PREDECESSOR JUNIOR NOTE" of any particular Junior Note means every previous Junior Note evidencing all or a portion of the same debt as that evidenced by such particular Junior Note; and, for the purposes of this definition, any Junior Note authenticated and delivered under Section 2.07 (Mutilated, Destroyed, Lost and Stolen Junior Notes) in exchange for or in lieu of a mutilated, destroyed, lost or stolen Junior Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Junior Note.

         "PREFERRED STOCK" means, with respect to any Person, any Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interest of any other class in such Person.

                                 Schedule 4 - 40

        "PROFIT AFTER TAXES" means, with respect to any specified Person for any period, the profit (loss) after tax of such Person, determined in accordance with Floating UK GAAP, consistently applied, and before any reduction in respect of preferred stock dividends, excluding, however:

         (1) any gain (but not loss), together with any related provision for Taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

         (2) any extraordinary or exceptional gain (but not loss), together with any related provision for Taxes on such extraordinary or exceptional gain (but not loss).

         "PURCHASE MONEY OBLIGATION" means any Indebtedness secured by a Lien on assets or property used or useful in the Permitted Core Business and any additions and accessions thereto, which are purchased by the Issuer or any Subsidiary of the Issuer at any time after the Issue Date; provided that:

         (1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "PURCHASE MONEY SECURITY AGREEMENT") shall be entered into within 360 days after the purchase or substantial completion of the construction of such assets and such Liens shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom;

         (2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions to the assets so purchased or acquired and except in respect of fees and other obligations in respect of such Indebtedness; and

         (3) (a) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Issuer or such Subsidiary of the assets subject thereto or (b) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

         "REDEMPTION CERTIFICATE" means a certificate in substantially the form set out in Schedule 4 to the Escrow Agreement.

         "REFERENCE TREASURY DEALER" means a primary US Government securities dealer in New York City selected by the Trustee if either (1) no Senior Notes are outstanding or (2) only Junior Notes are being redeemed pursuant to the provisions described in Section 3.07 (Optional Clean-Up Redemption), or otherwise selected by the Senior Note Trustee.

         "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer and any Repayment Date, the average, as determined by the Trustee if either (1) no Senior Notes are outstanding or (2) only Junior Notes are being redeemed pursuant to the

                                 Schedule 4 - 41
provisions described in Section 3.07 (Optional Clean-Up Redemption), or otherwise as determined by the Senior Note Trustee, of the bid and asked prices for the Comparable Treasury Issue for such Repayment Date (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee or the Senior Note Trustee, as the case may be, by such Reference Treasury Dealer as at 5:00 p.m. (New York Time) on the third New York Business Day preceding such Repayment Date.

         "REGISTRAR" means any Person appointed by the Issuer to maintain an office or agency where Definitive Registered Junior Notes may be presented for transfer, exchange or payment under this Indenture, which initially shall be The Bank of New York.

         "REGULAR RECORD DATE" means, with respect to Definitive Registered Junior Notes, the January 15, April 15, July 15 or October 15 immediately preceding the relevant Junior Note Interest Payment Date.

         "RELEVANT CURRENCY" means United States dollars, provided that in the event the Issuer elects to pay a redemption amount in British pounds sterling as set forth in Section 3.11 (Optional Payment of Redemption Amounts in British Pounds Sterling), the Relevant Currency of such redemption amount shall be British pounds sterling.

         "RELEVANT DOCUMENTS" means the Security Trust and Intercreditor Deed, any Agent/Trustee/New Bonding Facility Bank Accession Letter (as such term is defined in the Security Trust and Intercreditor Deed), any Guarantor Accession Letter (as such term is defined in the Security Trust and Intercreditor Deed), the Indentures, the Escrow Agreement, the Senior Notes, the Junior Notes, the New Bonding Facility Agreement, the Security Documents (including, for the avoidance of doubt, the Guarantee of the Senior Notes, the Guarantee of the Junior Notes and the Composite Guarantee), the Fee Letter and any Additional Remuneration Fee Letter (as such terms are defined in the Security Trust and Intercreditor Deed) and any notices issued and any other documents or agreements entered into in connection with or relating to such documents.

         "REPAYMENT DATE" means each date upon which the Issuer redeems all or part of the Outstanding Junior Notes.

         "REPLACEMENT NEW BONDING FACILITY AGREEMENTS" means any facility agreement or agreements entered into on or after the Issue Date between or among the Issuer and/or any Non-US Subsidiary with any bank, insurance company or other financial institution providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature on behalf of the Issuer and/or any Non-US Subsidiary, as such agreement or agreements may be amended, extended, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, extensions, supplements or other modifications of the foregoing); provided that (1) the term of each such facility shall not extend beyond the date that is 30 months after the Issue Date (but, for the avoidance of doubt, Indebtedness and other obligations incurred or arising under any such facility on or prior to the date that is 30 months after the Issue Date may extend beyond such date in accordance with the provisions of any such facility) and (2) no such facility agreement shall require the Issuer and/or any Non-US Subsidiary to cash-collateralize any instrument issued thereunder, or otherwise require the Issuer and/or any Non-US Subsidiary

                                 Schedule 4 - 42
to grant any Lien to secure any instrument issued thereunder on any property or asset having a value, in excess of 50% of the aggregate face or principal amount of any such instrument.

         "REQUIRED HOLDERS" means at any time, the Holder or Holders of at least the specified percentage of the aggregate principal amount of the Junior Notes at the time Outstanding.

         "RESEARCH AND DEVELOPMENT COST SHARING AGREEMENT" means the research and development cost sharing agreement entered into on or prior to the Issue Date by Marconi Communications GmbH, Marconi Communications Inc, Marconi Communications Limited and Marconi Communications S.p.A.

         "RESPONSIBLE OFFICER", when used with respect to the Trustee, means any officer of the Trustee assigned to or working in the Corporate Trust Department of the Trustee or, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

         "RESTRUCTURING" means the Scheme of Arrangement under Section 425 of the Companies Act 1985 between Marconi Corporation plc and its Scheme Creditors (as defined therein) in the High Court of Justice of England and Wales.

         "RINGFENCED IPR CO" means Marconi Intellectual Property (Ringfence) Inc., a Wholly-Owned Subsidiary of Marconi Communications Inc. that is incorporated under the laws of the State of Delaware, United States of America, to which all legal and beneficial ownership of Patents relating to the North American Access Business, the BBRS Business and the Outside Plant and Power Business owned by any US IP Opco are transferred on or prior to the Issue Date.

         "SALE AND LEASEBACK TRANSACTION" means an arrangement relating to assets or property now owned or hereafter acquired whereby the Issuer or any Subsidiary of the Issuer transfers such assets or property to a Person and the Issuer or any Subsidiary of the Issuer leases such assets or property from such Person, if the amount of the liability in respect of such lease would at that time be required to be capitalized on a balance sheet in accordance with Floating UK GAAP.

         "SAME JURISDICTION" means (1) with respect to any Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, any of such jurisdictions and (2) with respect to any Person organized and existing under the laws of any other jurisdiction, such other jurisdiction.

         "SCHEME CREDITORS" means the creditors of the Issuer and Marconi plc in respect of the Restructuring.

         "SCHEME DOCUMENT" means the document entitled "Proposals in relation to Schemes of Arrangement", dated 31 March 2003 and posted to Scheme Creditors pursuant to the Restructuring.

         "SCHEME LAUNCH DATE" means March 31, 2003.

                                 Schedule 4 - 43

         "SEC" means the US Securities and Exchange Commission, as from time to time constituted, created under the US Exchange Act, or, if at any time after the execution of this instrument such SEC is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

         "SECURED CREDITORS" means the Security Trustee, any Receiver or Delegate (each as defined in the Security Trust and Intercreditor Deed), the Depositary, the Paying Agent, the Registrar, the Senior Note Trustee (for itself and as trustee for the holders of the Senior Notes), the Trustee (for itself and as trustee for the holders of the Junior Notes), the New Bonding Facility Security Trustee, the Escrow Bank and each of the New Bonding Facility Banks and their respective successors and assigns.

         "SECURED OBLIGATIONS" means all present and future indebtedness, liabilities and obligations (for the avoidance of doubt, including any liabilities and obligations which have been cash-collateralized by the Obligors) at any time of any Obligor under the Relevant Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

         (1)      any refinancing, novation, deferral or extension;

         (2) any obligation relating to any increase in the amount of such obligations;

         (3)      any claim for damages or restitution; and

         (4) any claim as a result of any recovery by an Obligor of a payment or discharge, or non-allowability, on the grounds of preference,

and any amounts that would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings (including interest accruing after the commencement of any insolvency or other proceedings).

         "SECURITY DOCUMENTS" means (1) the Initial Security Documents securing the Secured Obligations, (2) any other pledge agreements, security agreements, mortgages, deeds of trust and other agreements, instruments and documents entered into from time to time by the Issuer or any Subsidiary of the Issuer creating or granting any Guarantee, indemnity or Lien in favor of any of the Secured Creditors or the Security Trustee, as trustee for the Secured Creditors, as security for any of the Secured Obligations and (3) any other agreements, instruments and documents executed and delivered pursuant to any of the foregoing, in the case of each of clauses (1) through (3), as amended, modified, restated or supplemented from time to time.

         "SECURITY TRUST AND INTERCREDITOR DEED" means the security trust and intercreditor deed dated the Issue Date between the Issuer, the Security Trustee, the Guarantors, the Trustee, the Senior Note Trustee, the New Bonding Facility Security Trustee, the New Bonding Facility Banks, the Depositary, the Paying Agent, the Registrar, the Intra-Group Creditors (as defined therein) and the Intra-Group Borrowers (as defined therein) as amended, modified, restated or supplemented from time to time.

         "SECURITY TRUSTEE" means The Law Debenture Trust Corporation p.l.c., as security trustee under the Security Trust and Intercreditor Deed, and its successors and assigns thereunder.

                                 Schedule 4 - 44

         "SENIOR NOTE INDENTURE" means the indenture dated as of May 19, 2003 between and among Marconi Corporation plc as issuer, the initial guarantors named therein and Law Debenture Trust Company of New York as trustee, governing the Senior Notes, as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof.

         "SENIOR NOTE INTEREST PAYMENT DATE" means each January 15, April 15, July 15 and October 15, commencing July 15, 2003.

         "SENIOR NOTE TRUSTEE" means the Law Debenture Trust Company of New York or any successor appointed pursuant to the applicable provisions of the Senior
Note Indenture.

         "SIGNIFICANT SUBSIDIARY" means any Subsidiary of the Issuer if any of the (a) unconsolidated Total Assets, (b) unconsolidated External Assets, (c) unconsolidated External Sales, or (d) commencing on March 31, 2005, unconsolidated EBITDA of such Subsidiary is greater than 5% of the (w) aggregate of the unconsolidated Total Assets of the Issuer and each of its Subsidiaries, or the (x) consolidated External Assets, (y) consolidated External Sales or (z) Consolidated EBITDA, respectively, of the Issuer and its Subsidiaries, taken as a whole (calculated in the manner specified in sub-clauses (2) through (6) of clause (c) of Section 4.13 (Guarantor Coverage Requirements)). Solely for the purposes of determining whether an Event of Default has occurred, or an Insolvency Event has occurred under the Security Trust and Intercreditor Deed (in each case other than with respect to the approval by stockholders of a Subsidiary of the Issuer (other than a Guarantor or a Subsidiary of the Issuer that is a Significant Subsidiary in its own right) of any plan or proposed plan for the solvent liquidation or dissolution of such Subsidiary), "Significant Subsidiary" shall include any Subsidiaries of the Issuer that would, in the aggregate, collectively constitute a Significant Subsidiary.

         "SINGAPORE ESOP ESCROW AGREEMENT" means the escrow agreement dated November 12, 2002 between the Issuer, Marconi plc, Metapath Software International Limited, HSBC Bank plc, Barclays Bank PLC, Bedell Cristin Trustees Limited and Allen & Overy.

         "STANDSTILL EVENT" means the occurrence of a Default (as such term is defined in the Senior Note Indenture) under the Senior Notes except as provided in clause (d) of Section 6.02 of the Senior Note Indenture.

         "STANDSTILL NOTICE" means a notice delivered by the Senior Note Trustee pursuant to clause (b) of Section 6.02 of the Senior Note Indenture, to the Security Trustee (with a copy to the Issuer, the Trustee and the New Bonding Facility Security Trustee) notifying the Security Trustee of a Standstill Event.

         "STANDSTILL PERIOD" means the period from the date of the issuance of a Standstill Notice by the Senior Note Trustee and ending on the earlier of:

         (1) the expiration of a period of 179 days after the date of the issuance of such Standstill Notice by the Senior Note Trustee;

         (2) the date on which the Senior Note Trustee has confirmed in writing to the Security Trustee (with a copy to the Issuer and the other Secured Creditors) that the Default (as such term is defined in the Senior Note Indenture) under the

                                 Schedule 4 - 45

                  Senior Notes in respect of which that Standstill Notice was issued is no longer continuing;

         (3) the date on which the Senior Note Trustee has confirmed in writing to the Security Trustee (with a copy to the Issuer and the other Secured Creditors) that the Standstill Notice has been cancelled by the Senior Note Trustee acting on the instructions of the Required Holders (as such term is defined in the Senior Note Indenture) of at least a majority of the aggregate principal amount of the then Outstanding (as such term is defined in the Senior Note Indenture) Senior Notes; and

         (4) the date on which the Senior Note Trustee has confirmed in writing to the Security Trustee (with a copy to the Issuer and the other Secured Creditors) that the Secured Obligations under the Senior Notes and the Senior Note Indenture have been discharged in full and there are no further liabilities under the Senior Notes or the Senior Note Indenture.

         "STATED MATURITY" means, with respect to the Junior Notes, the date on which the payment of principal is scheduled to be paid.

         "STERLING EQUIVALENT" means, with respect to any monetary amount in a currency other than British pounds sterling, at any time of determination thereof, the amount of British pounds sterling obtained by translating the amount of such foreign currency into British pounds sterling at the spot rate for the purchase of British pounds sterling with the applicable foreign currency as published in the Financial Times on the date that is two (2) London Business Days prior to such determination.

         Except as set forth in Section 4.06 (Limitation on Indebtedness and Preferred Stock), whenever it is necessary to determine (1) compliance with any covenant that contains an amount expressed in British pounds sterling in this Indenture or (2) whether a Default has occurred, and in either case an amount is expressed in a currency other than British pounds sterling, such amount will be treated as the Sterling Equivalent determined as of the date such amount is initially determined in such currency.

         "SUBORDINATED INDEBTEDNESS" means (1) with respect to the Issuer, any Indebtedness that is expressly subordinated to the Senior Notes or the Junior Notes and (2) with respect to any Guarantor, any Indebtedness of such Guarantor that is expressly subordinated to such Guarantor's Guarantee of the Senior Notes or Guarantee of the Junior Notes. For the avoidance of doubt, the Junior Notes and any Guarantee of the Junior Notes shall not constitute Subordinated Indebtedness.

        "SUBSIDIARY" means, with respect to any specified Person:

         (1) any corporation, association or other business entity of which more than 50% of the total voting power of its Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

                                 Schedule 4 - 46

         (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

         Unless otherwise specified herein, or the context otherwise requires, a reference to a "Subsidiary" herein or in the Junior Notes is to a Subsidiary of the Issuer.

         "TAX" and "TAXES" means any tax, duty, levy, impost, assessment or other governmental charge of whatever nature (including penalties, interest and other liabilities related thereto).

         "TAXING AUTHORITY" means any government or political sub-division or territory or possession of any government or any authority or agency therein or thereof having power to impose a Tax.

         "TOTAL ASSETS" means, with respect to any specified Person at any date, the total gross assets of such Person on such date in accordance with Floating UK GAAP.

         "TRANSACTION SECURITY" means all assets, properties and rights of the Issuer and its Subsidiaries that are subject to Liens pursuant to the terms and provisions of the Security Documents in order to secure the Secured Obligations.

         "TRUST INDENTURE ACT" means the United States Trust Indenture Act of 1939, as amended and as in force at the date as of which this instrument was executed; provided however, that in the event the US Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the US Trust Indenture Act of 1939 as so amended.

         "TRUSTEE" means the Person named as the "Trustee" in the first paragraph of this instrument until a successor trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Trustee" shall mean the Person who is then the Trustee hereunder, and if at any time there is more than one such Person, "Trustee" shall mean and include each such Person.

         "TRUSTEE ACTS" means the Trustee Act 1925 and the Trustee Act 2000 of England and Wales.

         "UK IP OPCOS" means all Non-US Subsidiaries organized or incorporated in the United Kingdom having legal and beneficial ownership of Patents.

         "UK IPR CO" means Marconi UK Intellectual Property Limited, a Wholly-Owned Subsidiary of Marconi Communications Limited that is incorporated under the laws of England and Wales, that is a Non-US Subsidiary and to which all legal and beneficial ownership of Patents owned by UK IP Opcos are transferred on or prior to the Issue Date.

         "UNITED STATES DOLLAR", "US$" or "$" or any similar reference means the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

         "US CORE BUSINESS SALE" means any direct or indirect sale, assignment, conveyance, lease or other disposition of all or substantially all of the Equity Interests, properties or assets of

                                 Schedule 4 - 47
one or more of the US Core Businesses or one or more of the US Core Business Subsidiaries, or any consolidation, merger, sale, assignment, transfer, lease or other disposition of or involving one or more of the US Core Businesses or one or more of the US Core Business Subsidiaries or any of their respective Equity Interests, properties or assets.

         "US CORE BUSINESS SUBSIDIARY" means a US Subsidiary that is a direct or indirect Wholly-Owned Subsidiary of the Issuer and designated as a holder of a US Core Business by the Issuer by notice to the Trustee.

         "US CORE BUSINESSES" means the assets and liabilities of each of:

         (1)      the Outside Plant and Power Business;

         (2)      the North American Access Business; and

         (3)      the BBRS Business.

         "US EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "US GAAP" means generally accepted accounting principles in the United States, consistently applied, and as in effect from time to time.

         "US GUARANTOR" means each of:

         (1)      Marconi Communications, Inc.

                  Marconi Networks Worldwide, Inc.
                  Marconi Communications Technology, Inc.
                  Marconi Communications Federal, Inc.
                  Marconi Acquisition Corp.
                  Marconi Intellectual Property (Ringfence) Inc.
                  Marconi Communications Limited, a private limited company incorporated under the laws of the Republic of Ireland Marconi Communications Optical Networks Limited
                  Marconi Communications, S.A. de C.V.
                  Marconi Communications de Mexico, S.A. de C.V.
                  Marconi Communications Exportel, S.A. de C.V.
                  Administrativa Marconi Communications, S.A. de C.V.
                  Marconi Communications B.V.; and
                  Marconi Communications GmbH, a private company incorporated under the laws of Switzerland;

         (2) any other US Subsidiary that executes a Guarantee of the Junior Notes pursuant to this Indenture; and

         (3)      each of their respective successors and assigns.

         "US IP OPCOS" means all Subsidiaries of the Issuer organized or incorporated under the laws of the United States, any state thereof or the District of Columbia having legal and beneficial ownership of Patents.

                                 Schedule 4 - 48

         "US IPR CO" means Marconi Intellectual Property (US) Inc., a Wholly-Owned Subsidiary of Marconi Inc. that is incorporated under the laws of the State of Delaware, United States of America, that is a Non-US Subsidiary and to which all legal and beneficial ownership of Patents (other than any Patents transferred to Ringfenced IPR Co) owned by any US IP Opco are transferred on or prior to the Issue Date.

         "US PARENT" means either (1) Marconi Communications Inc. or (2) a Wholly-Owned Subsidiary of the Issuer which: (a) is incorporated after the Issue Date; (b) becomes a US Guarantor; and (c) acquires the Equity Interests in Marconi Communications Inc.

         "US SUBSIDIARY" means each of the US Parent and each of its Subsidiaries, provided that they constitute a Subsidiary of the Issuer.

         "US WORKING CAPITAL FACILITY" means the US$22.5 million working capital facility entered into on March 26, 2003, among Marconi Communications, Inc. and Liberty Funding, LLC providing for revolving credit or working capital loans, as such agreement, in whole or in part, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing in whole or in part whether by the same or a different borrower or borrowers and/or lender or group of lenders), which facility or facilities either is secured solely by a Lien on the Pittsburgh Facility and related assets and rights or is unsecured.

         "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

         "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by
                  (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

         (2)      the then outstanding principal amount of such Indebtedness.

         "WHOLLY-OWNED SUBSIDIARY" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) are at the time owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

                                 Schedule 4 - 49

OTHER DEFINITIONS

                                                                                   Defined in the Junior
                                                                                     Note Indenture in
Term                                                                                     Section
"Affiliate Transaction".......................................................              4.10
"Deferred Interest"...........................................................              2.09
"Dispute".....................................................................              13.09
"Executive Officers"..........................................................              4.19
"Guarantor Certification Date"................................................              4.13
"Guarantor Test Dates"........................................................              4.13
"Initial Guarantors"..........................................................            Recitals
"Interim Test Date"...........................................................              4.13
"LSE".........................................................................              4.24
"MD&A"........................................................................              4.19
"New Security"................................................................              4.14
"Non-US Restricted Payments"..................................................              4.03
"Note Trustee Fee Letter".....................................................              7.07
"Parallel Obligations ".......................................................              13.20
"Pay the Junior Notes"........................................................              6.02
"Payment Default".............................................................              6.01
"PBGC Agreement"..............................................................              1.01
"Principal Obligations".......................................................              13.20
"Proceedings".................................................................              13.11
"Register"....................................................................              2.06
"Relevant Taxing Jurisdiction"................................................              4.36
"Restricted Payments".........................................................              4.03
"retiring Trustee"............................................................              7.10
"Semi-Annual Test Date".......................................................              4.13
"Special Record Date".........................................................              2.09
"Taxing Jurisdiction".........................................................              3.10
"US Restricted Payments"......................................................              4.03

                                 Schedule 4 - 50

INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT

         The following Trust Indenture Act terms have the following meanings:

         (1)      "Commission" means the SEC;

         (2) "indenture securities" means the Junior Notes and the Guarantee of the Junior Notes;

         (3)      "indenture security holder" means a Holder;

         (4)      "indenture to be qualified" means this Indenture;

         (5) "indenture trustee" or "institutional Trustee" means the Trustee; and

         (6) "obligor" on the indenture securities means the Issuer, the Guarantors and any other obligor on the indenture securities.

         All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined in the Trust Indenture Act by reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

RULES OF CONSTRUCTION

         Unless the context otherwise requires

         (1)      a term has the meaning assigned to it;

         (2) all references in this Schedule 4 to Articles, Sections, Exhibits or Schedules refer to Articles or Sections of, or Exhibits or Schedules to, the Junior Note Indenture, and all references in this Schedule 4 to "this Indenture" refer to the Junior Note Indenture, unless otherwise indicated;

         (3) an accounting term not otherwise defined has the meaning assigned to it in accordance with Floating UK GAAP, consistently applied;

         (4)      "or" is not exclusive;

         (5)      "including" means including without limitation;

         (6) words in the singular include the plural and words in the plural include the singular;

         (7) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; and

         (8) the principal amount of any Preferred Stock shall be (a) the maximum liquidation value of such Preferred Stock or (b) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater.

                                 Schedule 4 - 51

                                   SCHEDULE 1
                               INITIAL GUARANTORS

Marconi Communications, Inc.

Marconi Networks Worldwide, Inc.

Marconi Communications Technology, Inc.

Marconi Communications Federal, Inc.

Marconi Acquisition Corp.

Marconi Intellectual Property (Ringfence) Inc.

Marconi Communications Limited, a private limited company incorporated under the laws of the Republic of Ireland

Marconi Communications Optical Networks Limited

Marconi Communications, S.A. de C.V.

Marconi Communications de Mexico, S.A. de C.V.

Marconi Communications Exportel, S.A. de C.V.

Administrativa Marconi Communications, S.A. de C.V.

Marconi Communications B.V.

Marconi Communications GmbH, a private company incorporated under the laws of Switzerland

Metapath Software International Limited

Mobile Systems International Holdings Limited

GPT Special Project Management Limited

Marconi Communications Limited, a private limited company incorporated under the laws of England and Wales

Marconi Communications International Limited

Marconi Communications China Limited

Marconi Communications International Investments Limited

Marconi Communications International Holdings Limited

Marconi Communications Investments Limited

Marconi Communications Holdings Limited

Marconi (Bruton Street) Limited

                                 Schedule 1-1

Marconi (DGP1) Limited

Marconi (DGP2) Limited

Marconi Bonding Limited

Marconi Optical Components Limited

Associated Electrical Industries Limited

English Electric Company Ltd

Marconi (Elliott Automation) Limited

Elliott Automation Holdings Limited

Marconi Aerospace Unlimited

Marconi UK Intellectual Property Limited

Marconi (NCP) Limited

Highrose Limited

Marconi Inc.

Marconi Holdings, LLC

Marconi Communications North America Inc.

FS Holdings Corp.

FS Finance Corp.

Marconi Software International, Inc.

Metapath Software International (US), Inc.

Metapath Software International, Inc.

Marconi Intellectual Property (US) Inc.

Marconi Communications Holdings GmbH

Marconi Communications GmbH, a private company incorporated under the laws of the Federal Republic of Germany

Marconi Communications Real Estate GmbH

Marconi Holdings S.p.A.

Marconi Communications S.p.A.

Marconi Australia Holdings Pty Limited

Marconi Australia Pty Limited

                                  Schedule 1-2

Marconi Communications Asia Limited

G.E.C. (Hong Kong) Limited

Bruton Street Overseas Investments Limited

Regents Place, Inc.

                                  Schedule 1-3

                                   SCHEDULE 2
                           INITIAL SECURITY DOCUMENTS

(A)      AUSTRALIAN SECURITY DOCUMENTS

         (1) the fixed and floating charge to be entered into by Marconi Australia Pty Limited in favour of the Security Trustee with respect to assets of Marconi Australia Pty Limited located in New South Wales, Victoria, Tasmania, South Australia, Queensland and Western Australia;

         (2) the fixed and floating charge to be entered into by Marconi Australia Pty Limited in favour of the Security Trustee with respect to assets of Marconi Australia Pty located in the Australian Capital Territory, the Northern Territory and outside Australia;

         (3) the fixed and floating charge to be entered into by Marconi Australia Holdings Pty Limited in favour of the Security Trustee with respect to assets of Marconi Australia Holdings Pty Limited located in New South Wales, Victoria, Tasmania, South Australia, Queensland and Western Australia;

         (4) the fixed and floating charge to be entered into by Marconi Australia Holdings Pty Limited in favour of the Security Trustee with respect to assets of Marconi Australia Holdings Pty Limited located in the Australian Capital Territory, the Northern Territory and outside Australia;

         (5) the share mortgage relating to shares in Marconi Australia Holdings Pty Limited between Associated Electrical Industries Limited, as Mortgagor, and the Security Trustee, as Mortgagee;

         (6) the Australian assets fixed and floating charge between the English Obligors and the Security Trustee;

(B)      BRAZILIAN SECURITY DOCUMENTS

         (7) the quota pledge agreement between Marconi Communications International Holdings Ltd as the pledgor, Marconi Communications do Brasil Ltda. as quotaholder, Marconi Communications Telemulti Ltda., and the Security Trustee, the Senior Note Trustee, the Junior Note Trustee, the New Bonding Facility Agent, the New Bonding Facility Banks, the Depositary, the Paying Agent and the Registrar as pledgee, in respect of the pledgor's shareholding in Marconi Communications Telemulti Ltda.;

(C)      DUTCH SECURITY DOCUMENT

         (8) the notarial deed of pledge of shares between Marconi Communications, Inc., as pledgor, and the Security Trustee as pledgee relating to shares in Marconi Communications B.V.;

(D)      ENGLISH SECURITY DOCUMENTS

         (9) the composite debenture between the English Obligors and the Security Trustee;

                                  Schedule 2-1

         (10) the security over shares agreement relating to shares in Mobile Systems International Holdings Limited between Metapath Software International Inc and the Security Trustee;

(E)      GERMAN SECURITY DOCUMENTS

         (11) the share pledge agreement relating to shares in Marconi Communications Real Estate GmbH between Marconi Communications Holdings GmbH, as pledgor and the Security Trustee, as pledgee;

         (12) the share pledge agreement relating to shares in Marconi Communications GmbH between Marconi Communications Holdings GmbH, as pledgor and the Security Trustee, as pledgee;

         (13) the share pledge agreement relating to shares in Marconi Communications Holdings GmbH between Marconi Communications International Holdings Ltd., as pledgor and the Security Trustee, as pledgee;

         (14) the share pledge agreement relating to shares in Marconi Communications ONDATA GmbH between Marconi Communications Holdings GmbH, as pledgor and the Security Trustee, as pledgee;

         (15) the share pledge agreement relating to shares in Marconi Communications Software Systems Verwaltungsgesellschaft GmbH between Marconi Communications GmbH, as pledgor and the Security Trustee, as pledgee;

         (16) the account pledge agreement (Kontoverpfandung) between Marconi Communications Real Estate GmbH, as pledgor and the Security Trustee, as pledgee;

         (17) the account pledge agreement (Kontoverpfandung) between Marconi Communications Holdings GmbH, as pledgor and the Security Trustee, as pledgee;

         (18) the account pledge agreement (Kontoverpfandung) between Marconi Communications GmbH, as pledgor and the Security Trustee, as pledgee;

         (19) the limited partner's interest pledge agreement relating to the interest in Marconi Communications Software Systems GmbH & Co. KG between Marconi Communications GmbH as pledgor and the Security Trustee, as pledgee;

         (20) the security transfer agreement (Sicherungsubereignung) regarding fixed and current assets between Marconi Communications GmbH as transferor and the Security Trustee, as transferee;

         (21) the global assignment agreement (Global abtretung) between Marconi Communications GmbH, as assignor, and the Security Trustee, as assignee relating to all receivables and insurance contracts;

                                  Schedule 2-2

         (22)     the security transfer and assignment agreement
                  (Sicherungsubereignung und-abtretung) regarding intellectual property rights between Marconi Communications GmbH, as transferor, and the Security Trustee, as transferee;

         (23) the shareholder loan assignment agreement between Marconi Communications Holdings GmbH and the Security Trustee relating to any shareholder loans exceeding L20,000,000;

         (24) the shareholder loan assignment agreement between Marconi Communications GmbH and the Security Trustee relating to any shareholder loans exceeding L20,000,000;

         (25) the shareholder loan assignment agreement between Marconi Communications Real Estate GmbH and the Security Trustee relating to any shareholder loans exceeding L20,000,000;

(F)      GUERNSEY SECURITY DOCUMENT

         (26) security interest agreement relating to shares in Bruton Street Overseas Investments Limited between FS Finance Corporation and the Security Trustee.

(G)      HONG KONG SECURITY DOCUMENTS

         (27) debenture between Marconi Communications Asia Limited and the Security Trustee;

         (28) debenture between G.E.C. (Hong Kong) Limited and the Security Trustee;

         (29) the shares charge between Marconi Communications International Holdings Limited, as chargor, and the Security Trustee, relating to shares in Marconi Communications Asia Limited;

         (30) the shares charge between Marconi Corporation Plc, as chargor, and the Security Trustee, relating to shares in G.E.C. (Hong
                  Kong) Limited;

(H)      IRISH SECURITY DOCUMENTS

         (31) the composite mortgage debenture to be entered into by Marconi Communications Limited and Marconi Communications Optical Networks Limited in favour of the Security Trustee;

         (32) the Memorandum of Deposit of Shares as Security to be executed by Marconi Communications Inc. in respect of its shareholding in Marconi Communications Optical Networks Limited;

         (33) the Memorandum of Deposit of Shares as Security to be executed by Marconi Networks Worldwide, Inc in respect of its shareholding in Marconi Communications Optical Networks Limited;

         (34) the Memorandum of Deposit of Shares as Security to be executed by Marconi Communications GmbH in respect of its shareholding in Marconi Communications Limited;

                                  Schedule 2-3

(I)      ITALIAN SECURITY DOCUMENTS

         (35) pledge over shares of Marconi Communications S.p.A. between Marconi Holdings S.p.A., as pledgor and the Security Trustee as pledgee;

         (36) pledge over shares of Marconi Holdings S.p.A. between Marconi (Bruton Street) Limited as pledgor and the Security Trustee as pledgee;

         (37) pledge over shares of Marconi Mobile Access S.p.A., between Marconi Holdings S.p.A., as pledgor and the Security Trustee, as pledgee;

         (38) pledge over shares of Marconi International S.p.A., between Marconi Communications S.p.A. and Marconi Sud S.p.A., as pledgors and the Security Trustee, as pledgee;

         (39) pledge over shares of Marconi Sud S.p.A., between Marconi Communication S.p.A., as pledgor and the Security Trustee, as pledgee;

         (40) undertaking for the creation of a pledge over the future claims of Marconi Holdings S.p.A. between Marconi Holdings S.p.A., as pledgor and the Security Trustee, as pledgee;

         (41) the pledge over claims of Marconi Sud S.p.A. between Marconi Sud S.p.A., as pledgor and the Security Trustee, as pledgee;

         (42) the pledge over claims of Marconi Communications S.p.A. between Marconi Communications S.p.A., as pledgor and the Security Trustee, as pledgee;

         (43) the pledge over the bank accounts of Marconi Communications S.p.A. between Marconi Communications S.p.A., as pledgor and the Security Trustee, as pledgee;

         (44) the pledge over the bank accounts of Marconi Holdings S.p.A. between Marconi Holdings S.p.A., as pledgor and the Security Trustee, as pledgee;

         (45) the pledge over the bank accounts of Marconi Sud S.p.A. between Marconi Sud S.p.A., as pledgor and the Security Trustee, as pledgee;

         (46) the mortgage over real property located in Marcianise (Caserta) granted by Marconi Sud S.p.A. in favour, inter alios, of the Holders;

         (47) the mortgage over real property located in Genova granted by Marconi Communications S.p.A. in favour, inter alios, of the Holders;

(J)      MEXICAN SECURITY DOCUMENT

         (48) the share pledge agreement between Marconi Communications Inc., Marconi Communications, S.A. de C.V. and Marconi Networks Worldwide, Inc. as pledgors, and the Security Trustee relating to shares in each of Marconi Communications, S.A. de C.V., Marconi Communications de Mexico, S.A. de C.V., Marconi Communications Exportel, S.A. de C.V. and Administrativa Marconi Communications, S.A. de C.V.;

                                  Schedule 2-4

(K)      SWISS SECURITY DOCUMENT

         (49) the share pledge agreement between Marconi Communications B.V., as the pledgor, and the Security Trustee as pledgee relating to shares in Marconi Communications GmbH;

(L)      U.S. SECURITY DOCUMENTS

         The companies referred to below are Delaware corporations unless otherwise indicated:

         (50) the share pledge agreement relating to shares in Marconi Communications, Inc. between FS Holdings Corp. as pledgor and the Security Trustee as pledgee;

         (51) share pledge agreement between Marconi Communications, Inc. as pledgor and the Security Trustee as pledgee, relating to the shares in:

                  Marconi Communications Technology, Inc.;
                  Marconi Communications Federal, Inc.;
                  Marconi Acquisition Corp.;
                  Marconi Communications, C.A., Inc.;
                  Gnome, Inc.;
                  Nemesys Holding Company;
                  ALANTEC International, Inc. (California);
                  Custom Telecom Contractors, Inc. (Missouri);
                  Marconi Networks Worldwide, Inc.;
                  Marconi Intellectual Property (Ringfence) Inc; Sphere Communications, Inc.; and

                  Inviscid Networks, Inc.

         (52) security agreement to be entered into by Marconi Intellectual Property (Ringfence) Inc.;

         (53) Indemnity Leasehold Deed to Secure Debt, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing over Property located at 104 Wiley Road, LaGrange, Georgia 30240 between the Corporation and the Security Trustee effective as of the 19th of May, 2003, together with two UCC fixture filings relating thereto;

         (54) Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing over 4350 Weaver Parkway, Warrenville, Illinois 60555 between the Corporation and the Security Trustee effective as of the 19th of May, 2003, together with two UCC fixture filings relating thereto;

         (55) Deed of Trust, Assignment of Leases, Security Agreement, Financing Statement and Fixture Filing over property located at 956 North Broadway Extended, Greenville, Mississippi 38702 between the Corporation and the Security effective as of the 19th of May, 2003, together with a UCC fixture filing relating thereto;

                                  Schedule 2-5

         (56) Assignment of Rents related to the property located at 956 North Broadway Extended, Greenville, Mississippi 38702 between the Corporation and the Security Trustee effective as of the 19th of May, 2003;

         (57) Deed of Trust, Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filing over property located at Evergood, 32 S Welcome Center Blvd, Welcome, North Carolina 27374 between the Corporation and the Security Trustee effective as of the 19th of May, 2003, together with a UCC fixture filing relating thereto;

         (58) Open-End Mortgage (Leasehold), Assignment of Leases and Rents, Security Agreement, Financing Statement and Fixture Filingover property located at Taylor Woods Industrial Park, Phase 3, North Ridgeville, Ohio 44039 between the Corporation and the Security Trustee effective as of the 19th of May, 2003, together with a UCC fixture filing relating thereto;

         (59) Second Open-End Mortgage, Assignment of Leases and Rents and Security Agreement over property located at 1000 Marconi Drive, Warrendale, Pennsylvania 15086 between the Corporation and the Security Trustee effective as of the 19th of May, 2003, together with a UCC fixture filing relating thereto;

         (60) Deed of Trust, Assignment of Leases, Security Agreement, Financing Statement and Fixture Filing over property located at 8065 Freeport Parkway, Irving, Texas 75080 between the Corporation and the Security Trustee effective as of the 19th of May, 2003, together with a UCC fixture filing relating thereto;

         (61) Assignment of Rents related to the property located at 8065 Freeport Parkway, Irving, Texas between the Corporation and the Security Trustee effective as of the 19th of May, 2003;

         (62) the security agreement between Marconi Communications, Inc. as grantor and the Security Trustee, as secured party (general security agreement under UCC Article 9);

         (63) the security agreement between Marconi Networks Worldwide, Inc., as grantor and the Security Trustee, as secured party (general security agreement under UCC Article 9);

         (64) the security agreement between Marconi Communications Technology, Inc., as grantor and the Security Trustee, as secured party (general security agreement under UCC Article
                  9);

         (65) the security agreement between Marconi Communications Federal, Inc., as grantor and the Security Trustee, as secured party (general security agreement under UCC Article 9);

         (66) the security agreement between Marconi Acquisition Corp., as grantor and the Security Trustee, as secured party (general security agreement under UCC Article 9);

                                  Schedule 2-6

         (67) the share pledge agreement relating to shares in Marconi Inc. between Regents Place, Inc. as pledgor and the Security Trustee as pledgee;

         (68) the share pledge agreement relating to shares in Marconi Online Systems Inc., between Marconi Holdings, LLC as pledgor and the Security Trustee as pledgee;

         (69) the share pledge agreement relating to membership interest in Marconi Holdings, LLC, between Marconi Communications North America Inc. as pledgor and the Security Trustee as pledgee;

         (70) the share pledge agreement between Marconi Inc. as pledgor and the Security Trustee as pledgee relating to shares in the following companies:

                  Marconi HCIS Inc.;
                  Marconi Systems Inc.;
                  Marconi Capital Inc.;
                  Marconi Electronic Systems Holdings Inc.;
                  Greensboro Associates Inc.;
                  Refac Marketing Services Inc. (Pennsylvania); LMF Holdings Incorporated;
                  Marconi Communications Radio Systems Inc.;
                  NI Holdings Incorporated;
                  Marconi Communications North America Inc.;
                  Marconi Intellectual Property (US) Inc.; and
                  Thrucomm, Inc.

         (71) the share pledge agreement relating to shares in FS Holdings Corp. between FS Finance Corp. as pledgor and the Security Trustee as pledgee;

         (72) the share pledge agreement relating to shares in Marconi Software International, Inc., between Marconi Corporation plc as pledgor and the Security Trustee as pledgee;

         (73) the share pledge agreement relating to shares in Metapath Software International (US), Inc. between Metapath Software International, Inc. as pledgor and the Security Trustee as pledgee;

         (74) the share pledge agreement relating to shares in Metapath Software International, Inc. between Marconi Software International, Inc. as pledgor and the Security Trustee as pledgee;

         (75) the share pledge agreement relating to shares in FS Finance Corp. between Marconi Communications North America Inc. as pledgor and the Security Trustee as pledgee;

         (76) the security agreement between FS Holdings Corp., as pledgor, and the Security Trustee as secured party (general security agreement under UCC Article 9);

                                  Schedule 2-7

         (77) the security agreement between Marconi Inc., as pledgor, and the Security Trustee as secured party (general security agreement under UCC Article 9);

         (78) the security agreement between Marconi Holdings, LLC, as pledgor, and the Security Trustee as secured party (general security agreement under UCC Article 9);

         (79) the security agreement between Marconi Communications North America Inc., as pledgor, and the Security Trustee as secured party (general security agreement under UCC Article 9);

         (80) the security agreement between FS Finance Corp., as pledgor, and the Security Trustee as secured party (general security agreement under UCC Article 9);

         (81) the security agreement between Marconi Software International, Inc., as pledgor, and the Security Trustee as secured party (general security agreement under UCC Article 9);

         (82)     the security agreement between Metapath Software International
                  (US), Inc., as pledgor, and the Security Trustee as secured party (general security agreement under UCC Article 9);

         (83) the security agreement between Metapath Software International, Inc., as pledgor, and the Security Trustee as secured party (general security agreement under UCC Article
                  9);

         (84) security agreement to be entered into by Marconi Intellectual Property (US) Inc., as pledgor, and the Security Trustee, as secured party;

         (85) the share pledge agreement between Bruton Street Overseas Investment Limited, as pledgor, and the Security Trustee, as pledgee, relating to share in FS Holdings Corp.;

         (86) the security agreement between Regents Place, Inc., as pledgors, and the Security trustee, as secured party; and

         (87) the share pledge agreement between Marconi (DGP1) Limited, Marconi (DGP2) Limited and the Security Trustee, relating to shares in Rights Place, Inc.

For the purposes of this Schedule 2, "ENGLISH OBLIGORS" means each of the following:

Metapath Software International Limited;

Mobile Systems International Holdings Limited;

GPT Special Project Management Limited;

Marconi Communications Limited, a private limited company incorporated under the laws of England and Wales;

Marconi Communications International Limited;

                                  Schedule 2-8

Marconi Communications China Limited;

Marconi Communications International Investments Limited;

Marconi Communications International Holdings Limited;

Marconi Communications Investments Limited;

Marconi Communications Holdings Limited;

Marconi (Bruton Street) Limited;

Marconi (DGP1) Limited;

Marconi (DGP2) Limited;

Marconi Corporation plc;

Marconi Bonding Limited;

Marconi Optical Components Limited;

Associated Electrical Industries Limited;

Highrose Limited;

Marconi (Elliott Automation) Limited;

Elliott Automation Holdings Limited;

English Electric Company Limited;

Marconi Aerospace Unlimited;

Marconi (NCP) Limited; and

Marconi UK Intellectual Property Limited.

                                  Schedule 2-9

                                   SCHEDULE 3
           EXISTING INDEBTEDNESS INCURRED AFTER THE SCHEME LAUNCH DATE

                                      none

                                  Schedule 3-1

                                   SCHEDULE 4
   PERMITTED INVESTMENTS - CONTRACTUAL COMMITMENTS IN EFFECT ON THE ISSUE DATE

                                      none

                                  Schedule 4-1

                                   SCHEDULE 5
               PERMITTED LIENS - LIENS EXISTING ON THE ISSUE DATE

1. Liens created pursuant to the representations and warranties escrow agreement dated May 6, 2003 between Lucent Technologies Inc. and Marconi Communications Federal, Inc. in relation to a US$400,000 escrow arrangement.

2. Liens created pursuant to an agreement for the provision of cash collateral dated April 1, 2003 between Marconi Communications South Africa (Pty) Limited and First National Bank in relation to a bid bond for Ethiopia Telecommunications Corp.

3. Liens in relation to a euro 2,300 surety bond issued by Sun Insurance on behalf of Marconi Communications SpA.

                                  Schedule 5-1

                                   SCHEDULE 6

                         CERTAIN AFFILIATE TRANSACTIONS

Payments in respect of the guarantees given by Marconi Communications Limited to JABIL Circuit, Inc. in respect of the obligations of Marconi Communications Inc. under a manufacturing agreement dated June 13, 2001 between Marconi Communications Limited, Marconi Communications S.p.A., Marconi Communications Inc., Marconi Communications GmbH and Marconi Sud S.p.A. and an agreement for repair services dated June 13, 2001 between Marconi Communications Limited, Marconi Communications S.p.A., Marconi Communications Inc., Marconi Communications GmbH and Marconi Sud S.p.A.

                                  Schedule 6-1

                                   SCHEDULE 7
                            FORM OF DEPOSIT AGREEMENT

                                  Schedule 7-1

[CLIFFORD CHANCE LOGO]                            LIMITED LIABILITY PARTNERSHIP

                                                                  EXECUTION COPY

                             MARCONI CORPORATION plc
                                    as Issuer

                                       and

                              THE BANK OF NEW YORK
                                  as Depositary

                  -------------------------------------------

                                DEPOSIT AGREEMENT

                            Dated as of May 19, 2003

                  -------------------------------------------

                                    CONTENTS

SECTION                                                                                                      PAGE
                                                ARTICLE 1.
                                   DEFINITIONS AND OTHER GENERAL PROVISIONS

SECTION 1.1          DEFINITIONS.......................................................................        1

SECTION 1.2          RULES OF CONSTRUCTION.............................................................        4

                                                ARTICLE 2.
                                          BOOK-ENTRY INTERESTS

SECTION 2.1          DEPOSIT OF THE GLOBAL NOTES; ISSUANCE OF CDIs.....................................        4

SECTION 2.2          BOOK-ENTRY SYSTEM.................................................................        5

SECTION 2.3          TRANSFER OF CDIS..................................................................        5

SECTION 2.4          TRANSFER OF THE GLOBAL NOTES......................................................        5

SECTION 2.5          PAYMENT IN RESPECT OF A CDI AND GLOBAL NOTE.......................................        6

SECTION 2.6          REDEMPTION OF NOTES AND BOOK-ENTRY INTERESTS; JUNIOR PIK NOTES....................        7

SECTION 2.7          RECORD DATE.......................................................................        7

SECTION 2.8          ACTION IN RESPECT OF A CDI........................................................        8

SECTION 2.9          REPORTS...........................................................................        9

SECTION 2.10         ADDITIONAL AMOUNTS................................................................        9

                                                ARTICLE 3.
                                              THE DEPOSITARY

SECTION 3.1          CERTAIN DUTIES AND RESPONSIBILITY.................................................        9

SECTION 3.2          NOT RESPONSIBLE FOR RECITALS OR ISSUANCE OF NOTES.................................        9

SECTION 3.3          MONEY HELD IN TRUST...............................................................       10

SECTION 3.4          COMPENSATION AND REIMBURSEMENT....................................................       10

SECTION 3.5          DEPOSITARY REQUIRED; ELIGIBILITY..................................................       11

SECTION 3.6          RESIGNATION AND REMOVAL; APPOINTMENT OF SUCCESSOR.................................       11

SECTION 3.7          ACCEPTANCE OF APPOINTMENT BY SUCCESSOR............................................       12

SECTION 3.8          MERGER, CONVERSION, CONSOLIDATION OR SUCCESSION TO BUSINESS.......................       13

SECTION 3.9          MAY HOLD SECURITIES; OTHER DEALINGS...............................................       13

SECTION 3.10         NOTICE OF DEFAULT.................................................................       14

                                                ARTICLE 4.
                                         MISCELLANEOUS PROVISIONS

SECTION 4.1          NOTICES TO DEPOSITARY OR ISSUER...................................................       14

SECTION 4.2          NOTICE TO CLEARING SYSTEMS AND OWNERS; WAIVER.....................................       14

SECTION 4.3          COMPLIANCE OBLIGATIONS OF THE ISSUER..............................................       15

SECTION 4.4          EFFECT OF HEADING AND TABLE OF CONTENTS...........................................       15

SECTION 4.5          SUCCESSORS AND ASSIGNS............................................................       15

SECTION 4.6          SEPARABILITY CLAUSE...............................................................       15

SECTION 4.7          BENEFITS OF AGREEMENT.............................................................       15

SECTION 4.8          GOVERNING LAW.....................................................................       15

SECTION 4.9          JURISDICTION......................................................................       15

SECTION 4.10         COUNTERPARTS......................................................................       16

SECTION 4.11         INSPECTION OF AGREEMENT...........................................................       16

SECTION 4.12         SATISFACTION AND DISCHARGE........................................................       16

SECTION 4.13         AMENDMENTS........................................................................       16

SECTION 4.14         DEPOSITARY TO EXECUTE AMENDMENTS..................................................       17

EXHIBIT A..............................................................................................      A-1

EXHIBIT B..............................................................................................      B-1

                                DEPOSIT AGREEMENT

         THIS DEPOSIT AGREEMENT (this "Agreement") is made as of May 19, 2003 by and between Marconi Corporation plc, a public limited company incorporated under the laws of England and Wales (the "Issuer"), and The Bank of New York, a New York banking corporation, as depositary (the "Depositary").

                    DEFINITIONS AND OTHER GENERAL PROVISIONS

         Section 1.1 Definitions.

         The following terms, as used herein, have the following meanings:

         "Additional Amounts", when used with respect to the Senior Notes, shall have the meaning ascribed to it in Section 4.37 of the Senior Note Indenture, and when used with respect to the Junior Notes, shall have the meaning ascribed to it in Section 4.36 of the Junior Note Indenture.

         "Beneficial Owner" means, with respect to any CDI, any Person owning any beneficial interest in such CDI but who is not the holder of such CDI and may include any "Direct Participant" (as hereinafter defined); it being understood that the term "Beneficial Owner" shall not include any agent or financial intermediary holding an interest in such CDI solely to the extent such interest is held for or on behalf of any Beneficial Owner.

         "Board Resolution" means a resolution of the Board of Directors.

         "Board of Directors" means the board of directors or other equivalent body (or any duly authorized committee thereof) of the Issuer.

         "Book-Entry Interests" means, with respect to any Tranche of Notes, an interest or interests in any CDI representing such Tranche of Notes issued pursuant to this Agreement that are eligible for trading through the book-entry system of DTC, Euroclear and/or Clearstream.

         "Business Day" means a day (other than a Saturday or Sunday) on which commercial banks in London and New York are open for general business.

         "CDI" means, with respect to any Tranche of Notes, the Certificated Depositary Interests and/or Certificateless Depositary Interests in respect of such Tranche of Notes, as the context may require.

         "Certificated Depositary Interests" means, with respect to any Tranche of Notes, the beneficial interests that shall, at all times prior to the issuance of Definitive Registered Notes in respect of such Tranche, represent the right to receive 100% of the principal of, premium (if any) and interest and Additional Amounts (if any) on the underlying Global Note of such Tranche and that in each case are issued to the Beneficial Owners or their respective nominees by the Depositary, substantially in the form of Exhibit B.

         "Certificateless Depositary Interests" means, with respect to any Tranche of Notes, the beneficial interests that shall, at all times prior to the issuance of Definitive Registered Notes in respect of such Tranche, represent the right to receive 100% of the principal of, premium (if any) and interest and Additional Amounts (if any) on the underlying Global Note of such Tranche and that in each case are issued to the Beneficial Owners or their respective nominees by the Depositary.

         "Clearing System" means DTC, Euroclear and/or Clearstream, as applicable, in whose name CDIs are recorded pursuant to Section 2.3 hereof.

         "Clearstream" means Clearstream Banking, societe anonyme, or its nominee, or any successor securities clearing agency.

         "Corporate Trust Office" means the office of the Depositary in The Borough of Manhattan, The City of New York, at which at any particular time its corporate trust business shall be principally administered, which at the date hereof is located at 101 Barclay Street, Floor 21 W, New York, NY 10286.

         "Definitive Registered Notes" means, with respect to any Tranche of Notes, Notes of such Tranche in definitive registered form issued pursuant to the applicable Indenture.

         "Depositary" means the party named as such in this Agreement until a successor shall have become such pursuant to Section 3.7 hereof, and thereafter "Depositary" shall mean such successor or its nominee or the custodian of either. Unless the context otherwise requires, "Depositary" means the party or parties with respect to each Tranche of Notes.

         "Direct Participants" means institutions that have accounts with DTC, Euroclear and/or Clearstream.

         "DTC" means The Depository Trust Company or its nominee, or any successor securities clearing agency.

         "Euroclear" means Euroclear Bank S.A./N.V., or its nominee, or any successor securities clearing agency.

         "Event of Default" with respect to any Tranche of Notes, shall have the meaning ascribed to it in the Indenture pursuant to which such Tranche of Notes was issued.

         "Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

         "Global Notes" means, with respect to any Tranche of Notes, a global security in bearer form representing 100% of any such Tranche issued pursuant to the applicable Indenture.

         "Guarantee of the Junior Notes" has the meaning given such term in the Junior Note Indenture.

         "Guarantee of the Senior Notes" has the meaning given such term in the Senior Note Indenture.

         "Guarantor" means, with respect to the Senior Notes, any Person that executes a Guarantee of the Senior Notes pursuant to the Senior Note Indenture, and, with respect to the Junior Notes, any Person that executes a Guarantee of the Junior Notes pursuant to the Junior Note Indenture; and in each case each of their respective successors and assigns.

         "Holder" has the meaning, with respect to any Tranche of Notes, given to such term under the Indenture pursuant to which such Notes were issued.

         "Indenture" means either the Senior Note Indenture or the Junior Note Indenture, as the context may require.

         "Issuer" means the party named as such in this Agreement and its successors and assigns pursuant to the applicable provisions of the applicable Indenture.

         "Issuer Request" when used with respect to any Tranche of Notes, shall have the meaning ascribed to it in the Indenture pursuant to which such Notes were issued.

         "Junior Note Indenture" means the indenture dated as of May 19, 2003 among the Issuer, the Initial Guarantors of the Junior Notes listed Schedule 1 thereto and JPMorgan Chase Bank, as trustee, as originally executed, including for all purposes the provisions of the Trust Indenture Act that are deemed to be a part of and govern such instrument.

         "Letter of Representations" means a Letter of Representations to DTC from the Depositary pertaining to any or all Tranche of Notes.

         "Notes" means:

         (i) the Issuer's Guaranteed Junior Secured Notes due 2008 issued pursuant to the Junior Note Indenture and any Junior PIK Notes (as that term is defined in the Junior Note Indenture) (the "Junior Notes"), and

         (ii) the Issuer's Guaranteed Senior Secured Notes due 2008 issued pursuant to the Senior Note Indenture (the "Senior Notes"),

         as issued, authenticated and delivered under the applicable Indenture.

         "Officers' Certificate" when used with respect to any Tranche of Notes, shall have the meaning ascribed to it in the Indenture pursuant to which such Notes were issued.

         "Opinion of Counsel" means a written opinion of counsel, who may be an employee of or counsel for the Issuer or any Guarantor, and who shall be reasonably acceptable to the Depositary.

         "Paying Agent" means, with respect to any Tranche of Notes, the Person appointed as such under or with respect to the Indenture pursuant to which such Notes were issued.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

         "Responsible Officer" means, with respect to the Depositary, any officer assigned to or working in the Depositary's corporate trust department or, with respect to a particular corporate trust or agency matter, any other officer to whom such matter is referred because of his or her knowledge and familiarity with the particular subject.

         "Senior Note Indenture" means the indenture dated as of May 19, 2003 among the Issuer, the Initial Guarantors of the Senior Notes listed Schedule 1 thereto and Law Debenture Trust

Company of New York, as trustee, as originally executed, including for all purposes the provisions of the Trust Indenture Act that are deemed to be a part of and govern such instrument.

         "Tranche" means either (1) the Senior Notes or (2) the Junior Notes, as the case may be.

         "Trust Indenture Act" means the United States Trust Indenture Act of 1939 (15 U.S. Section 77aaa-77bbbb) as in effect on the date of the applicable Indenture provided, however, that in the event the United States Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by such amendment, the United States Trust Indenture Act of 1939, as so amended.

         "Trustee" when used with respect to any Tranche of Notes, means the Person acting as trustee under the applicable Indenture pursuant to which such Notes were issued until a successor trustee shall have become such pursuant to the applicable provisions of such Indenture, and "Trustee" shall thereafter mean such successor trustee.

         Section 1.2 Rules of Construction.

         Unless the context otherwise requires, (1) a term has the meaning assigned to it herein; (2) any capitalized term used herein and not otherwise defined herein shall, with respect to any Tranche of Notes, have the meaning ascribed to it in the applicable Indenture pursuant to which such Notes were issued; (3) "or" is not exclusive; (4) "including" means including without limitation; (5) words in the singular include the plural and words in the plural include the singular; (6) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; and (7) all references herein to Articles, Sections or Exhibits refer to Articles or Sections of, or Exhibits to, this Agreement, unless otherwise indicated.

                                   ARTICLE 2.
                              BOOK-ENTRY INTERESTS

         Section 2.1 Deposit of the Global Notes; Issuance of CDIs.

         The Depositary hereby agrees to accept from time to time custody of the Global Note of each Tranche and shall act as Depositary in accordance with the terms of this Agreement. The Depositary shall hold such Global Note at its Corporate Trust Office in The Borough of Manhattan, The City of New York, or at such place or places as it may determine with the consent of the Issuer for the purposes of Section 2.3 below in respect of the Global Note of each Tranche. The Depositary shall issue to DTC Certificateless Depositary Interests and shall issue to Euroclear and/or Clearstream Certificated Depositary Interests, which together shall represent a 100 per cent. interest in each underlying Global Note. The CDIs will be registered in the name of Cede & Co., as nominee of DTC (with respect to Certificateless Depositary Interests issued to DTC) or the nominee of a common depositary for Euroclear and Clearstream (with respect to Certificated Depositary Interests issued to Euroclear and/or Clearstream). Nothing in this Agreement shall affect the legal rights of the holder of any Global Note of a Tranche or the obligations of the Issuer or the applicable Trustee to such holder.

         Section 2.2 Book-Entry System.

         (a) Upon acceptance by DTC, Euroclear and/or Clearstream of a CDI for entry into its book-entry settlement system (in the case of DTC, in accordance with the terms of the Letter of Representations), Book-Entry Interests will be issued by DTC, Euroclear and/or Clearstream and traded through their respective book-entry systems, and ownership of such Book-Entry Interests shall be shown in, and the transfer of such ownership shall be effected through, records maintained by DTC, Euroclear and/or Clearstream or Direct Participants. Book-Entry Interests shall be transferable only as units in the same authorized denominations as the Notes to which they correspond.

         (b) Except as provided in Section 2.4, no owner of Book-Entry Interests shall be entitled to receive a Definitive Registered Note on account of such ownership, and such owner's interest therein shall be shown only in accordance with the procedures of DTC, Euroclear and/or Clearstream.

         Section 2.3 Transfer of CDIs.

         The Issuer appoints the Depositary as its agent for the sole purpose of maintaining at the Corporate Trust Office records in which the Depositary shall
(i) record DTC, Euroclear and/or Clearstream as the initial owner of the CDIs,
(ii) record the transfer of ownership of the CDIs in each Global Note, and (iii) record the increases and decreases in the principal amount represented by the CDIs. The Depositary shall not recognize any transfer or exchange of ownership of any CDI that is not registered in the records of the Depositary in accordance with the provisions of this Section 2.3. The Depositary shall treat the Person in whose name a CDI is recorded in the records of the Depositary as the owner thereof for all purposes whatsoever and shall not be bound or affected by any notice to the contrary, other than an order of a court having jurisdiction over the Depositary.

         The foregoing paragraph shall not (i) impose an obligation on the Depositary to record the interests in or transfers of Book-Entry Interests held by Direct Participants, or Persons that may hold Book-Entry Interests through Direct Participants or (ii) restrict transfers of such Book-Entry Interests held by Direct Participants or such Persons.

         In connection with the Depositary's appointment as the Issuer's agent under this Section 2.3, the Issuer shall have such rights and obligations as regards removal of the Depositary and appointment of a successor as are specified in Section 3.6 hereof.

         Section 2.4 Transfer of the Global Notes.

         The Depositary shall hold the Global Note of each Tranche of Notes in custody for the benefit of the Clearing Systems. The Depositary shall not transfer or lend any Global Note of a Tranche or any interest therein except that (i) a Global Note of a Tranche may be exchanged in whole or in part, pursuant to Section 2.06 of the applicable Indenture, (ii) a Global Note of a Tranche may be exchanged or replaced pursuant to Section 2.07 of the applicable Indenture, (iii) any Global Note of a Tranche may be delivered to the applicable Trustee for cancellation pursuant to Section 2.12 of the applicable Indenture and (iv) any Global Note may be transferred to a successor Depositary appointed in accordance with Section 3.6 hereof.

Notwithstanding the foregoing, the Depositary shall not under any circumstances surrender or deliver any Global Note to any Clearing System.

         If (i) DTC, Euroclear or Clearstream notifies the Depositary that it is unwilling or unable to continue as a Clearing System with respect to CDIs issued by the Depositary with respect of any Tranche of Notes, or if at any time DTC is unable to or ceases to be a clearing agency registered under the Exchange Act and in either case a successor Clearing System with respect to such CDIs is not appointed by the Depositary at the written request of the Issuer within 120 days, (ii) the Depositary notifies the Issuer and the applicable Trustee in writing under Section 3.6 hereof that it is unwilling or unable to continue to act as Depositary and a successor Depositary is not appointed by the Issuer within 120 days of such notification, (iii) so requested by DTC, Euroclear, Clearstream, the Issuer or the applicable Trustee, in the event of a winding-up of the Issuer or an Event of Default (as defined in the applicable Indenture) on the Notes of a Tranche has occurred and is continuing, or (iv) Euroclear or Clearstream is closed for business for a continuous period of 14 days (other than by reason of legal holidays) or announces an intention permanently to cease business, then the Depositary shall upon written direction from the Issuer promptly notify the Clearing System in which the applicable CDIs are held that the corresponding Global Note or Global Notes will be exchanged in whole or in part for Definitive Registered Notes of the applicable Tranche pursuant to
Section 2.06 of the applicable Indenture. Definitive Registered Notes of the applicable Tranche of Notes shall be issued in such names and amounts as the applicable Clearing System shall specify upon cancellation of the corresponding CDIs and all Book-Entry Interests with respect thereto. The Depositary agrees, for the benefit of the applicable Trustee and holders of the applicable Book-Entry Interests, that it will promptly surrender the corresponding Global Note or Global Notes held by it to the applicable Trustee in connection with such exchange for cancellation pursuant to Section 2.06 of the applicable Indenture.

         Delivery of Definitive Registered Notes of a Series pursuant to this
Section 2.4 shall be made free of any fees of the Depositary to the applicable Clearing System or Beneficial Owner with respect thereto.

         Section 2.5 Payment in Respect of a CDI and Global Note.

         (a) Whenever the Depositary shall receive from the Paying Agent any payment on a Global Note of a Tranche, including any payments of Additional Amounts, the amount so received shall be distributed promptly to the Clearing System entitled thereto, on the corresponding payment date for such Global Note. In instances in which DTC is the Clearing System, such payments shall be made in accordance with the Letter of Representations.

         (b) The Depositary shall forward to the Issuer and the applicable Trustee or their agents such information from its records as the Issuer may reasonably request to enable the Issuer or its agents to file necessary reports with governmental agencies, and the Depositary, the Issuer and the applicable Trustee or their agents may (but shall not be required to) file any such reports necessary to obtain benefits under any applicable tax treaties for the applicable Clearing System or Beneficial Owners.

         (c) None of the Issuer, the Guarantors, the applicable Trustee, the Depositary or any agent of the Issuer or the applicable Trustee or the Depositary will have any responsibility or liability for any aspect of the records relating to payments made by any Clearing System (or its direct or indirect participants) on account of Book-Entry Interests with respect to a Tranche of Notes or for maintaining, supervising or reviewing any records relating to such Book-Entry Interests.

         (d) Notwithstanding any other provision of this Agreement, the Depositary shall be required to pay to any Clearing System only amounts (including Additional Amounts) received by the Depositary under the Global Note of any Tranche of Notes in respect of which CDIs are recorded in the name of such Clearing System.

         Section 2.6 Redemption of Notes and Book-Entry Interests; Junior PIK Notes.

         In the event that the Issuer redeems all or any part of a Global Note of a Tranche under the applicable Indenture, the Depositary shall promptly upon receipt of the redemption price deliver such Global Note to the applicable Trustee and request the applicable Trustee to make a record to reflect the reduction in the principal amount of such Global Note as a result of such redemption. In addition, the Depositary shall notify each applicable Clearing System of the principal amount redeemed and of a corresponding reduction of the same principal amount of the corresponding CDI. The Depositary shall, without delay, pay all such amounts received by it in connection with such redemption to the applicable Clearing System.

         In the event that the Issuer chooses to pay interest or Additional Amounts in the form of Junior PIK Notes pursuant to the Junior Note Indenture, the Depositary shall request that the Paying Agent for the Junior Notes make a record to reflect the increase in the principal amount of the Global Note representing the Junior Notes as a result of such payment in the form of Junior PIK Notes. In addition, the Depositary shall notify the applicable Clearing System of the amount paid and of a corresponding increase of the same principal amount of the corresponding CDI.

         Section 2.7 Record Date.

         Whenever (i) any payment is to be made in respect of any Global Note of a Tranche, (ii) the Depositary shall receive notice of any action to be taken by the Holder (as such term is defined in the applicable Indenture) of the Global Note of any Tranche or (iii) it is appropriate in respect of any other matter, the Depositary shall fix a record date for the determination of the holders of the CDIs who shall be entitled to receive payment in respect thereof, to take any such action or to act in respect of any such matter, which record date shall be the same date as that fixed with respect to the corresponding Holder of the Global Note under the applicable Indenture. Subject to the provisions of this Agreement, only the Clearing System in whose name a CDI is recorded in the records of the Depositary at the close of business on such record date shall be entitled to receive any such payment, to give instructions as to such action or to act in respect of any such matter.

         Section 2.8 Action in Respect of a CDI.

         (a)      As soon as practicable, but in any event not later than five
                  (5) Business Days, after receipt by the Depositary of notice of any solicitation of consents or request for a waiver or other action by the Holder of the Global Note of any Tranche of Notes under the applicable Indenture or under this Agreement, the Depositary shall deliver to the applicable Clearing System or Clearing Systems a notice containing (i) such information as is contained in the notice received, (ii) a statement that the applicable Clearing System or Clearing Systems at the close of business on a specified record date (established in accordance with Section 2.7 hereof) will be entitled, subject to the provisions of or governing the applicable CDI or such Global Note, to instruct the Depositary as to the consent, waiver or other action, if any, pertaining to this Agreement or the applicable Indenture and (iii) a statement as to the manner in which such instructions may be given. Upon the written request of the applicable Clearing System or Clearing Systems received on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of this Agreement or the applicable Indenture, as the case may be, to take such action regarding the requested consent, waiver or other action in respect of all or only a portion of the principal amount of such CDI or Global Note, as the case may be, with respect to which instructions in accordance with any instructions set forth in such request have been received. In addition, the Depositary will forward to each applicable Clearing System or, based upon instructions received from each applicable Clearing System to owners of Book-Entry Interests, all materials received by the Depositary pertaining to any such solicitation, request, offer or other action. The Depositary agrees that each applicable Clearing System may grant proxies or otherwise authorize Direct Participants (or Persons owning Book-Entry Interests through such Direct Participants) to provide such instructions to the Depositary so that it may exercise any rights of a Holder or take any other action which a Holder is entitled to take under the applicable Indenture. The Depositary shall not itself exercise any discretion in the granting of consents or waivers or the taking of any other action in respect of a Global Note. Without prejudice to Section 2.5(c), the records of the Clearing Systems shall, absent manifest error, be conclusive evidence of the owners of the Book-Entry Interests and the principal amount represented by such Book-Entry Interests.

         (b) As soon as practicable, but in any event not later than the Business Day, after receipt by the Depositary of any notice of redemption with respect to Notes of a Tranche pursuant to
                  Section 3.02 of the applicable Indenture, the Depositary shall deliver to each applicable Clearing System a notice containing
                  (i) the information contained in such notice of redemption and
                  (ii) if applicable, a statement that the Notes of such Tranche called for redemption must be surrendered pursuant to the terms of the applicable Indenture, in order to collect the redemption price. In instances in which DTC is the Clearing System, such notice shall also comply with the Letter of Representations.

         Section 2.9 Reports.

         The Depositary shall promptly send to each applicable Clearing System a copy of any notices, reports and other communications received relating to the Issuer or any Tranche of Notes in respect of which CDIs are recorded in the name of such Clearing System.

         Section 2.10 Additional Amounts.

         At least 30 days prior to the first date on which withholding from any payment on any Global Note of a Tranche on account of taxes would be required under applicable law or payment of Additional Amounts would be required to be made pursuant to Section 4.27 of the Senior Note Indenture or Section 4.26 of the Junior Note Indenture, as the case may be, and at least 30 days prior to any subsequent such date if there has been any change with respect to such matters, the Issuer will furnish the Depositary with an Officers' Certificate that shall specify the amount, if any, required to be withheld on such payments and the amount of Additional Amounts payable, net of amounts to which any Clearing System or any owner of such Book-Entry Interest is not entitled. The Depositary shall have no responsibility for determining whether any Clearing System or any owner of a Book-Entry Interest is entitled to the payment of Additional Amounts, but shall be entitled to rely conclusively for this purpose on the Officers' Certificate or on certifications from each applicable Clearing System. Notwithstanding anything to the contrary provided above, the Depositary shall pay or cause to be paid Additional Amounts only out of funds that shall be received by it from the Issuer for that purpose.

                                   ARTICLE 3.
                                 THE DEPOSITARY

         Section 3.1 Certain Duties and Responsibility.

         The rights, powers, duties and privileges of the Depositary shall be as set forth in Exhibit A attached hereto. The Depositary undertakes to perform such duties and only such duties as are specifically set forth in this Agreement.

         Section 3.2 Not Responsible for Recitals or Issuance of Notes.

         The recitals contained in the Indentures shall be taken as the statements of the Issuer, and the Depositary assumes no responsibility for their correctness. The Depositary makes no representations as to the validity or sufficiency of any Global Note or of any offering materials and the performance and observance by the Issuer or any Guarantor of their respective obligations under any Global Note or the recoverability of any sum of interest, principal, premium if any or Additional Amounts, if any, due or to become due from the Issuer or any Guarantor in respect of any Global Note. The Depositary shall at no time be liable for any act, default or omission of the Issuer under or in respect of any Note. The Depositary shall not be accountable for the use or application by the Issuer of any proceeds with respect to any Note. The Depositary shall at no time have any responsibility for, or obligation or liability in respect of, the financial condition, creditworthiness, affairs, status or nature of the Issuer or any Guarantor.

         Section 3.3 Money Held in Trust.

         Money held by the Depositary in trust hereunder need not be segregated from other funds held by the Depositary, except to the extent required by law, and except that if the Depositary acts as paying agent with respect to any Notes, money held in such capacity shall be segregated from the money held in its capacity as Depositary. The Depositary shall be under no obligation to invest or pay interest on any money received by it hereunder, except as otherwise agreed in writing with the Issuer.

         Section 3.4 Compensation and Reimbursement.

         The Issuer agrees:

         (a) to pay to the Depositary from time to time such compensation as agreed between them in writing for all services rendered by it hereunder (which compensation shall not be limited by any provision of law with regard to the compensation of a trustee of an express trust);

         (b) to reimburse the Depositary and any predecessor Depositary promptly upon its request for all reasonable expenses, disbursements and advances incurred or made by the Depositary in accordance with any provision of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its negligence, willful misconduct or bad faith; and

         (c) to fully indemnify each of the Depositary and any predecessor Depositary for, and to hold it harmless against, any and all loss, liability, claim, damage or expense incurred without negligence, willful misconduct or bad faith on its part, arising out of or in connection with the acceptance or administration of this Agreement and its duties hereunder, including the costs and expenses of defending itself against or investigating any claim of liability in connection with the exercise or performance of any of its powers or duties hereunder.

         The Depositary shall notify the Issuer in writing of the commencement of any action or claim in respect of which indemnification may be sought promptly after the Depositary becomes aware of such commencement (provided that the failure to make such notification shall not affect the Depositary's rights hereunder unless such failure adversely affects the Issuer's ability to adequately oppose or defend against such action or claim) and the Issuer shall be entitled to participate in, and to the extent it shall wish, to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Depositary; provided that the Depositary may employ, at the Issuer's expense, separate counsel; provided, however, that it is understood that the Issuer shall not, under any circumstances, be liable for the reasonable fees and expenses, as incurred, of more than one counsel at any one time to the Depositary (except in the case where local counsel may also be required). The Depositary shall not compromise or settle any such action or claim without the written consent of the Issuer, which consent shall not be unreasonably withheld.

         The obligations of the Issuer under this Section to compensate and indemnify the Depositary and any predecessor Depositary and to pay or reimburse the Depositary and any predecessor Depositary for expenses, including reasonable attorney's fees, disbursements and advances, shall survive the repayment of any Note, resignation or removal of the Depositary and satisfaction, discharge or other termination of this Agreement.

         In no event shall the Depositary be liable for any indirect, special, punitive or consequential loss or damage of any kind whatsoever, including, but not limited to, lost profits, even if the Depositary has been advised of the likelihood of such loss or damage and regardless of the form of action.

         In no event shall the Depositary be liable for any failure or delay in the performance of its obligations hereunder because of the circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, embargo, government action, including any laws, ordinances, regulations, governmental action, or the like, which delay restrict or prohibit the provision of services contemplated by this Agreement.

         Section 3.5 Depositary Required; Eligibility.

         At all times when there is a Depositary hereunder, such Depositary shall be a corporation organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, having, together with its parent, a combined capital and surplus of at least $50,000,000, subject to supervision or examination by federal, State or District of Columbia authority, willing to act on reasonable terms. Such corporation shall have its principal place of business in the Borough of Manhattan, The City of New York, if there be such a corporation in such location willing to act upon reasonable and customary terms and conditions. If such corporation, or its parent, publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. The Depositary shall have executed a Letter of Representations to DTC acceptable in form and substance to DTC with respect to the Certificateless Depositary Interests issued to DTC. If at any time the Depositary shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.

         Section 3.6 Resignation and Removal; Appointment of Successor.

         (a) No resignation or removal of the Depositary and, in the case of (i) below, no appointment of a successor Depositary pursuant to this Article shall become effective until (i) the acceptance of appointment by the successor Depositary in accordance with the applicable requirements of Section 3.7 hereof or (ii) the issuance of Definitive Registered Notes with respect to all outstanding Global Notes in accordance with Section 2.4 hereof.

         (b) The Depositary may resign by giving written notice thereof to the Issuer and the Clearing Systems in accordance with Section
                  4.1 and Section 4.2 hereof, not less than 60 days prior to the effective date of such resignation. The Depositary may be removed at any time upon not less than 90 days' notice (except as otherwise permitted in Section 3.6(c)) by the filing with it of an instrument in writing signed on behalf of the Issuer and specifying such removal and the date when it is intended to become effective.

         (c)      If at any time

                  (1)      the Depositary shall cease to be eligible under
                           Section 3.5 hereof and shall fail to resign after written request therefor by the Issuer or by a Clearing System, or

                  (2) the Depositary shall become incapable of acting with respect to any CDI or shall be adjudged a bankrupt or insolvent, or a receiver or liquidator of the Depositary or of its property shall be appointed or any public officer shall take charge or control of the Depositary or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (i) the Issuer may immediately remove the Depositary and appoint a successor Depositary or (ii) a Clearing System or the Depositary may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Depositary and the appointment of a successor Depositary or Depositaries unless Definitive Registered Notes have been issued with respect to all outstanding Global Notes in accordance with each applicable Indenture. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Depositary and appoint a successor Depositary.

         (d) If the Depositary shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Depositary for any cause, the Issuer shall promptly appoint a successor Depositary (other than the Issuer) and shall comply with the applicable requirements of Section 3.7 hereof. If no successor Depositary with respect to all Global Notes shall have been so appointed by the Issuer and accepted appointment in the manner required by Section 3.7, a Clearing System or the Depositary may, on behalf of itself, and all others similarly situated, at the expense of the Issuer, petition any court of competent jurisdiction for the appointment of a successor Depositary unless Definitive Registered Notes have been issued with respect to all outstanding Global Notes in accordance with each applicable Indenture.

         (e) The Issuer shall give, or shall cause such successor Depositary to give, notice of each resignation and each removal of a Depositary and each appointment of a successor Depositary to the Clearing Systems in accordance with Section
                  4.2 hereof. Each notice shall include the name of the successor Depositary and the address of its Corporate Trust Office. If the Issuer fails to give notice within ten days after acceptance of appointment by the successor Depositary, the successor Depositary shall cause such notice to be given at the expense of the Issuer.

         Section 3.7 Acceptance of Appointment by Successor.

         (a) In case of the appointment hereunder of a successor Depositary, every such successor Depositary so appointed shall execute, acknowledge and deliver to the Issuer and to the retiring Depositary an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Depositary shall become effective and such successor Depositary, without any further act, deed or conveyance, shall become vested with all the rights, powers, agencies and duties of the retiring Depositary, with like effect as if originally named as Depositary hereunder; provided, however, on the request of the Issuer or the successor Depositary, such retiring Depositary shall, upon payment of all amounts due and payable to it pursuant to
                  Section 3.4 hereof, execute and deliver an instrument transferring to such successor Depositary all the rights and powers under this Deposit Agreement of the retiring Depositary and shall duly assign, transfer and deliver to such successor Depositary all property, records and money held by such retiring Depositary hereunder and shall deliver each Global Note to the successor.

         (b) Upon request of any such successor Depositary, the Issuer shall execute any and all instruments necessary for more fully and certainly vesting in and confirming to such successor Depositary all such rights, powers and agencies referred to in paragraph (a) of this Section.

         (c) No successor Depositary shall accept its appointment unless at the time of such acceptance such successor Depositary shall be eligible under this Article.

         (d) Upon acceptance of appointment by any successor Depositary as provided in this Section, the Issuer shall give notice thereof to the Clearing Systems in accordance with Section 4.2 hereof. If the acceptance of appointment is substantially contemporaneous with the resignation of the Depositary, the notice called for by the preceding sentence may be combined with the notice called for by Section 3.6 hereof. If the Issuer fails to give such notice within 15 days after acceptance of appointment by the successor Depositary, the successor Depositary shall promptly cause such notice to be given at the expense of the Issuer.

         Section 3.8 Merger, Conversion, Consolidation or Succession to
Business.

         Any corporation into which the Depositary may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Depositary shall be a party, or any corporation succeeding to all or substantially all the corporate trust or agency business of the Depositary, shall be the successor of the Depositary hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation shall be otherwise eligible under this Article. Written notice of any merger, conversion, consolidation or sale shall forthwith be given to the Issuer and the Clearing Systems.

         Section 3.9 May Hold Securities; Other Dealings.

         The Depositary may own and deal in any class of securities of the Issuer and its affiliates and in the Notes and Book-Entry Interests. The Depositary may enter into other dealings with the Issuer of any nature whatsoever.

         Section 3.10 Notice of Default.

         Within 10 days after the Depositary has been notified by the applicable Trustee, pursuant to the applicable Indenture, of the occurrence of an Event of Default, the Depositary shall transmit by mail to the Clearing Systems in the manner provided in Section 4.2 hereof, notice of such Event of Default, unless the Depositary shall, prior to such transmission by it, have been notified by the applicable Trustee that such Event of Default has been cured or waived.

                                   ARTICLE 4.
                            MISCELLANEOUS PROVISIONS

         Section 4.1 Notices to Depositary or Issuer.

         Any request, demand, authorization, direction, notice, consent, or waiver or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with,

         (a) the Depositary by any Clearing System or the Issuer shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or filed in writing (which may be via facsimile) and delivered or mailed and received, first-class postage prepaid, to the Depositary at its Corporate Trust Office, facsimile +1 212 815 5802, Attention: Corporate Trust Administration, or at any other address or facsimile number previously furnished in writing by the Depositary to the Clearing Systems and the Issuer, or

         (b) the Issuer by the Depositary shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or filed in writing (which may be via facsimile) and delivered or mailed and received, first-class postage prepaid, to the Issuer at Regents Place, 338 Euston Road, London, NW1 3GT, England, facsimile at +44 207 409 7748, Attention: Company Secretary, or at any other address or facsimile number previously furnished in writing to the Depositary by the Issuer.

         Section 4.2 Notice to Clearing Systems and Owners; Waiver.

         Where this Agreement provides for notice to the Clearing Systems or owners of Book-Entry Interests of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided or as provided in the Letter of Representations) if in writing and delivered to each applicable Clearing System at its respective addresses notified to the Depositary, in each case not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by any Clearing System shall be filed with the Depositary, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

         In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give notice by mail, then such notification as shall be made with the approval of the Depositary shall constitute a sufficient notification for every purpose hereunder.

         Section 4.3 Compliance Obligations of the Issuer.

         The Issuer covenants in favor of the Depositary that it will provide the Depositary with one copy of the Senior Note Indenture and any supplements or amendments thereto and one copy of the Junior Note Indenture and any supplements or amendments thereto. The Depositary shall be entitled to rely on the documents provided to it under this Clause 4.3 in the absence of receipt of any further documents as provided hereunder.

         Section 4.4 Effect of Heading and Table of Contents.

         The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

         Section 4.5 Successors and Assigns.

         All covenants and agreements in this Agreement by the Issuer shall bind its successors and assigns, whether so expressed or not.

         Section 4.6 Separability Clause.

         In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.

         Section 4.7 Benefits of Agreement.

         Nothing in this Agreement, any Tranche of Notes, or the Indentures, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefits or any legal or equitable right, remedy or claim under this Agreement. The owners from time to time of the Book-Entry Interests shall be parties to this Agreement and shall be bound by all of the terms and conditions hereof and of the applicable Indenture and the corresponding Tranche of Notes, by their acceptance of delivery of the Book-Entry Interests.

         Section 4.8 Governing Law.

         This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

         Section 4.9 Jurisdiction.

         By the execution and delivery of this Agreement, the Issuer (i) acknowledges that it has, by separate written instrument, irrevocably designated and appointed Marconi Electronic Systems Holdings Inc., Attn: Patricia Hoffman, c/o Marconi Communications, Inc., 333 Pierce Road, Suite 370, Itasca, Illinois 60143, USA, as its authorized agent upon which process may be served in any suit or proceeding arising out of this Agreement that may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, and acknowledges that Marconi Electronic Systems Holdings Inc. has accepted such designation, (ii) submits to the jurisdiction of any such court in any such suit or proceeding, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding or any claim of inconvenient forum and (iii) agrees that service of process upon Marconi Inc. and written notice of said service to the Issuer (mailed or delivered to the Issuer's Company Secretary at the Issuer's principal office) shall be deemed in every respect effective service of process upon it in any such suit or proceeding. The Issuer further agrees to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of Marconi Inc. in full force and effect so long as this Agreement shall be in full force and effect. To the extent that the Issuer has or hereinafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Issuer hereby irrevocably waives such immunity in respect of its obligations under this Agreement to the fullest extent permitted by law.

         Section 4.10 Counterparts.

         This Agreement may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

         Section 4.11 Inspection of Agreement.

         A copy of this Agreement shall be available upon reasonable prior written notice at all reasonable times during normal business hours at the Corporate Trust Office for inspection by any Clearing System or by any Clearing System as by any owner of Book-Entry Interests.

         Section 4.12 Satisfaction and Discharge.

         This Agreement upon an Issuer Request shall cease to be of further effect with respect to Notes of any Tranche, and the Depositary, at the expense of the Issuer, shall execute proper instruments provided to it acknowledging satisfaction and discharge of this Agreement, when (i) with respect to the Notes of such Tranche the applicable Indenture has been satisfied and discharged pursuant to the provisions thereof or Definitive Registered Notes of such Tranche have been issued and the corresponding Global Notes of such Tranche have been cancelled in accordance with the provisions of Section 2.4 or Section 2.5 hereof, (ii) the Issuer has paid or caused to be paid all sums payable hereunder by the Issuer with respect to the Notes of such Tranche and (iii) the Issuer has delivered to the Depositary an Officers' Certificate and an Opinion of Counsel, stating that all conditions precedent herein provided relating to the satisfaction and discharge of this Agreement with respect to the Notes of such Tranche have been complied with.

         Section 4.13 Amendments.

         The Issuer and the Depositary may amend this Agreement without the consent of any Clearing System or the owner of any Book-Entry Interests:

         (a)      to cure any ambiguity, omission, defect or inconsistency;

         (b) to add to the covenants and agreements of the Depositary or the Issuer;

         (c) to evidence or effectuate the assignment of the Depositary's rights and duties to a qualified successor, as provided herein;

         (d) to comply with any requirements of the U.S. Securities Act of 1933, as amended, the Exchange Act, the U.S. Investment Company Act of 1940, as amended, the Trust Indenture Act or any other applicable law, rule or regulation; or

         (e) to modify, alter, amend or supplement this Agreement in any other manner that is not adverse to any Clearing System or the owner of any Book-Entry Interests.

         No amendment that adversely affects any Clearing System may be made to this Agreement without the written consent of such Clearing System.

         Section 4.14 Depositary to Execute Amendments.

         The Depositary shall duly execute and deliver any amendment authorized pursuant to Section 4.13, if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Depositary. If it does, the Depositary may but need not execute and deliver such amendment. In executing and delivering such amendment the Depositary shall be entitled to receive, and shall be fully protected in reasonably relying upon, an Officers' Certificate (which need only cover the matters set forth in clause (a) below) and an Opinion of Counsel stating that:

         (a)      such amendment is authorized or permitted by this Agreement;

         (b) the Issuer has all necessary corporate power and authority to execute and deliver the amendment and that the execution, delivery and performance of such amendment has been duly authorized by all necessary corporate action;

         (c) the execution, delivery and performance of the amendment do not conflict with, or result in the breach of or constitute a default under any of the terms, conditions or provisions of
                  (i) this Agreement, (ii) the Memorandum and Articles of Association of the Issuer or (iii) any law or regulation applicable to the Issuer; and

         (d) such amendment has been duly and validly executed and delivered by the Issuer, and this Agreement together with such amendment constitutes a legal, valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally and general equitable principles.

IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date first written above.

                                                         MARCONI CORPORATION PLC

                                                         By: ___________________
                                                             Name:
                                                             Title:

                                                         THE BANK OF NEW YORK
                                                         as Depositary

                                                         By: __________________
                                                             Name:
                                                             Title:

                                                                       EXHIBIT A

         Section 1. Prevention or delay in performance by the Depositary.

         The Depositary shall not incur any liability to any Clearing System, any holder of Book-Entry Interests or any other Person hereunder or in connection herewith if, by reason of any provision of any future law or regulation of any governmental or regulatory authority or securities exchange, or by reason of any act of God or war or other circumstance beyond the control of the Depositary, the Depositary shall be prevented or forbidden from doing or performing any act or thing that the terms of this Agreement provide shall be done or performed; and the Depositary shall not incur any liability to any Clearing System, any holder of Book-Entry Interests or any other Person hereunder or in connection herewith by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing that the terms of this Agreement provide shall or may be done or performed.

         Section 2. Compliance with letter of representations.

         The Depositary agrees to comply with all of the provisions set forth in the Letter of Representations in instances in which DTC is the Clearing System.

         Section 3. Duties and liabilities of Depositary.

         The Depositary shall not be liable under this Agreement other than by reason of its own bad faith, willful misconduct or negligence in the performance of such duties as are specifically set forth in this Agreement. The Depositary shall not be liable for any damages resulting from the transfer or delivery of the Global Notes in accordance with the terms of this Agreement. In the absence of bad faith on its part, the Depositary may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any statements, certificates or opinions furnished to the Depositary and conforming to the requirements of this Agreement, but in the case of any such statements, certificates or opinions that by any provision hereof are required to be furnished to the Depositary, the Depositary shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement. The Depositary may request and rely and shall be protected in acting in reliance upon any written notice, request or direction believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

         Section 4. Obligations of the Depositary.

         The Depositary assumes no obligation nor shall it be subject to any liability under this Agreement to any Clearing System or any holder of Book-Entry Interests (including, without limitation, liability with respect to the validity or worth of the Global Notes), other than that it agrees to perform such duties as are specifically set forth in this Agreement. In no event shall the Depositary be deemed to owe any fiduciary relationship to any Person as a result of its administering this Agreement.

         The Depositary makes no representation or warranty and shall at no time have any responsibility for, or liability or obligation in respect of, the legality, validity, binding effect, adequacy or enforceability of the Global Notes, the performance and observance by the Issuer or any Guarantor of their respective obligations under or in respect of the Global Notes or the recoverability of any sum of interest, principal, premium, if any, or Additional Amounts, if any, due or to become due from the Issuer or any Guarantor in respect of the Global Notes.

         The Depositary shall at no time have any responsibility for, or obligation or liability in respect of, the financial condition, creditworthiness, affairs, status or nature of the Issuer or any Guarantor.

         The Depositary shall at no time be liable for any act, default or omission of the Issuer or any Guarantor under or in respect of the Global Notes.

         Payments in respect of the CDIs with respect to a Tranche of Notes will only be made to the extent of any amounts actually received by or on behalf of the Depositary in respect of the corresponding Global Notes of such Tranche.

         The Depositary shall not be required to give notice to the Issuer or any Clearing System that any Global Note of a Tranche is repayable or that any Event of Default in relation to any Global Note of a Tranche has occurred pursuant to the applicable Indenture or take any proceedings to enforce payment under the applicable Indenture, except as expressly provided otherwise in this Agreement.

         The Depositary shall not be under any obligation to exercise in favor of any Clearing System any rights of set-off or of bankers' lien or of counterclaims that may arise out of any other transaction between the Issuer or the Depositary.

         The Depositary shall not be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Global Note or in respect of any CDIs, or take any other action or omit to take any action under this Agreement, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expenses and liability be furnished as often as may be required.

         The Depositary shall not be liable for any acts or omissions made by a successor Depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that the Depositary complied with its obligations in Section 3 of this Exhibit A when it acted as Depositary.

         The Depositary shall have no liability for the calculation, timing or appropriateness of any interest, principal, premium, if any, Additional Amounts, if any, or other payment or distribution to be made in connection with any Global Note, and the Issuer shall have sole responsibility therefor, provided that the Depositary shall be liable for its own bad faith, willful misconduct or negligence in connection with the foregoing.

         The Depositary shall not be under any liability for interest on, or any obligation to invest or segregate, any monies at any time received by it pursuant to the terms and conditions of this Agreement except as required by law or as expressly provided in this Agreement.

         The Depositary may own and deal in any class of securities of the Issuer and its affiliates and in Book-Entry Interests.

                                                                       EXHIBIT B

                    FORM OF CERTIFICATED DEPOSITARY INTEREST

FOR THE CERTIFICATED DEPOSITARY INTERESTS IN THE [GLOBAL SENIOR NOTES] [GLOBAL JUNIOR NOTES].

Reference is hereby made to the Deposit Agreement dated as of May 19, 2003 (the "DEPOSIT AGREEMENT") between Marconi Corporation plc (the "ISSUER") and The Bank of New York. Unless otherwise specified herein, capitalised terms used but not defined herein shall have the meanings given to them in the Deposit Agreement.

This Certificated Depositary Interest is issued in respect of US$[-] ([-] United States dollars) aggregate principal amount of the [Guaranteed Senior Secured Notes due 2008] [Guaranteed Junior Secured Notes due 2008] (the "NOTES") of the Issuer. The Notes are issued in accordance with the indenture dated as of May 19, 2003 among the Issuer, the Initial Guarantors listed on Schedule 1 thereto and [Law Debenture Trust Company of New York] [JPMorgan Chase Bank], as trustee, as originally executed, including for all purposes the provisions of the Trust Indenture Act that are deemed to be a part of and govern such instrument (the "[SENIOR] [JUNIOR] NOTE INDENTURE"). This Certificated Depositary Interest is issued under the deposit agreement dated as of May 19, 2003 (the "DEPOSIT AGREEMENT") among the Issuer and The Bank of New York, as Depositary (the "DEPOSITARY"). In this Certificated Depositary Interest, the Depositary shall include any successors thereto appointed from time to time in accordance with the provisions of the Deposit Agreement.

This is to certify that:

The Bank of New York, as common depositary for Euroclear and Clearstream, is the person registered in the register (the "BOOK-ENTRY REGISTER") maintained by the Depositary in relation to the Certificated Depositary Interests as the duly registered holder of this Certificated Depositary Interest or, if more than one person is so registered, the first-named of such persons (the "CDI HOLDER"). The CDI Holder is entitled to receive the principal amount outstanding as indicated in the Schedule hereto at the Stated Maturity (as defined in the Indenture) or on such earlier date or dates as the same may become repayable in accordance with the terms of the Deposit Agreement (subject to such adjustments [(i)] downwards by any amounts of principal already paid to the CDI Holder in accordance with the terms of the Deposit Agreement and noted by the Depositary on the Schedule hereto evidencing such adjustments as may be necessary to ensure that no greater principal sum is repaid in respect of this Certificated Depositary Interest than the actual principal amount received by the Depositary in respect thereof [and (ii) upwards to reflect Junior PIK Notes issued in respect of Junior Notes], together with premium, if any, interest and Additional Amounts payable in accordance with the terms of the Deposit Agreement, all subject to and in accordance with the terms of the Deposit Agreement.

This Certificated Depositary Interest is evidence of entitlement only. Title to the Certificated Depositary Interest passes only on due registration in the Book-Entry Registrar and only the CDI Holder is entitled to payment in respect of this Certificated Depositary Interest.

This Certificated Depositary Interest shall not be valid for any purpose until it has been executed for and on behalf of The Bank of New York as Depositary.

AS WITNESS the manual signature of the Depositary.

As Depositary, without recourse, warranty or liability,

By: ________________________
    Name:
    Title:

ISSUED on

                     INCREASE IN VALUE AND DECREASE IN VALUE

The aggregate principal amount outstanding of this Certificated Depositary Interest is shown by the latest entry made by or on behalf of the Depositary in the fourth column below.

The following increases and decreases in principal amount outstanding of this Certificated Depositary Interest have been made.

                                                                          PRINCIPAL AMOUNT
                      AMOUNT OF DECREASE IN      AMOUNT OF INCREASE IN   OUTSTANDING OF THE
                         PRINCIPAL AMOUNT          PRINCIPAL AMOUNT         CERTIFICATED
                       OUTSTANDING OF THIS        OUTSTANDING OF THIS    DEPOSITARY INTEREST    NOTATION MADE BY OR
DATE OF INCREASE/          CERTIFICATED              CERTIFICATED          FOLLOWING SUCH         ON BEHALF OF THE
    DECREASE            DEPOSITARY INTEREST       DEPOSITARY INTEREST     DECREASE/INCREASE          DEPOSITARY
-----------------     ----------------------     ---------------------   -------------------    -------------------
-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

-----------------     ----------------------     ---------------------   -------------------    -------------------

                                   SCHEDULE 8
                            FORM OF AGENCY AGREEMENT

                                 Schedule 8 - 1

[CLIFFORD CHANCE LOGO]                             LIMITED LIABILITY PARTNERSHIP

                                                                  EXECUTION COPY

                                Dated 19 May 2003

                             MARCONI CORPORATION PLC
                                   as Issuer,

                       THE INITIAL GUARANTORS NAMED HEREIN
                                 as Guarantors,

                     LAW DEBENTURE TRUST COMPANY OF NEW YORK
           as Trustee for the Guaranteed Senior Secured Notes due 2008

                               JPMORGAN CHASE BANK
           as Trustee for the Guaranteed Junior Secured Notes due 2008

                                     - and -

                              THE BANK OF NEW YORK
                          as Paying Agent and Registrar

        -----------------------------------------------------------------
                                AGENCY AGREEMENT
                                   relating to
                  Guaranteed Senior Secured Notes due 2008 and
                    Guaranteed Junior Secured Notes due 2008
        -----------------------------------------------------------------

                                    CONTENTS

CLAUSE                                                              PAGE
1.     Definitions and Interpretation.............................    2
2.     Appointment................................................    3
3.     Authentication and Exchange of the Notes...................    4
4.     Payment to the Paying Agent................................    4
5.     Notification of Non-Payment by the Issuer..................    5
6.     Duties of the Paying Agent.................................    5
7.     Paying Agent to Act for Trustee............................    7
8.     Reimbursements of the Paying Agent.........................    7
9.     Notice of any Withholding or Deduction.....................    7
10.    Duties of the Registrar....................................    7
11.    Regulations for Transfer of Definitive Registered Notes....    9
12.    Redemptions................................................    9
13.    Publication of Notices.....................................   10
14.    Cancellation, Destruction and Records......................   10
15.    Issue of Replacement Notes.................................   11
16.    Copies of the Documents available for Inspection...........   11
17.    Commissions and Expenses...................................   11
18.    Indemnity..................................................   12
19.    Repayment by Paying Agent..................................   12
20.    Conditions of Appointment..................................   13
21.    Resignation and Removal; Appointment of Successors.........   16
22.    Additional Guarantors party to this agreement..............   18
23.    Meetings of Junior or Senior Noteholders...................   18
24.    Notices....................................................   19
25.    Taxes......................................................   20
26.    Effect of Headings.........................................   20
27.    Successors and Assigns.....................................   20
28.    Severability Clause........................................   20
29.    Governing Law and Jurisdiction.............................   20
30.    Counterparts...............................................   22
SCHEDULE 1    INITIAL GUARANTORS..................................   38
SCHEDULE 2    FORM OF GUARANTOR ACCESSION LETTER..................   42

THIS AGREEMENT is made on 19 May 2003

AMONG:

(1) MARCONI CORPORATION PLC, a public limited company incorporated under the laws of England and Wales (the "ISSUER");

(2) THE INITIAL GUARANTORS listed in Schedule 1 hereto (the "INITIAL GUARANTORS") and their respective successors and such other persons as may from time to time become party hereto as Guarantors and their respective successors (each a "GUARANTOR" and together the "GUARANTORS");

(3) LAW DEBENTURE TRUST COMPANY OF NEW YORK as trustee of the Senior Notes defined below (the "SENIOR NOTE TRUSTEE"); and

(4) JPMORGAN CHASE BANK as trustee of the Junior Notes defined below (the "JUNIOR NOTE TRUSTEE" and, together with the Senior Note Trustee, the "TRUSTEES"); and

(5)      THE BANK OF NEW YORK as Paying Agent and Registrar.

RECITALS

(A) The Issuer, the Initial Guarantors and the Senior Note Trustee have, on or about the date of this Agreement, executed an indenture (the "SENIOR
         NOTE INDENTURE") relating to the Guaranteed Senior Secured Notes due 2008 of the Issuer (the "SENIOR NOTES"), and the Issuer, the Guarantors and the Junior Note Trustee have, on or about the date of this Agreement, executed an indenture (the "JUNIOR NOTE INDENTURE" and, together with the Senior Note Indenture, the "INDENTURES") relating to the Guaranteed Junior Secured Notes due 2008 of the Issuer (the "JUNIOR NOTES" and, together with the Senior Notes, the "NOTES").

(B) The Issuer and the Guarantors desire to appoint the Bank of New York as Paying Agent and Registrar with respect to the Senior Notes and the Junior Notes.

(C) On issue, the Senior Notes will be represented by one or more Global Senior Notes and the Junior Notes will be represented by one or more Global Junior Notes, in each case in bearer form. The Notes will be issued pursuant to exemptions from, or in transactions not subject to, the registration requirements of the United States Securities Act of 1933, as amended (the "SECURITIES ACT"), including the exemption provided by Section 3(a)(10) thereof, and the Notes have not been and will not be registered under the Securities Act or the securities laws of any state of the United States.

(D) On issue, the Global Notes will be deposited with The Bank of New York, as depositary (the "DEPOSITARY") under the Deposit Agreement (the "DEPOSIT AGREEMENT") dated as of May 19, 2003 between the Issuer and the Depositary. Pursuant to the Deposit Agreement, the Depositary will issue CDIs, as defined below, to DTC and to Euroclear and/or Clearstream, Luxembourg, which together represent a 100 per cent. interest in each underlying Global Note. Upon acceptance by DTC, Euroclear and/or Clearstream, Luxembourg of the relevant CDIs for entry into their respective book-entry settlement systems, beneficial interests in such CDIs (the "BOOK-ENTRY INTERESTS") will be issued by

         DTC, Euroclear and/or Clearstream, Luxembourg and traded through their respective book-entry systems.

(E) Book-Entry Interests will be transferable only as units in the same authorized denominations as the Notes of the Tranche to which they correspond. Unless any Tranche of Notes is exchanged in whole or in part for other securities of the Issuer, or the Global Note of such Tranche is exchanged for Notes of such Tranche in definitive registered form ("DEFINITIVE REGISTERED SENIOR NOTES" or "DEFINITIVE REGISTERED JUNIOR NOTES", as the case may be), the CDIs representing any Notes of a Tranche held by DTC, Euroclear and/or Clearstream, Luxembourg may not be transferred except as a whole between DTC, Euroclear and/or Clearstream, Luxembourg, a nominee of DTC, the nominee of a common depositary for Euroclear and Clearstream, Luxembourg or their respective successors.

THE PARTIES AGREE AS FOLLOWS:

1.       DEFINITIONS AND INTERPRETATION

1.1 Terms defined in the Senior Note Indenture and not otherwise defined in this Agreement shall have the same meanings when used in this Agreement as regards to the Senior Notes, the Definitive Registered Senior Notes or the Senior Note Trustee. Terms defined in the Junior Note Indenture and not otherwise defined in this Agreement shall have the same meanings when used in this Agreement as regards to the Junior Notes, the Definitive Registered Junior Notes or the Junior Note Trustee. The following terms, as used in this Agreement, shall have the following meanings:

         "BUSINESS DAY" means a day (other than Sunday or Saturday) on which commercial banks in the locations specified (or if no locations are specified, in London and New York) are open for general business.

         "CDI" means, in respect of DTC, certificateless depositary interests, and in respect of Euroclear and Clearstream, Luxembourg, certificated depositary interests, in each case representing interests in a Global Note.

         "DEFINITIVE REGISTERED JUNIOR NOTES" means Junior Notes in definitive registered form.

         "DEFINITIVE REGISTERED NOTES" means the Definitive Registered Senior Notes and the Definitive Registered Junior Notes.

         "DEFINITIVE REGISTERED SENIOR NOTES" means Senior Notes in definitive registered form.

         "GLOBAL NOTES" means, in the case of the Senior Notes, Global Senior Notes, and in the case of the Junior Notes, Global Junior Notes.

         "OFFICERS' CERTIFICATE" means, with respect to the Issuer or any Guarantor, a certificate signed in the name of the Issuer or such Guarantor, as the case my be, by any two Officers of the Issuer or such Guarantor, as the case may be, complying with the requirements of the applicable Indenture as provided therein.

         "OPINION OF COUNSEL" means a written opinion of counsel, who may be an employee of or counsel for the Issuer or any Guarantor, and who shall be reasonably acceptable to the Paying Agent and Registrar.

         "PAYING AGENT" means, with respect to the Senior Notes or the Junior Notes, as the case may be, initially The Bank of New York and thereafter, any person (other than the Issuer, any Guarantor or any Affiliate of the Issuer or any Guarantor) authorized by the Issuer to pay the principal of, premium, if any, and interest and Additional Amounts, if any, on the Senior Notes or the Junior Notes, as the case may be, on behalf of the Issuer pursuant to Clause 21 of this Agreement.

         "REGISTRAR" means, with respect to the Senior Notes or the Junior Notes, as the case may be, any office or agency maintained by the Issuer, which initially shall be The Bank of New York, where Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be, may be presented for transfer, exchange or payment under the applicable Indenture.

         "SPECIFIED OFFICE" means, with respect to the Paying Agent and the Registrar, the office of the Paying Agent and the Registrar, as the case may be, specified in Clause 24 or any other specified offices as may from time to time be duly notified in accordance with Clause 24.

         "TRANCHE" means either (1) the Senior Notes or (2) the Junior Notes, as the case may be.

1.2      Unless the context otherwise requires:

         (a) all references herein to Clauses or Schedules refer to Clauses of, or Schedules to, this Agreement, unless otherwise indicated;

         (b)      "OR" is not exclusive;

         (c)      "INCLUDING" means including without limitation; and

         (d) words in the singular include the plural and words in the plural include the singular.

1.3 References in this Agreement to principal, premium or interest on any Tranche of Notes shall include any Additional Amounts, as such term is defined in the applicable Indenture, payable pursuant to the Notes of such Tranche and the applicable Indenture.

2.       APPOINTMENT

         The Issuer, the Guarantors and, for the purposes of Clause 7 only, the Trustees hereby appoint, on the terms and subject to the conditions of this Agreement, The Bank of New York at its specified office as paying agent for each of the Senior Notes and the Junior Notes (in that capacity, the "PAYING AGENT", which expression shall include any replacement of or successor to the Paying Agent appointed by the Issuer and the Guarantors in relation to the Senior Notes and/or the Junior Notes, as the case may be, pursuant to Clause 21) and, in the event Definitive Registered Senior Notes or Definitive Registered Junior Notes are issued in respect of the Senior Notes or the Junior Notes, as the case may be, as registrar (in that capacity, the "REGISTRAR", which expression shall include any replacement of or successor to the Registrar appointed by the Issuer in relation to the Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be, pursuant to Clause 21).

3.       AUTHENTICATION AND EXCHANGE OF THE NOTES

3.1 Immediately upon issue, the Issuer shall deliver the duly executed and completed Global Notes to or to the order of the Paying Agent. The Paying Agent is authorised, upon receiving written instructions from the Issuer to do so, to authenticate the Global Notes and deliver them to the Depositary to be held upon the terms of the Deposit Agreement.

3.2 If, in accordance with the applicable Indenture, Definitive Registered Notes of a Tranche are to be issued, the Issuer shall, at least 30 days before the date on which a Global Note may be exchanged for Definitive Registered Notes of such Tranche, cause sufficient Definitive Registered Notes of such Tranche to be executed and delivered to the Paying Agent, together with a written order for the authentication of such Definitive Registered Notes.

3.3 In order to receive the Definitive Registered Notes of a Tranche, the bearer of the Global Note of such Tranche must provide the Paying Agent with a written order containing the instructions and such other information as the Issuer and the Paying Agent may require to complete, execute and deliver the Definitive Registered Notes of such Tranche including the name and address of each person in whose name such Definitive Registered Notes are to be registered. The Paying Agent will provide the Registrar with full details of any Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be, issued so that the Registrar may make the appropriate entries in the Senior Note Register or Junior Note Register, as the case may be, as provided in Clause 10.

3.4 Upon receipt of the documents referred to in Clause 3.2 and Clause 3.3, presentation of the Global Note of a Tranche to the Paying Agent and receipt of the written order of the Issuer, the Paying Agent shall arrange for the authentication and delivery to, or to the order of, the person or persons named in the order referred to in Clause 3.3 of Definitive Registered Notes, of such Tranche, registered in the name or names requested by those person or persons and the Paying Agent shall procure the corresponding reduction of the principal amount of the Global Note of such Tranche in exchange for which the Definitive Registered Notes are issued, by annotation in the relevant Schedule to such Global Note of such Tranche accordingly.

3.5 Definitive Registered Senior Notes and Definitive Registered Junior Notes will be issued substantially in the forms set out in Exhibit B to the Senior Note Indenture and Exhibit B of the Junior Note Indenture, as the case may be. Exchange of Definitive Registered Senior Notes and Definitive Registered Junior Notes shall be made only in accordance with the applicable Indenture.

4.       PAYMENT TO THE PAYING AGENT

4.1 The Issuer, failing whom, the Guarantors shall, not later than 5:00 p.m. (London time) on the Business Day preceding each date on which any payment of:

         (a)      principal;

         (b)      premium;

         (c)      interest;

         (d)      Additional Amounts, if any; or

         (e)      any other amount,

         in respect of the Senior Notes or the Junior Notes, as the case may be, becomes due and payable, transfer to an account or accounts specified by the Paying Agent the amount or amounts in the Relevant Currency for such Notes for the purposes of the payment in immediately available funds.

4.2 The Issuer, failing whom, the Guarantors shall ensure that, not later than 5:00 p.m. (London time) on the second Business Day immediately preceding the date on which any payment is to be made to the Paying Agent pursuant to Clause 4.1, the Paying Agent receives a copy of an irrevocable payment instruction to the bank through which the payment is to be made that the money referred to in Clause 4.1 will be transferred in accordance with that Clause.

5.       NOTIFICATION OF NON-PAYMENT BY THE ISSUER

5.1 The Paying Agent shall, as soon as reasonably practicable, notify the applicable Trustee and, if Definitive Registered Senior Notes or Definitive Registered Junior Notes have been issued, the Registrar if:

         (a) either (i) the Paying Agent has not by the relevant date and time specified in Clause 4.1 received unconditionally the full amount required for the payment specified in Clause 4.1 or
                  (ii) the Paying Agent has not by the relevant date and time specified in Clause 4.2 received a copy of the irrevocable payment instruction referred to in Clause 4.2; and

         (b) the Paying Agent receives unconditionally the full amount of any sum payable in respect of the Senior Notes or Junior Notes, as the case may be, after that date.

5.2 If the Paying Agent receives an instruction from the Issuer or any Guarantor, as the case may be, to do so, the Paying Agent shall, at the expense of the Issuer or such Guarantor, as the case may be, as soon as reasonably practicable, upon receipt of any amount as described in Clause 5.1(b), cause notice of that receipt to be published in accordance with the instruction under the applicable Indenture.

6.       DUTIES OF THE PAYING AGENT

6.1 The Paying Agent shall act as paying agent of the Issuer and the Guarantors in respect of the Global Senior Notes and the Global Junior Notes, and pay or cause to be paid on behalf of the Issuer and the Guarantors, on and after each date on which any payment becomes due and payable, the amounts of principal, premium (if any), interest, Additional Amounts, if any, or any other amount then payable in respect of the Global

         Senior Notes and the Global Junior Notes, as the case may be, against, in the case of final payment in full, surrender, at the office of the Paying Agent, to or to the order of the bearer of the Global Note of the applicable Tranche, by transfer to an account maintained by the payee as prescribed by Section 2.09 of the Senior Note Indenture or
         Section 2.09 of the Junior Note Indenture, as the case may be.

6.2 The Paying Agent shall act as paying agent of the Issuer and the Guarantors in respect of the Definitive Registered Senior Notes and the Definitive Registered Junior Notes, and pay or cause to be paid on behalf of the Issuer and the Guarantors, on and after each date on which any payment becomes due and payable, the amounts of principal, premium (if any), interest, Additional Amounts, if any, or any other amount then payable in respect of the Definitive Registered Senior Notes and the Definitive Registered Junior Notes, as the case may be, against, in the case of final payment in full, surrender, of the Definitive Registered Notes of the applicable Tranche at the office of the Paying Agent, or to the order of the Holder of the Applicable Definitive Registered Note by transfer to an account maintained by the payee as prescribed by Section 2.09 of the Senior Note Indenture or
         Section 2.09 of the Junior Note Indenture, as the case may be. Payments of interest in respect of the Definitive Registered Notes of a Tranche will be made by transfer on the due date to an account maintained by the Holder of the applicable Definitive Registered Notes (the account details of which appear on the Register for the applicable Tranche) on the applicable Regular Record Date or Special Record Date or if requested by the Holder of the applicable Definitive Registered Notes, by cheque payable to the Holder mailed on the relevant due date (or if that is not a Business Day, the immediately succeeding Business Day) to the Holder (or to the first named of joint Holders) of the applicable Definitive Registered Notes at his address shown on the applicable Register on the applicable Regular Record Date or Special Record Date.

6.3 If default is made by the Issuer and the Guarantors in respect of any payment, unless and until the full amount of the payment has been made under the terms of this Agreement (except as to the time of making the same) or other arrangements satisfactory to the Paying Agent have been made, the Paying Agent shall not be bound to make any payments out of its own funds.

6.4 If on presentation of a Definitive Registered Note the amount payable in respect of such Definitive Registered Note is not paid in full (otherwise than as a result of withholding or deduction required by law for or on account of any taxes, duties, assessments or governmental charges of whatever nature) the Paying Agent to whom such Definitive Registered Note is presented shall procure that such Definitive Registered Note is enfaced with a memorandum of the amount, if any, paid and the date of any payment.

6.5 The Issuer shall deliver to the Paying Agent for the performance of its duties under this Agreement from time to time so long as any Senior Note or Junior Note, as the case may be, is outstanding sufficient duly executed Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be, as may be required for the performance of the Paying Agent's duties. The Paying Agent will authenticate those duly executed Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be, upon a written order supplied by the Issuer.

7.       PAYING AGENT TO ACT FOR TRUSTEE

         If any Event of Default under an Indenture occurs, the Paying Agent shall, if so required by notice given by the applicable Trustee to the Issuer, the Guarantors and the Paying Agent (or such of them as are specified by the applicable Trustee):

         (a) act thereafter, until otherwise instructed by the applicable Trustee, as the agent of the applicable Trustee in relation to payments to be made by or on behalf of the applicable Trustee under the applicable Indenture (save that the applicable Trustee's liability for the indemnification of the Paying Agent shall be limited to the amounts for the time being held by the applicable Trustee on the trusts of the applicable Indenture and available to the applicable Trustee for such purpose) and thereafter to hold all Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be, and all sums, documents and records held by them in respect of the Notes of the applicable Tranche on behalf of the applicable Trustee; and/or

         (b) deliver up the Definitive Registered Senior Notes or the Definitive Registered Junior Notes, as the case may be, and all sums, documents and records held by it in respect of the Notes of such Tranche to the applicable Trustee or as the applicable Trustee shall direct in such notice; provided, however, that such notice shall not be deemed to apply to any document or record which the Paying Agent is obliged not to release by any law or regulation.

8.       REIMBURSEMENTS OF THE PAYING AGENT

         If the Paying Agent makes a payment in respect of Notes of a Tranche on or after the due date for such payment under the applicable Indenture at a time at which the Paying Agent has not received the full amount of the relevant payment due to it under Clause 4.1, the Issuer, failing which, the Guarantors shall from time to time on demand pay to the Paying Agent for the account of such Paying Agent the amount so paid out by such Paying Agent and not so reimbursed to it provided, however, that any payment made hereunder shall satisfy pro tanto the obligations of the Issuer or, as the case may be, the Guarantors under Clause 4.

9.       NOTICE OF ANY WITHHOLDING OR DEDUCTION

         If the Issuer or any Guarantors are, in respect of any payment in respect of the Senior Notes or the Junior Notes, as the case may be, compelled to withhold or deduct any amount for or on account of any taxes as contemplated by the applicable Indenture, the Issuer or such Guarantors shall give notice to the Paying Agent and the applicable Trustee as soon as the Issuer or, as the case may be, such Guarantors become aware of the requirement to make the withholding or deduction and shall give to the Paying Agent and the applicable Trustee the information that the Paying Agent shall require to enable each to comply with the requirement on behalf of the Issuer.

10.      DUTIES OF THE REGISTRAR

10.1 The Registrar shall, subject to Clause 10.2, so long as any Definitive Registered Senior Note or Definitive Registered Junior Note, as the case may be, is Outstanding:

         (a) maintain at its specified office a register in respect of the Holders of the Definitive Registered Senior Notes (the "SENIOR NOTE REGISTER") and a register in respect of the Holders of the Definitive Registered Junior Notes (the "JUNIOR NOTE REGISTER"), as the case may be, which shall show (i) the nominal amounts and the serial numbers of the Definitive Registered Senior Notes and the Definitive Registered Junior Notes, as the case may be, (ii) the dates of issue of all Definitive Registered Senior Notes and all Definitive Registered Junior Notes, as the case may be, (iii) all subsequent transfers and changes of ownership of the Definitive Registered Senior Notes and the Definitive Registered Junior Notes, as the case may be, (iv) the names and addresses of the Holders of the Definitive Registered Senior Notes and the Definitive Registered Junior Notes, as the case may be, (v) all cancellations of the Definitive Registered Senior Notes and the Definitive Registered Junior Notes, as the case may be, whether because of their purchase by the Issuer or any of its Subsidiaries, their replacement or otherwise and (vi) all replacements of the Definitive Registered Senior Notes and the Definitive Registered Junior Notes, as the case may be (subject, where appropriate, in the case of (v), to the Registrar having been notified as provided in this Agreement);

         (b) register all transfers of the Definitive Registered Senior Notes and the Definitive Registered Junior Notes, as the case may be, provided that the Registrar shall register the transfer as requested only if such Definitive Registered Notes are presented or surrendered for registration of transfer and are endorsed or accompanied by a written instrument of transfer in a form satisfactory to the Registrar duly executed by the applicable Holder or by his authority;

         (c) receive any document in relation to or affecting the title to any of the Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be, including all forms of transfer, forms of exchange, probates, letters of administration and powers of attorney;

         (d) prepare all lists of Holders of the Definitive Registered Senior Notes and the Definitive Registered Junior Notes, as the case may be, as are from time to time reasonably requested in writing by the Issuer, the applicable Trustee or the Paying Agent or any person authorised by any of them;

         (e) subject to applicable laws and regulations, at all reasonable times during the Registrar's regular office hours make the Senior Note Register or Junior Note Register, as the case may be, available to the Issuer, the applicable Trustee and the Paying Agent or any person authorised by any of them or the Holder of any Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be, for inspection and for the taking of copies or extracts; and

         (f) comply with the proper and reasonable written requests of the Issuer with respect to the maintenance of the Senior Note Register or Junior Note Register, as the case may be, and give to the Paying Agent the information that it reasonably requires for the proper performance of its duties.

10.2 Notwithstanding anything to the contrary in this Agreement, the Registrar shall not be required, unless so directed by the Issuer, (a) to issue, to register the transfer of, or to exchange Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be, during a period beginning at the opening of business on the day falling 15 days before the day of any selection of the Definitive Registered Senior Notes or the Junior Notes, as the case may be, for redemption under Section 3.03 of the Senior Note Indenture or
         Section 3.03 of the Junior Note Indenture, as the case may be, and ending at the close of business on the day of selection, (b) to register the transfer of or to exchange any Definitive Registered Senior Notes or the Definitive Registered Junior Notes, as the case may be, so selected for redemption in whole or in part, except the unredeemed portion of any Definitive Registered Senior Note or Definitive Registered Junior Note, as the case may be, Notes being redeemed in part or (c) to register the transfer of or to exchange a Definitive Registered Senior Note or Definitive Registered Junior Note, as the case may be, between a Regular Record Date for the Senior Notes or the Junior Notes, as the case may be, and the next succeeding Senior
         Note Interest Payment Date or Junior Note Interest Payment Date, as the case may be.

10.3     The Registrar shall:

         (a) accept each Definitive Registered Senior Note or Definitive Registered Junior Note, as the case may be, delivered to it with (i) a written instrument of transfer in a form satisfactory to it duly executed by the relevant Holder or by his attorney, duly authorised in writing and (ii) all relevant details to enable it to issue the relevant Definitive Registered Notes in accordance with each request; and

         (b) charge to the Holder of any Definitive Registered Notes presented for transfer a sum sufficient to cover any stamp duty reserve tax, stamp duty, court or documentary taxes, or any other excise or property taxes, charges or similar levies or taxes in connection therewith.

11.      REGULATIONS FOR TRANSFER OF DEFINITIVE REGISTERED NOTES

         The Issuer may from time to time agree with the Registrar reasonable regulations to govern the transfer and registration of Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be. The Registrar agrees to comply with the regulations as amended from time to time.

12.      REDEMPTIONS

12.1 If the Issuer is required to or elects to redeem all or some of the Senior Notes or the Junior Notes, as the case may be, as permitted or required by the applicable Indenture, it shall give notice as prescribed in Section 3.02 of the Senior Note Indenture or Section 3.02 of the Junior Note Indenture, as the case may be.

12.2 If Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be, have been issued and partial redemption of the Senior Notes or the Junior Notes, as the case may be, is to be effected, selection of such Notes shall be in accordance with Section
         3.03 of the Senior Note Indenture or Section 3.03 of the Junior Note Indenture, as applicable.

12.3 If any Note of a Tranche is to be redeemed in part only, the notice of redemption that relates to such Note of such Tranche shall state the portion of the principal amount of such Note of such Tranche to be redeemed. In the case of Global Notes of a Tranche the applicable Global Note of such Tranche will be written down on behalf of the Issuer to reflect the redemption in whole or in part of the Notes of such Tranche represented thereby.

13.      PUBLICATION OF NOTICES

         On behalf of and at the request and expense of the Issuer or any Guarantor, the Paying Agent shall cause to be published in the manner reasonably requested in writing by the Issuer or such Guarantor all notices required to be given by the Issuer or such Guarantor under the applicable Indenture. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the applicable Trustee may approve. If any Notes of a Tranche are represented by Global Notes of such Tranche held by the Depositary, all notices with respect to such Global Notes of such Tranche shall be sent to such Depositary, or its nominee, and such Depositary shall communicate such notices to DTC, Euroclear and/or Clearstream, Luxembourg, or their respective nominees, in accordance with this agreement. Such notices to the Depositary shall be in lieu of and in substitution for the notices otherwise required by this paragraph.

14.      CANCELLATION, DESTRUCTION AND RECORDS

14.1     All Notes which are redeemed in full shall be cancelled forthwith by
         (i) in the case of Definitive Registered Notes, the removal of the relevant Holder's name from the Senior Note Register or the Junior Note Register, as the case may be, by the Registrar or (ii) in the case of Notes represented by a Global Note, notation by or on behalf of the Paying Agent in the schedule to such Global Note of the reduction in the principal amount of such Global Note.

14.2 The Paying Agent shall, within four months after the date of any redemption or any payment in respect of any Notes of a Tranche, send to the Issuer and the applicable Trustee a certificate stating the aggregate principal amount of such Notes of such Tranche which have been redeemed and cancelled or, as the case may be, the aggregate amount paid in respect of principal, premium (if any) and interest and Additional Amounts, if any, in respect of such Notes of such Tranche.

14.3 The Paying Agent shall destroy or procure the destruction of all certificates in its possession relating to cancelled Definitive Registered Notes and send the Issuer, the applicable Trustee and the Registrar a certificate of destruction giving the certificate numbers of such Definitive Registered Notes in numerical sequence.

14.4 The Paying Agent shall keep records of the payment, redemption, replacement, cancellation and destruction of all Senior Notes and all Junior Notes, as the case may be. It shall make such records available at all reasonable times to the Issuer and the applicable Trustee.

15.      ISSUE OF REPLACEMENT NOTES

15.1 The Issuer shall (but only if Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be, are issued) cause a sufficient quantity of additional forms of Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be, to be made available, upon request, to the Paying Agent, for the purpose of issuing replacement Definitive Registered Senior Notes or Definitive Registered Junior Notes, as the case may be. The Paying Agent shall authenticate any such Definitive Registered Notes which the Issuer requires for the purpose of issuing replacement Definitive Registered Notes.

15.2 The Paying Agent shall issue replacement Global Notes, and the Paying Agent shall issue replacement Definitive Registered Notes, in each case, in accordance with the reasonable written instructions of the Issuer.

15.3     In accordance with Section 2.07 of the Senior Note Indenture and
         Section 2.07 of the Junior Note Indenture, as the case may be, the Paying Agent or, as the case may be, the Registrar shall cancel and, unless otherwise instructed by the Issuer, destroy any mutilated or defaced Senior Notes or Junior Notes, as the case may be, replaced by it and shall send the Issuer, the applicable Trustee and, in the case of the Registrar, the Paying Agent a certificate giving the information specified in Clause 14.3.

15.4 An indemnity, for an amount sufficient in the judgment of the Issuer, the Paying Agent and, in the case of a Definitive Registered Note, the Registrar, to protect the Issuer, the Paying Agent and, in the case of a Definitive Registered Note, the Registrar, from any loss which any of them may suffer if any Note is replaced, may be required by the Registrar, in the case of a Definitive Registered Note, or the Issuer or the Paying Agent. The Issuer may charge the relevant Holder for the expenses of the Issuer in replacing such Note.

16.      COPIES OF THE DOCUMENTS AVAILABLE FOR INSPECTION

         The Paying Agent shall hold copies of the Senior Note Indenture and the Junior Note Indenture, this Agreement and the Deposit Agreement available for inspection by the Holders of the applicable Notes at its specified office. For this purpose, the Issuer shall furnish the Paying Agent with sufficient copies of each of such documents.

17.      COMMISSIONS AND EXPENSES

17.1 The Issuer, failing whom, the Guarantors shall pay to the Paying Agent the fees and expenses in respect of the services of the Paying Agent under this Agreement as have been agreed in writing between the Issuer and the Paying Agent together with all reasonable expenses (including irrecoverable amounts in respect of value added tax) incurred by the Paying Agent in connection with the Paying Agent's services under this Agreement.

17.2 The Issuer, failing whom, the Guarantors shall also pay to the Paying Agent an amount equal to any value added tax which may be payable in respect of the amounts mentioned in Clause 17.1 above and which shall be payable at the same time as such amounts.

18.      INDEMNITY

18.1 Each of the Issuer and the Guarantors indemnifies, jointly and severally, on an after-tax basis, the Paying Agent, the Registrar and their respective directors, officers, employees and controlling persons against all losses, liabilities, costs, claims, actions, damages, expenses or demands (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending the foregoing) which any of them may incur or which may be made against any of them as a result of or in connection with the appointment or the exercise of the powers and duties by the Paying Agent or the Registrar, as the case may be, under this Agreement except as may result from the wilful default or negligence of the Paying Agent or the Registrar, as the case may be, or that of their respective directors, officers, employees or controlling persons.

18.2 The Paying Agent severally indemnifies, on an after-tax basis, the Issuer and the Guarantors and their respective directors, officers, employees and controlling persons against all losses, liabilities, costs, claims, actions, damages, expenses or demands (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending the foregoing) which any of them may incur or which may be made against any of them as a result of the Paying Agent's wilful default or negligence or that of the Paying Agent's directors, officers, employees or controlling persons.

18.3 The Registrar severally indemnifies, on an after-tax basis, the Issuer and the Guarantors and their respective directors, officers, employees and controlling persons against all losses, liabilities, costs, claims, actions, damages, expenses or demands (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending the foregoing) which any of them may incur or which may be made against any of them as a result of the Registrar's wilful default or negligence or that of the Registrar's directors, officers, employees or controlling persons.

18.4     This Clause 18 survives the termination of this Agreement.

19.      REPAYMENT BY PAYING AGENT

         Any money deposited with the Senior Note Trustee or the Junior Note Trustee, as the case may be, or any Paying Agent in trust for the payment of the principal of (and premium, if any), interest or Additional Amounts, if any, on any Senior Notes or Junior Notes, as the case may be, and remaining unclaimed for two years after such principal (and premium, if any), interest or Additional Amounts, if any, have become due and payable shall be paid to the Issuer on Issuer Request; and the Holder of such Senior Notes or Junior Notes, as the case may be, shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof, and all liability of the relevant Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the applicable Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer give to each such Holder in the manner provided in the applicable Indenture, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days after the date of such notice, any unclaimed balance of such money then remaining will promptly be repaid to the Issuer.

20.      CONDITIONS OF APPOINTMENT

20.1 The Paying Agent and Registrar undertake to perform the duties and only the duties that are specifically set out in this Agreement and any duties as necessary or incidental to such duties.

20.2 The Paying Agent and Registrar undertake to act severally and not jointly in the performance of their respective duties as Paying Agent and Registrar as set forth in this Agreement with respect to the Senior Notes and the Junior Notes, as the case may be.

20.3 No provision of this Agreement shall be construed to relieve the Paying Agent or the Registrar from liability for their own negligent action, their own negligent failure to act, or their own wilful misconduct, except that:

         (a) the duties and obligations of the Paying Agent and the Registrar with respect to the Senior Notes and the Junior Notes, as the case may be, shall be determined solely by the express provisions of this Agreement and the Paying Agent and the Registrar shall not be liable except for the performance of those duties and obligations with respect to the Paying Agent and the Registrar as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Paying Agent or the Registrar; and

         (b) in the absence of bad faith on its part, each of the Paying Agent and the Registrar may conclusively rely, upon any written statements, certificates or opinions furnished to it and conforming to the requirements of this Agreement and the applicable Indenture, but in the case of any such statement, certificate or opinion that by any provision of this Agreement is specifically required to be furnished to it shall be under a duty to examine the same to determine whether or not it conforms to the requirements of this Agreement and the applicable Indenture.

20.4 Neither the Paying Agent nor the Registrar shall be liable for any error of judgment made in good faith by any of their respective officers, unless it shall be proved that it was negligent in ascertaining the pertinent facts.

20.5 Neither the Paying Agent nor the Registrar shall be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Issuer, the Guarantors or the applicable Trustee relating to the time, method and place of conducting any proceeding for any remedy available to them, or exercising any power conferred upon them, under this Agreement.

20.6 Without prejudice to Clause 6 of this Agreement, no provision of this Agreement shall require either the Paying Agent or the Registrar to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability within a reasonable time is not reasonably assured to it.

20.7 The Paying Agent and the Registrar do not owe any fiduciary duties to any person by virtue of this Agreement except as expressly set forth in this Agreement and any duties as necessary or incidental to such duties.

20.8 Except as otherwise set forth in this Agreement, neither the Paying Agent nor the Registrar shall be under any duty to monitor compliance with the securities or tax laws of the United States of America or any state of the United States of America, the United Kingdom or any other jurisdiction.

20.9 Neither the Paying Agent nor the Registrar shall assume any obligation or liability under this Agreement other than to use good faith and reasonable care in the performance of its duties under this Agreement.

20.10    Subject to the provisions of Clause 20.3:

         (a) the Paying Agent and the Registrar may rely, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, appraisal, note, debenture, security or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

         (b) any request, direction, order or demand of the Issuer or any Guarantor mentioned in this Agreement shall be sufficiently evidenced by an Officers' Certificate or any order or request signed in the name of the Issuer or, as the case may be, any Guarantor, by a director or the secretary of the Issuer or, as the case may be, any Guarantor and any resolution of the Board of Directors of the Issuer or, as the case may be, any Guarantor may be sufficiently evidenced by a copy of that resolution certified as an accurate copy by, and attached to, an Officers' Certificate;

         (c) each of the Paying Agent and the Registrar may consult with counsel as to any legal matters relevant to the Paying Agent's or Registrar's performance of its duties under this Agreement and the advice of that counsel shall be full and complete authorisation and protection with respect to any action taken, suffered or omitted by it under this Agreement in good faith and in reliance on and in accordance with that advice provided that the Paying Agent or the Registrar, as the case may be, has provided all facts which, in the opinion of the Paying Agent or Registrar, as the case may be, are pertinent to the matter in respect of which counsel's advice is sought;

         (d) neither the Paying Agent nor the Registrar shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, approval, appraisal, debenture, note, security, or other paper or document, but each of the Paying Agent and the Registrar in its discretion, may make reasonable further inquiry or investigation, into the facts or matters related to the issuance of the Notes and if either the Paying Agent or the Registrar shall determine to make further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, at reasonable times during normal business hours, personally or by agent or attorney;

         (e) each of the Paying Agent and the Registrar may execute any of its powers under this Agreement or perform any of its duties under this Agreement either directly or by or through agents or attorneys and, provided it has taken reasonable care in the selection of those agents or attorneys, neither the Paying Agent nor the Registrar shall be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it under this Agreement;

         (f) neither the Paying Agent nor the Registrar shall be liable for any action taken or omitted by it in good faith and believed by it to be authorised or within the discretion, rights or powers conferred upon it by this Agreement; and

         (g) whenever in the administration of its duties under this Agreement the Paying Agent or the Registrar shall deem it necessary or desirable that a matter be proved or established prior to taking or suffering or omitting any action under this Agreement, that matter (unless other evidence in respect of that matter be in this Agreement specifically prescribed) may, in the absence of negligence or bad faith on the part of the Paying Agent or the Registrar, as the case may be, be deemed to be conclusively proved and established by an Officers' Certificate delivered to the Paying Agent or the Registrar, as the case may be, and that certificate, in the absence of negligence or bad faith on the part of the Paying Agent or the Registrar, as the case may be, shall be full warrant to the Paying Agent or the Registrar, as the case may be, for any action taken, suffered or omitted by it under the provisions of this Agreement, upon the faith of that certificate.

20.11 The recitals contained in the Indentures shall be taken as the statements of the Issuer and the Guarantors, and the Paying Agent and the Registrar do not assume any responsibility for their correctness. The Paying Agent and the Registrar do not make any representations as to the validity or sufficiency of the Indentures or the Notes.

20.12 Money held by the Paying Agent under this Agreement need not be segregated from other funds held by the Paying Agent except that (a) the Paying Agent shall make any such segregation to the extent required by law and (b) the Paying Agent shall maintain separate accounts for funds received by it in its capacity as the Depositary and in its capacity as Paying Agent for the Junior Notes and the Senior Notes, respectively. The Paying Agent shall not be under any obligation to invest or pay interest on any money received by it under this Agreement, except as otherwise agreed with the Issuer.

20.13 The Issuer, the Guarantors, the applicable Trustee, the Paying Agent and the Registrar may (to the fullest extent permitted by applicable laws) deem and treat the Holder of any Note or of a particular principal amount of any Note as the absolute owner of the Note or principal amount, as the case may be, for all purposes (whether or not such Note or principal amount is overdue and notwithstanding any notice of ownership of such Note or of trust or other interest with regard to such Note, any notice of loss or theft of such Note or any writing on such Note), and the Issuer, the Guarantors, the applicable Trustee, the Paying Agent and Registrar shall not be affected by any notice to the contrary. All payments made to any Holder of a Note shall be valid and, to the extent of the sums so paid, effective to satisfy and discharge the liability for the moneys payable in respect of such Note or principal amount, as the case may be.

20.14 In acting under this Agreement, the Paying Agent and Registrar shall act as agents of the Issuer and the Guarantors, and for the purposes of Clause 7 only, the applicable Trustee and will not assume any obligations towards or relationship of agency or trust for or with any Holder of any Notes except that funds received by the Paying Agent for the payment of any sums due in respect of any Notes shall be held by the Paying Agent on trust to the extent required by the Trust Indenture Act for the Holders of such Notes until the expiration of the applicable prescription period under the applicable Indenture.

21.      RESIGNATION AND REMOVAL; APPOINTMENT OF SUCCESSORS

21.1 The Issuer may, with the prior written approval of the applicable Trustee but without the consent or approval of any Guarantor, terminate the appointment of the Paying Agent or the Registrar with respect to the Senior Notes or the Junior Notes, as the case may be, at any time or appoint additional or other agents by giving to the Paying Agent or the Registrar, as the case may be, at least 60 days' prior written notice to that effect provided that so long as any of the Senior Notes or the Junior Notes, as the case may be, are Outstanding, (a) no such termination shall take effect during the period of 30 days preceding any due date for the payment of interest or principal and (b) notice shall be given to the Holders of the affected Notes in accordance with the applicable Indenture but not more than 45 nor less than 30 days before the removal or appointment of the Paying Agent or Registrar, as the case may be.

21.2 Notwithstanding the provisions of Clause 21.1, if at any time the Paying Agent or the Registrar becomes incapable of acting, or is adjudged bankrupt or insolvent, or files a voluntary petition in bankruptcy or makes an assignment for the benefit of its creditors or consents to the appointment of an administrator, liquidator or administrative or other receiver of all or any substantial part of its property, or if an administrator, liquidator or administrative or other receiver of it or of all or a substantial part of its property is appointed, or it admits in writing its inability to pay or meet its debts as they may mature or suspends payment of its debts, or if an order of any court is entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law or if a public officer takes charge or control of the Paying Agent or the Registrar, as the case may be, or of its property or affairs for the purpose of rehabilitation, administration or liquidation, the appointment of the Paying Agent or the Registrar shall terminate with immediate effect, in which event notice shall be given to the Holders of the affected Notes in accordance with the applicable Indenture as soon as is practicable.

21.3 The termination of the appointment of the Paying Agent or the Registrar with respect to the Senior Notes or the Junior Notes, as the case may be, under this Agreement shall not entitle the Paying Agent or the Registrar to any amount by way of compensation but shall be without prejudice to any amount then accrued and due.

21.4 Each of the Paying Agent and the Registrar may resign their respective appointments under this Agreement at any time by giving to the Issuer and the Guarantors at least 60 days' prior written notice to that effect provided that, so long as any of the Senior Notes or Junior Notes, as the case may be, are Outstanding, no such resignation shall take effect during the period of 30 days preceding any due date for the payment of interest or principal on the Senior Notes or the Junior Notes, as the case may be, nor shall any such resignation take effect until a successor is appointed by the Issuer.

         Following receipt of a notice of resignation from the Paying Agent or the Registrar, the Issuer and the Guarantors shall promptly, and in any event not more than 45 days nor less than 30 days before the resignation takes effect, give notice to the Holders of the Senior Notes or the Junior Notes, as applicable, in accordance with the applicable Indenture.

         If the Paying Agent or the Registrar shall resign or be removed pursuant to Clause 21.1 or 21.2 or in accordance with this Clause 21.4, the Issuer and the Guarantors shall promptly and, in the case of any removal pursuant to Clause 21.1 or any resignation pursuant to Clause 21.4, in any event prior to the effectiveness of such removal or resignation, appoint a successor Paying Agent or Registrar approved by the applicable Trustee.

21.5 Any successor Paying Agent or Registrar shall execute and deliver to its predecessor, the Issuer and the Guarantors and the applicable Trustee an instrument accepting the appointment under this Agreement, and the successor Paying Agent or Registrar, as the case may be, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of the predecessor with like effect as if originally named as Paying Agent or Registrar to this Agreement and pursuant to the applicable Indenture, as the case may be.

21.6 If the appointment of the Paying Agent or the Registrar, as the case may be, under this Agreement is terminated (whether by the Issuer or by the resignation of the Paying Agent or the Registrar, as the case may
         be), the Paying Agent or the Registrar, as the case may be, shall on the date on which the termination takes effect deliver to its successor Paying Agent or Registrar, as the case may be, all Senior Notes or Junior Notes, as the case may be, surrendered to it but not yet destroyed and all records concerning the Senior Notes or Junior Notes, as the case may be maintained by the Paying Agent or the Registrar, as the case may be (except the documents and records as it is obliged by law or regulation to retain or not to release), and, in the case of the Paying Agent, pay to the successor Paying Agent the amounts (if any) held by the Paying Agent in respect of Senior Notes or Junior Notes, as the case may be, which have become due and payable but which have not been presented for payment, but shall have no other duties or responsibilities under this Agreement.

21.7 If the Paying Agent or the Registrar, as the case may be, shall change its specified office, it shall give to the Issuer, the Guarantors and the applicable Trustee not less than 45 days' prior written notice to that effect giving the address of the new specified office. As soon as practicable thereafter and in any event at least 30 days before the change, the Paying Agent or the Registrar, as the case may be, shall give to the relevant Holders on behalf of the Issuer, failing whom, the Guarantors, notice of the change and the address of the new specified office.

21.8 Any corporation into which the Paying Agent or the Registrar, as the case may be, is merged or converted or with which it is consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Paying Agent or the Registrar, as the case may be, shall be a party, or any corporation succeeding to all or substantially all the agency business of the Paying Agent or the Registrar, as the case may be, shall be the successor of the Paying Agent or the Registrar, as the case may be, under this Agreement, without the execution or filing of any paper or any further act on the part of any of the parties to this Agreement. Notice of any such merger, conversion or consolidation shall as soon as reasonably practicable (but in any event within 30 days of such merger, conversion or consolidation) be given to the Issuer, the Guarantors and the applicable Trustee.

22.      ADDITIONAL GUARANTORS PARTY TO THIS AGREEMENT

         Any Person that, with respect to a Tranche of Notes, is not an Initial Guarantor (as defined in the Applicable Indenture pursuant to which the Notes of such Tranche were issued) may become a party to this Agreement as a Guarantor by executing and delivering to the Senior Note Trustee or the Junior Note Trustee as the case may be, an accession letter (a "GUARANTOR ACCESSION LETTER") substantially in the form attached hereto as Schedule 2.

23.      MEETINGS OF JUNIOR OR SENIOR NOTEHOLDERS

23.1 The provisions of Article 14 of the Senior Note Indenture and Article 14 of the Junior Note Indenture, as the case may be, shall apply to meetings of the Holders of Senior Notes and meetings of the Holders of Junior Notes, as the case may be, and shall have effect in the same manner as if set out in this Agreement.

         The Paying Agent and the Registrar, as applicable, will not be bound by any amendment to Article 14 of either the Senior Note Indenture or the Junior Note Indenture, as the case may be, unless the Paying Agent and the Registrar, as applicable, have been given at least 30 days' written notice of the amendment. The Issuer and the Junior Note Trustee and/or the Senior Note Trustee, as the case may be, will consider in good faith any objections in writing by the Paying Agent or the Registrar to any such amendment received by them prior to the expiration of any such 30-day period.

23.2 Without prejudice to Clause 23.1, the Paying Agent shall, on the request of any Holder of Notes represented by a Global Note, issue the relevant voting certificates and block voting instructions together, if so required by the applicable Trustee, with reasonable proof satisfactory to the applicable Trustee, of their due execution on behalf of the Paying Agent under the provisions of Article 14 of the Senior Note Indenture or Article 14 of the Junior Note Indenture, as the case may be, and shall as soon as reasonably practicable give notice to the Issuer, the Guarantors and the applicable Trustee under
         Article 14 of the applicable Indenture of any revocation or amendment of a voting certificate or block voting instruction. The Paying Agent shall keep a full and complete record of all voting certificates and block voting instructions issued by it and shall, not less than 24 hours before the time appointed for holding any meeting or adjourned meeting, deposit at the place that the applicable Trustee shall designate or approve, full particulars of all voting certificates and block voting instructions issued by it in respect of any meeting or adjourned meeting.

24.      NOTICES

         Any request, demand, authorization, direction, notice, consent, waiver or vote by the Holders or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with:

         (a) the Senior Note Trustee shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or filed in writing (which may be made via facsimile) to the Senior Note Trustee at Law Debenture Trust Company of New York, 767 Third Avenue - 31st floor, New York, New York 10017, USA, or by facsimile at +1 212 750 1361, in each case marked "Attention: Trust Administrator"; or

         (b) the Junior Note Trustee shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or filed in writing (which may be made via facsimile) to the Junior Note Trustee at JPMorgan Chase Bank, Trinity Tower, 9 Thomas More Street, London, E1W 1YT, England, or by facsimile at +44 207 777 5420, in each case marked "Attention: Manager, Trust Administration"; or

         (c) the Issuer shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or filed in writing (which may be made via facsimile) first-class postage prepaid, addressed to the Issuer at Regents Place, 338 Euston Road, London NW1 3BT, England, or by facsimile at +44 207 409 7748, marked in each case "Attention: Company Secretary"; or

         (d) any Guarantor shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or filed in writing (which may be made via facsimile) to such Guarantor, in the care of the Issuer, at Regents Place, 338 Euston Road, London NW1 3BT, England, or by facsimile at +44 207 409 7748, in each case marked "Attention:
                  Company Secretary"; or

         (e) the Paying Agent shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to the Paying Agent at its specified office at One Canada Square, London E14 5AL, England, or by facsimile at + 44 207 409 7748, in each case marked " Attention: Corporate Trust Office"; or

         (f) the Registrar shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing to the Registrar at its specified office at One Canada Square, London E14 5AL, England, or by facsimile at + 44 207 409 7748, in each case marked "Attention: Corporate Trust Office".

         Any party hereto may change the address or facsimile number to which any notice or other communication hereunder shall be made upon, given or furnished to, or filed with it by giving each other party hereto notice of such change in accordance with the above provisions of this Clause 24.

         Subject to the other provisions of this paragraph, all notices to the Holders of Senior Notes or Junior Notes, as the case may be, will be valid if published (at the expense of the Issuer) in a leading English language daily newspaper published in London and a leading English language daily newspaper published in New York City or such other English language daily newspaper with general circulation in Europe or the United States, as the case may be, as the applicable Trustee may approve. Any notice will be deemed to have been given on the date of publication or, if so published more than once on different dates, on the date of first publication. If publication as provided above is not practicable, notice will be given in such other manner, and shall be deemed to have been given on such date, as the applicable Trustee may approve. If any Senior Notes or Junior Notes, as the case may be, are represented by Global Senior Notes or Global Junior Notes, as the case may be, held by the Depositary, all notices with respect to such Senior Notes or Junior Notes, as the case may be, shall be sent to such Depositary, or its nominee, and such Depositary shall communicate such notices to DTC, Euroclear and/or Clearstream, Luxembourg, or their respective nominees, in accordance with the Deposit Agreement. Such notices to the Depositary shall be in lieu of and in substitution for the notices otherwise required by this paragraph in the event the Senior Notes or Junior Notes, as the case may be, are solely represented by Global Senior Notes or Global Junior Notes, as the case may be.

25.      TAXES

         The Issuer, failing whom, the Guarantors agree(s) to pay any and all stamp and other documentary taxes or duties which may be payable in connection with the execution, delivery, performance and enforcement of this Agreement.

26.      EFFECT OF HEADINGS

         The Clause headings in this Agreement are for convenience only and shall not affect the construction of this Agreement.

27.      SUCCESSORS AND ASSIGNS

         All covenants and agreements in this Agreement by each party hereto shall bind the respective successors and assigns of such party, whether so expressed or not.

28.      SEVERABILITY CLAUSE

         If any provision in this Agreement is or shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired by that invalidity, illegality or unenforceability.

29.      GOVERNING LAW AND JURISDICTION

29.1 This Agreement and all matters arising from or connected with it shall be governed by and construed in accordance with English law.

29.2 Each party hereto agrees that the courts of (a) England and (b) the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York have jurisdiction to settle any dispute (a "DISPUTE"), arising from or connected with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) or the consequences of its nullity.

29.3 Each party hereto agrees that the courts referred to in Clause 29.2 are the most appropriate and convenient courts to settle any Dispute.

29.4 Nothing in this Agreement prevents the parties from taking proceedings relating to a Dispute ("PROCEEDINGS") in any other courts with jurisdiction. To the extent allowed by law, the parties may take concurrent Proceedings in any number of jurisdictions.

29.5 Each of the Issuer and each Guarantor agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered
         (a) in connection with any Proceedings in England, to the Issuer at Regents Place, 338 Euston Road, London NW1 3BT, England or, if different, the Issuer's registered office for the time being or at any address of the Issuer or any Guarantor in Great Britain at which process may be served on it in accordance with Part XXIII of the Companies Act 1985 and (b) in connection with any Proceedings in the Borough of Manhattan, New York to Marconi Electronic Systems Holdings Inc., Attn: Patricia Hoffman, c/o Marconi Communications, Inc., 333 Pierce Road, Suite 370, Itasca, Illinois 60143, USA, or if different, the principal place of business of Marconi Electronic Systems Holdings Inc. in the United States of America for the time being. If either such person is not or ceases to be effectively appointed to accept service of process on behalf of the Issuer and the Guarantors, the Issuer and the Guarantors (acting together) shall, on the written demand of the Paying Agent and the Registrar addressed to the Issuer and the Guarantors and delivered to the Issuer and the Guarantors, appoint a further person in England or (as the case may be) the County of New York to accept service of process on their behalf and, failing such appointment within 15 days, the Paying Agent and the Registrar shall be entitled to appoint such a person by written notice addressed to the Issuer and the Guarantors and delivered to the Issuer and the Guarantors. Nothing in this paragraph shall affect the right of the parties hereto to serve process in any other manner permitted by law. This Clause 29.5 applies to Proceedings in England and in the County of New York.

29.6 Each party consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which is made or given in such Proceedings.

29.7 To the extent that any party may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to any party or their respective assets or revenues, each party agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction and, in particular, to the extent that in any Proceedings taken in the Borough of Manhattan in the City of New York the foregoing waiver of immunity shall have the fullest scope permitted under the United States Foreign Sovereign Immunities Act of 1976 and is intended to be irrevocable for the purposes of such Act.

29.8 To the extent permitted by law, each party hereby waives any objections to the enforcement by any court referred to in Clause 29.2 of any judgment validly obtained in any court referred to in Clause 29.23 on the basis of any such legal suit, action or proceeding.

30.      COUNTERPARTS

         This agreement may be executed in any number of counterparts by the parties to this Agreement on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all counterparts shall together constitute one and the same instrument.

Executed as an agreement.

MARCONI CORPORATION PLC, as Issuer

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS INC., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI NETWORKS WORLDWIDE, INC., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS TECHNOLOGY, INC., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS FEDERAL, INC., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI ACQUISITION CORP., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI INTELLECTUAL PROPERTY (RINGFENCE) INC., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS LIMITED, a private limited company incorporated under the laws of the Republic of Ireland, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS OPTICAL NETWORKS LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS, S.A. DE C.V., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS DE MEXICO, S.A. DE C.V., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS EXPORTEL, S.A. DE C.V., as Guarantor

By: ______________________________

    Name:

    Title:

ADMINISTRATIVA MARCONI COMMUNICATIONS, S.A. DE C.V., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS BV, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS GMBH, a private company incorporated under the laws of Switzerland, as Guarantor

By: ______________________________

    Name:

    Title:

METAPATH SOFTWARE INTERNATIONAL LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MOBILE SYSTEMS INTERNATIONAL HOLDINGS LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

GPT SPECIAL PROJECT MANAGEMENT LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS LIMITED, a private limited company incorporated under the laws of England and Wales, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS INTERNATIONAL LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS CHINA LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS INTERNATIONAL INVESTMENTS LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS INTERNATIONAL HOLDINGS LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS INVESTMENTS LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS HOLDINGS LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI (BRUTON STREET) LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI (DGP1) LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI (DGP2) LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI BONDING LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI OPTICAL COMPONENTS LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

ASSOCIATED ELECTRICAL INDUSTRIES LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

THE ENGLISH ELECTRIC COMPANY LTD, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI (ELLIOTT AUTOMATION) LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

ELLIOTT - AUTOMATION HOLDINGS LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI AEROSPACE UNLIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI UK INTELLECTUAL PROPERTY LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI (NCP) LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

HIGHROSE LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI INC., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI HOLDINGS, LLC., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS NORTH AMERICA INC., as Guarantor

By: ______________________________

    Name:

    Title:

FS HOLDINGS CORP., as Guarantor

By: ______________________________

    Name:

    Title:

FS FINANCE CORP., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI SOFTWARE INTERNATIONAL, INC., as Guarantor

By: ______________________________

    Name:

    Title:

METAPATH SOFTWARE INTERNATIONAL (US), INC., as Guarantor

By: ______________________________

    Name:

    Title:

METAPATH SOFTWARE INTERNATIONAL, INC., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI INTELLECTUAL PROPERTY (US), INC., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS HOLDINGS GMBH, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS GMBH, a private company incorporated under the laws of the Federal Republic of Germany, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS REAL ESTATE GMBH, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI HOLDINGS S.P.A., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS S.P.A., as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI AUSTRALIA HOLDINGS PTY LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI AUSTRALIA PTY LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

MARCONI COMMUNICATIONS ASIA LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

G.E.C. (HONG KONG) LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

BRUTON STREET OVERSEAS INVESTMENTS LIMITED, as Guarantor

By: ______________________________

    Name:

    Title:

REGENTS PLACE, INC., as Guarantor

By: ______________________________

    Name:

    Title:

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Senior Note Trustee

By: ______________________________

    Name:

    Title:

JPMORGAN CHASE BANK, as Junior Note Trustee

By: ______________________________

    Name:

    Title:

THE BANK OF NEW YORK, as Paying Agent and Registrar

By: ______________________________

    Name:

    Title:

                                   SCHEDULE 1
                               INITIAL GUARANTORS

Marconi Communications Inc.

Marconi Networks Worldwide, Inc.

Marconi Communications Technology, Inc.

Marconi Communications Federal, Inc.

Marconi Acquisition Corp.

Marconi Intellectual Property (Ringfence) Inc.

Marconi Communications Limited, a private limited company incorporated under the laws of the Republic of Ireland

Marconi Communications Optical Networks Limited

Marconi Communications, S.A. de C.V.

Marconi Communications de Mexico, S.A. de C.V.

Marconi Communications Exportel, S.A. de C.V.

Administrativa Marconi Communications, S.A. de C.V.

Marconi Communications BV

Marconi Communications GmbH, a private company incorporated under the laws of Switzerland

Metapath Software International Limited

Mobile Systems International Holdings Limited

GPT Special Project Management Limited

Marconi Communications Limited, a private limited company incorporated under the laws of England and Wales

Marconi Communications International Limited

Marconi Communications China Limited

Marconi Communications International Investments Limited

Marconi Communications International Holdings Limited

Marconi Communications Investments Limited

Marconi Communications Holdings Limited

Marconi (Bruton Street) Limited

Marconi (DGP1) Limited

Marconi (DGP2) Limited

Marconi Bonding Limited

Marconi Optical Components Limited

Associated Electrical Industries Limited

English Electric Company Ltd

Marconi (Elliott Automation) Limited

Elliott-Automation Holdings Limited

Marconi Aerospace Unlimited

Marconi UK Intellectual Property Limited

Marconi (NCP) Limited

Highrose Limited

Marconi Inc.

Marconi Holdings, LLC

Marconi Communications North America Inc.

FS Holdings Corp.

FS Finance Corp.

Marconi Software International, Inc.

Metapath Software International (US), Inc.

Metapath Software International, Inc.

Marconi Intellectual Property (US), Inc.

Marconi Communications Holdings GmbH

Marconi Communications GmbH, a private company incorporated under the laws of the Federal Republic of Germany

Marconi Communications Real Estate GmbH

Marconi Holdings S.p.A.

Marconi Communications S.p.A.

Marconi Australia Holdings Pty Limited

Marconi Australia Pty Limited

Marconi Communications Asia Limited

G.E.C. (Hong Kong) Limited

Bruton Street Overseas Investments Limited

Regents Place, Inc.

                                   SCHEDULE 2
                       FORM OF GUARANTOR ACCESSION LETTER

To:   [           ] as [SENIOR NOTE TRUSTEE/JUNIOR NOTE TRUSTEE]

      [           ] as PAYING AGENT

      [           ] as REGISTRAR

From: [Member of the Group]Dated:

Dear Sirs

1. We refer you to the Agency Agreement dated 19 May 2003 by and among Marconi Corporation PLC, the limited Guarantors named therein, Law Debenture Trust Company of New York, JP Morgan Chase Bank and The Bank of New York relating to the Guaranteed Senior Secured Notes due 2008 and the Guaranteed Junior Secured Notes due 2008, (the "Agency Agreement"). This is a Guarantor Accession Letter Terms defined in the Agency Agreement have the same meaning in this Guarantor Accession Letter. [Member of the Group] agrees to a code to the Agency Agreement as a Guarantor and to be bound by the terms of the Agency Agreement and undertakes to perform all the obligations expressed in the Agency Agreement to be assumed by a Guarantor and agrees to be bound by all of the provisions of the Agency Agreement, as if it were an original party to the Agency Agreement and that all the obligations assumed by it under the Agency Agreement are legal, valid and binding.

2.       [Member of the Group's] administrative details are as follows:

         Address:

         Fax No.:

         Attention:

3.       This Guarantor Accession Letter is governed by English law.

[MEMBER OF THE GROUP]

                                   SCHEDULE 4

                                   DEFINITIONS

IN WITNESS WHEREOF the Issuer, the Guarantors and the Trustee have caused this Indenture to be duly executed as a deed as of the first date written above.

SIGNATURES

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI CORPORATION PLC                )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

THE INITIAL GUARANTORS

EXECUTED as a DEED                     )

by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS,                )
INC.                                   )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
TECHNOLOGY, INC.                       )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI NETWORKS                       )
WORLDWIDE, INC.                        )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
FEDERAL, INC.                          )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI ACQUISITION CORP.              )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI INTELLECTUAL                   )
PROPERTY (RINGFENCE) INC.              )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

SIGNED, SEALED AND DELIVERED
by Mary Skelly                              /s/ M Skelly
the duly authorised attorney of
MARCONI COMMUNICATIONS LIMITED,
a private limited company incorporated
under the laws of the Republic of Ireland
in the presence of:

Witness Signature:    /s/ S. J. KNIGHT

Witness Name:         S. J. KNIGHT

Witness Address:      ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

SIGNED, SEALED AND DELIVERED
by Mary Skelly                                      /s/ M Skelly
the duly authorised attorney of
MARCONI COMMUNICATIONS OPTICAL NETWORKS LIMITED
in the presence of:

Witness Signature:    /s/ S. J. KNIGHT

Witness Name:         S. J. KNIGHT

Witness Address:      ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS,                )
S.A. DE C.V.                           )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
DE MEXICO, S.A. DE C.V.                )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
EXPORTEL, S.A. DE C.V.                 )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
ADMINISTRATIVA MARCONI                 )
COMMUNICATIONS, S.A. DE C.V.           )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
B.V.                                   )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
GMBH, a private company incorporated   )
under the laws of Switzerland          )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
METAPATH SOFTWARE                      )
INTERNATIONAL LIMITED                  )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MOBILE SYSTEMS INTERNATIONAL           )
HOLDINGS LIMITED                       )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
GPT SPECIAL PROJECT                    )
MANAGEMENT LIMITED                     )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
LIMITED, a private limited company     )
incorporated under the laws of England )
and Wales in the presence of:          )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
INTERNATIONAL LIMITED                  )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
CHINA LIMITED                          )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
INTERNATIONAL INVESTMENTS              )
LIMITED                                )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
INTERNATIONAL HOLDINGS LIMITED         )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
INVESTMENTS LIMITED                    )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATOINS                 )
HOLDINGS LIMITED                       )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI (BRUTON STREET)                )
LIMITED                                )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI (DGP1) LIMITED                 )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI (DGP2) LIMITED                 )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI BONDING LIMITED                )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI OPTICAL                        )
COMPONENTS LIMITED                     )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
ASSOCIATED ELECTRICAL                  )
INDUSTRIES LIMITED                     )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
ENGLISH ELECTRIC                       )
COMPANY LIMITED                        )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI (ELLIOTT                       )
AUTOMATION) LIMITED                    )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
ELLIOTT AUTOMATION                     )
HOLDINGS LIMITED                       )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI AEROSPACE                      )
UNLIMITED                              )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI UK INTELLECTUAL                )
PROPERTY LIMITED                       )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI (NCP) LIMITED                  )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
HIGHROSE LIMITED                       )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI INC.                           )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI HOLDINGS, LLC                  )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
NORTH AMERICA INC.                     )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
FS HOLDINGS CORP                       )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
FS FINANCE CORP                        )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI SOFTWARE                       )
INTERNATIONAL, INC                     )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
METAPATH SOFTWARE                      )
INTERNATIONAL (US), INC.               )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
METAPATH SOFTWARE                      )
INTERNATIONAL, INC.                    )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI INTELLECTUAL                   )
PROPERTY (US), INC.                    )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
HOLDINGS GMBH                          )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
GMBH, a private company incorporated   )
under the laws of the Federal Republic )
of Germany                             )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
REAL ESTATE GMBH                       )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI HOLDINGS S.P.A.                )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
MARCONI COMMUNICATIONS                 )
S.P.A.                                 )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED by MARCONI                    )

AUSTRALIA HOLDINGS PTY                 )
LIMITED in accordance with section     )
127(1) of the Corporations Act 2001    )    /s/ JEAN-PAUL RABIN
(Cwlth) by authority of its directors: )    ....................................
                                       )    Signature of director
/s/ PAUL RUSSELL BUTCER                )
......................................  )    *delete whichever is not applicable
Signature of director                  )

PAUL RUSSELL BUTCHER                   )    JEAN-PAUL RABIN
......................................  )    ....................................
Name of director (block letters)       )    Name of director
                                            (block letters)
                                            *delete whichever is not applicable

EXECUTED by MARCONI                    )

AUSTRALIA PTY LIMITED in               )
accordance with section 127(1) of the  )
Corporations Act 2001 (Cwlth) by       )
Authority of its directors:            )    /s/ JEAN-PAUL RABIN
                                       )    ....................................
                                       )    Signature of director
                                       )
/s/ PAUL RUSSELL BUTCER                )    *delete whichever is not applicable
......................................  )
Signature of director                  )
                                       )    /s/ JEAN-PAUL RABIN
PAUL RUSSELL BUTCER                    )    ....................................
......................................  )    Name of director
Name of director (block letters)       )    (block letters)
                                            *delete whichever is not applicable

THE COMMON SEAL of

MARCONI COMMUNICATIONS ASIA LIMITED
was hereunto affixed
in the presence of:

JOHN SHUM                      Director /s/ JOHN SHUM

K.F. WONG                      Director /s/ KF WONG

Attention: JOHN SHUM

Address: 29/F, 1063, KING'S ROAD, QUARRY BAY, KONG KO

Fax: (852) 22507008

SIGNED, SEALED AND DELIVERED           )
by Mary Skelly                         )
as lawful attorney for and in          )
the name of                            )
G.E.C. (HONG KONG) LIMITED             )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
BRUTON STREET OVERSEAS                 )
INVESTMENTS LIMITED                    )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

EXECUTED as a DEED                     )
by Mary Skelly                         ) /s/ M Skelly
acting as attorney-in-fact             )
for and on behalf of                   )
REGENTS PLACE, INC.                    )
in the presence of:                    )

Signature of witness: /s/ S. J. KNIGHT

Name of witness:      S. J. KNIGHT

Address:              ALLEN & OVERY
                      One New Change
                      London EC4M 9QQ

Occupation:           Trainee Solicitor

THE JUNIOR NOTE TRUSTEE

EXECUTED by                            ) /s/ M Wharrad
acting as attorney-in-fact             )
for and on behalf of                   )
JP MORGAN CHASE BANK                   )
in the presence of:                    )

Signature of witness: /s/ DAVID PLEASANCE

Name of witness:      DAVID PLEASANCE

Address:              27 RICHMOND CRCT
                      E4 9RT

Occupation:           TAXI DRIVER

                                    EXHIBIT A

                          [FORM OF GLOBAL JUNIOR NOTE]

THIS BEARER GLOBAL JUNIOR NOTE IS A GLOBAL JUNIOR NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF AND IS ISSUED TO THE BANK OF NEW YORK AS DEPOSITARY PURSUANT TO THE DEPOSIT AGREEMENT REFERRED TO IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. TRANSFERS OF THIS GLOBAL JUNIOR NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO A SUCCESSOR OF THE DEPOSITARY AND ANY SUCH TRANSFERS SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

                             MARCONI CORPORATION plc
                    Guaranteed Junior Secured Notes due 2008

CUSIP No.: G58129AD2
ISIN Number: XS0166109768
Serial Number:

         Marconi Corporation plc, a public limited company organized under the laws of England and Wales, for value received, hereby promises to pay to the bearer upon surrender hereof the principal sum specified on Schedule A hereto on October 31, 2008.

         Junior Note Interest Payment Dates: January 31, April 30, July 31 and October 31, commencing July 31, 2003.

         Reference is hereby made to the further provisions of this Global Junior Note set forth on the reverse of this Global Junior Note, which further provisions shall for all purpose have the same effect as if set forth at this place.

         Unless the certificate of authentication hereon has been executed by the Paying Agent referred to on the reverse hereof by manual signature, this Global Junior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, Marconi Corporation plc has caused this instrument to be signed manually or by facsimile by one of its duly authorized officers.

MARCONI CORPORATION PLC

By: ____________________

                          CERTIFICATE OF AUTHENTICATION

This is one of the Global Junior Notes referred to in the within-mentioned Indenture.

                                                       THE BANK OF NEW YORK
                                                       as Paying Agent

                                                       By: _____________________
                                                           Authorized Signatory

Dated: ______________________

                      [REVERSE SIDE OF GLOBAL JUNIOR NOTE]

                             MARCONI CORPORATION plc
                    Guaranteed Junior Secured Notes due 2008

1.       Interest

         Marconi Corporation plc, a public limited company organized under the laws of England and Wales (herein called the "ISSUER", which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay to the bearer interest on the principal amount of this Global Junior Note from the Issue Date (or if interest has already been paid or duly provided for, from the most recent Junior Note Interest Payment Date to which interest has been paid or duly provided for), quarterly in arrears, on January 31, April 30, July 31 and October 31 of each year (each such date a "JUNIOR NOTE INTEREST PAYMENT DATE"), commencing July 31, 2003, at the applicable Junior Note Interest Rate, plus Additional Amounts, if any, until the principal hereof is paid or made available for payment.

         Subject to the restrictions contained in the Indenture, the Issuer may, by giving notice to the Trustee not less than 15 days prior to a Junior Note Interest Payment Date, elect to pay all (and not only some) of the interest and any Additional Amounts due on such Junior Note Interest Payment Date in Junior PIK Notes.

         With respect to any Junior Note Interest Period, if the Issuer elects to pay and actually pays interest on the Junior Notes on the relevant Junior
Note Interest Payment Date in cash, the Junior Notes will accrue interest at the rate of 10% per annum, otherwise the Junior Notes will accrue interest at the rate of 12% per annum.

         Any amount of principal, premium, if any, interest and Additional Amounts, if any, on this Global Junior Note that is not paid when due shall, to the fullest extent lawful, accrue interest at a rate per annum equal to the Default Rate. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

         On the first Junior Note Interest Payment Date, the Issuer shall pay, in addition to accrued interest on the outstanding principal amount of this Global Junior Note, an amount equal to the amount of interest that would have accrued on this Global Junior Note if this Global Junior Note had been Outstanding for the period from and including May 1, 2003 to but excluding the Issue Date, calculated using the Junior Note Interest Rate applicable to the first Junior Note Interest Period and computed on the basis of a 360-day year of twelve 30-day months.

2.       Currency and Method of Payment

         All payments of principal, premium, if any, interest, Additional Amounts, if any, and any other amounts due on this Global Junior Note shall be made in the Relevant Currency.

         The Issuer through the Paying Agent shall pay interest on this Global Junior Note to the Holder of this Global Junior Note or as instructed in writing by the Holder of this Global Junior Note. The Holder of this Global Junior Note must surrender this Global Junior Note to the Paying Agent to collect principal payments.

3.       Paying Agent

         Initially, The Bank of New York, a New York banking corporation (the "PAYING AGENT"), will act as Paying Agent with respect to this Global Junior Note. The Issuer may appoint and change any Paying Agent without prior notice.

4.       Indenture

         The Issuer issued this Global Junior Note under the Indenture, dated as of May 19, 2003 (the "INDENTURE"), among the Issuer, the Initial Guarantors named therein and JPMorgan Chase Bank, as Trustee (the "TRUSTEE"), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Issuer, the Guarantors and the Holder of this Global Junior Note, and of the terms upon which this Global Junior Note is, and is to be, authenticated and delivered. The terms of this Global Junior Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 USC. Sections 77aaa-77bbbb) as in force at the date as of which this instrument was executed (the "TRUST INDENTURE ACT", which term shall, in the event the Trust Indenture Act of 1939 is amended after such date, mean, to the extent required by any such amendment, the US Trust Indenture Act of 1939 as so amended). This Global Junior Note is subject to, and qualified by, all such terms, certain of which are summarized hereon, and the Holder of this Global Junior Note is referred to the Indenture and the Trust Indenture Act for a more complete statement of those terms. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture.

         This Global Junior Note is a direct, secured and unsubordinated obligation of the Issuer and is one of a duly authorized issue of securities of the Issuer limited, except as a result of any increase in principal amount of the Junior Notes as a result of the payment of interest or Additional Amounts, if any, in the form of Junior PIK Notes, in aggregate principal amount to US$486,881,472 (four hundred eighty-six million, eight hundred eighty-one thousand, four hundred seventy-two United States dollars). No reference herein to the Indenture and no provision of this Global Junior Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest and Additional Amounts, if any, on this Global Junior Note when due at the times, place and rate, and in the coin or currency, herein prescribed.

5.       Redemption

         The Junior Notes are redeemable, in whole but not in part, at the option of the Issuer at any time upon not less than 30 days' but not more than 60 days' notice at a redemption price in cash equal to the Optional Redemption Price, provided that the Issuer may only redeem the Junior Notes if the Issuer simultaneously redeems all outstanding Junior Notes and all outstanding Senior Notes in accordance with the provisions of the Indenture and the Senior Note Indenture, respectively.

         The Junior Notes are redeemable, in whole but not in part, at the option of the Issuer and at any time upon not less than 30 days' but not more than 60 days' notice at a redemption price in cash equal to the Optional Redemption Price, if at any time (other than during a Standstill Period or at a time when a Payment Stop Event has occurred and is continuing) the aggregate principal amount of the then Outstanding Junior Notes is less than 10% of the aggregate principal amount of the Junior Notes issued on the Issue Date.

         The Junior Notes must be redeemed in whole or in part out of funds available therefor in the Mandatory Redemption Escrow Account, in the circumstances set forth in the Indenture, in each case at a redemption price in cash of 110% of their outstanding principal amount, plus accrued and unpaid interest thereon and Additional Amounts in respect thereof, if any, to the date of redemption and upon notice of not less than ten (10) but not more than fifteen (15) London Business Days.

         The Junior Notes also must be redeemed upon the Issuer becoming aware of the occurrence of a Change of Control or upon any merger, consolidation or reorganization of the Issuer with any Person, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, in each case at a redemption price in cash equal to the Optional Redemption Price and in accordance with the applicable provisions of the Indenture and upon notice as provided in the Indenture.

         The Issuer at its option may at any time redeem all, but not less than all, of the Global Junior Notes in cash at 100% of the principal amount of such Global Junior Notes, plus any accrued and unpaid interest thereon and Additional Amounts, if any, to the Repayment Date, upon not less than 30 nor more than 60 days' notice, if, as a result of any amendment to, or change in, the laws (including any regulations or rulings thereunder) of the United Kingdom (including any European Union law or directive that has the effect of law in the United Kingdom) or any other Taxing Jurisdiction, or any amendment to or change in any official position concerning the administration, application or interpretations of such laws or regulations (including a judgment by a court of competent jurisdiction), which amendment or change is announced and effective on or after the Issue Date, the Issuer satisfies the Trustee that it has become or will become obligated to pay Additional Amounts which are more than a de minimis amount (as determined by the Issuer in its reasonable judgment) on the next date on which any amount would be payable with respect to such Global Junior Notes and the Issuer determines in good faith that such obligation cannot be avoided by the use of reasonable measures available to the Issuer (including, without limitation, by changing the jurisdiction from which or through which payments on such Global Junior Notes are made).

         In the event of mandatory or optional redemption of the Junior Notes, other than at Stated Maturity, the redemption price to be paid by the Issuer on the applicable Repayment Date shall be payable in United States dollars, unless the Issuer elects to make payment in British pounds sterling, which election shall be irrevocable and shall be set forth in the applicable notice of redemption. If the Issuer elects to make payment in British pounds sterling, the amount payable in respect of this Global Junior Note shall be the Sterling Equivalent of the principal amount of this Global Junior Note in United States dollars, multiplied by the applicable redemption price, multiplied by 1.005 and rounded (if necessary) to the nearest penny (with L0.005 being rounded upwards).

6.       Guarantee

         The obligations of the Issuer under the Indenture and the Junior Notes have been unconditionally and irrevocably guaranteed by the Guarantors pursuant to the Guarantee of the Junior Notes.

7.       Transfer; Exchange

         This Global Junior Note is in bearer form without coupons. The bearer of this Global Junior Note may only transfer or exchange this Global Junior Note in accordance with the Indenture.

8.       Persons Deemed Owners

         The bearer of this Global Junior Note will be treated as the owner of it for all purposes.

9.       Amendment, Waiver

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer, the Guarantors and the Trustee with the consent of the Required Holders of a majority in aggregate principal amount of the Junior Notes Outstanding at the time of amendment or modification. The Indenture also contains provisions permitting the Required Holders of a majority in aggregate principal amount of the Junior Notes at any time Outstanding, on behalf of the Holders of all the Junior Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Global Junior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Junior Note and of any Global Junior Note issued in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Junior Note.

         The Indenture provides that, subject to the restrictions in the Security Trust and Intercreditor Deed, if the Holders (as such term is defined in the Senior Indenture) of the Senior Notes waive a Default or Event of Default (as such terms are defined in the Senior Note Indenture) and/or consent to an amendment (which amendment becomes effective) to the terms of any covenant or condition in the Senior Notes and/or the Senior Note Indenture to address the circumstances leading to such Default or Event of Default during any Standstill Period, (i) in the case of a waiver, the Holders will be deemed to have waived any existing corresponding Default or Event of Default, and (ii) the Issuer and the Guarantors may (in the case of a waiver) and promptly will (in the case of an amendment) enter into a supplemental indenture to the Indenture with the Trustee to record such waiver (in the case of a waiver) or amend the Junior Notes and/or the Indenture to the same effect (in the case of an amendment), in each case without the consent of the Holders, and in each case provided that no such waiver or amendment will effect any of the changes specified in clauses (1) through (14), inclusive, of Section 10.01 (Supplemental Indentures With Consent of Holders) of the Indenture without the consent of each Holder affected thereby.

10.     Defaults and Remedies

         This Global Junior Note has the Events of Default as set forth in
Section 6.01 (Events of Default) of the Indenture. If certain Events of Default occur and are continuing, the Required Holders of at least 25% (or, in certain cases, at least 35%) in aggregate principal amount of the Junior Notes then Outstanding, subject to certain limitations, may declare all the Junior Notes to be due and payable immediately. Certain events of bankruptcy or insolvency with respect to the Issuer are Events of Default and shall result in the Junior Notes being due and payable immediately upon the occurrence of such Events of Default.

         Holders of Global Junior Notes may not enforce the Indenture or such Global Junior Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Global Junior Notes unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, the Required Holders of a majority in aggregate principal amount of the Junior Notes then Outstanding may direct the Trustee in its exercise of any trust or power. The Required Holders of a majority in aggregate principal amount of the Junior Notes then Outstanding by written notice to the Trustee may rescind a declaration of acceleration if the rescission is prior to a judgment or decree for payment and if all Events of Default have been cured or waived except nonpayment of principal and interest that have become due solely because of the acceleration. The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the more complete description thereof contained in the Indenture.

11.      Payment Blockage

         Subject to, and after giving effect to, the payment from the Mandatory Redemption Escrow Account described in clause (b) of Section 6.02 of the Indenture, neither the Issuer nor any Subsidiary of the Issuer may pay any principal of, premium (if any) or interest or Additional Amounts (if any) on any Junior Notes, other than interest or Additional Amounts paid in the form of Junior PIK Notes, and none of them may otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any Junior Notes (collectively, "PAY THE JUNIOR NOTES") if a Payment Stop Event has occurred and is continuing.

         If at any time a Standstill Event has occurred, neither the Issuer nor any Subsidiary of the Issuer may Pay the Junior Notes (other than, for the avoidance of doubt, the payment of interest and Additional Amounts, if any, on the Junior Notes in the form of Junior PIK Notes) during the applicable Standstill Period; provided, however, that any balance in the Mandatory Redemption Escrow Account on the first day of any Standstill Period, provided that on the preceding day no Standstill Period was in effect, shall be applied by the Issuer to redeem Outstanding Junior Notes pursuant to the Indenture.

         Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph), unless the holders of the Senior Notes or the Senior Note Trustee have accelerated the maturity of the Senior Notes, the Issuer and the Guarantors may resume payments on the Junior Notes after the end of such Standstill Period, including any missed payments. Any payments that would otherwise have been due during the Standstill Period (other than payments of interest and Additional Amounts, if any, on the Junior Notes) will not become due until after the end of such Standstill Period.

         No Default (as such term is defined in the Senior Note Indenture) that existed or was continuing on the date of the commencement of any Standstill Period shall be, or be made, the basis of the commencement of a subsequent Standstill Period by the Senior Note Trustee, unless such Default shall have been cured or waived for a period of not less than 90 consecutive days. Except as provided in the preceding sentence, there shall be no limit on the number or frequency of Standstill Periods that may arise.

12.      Trustee Dealings with the Issuer

         Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of this Global Junior Note and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent or other agent may do the same with like rights.

13.      No Recourse Against Others

         No director, officer, employee or stockholder, as such, of the Issuer shall have any liability for any obligations of the Issuer under the Junior Notes or the Indenture or for any claims based on, or in respect of or by reason of such obligations or their creation.

14.      Authentication

         This Global Junior Note shall not be valid until an authorized officer of the Paying Agent (or an authenticating agent) manually signs the certificate of authentication on the other side of this Global Junior Note.

15.      Governing Law

         The Indenture and this Global Junior Note shall be governed by and construed in accordance with English law, except to the extent provisions of the Trust Indenture Act are included or deemed to be included herein, as to which the Trust Indenture Act shall govern.

                                   SCHEDULE A

         The initial principal amount of this Global Junior Note shall be U.S.$
- (- United States dollars).

         The following increases and decreases in the principal amount of this Global Junior Note have been made:

                                 Amount of
                                increase in     Amount of
                                 Principal     decrease in
                                 Amount of      Principal
               Amount of        this Global     Amount of
              decrease in       Junior Note     this Global
               Principal           upon         Junior Note                        Aggregate
               Amount of        payment of         upon                            Principal
              this Global       interest or     exchange of      Principal        this Global
              Junior Note       Additional      an interest      Amount of        Junior Note     Signature of
             as a result of     Amounts in      herein for       this Global      following       authorized
               payment of      the form of      Definitive       Junior Note         such         officer of
  Date         principal       Junior PIK       Registered        purchased       increase or     the Paying
  made           hereon           Notes        Junior Note(s)   and cancelled      decrease         Agent
  ----       --------------    ------------    --------------   -------------     -----------     ------------
                 U.S.$            U.S.$            U.S.$            U.S.$            U.S.$

                   PAYMENTS OF PRINCIPAL, PREMIUM AND INTEREST

The following payments on this Global Junior Note have been made:

                                   Interest or
                                   Additional
                  Interest or     Amounts paid                                       Signature of
                   Additional      in the form                                        authorized
                    Amounts         of Junior                       Principal       officer of the
  Date made       paid in cash      PIK Notes     Premium paid        paid           Paying Agent
---------------   -------------   --------------  --------------  --------------   ------------------
                     U.S.$            U.S.$           U.S.$           U.S.$
---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

---------------   -------------   --------------  --------------  --------------   ------------------

                                    EXHIBIT B

                   [FORM OF DEFINITIVE REGISTERED JUNIOR NOTE]

THIS NOTE IS A DEFINITIVE REGISTERED JUNIOR NOTE WITHIN THE MEANING OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

                             MARCONI CORPORATION plc
                    Guaranteed Junior Secured Notes due 2008

CUSIP No.: G58129AD2
ISIN Number: XS0166109768
Serial Number:

         Marconi Corporation plc, a public limited company organized under the laws of England and Wales, for value received, hereby promises to pay to _______________, or registered assigns, the principal sum of U.S.$ - (- United States dollars) October 31, 2008.

         Junior Note Interest Payment Dates: January 31, April 30, July 31 and October 31, commencing July 31, 2003.

         Reference is hereby made to the further provisions of this Definitive Registered Junior Note set forth on the reverse of this Definitive Registered Junior Note, which further provisions shall for all purposes have the same effect as if set forth at this place.

         Unless the certificate of authentication hereon has been executed by the Paying Agent referred to on the reverse hereof by manual signature, this Definitive Registered Junior Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, Marconi Corporation plc has caused this instrument to be signed manually or by facsimile by one of its duly authorized officers.

MARCONI CORPORATION PLC

By: ________________________

                          CERTIFICATE OF AUTHENTICATION

         This is one of the Definitive Registered Junior Notes referred to in the within-mentioned Indenture.

                                                  THE BANK OF NEW YORK
                                                  as Paying Agent

                                                  By: __________________________
                                                      Authorized Signatory
Dated:
       _________________

               [REVERSE SIDE OF DEFINITIVE REGISTERED JUNIOR NOTE]

                             MARCONI CORPORATION plc
                    Guaranteed Junior Secured Notes due 2008

1.       Interest

         Marconi Corporation plc, a public limited company organized under the laws of England and Wales (herein called the "ISSUER", which term includes any successor under the Indenture hereinafter referred to), for value received, hereby promises to pay interest on the principal amount of this Definitive Registered Junior Note from the Issue Date (or if interest has already been paid or duly provided for, from the most recent Junior Note Interest Payment Date to which interest has been paid or duly provided for), quarterly in arrears, on January 31, April 30, July 31 and October 31 of each year (each such date a "JUNIOR NOTE INTEREST PAYMENT DATE"), commencing July 31, 2003, at the applicable Junior Note Interest Rate, plus Additional Amounts, if any, until the principal hereof is paid or made available for payment.

         Subject to the restrictions contained in the Indenture, the Issuer may, by giving notice to the Trustee not less than 15 days prior to a Junior Note Interest Payment Date, elect to pay all (and not only some) of the interest and any Additional Amounts due on such Junior Note Interest Payment Date in Junior PIK Notes.

         With respect to any Junior Note Interest Period, if the Issuer elects to pay and actually pays interest on the Junior Notes on the relevant Junior
Note Interest Payment Date in cash, the Junior Notes will accrue interest at the rate of 10% per annum, otherwise the Junior Notes will accrue interest at the rate of 12% per annum.

         Any amount of principal, premium, if any, interest and Additional Amounts, if any, on this Definitive Registered Junior Note that is not paid when due shall, to the fullest extent lawful, accrue interest at a rate per annum equal to the Default Rate. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

         On the first Junior Note Interest Payment Date, the Issuer shall pay, in addition to accrued interest on the outstanding principal amount of this Definitive Registered Junior Note, an amount equal to the amount of interest that would have accrued on this Definitive Registered Junior Note if this Definitive Registered Junior Note had been Outstanding for the period from and including May 1, 2003 to but excluding the Issue Date, calculated using the Junior Note Interest Rate applicable to the first Junior Note Interest Period and computed on the basis of a 360-day year of twelve 30-day months.

2.       Currency and Method of Payment

         All payments of principal, premium, if any, interest, Additional Amounts, if any, and any other amounts due on this Definitive Registered Junior Note shall be made in the Relevant Currency.

         The Issuer through the Paying Agent shall pay interest on this Definitive Registered Junior Note to the Holder of this Definitive Registered Junior Note at the close of business on the Regular Record Date next preceding the Junior Note Interest Payment Date even if this Definitive Registered Junior
Note is cancelled after the Regular Record Date and on or before the Junior Note Interest Payment Date. The Holder of this Definitive Registered Junior Note must surrender this Definitive Registered Junior Note to the Paying Agent to collect principal payments.

3.       Paying Agent and Registrar

         Initially, The Bank of New York, a New York banking corporation, will act as Paying Agent (the "PAYING AGENT") and Registrar (the "REGISTRAR") with respect to this Definitive Registered Junior Note. The Issuer may appoint and change any Paying Agent, Registrar, co-registrar or transfer agent without prior notice.

4.       Indenture

         The Issuer issued the Definitive Registered Junior Notes under an Indenture, dated as of May 19, 2003 (the "INDENTURE"), among the Issuer, the Initial Guarantors named therein and JPMorgan Chase Bank, as Trustee (the "TRUSTEE"), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Issuer, the Guarantors and the Holder of this Definitive Registered Junior Note, and of the terms upon which this Definitive Registered Junior Note is, and is to be, authenticated and delivered. The terms of the Definitive Registered Junior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 USC. Sections 77aaa-77bbbb) as in force at the date as of which this instrument was executed (the "TRUST INDENTURE ACT", which term shall, in the event the Trust Indenture Act of 1939 is amended after such date, mean, to the extent required by any such amendment, the US Trust Indenture Act of 1939 as so amended). The Definitive Registered Junior Notes are subject to, and qualified by, all such terms, certain of which are summarized below, and the Holder of this Definitive Registered Junior Note is referred to the Indenture and the Trust Indenture Act for a more complete statement of those terms. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture.

         This Definitive Registered Junior Note is a direct, secured and unsubordinated obligation of the Issuer and is one of a duly authorized issue of securities of the Issuer limited, except as a result of any increase in principal amount of the Junior Notes as a result of the payment of interest or Additional Amounts, if any, in the form of Junior PIK Notes, in aggregate principal amount to U.S.$486,881,472 (four hundred eighty-six million, eight hundred eighty-one thousand, four hundred seventy-two United States dollars). No reference herein to the Indenture and no provision of this Definitive Registered Junior Note or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of, premium, if any, and interest and Additional Amounts, if any, on this Definitive Registered Junior Note when due at the times, place and rate, and in the coin or currency, herein prescribed.

5.       Redemption

         The Junior Notes are redeemable, in whole but not in part, at the option of the Issuer at any time upon not less than 30 days' but not more than 60 days' notice at a redemption price in cash equal to the Optional Redemption Price, provided that the Issuer may only redeem the Junior Notes if the Issuer simultaneously redeems all outstanding Junior Notes and all outstanding Senior Notes in accordance with the provisions of the Indenture and the Senior Note Indenture, respectively.

         The Junior Notes are redeemable, in whole but not in part, at the option of the Issuer and at any time upon not less than 30 days' but not more than 60 days' notice at a redemption price in cash equal to the Optional Redemption Price, if at any time (other than during a Standstill Period or at a time when a Payment Stop Event has occurred and is continuing) the aggregate principal amount of the then Outstanding Junior Notes is less than 10% of the aggregate principal amount of the Junior Notes issued on the Issue Date.

         The Junior Notes must be redeemed in whole or in part out of funds available therefor in the Mandatory Redemption Escrow Account, in the circumstances set forth in the Indenture, in each case at a redemption price in cash of 110% of their outstanding principal amount, plus accrued and unpaid interest thereon and Additional Amounts in respect thereof, if any, to the date of redemption and upon notice of not less than ten (10) but not more than fifteen (15) London Business Days.

         The Junior Notes also must be redeemed upon the Issuer becoming aware of the occurrence of a Change of Control or upon any merger, consolidation or reorganization of the Issuer with any Person, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, in each case at a redemption price in cash equal to the Optional Redemption Price and in accordance with the applicable provisions of the Indenture and upon notice as provided in the Indenture.

         The Issuer at its option may at any time redeem all, but not less than all, of the affected Definitive Registered Junior Notes in cash at 100% of the principal amount of such Definitive Registered Junior Notes, plus any accrued and unpaid interest thereon and Additional Amounts, if any, to the Repayment Date, upon not less than 30 nor more than 60 days' notice, if, as a result of any amendment to, or change in, the laws (including any regulations or rulings thereunder) of the United Kingdom (including any European Union law or directive that has the effect of law in the United Kingdom) or any other Taxing Jurisdiction, or any amendment to or change in any official position concerning the administration, application or interpretations of such laws or regulations (including a judgment by a court of competent jurisdiction), which amendment or change is announced and effective on or after the Issue Date, the Issuer satisfies the Trustee that it has become or will become obligated to pay Additional Amounts which are more than a de minimis amount (as determined by the Issuer in its reasonable judgment) on the next date on which any amount would be payable with respect to such Definitive Registered Junior Notes and the Issuer determines in good faith that such obligation cannot be avoided by the use of reasonable measures available to the Issuer (including, without limitation, by changing the jurisdiction from which or through which payments on such Definitive Registered Junior Notes are made).

         In the event of mandatory or optional redemption of the Junior Notes, other than at Stated Maturity, the redemption price to be paid by the Issuer on the applicable Repayment Date shall be payable in United States dollars, unless the Issuer elects to make payment in British pounds sterling, which election shall be irrevocable and shall be set forth in the applicable notice of redemption. If the Issuer elects to make payment in British pounds sterling, the amount payable in respect of this Definitive Registered Junior Note shall be the Sterling Equivalent of the principal amount of this Definitive Registered Junior
Note in United States dollars, multiplied by the applicable redemption price, multiplied by 1.005 and rounded (if necessary) to the nearest penny (with
L0.005 being rounded upwards).

6.       Guarantee

         The obligations of the Issuer under the Indenture and the Junior Notes have been unconditionally and irrevocably guaranteed by the Guarantors pursuant to the Guarantee of the Junior Notes.

7.       Exchange

         This Definitive Registered Junior Note is in registered form. The Definitive Registered Junior Notes are in denominations of US$1.00 and whole multiples of US$1.00 of principal. A Holder may only transfer or exchange this Definitive Registered Junior Note in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any Taxes and fees required by law or permitted by the Indenture. The Registrar need not register the transfer of or exchange any Definitive Registered Junior Notes during the 15-day period preceding (i) the due date for any payment of principal of, premium, if any, interest or Additional Amounts if any, on the Junior Notes, or (ii) the day on which Junior Notes are scheduled for redemption, except the unredeemed portion of Junior Notes being redeemed in part.

8.       Persons Deemed Owners

         The Holder of this Definitive Registered Junior Note shall be treated as the owner of it for all purposes.

9.       Amendment, Waiver

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer, the Guarantors and the Trustee with the consent of the Required Holders of a majority in aggregate principal amount of the Junior Notes Outstanding at the time of amendment or modification. This Indenture also contains provisions permitting the Required Holders of a majority in aggregate principal amount of the Junior Notes at any time Outstanding, on behalf of the Holders of all the Junior Notes, to waive compliance by the Issuer with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences. Any such consent or waiver by or on behalf of the Holder of this Definitive Registered Junior Note shall be conclusive and binding upon such Holder and upon all future Holders of this Definitive Registered Junior Note and of any Definitive Registered Junior Note issued in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Definitive Registered Junior Note.

         The Indenture provides that, subject to the restrictions in the Security Trust and Intercreditor Deed, if the Holders (as such term is defined in the Senior Indenture) of the Senior Notes waive a Default or Event of Default (as such terms are defined in the Senior Note Indenture) and/or consent to an amendment (which amendment becomes effective) to the terms of any covenant or condition in the Senior Notes and/or the Senior Note Indenture to address the circumstances leading to such Default or Event of Default during any Standstill Period, (i) in the case of a waiver, the Holders will be deemed to have waived any existing corresponding Default or Event of Default, and (ii) the Issuer and the Guarantors may (in the case of a waiver) and promptly will (in the case of an amendment) enter into a supplemental indenture to the Indenture with the Trustee to record such waiver (in the case of a waiver) or amend the Junior Notes and/or the Indenture to the same effect (in the case of an amendment), in each case without the consent of the Holders, and in each case provided that no such waiver or amendment will effect any of the changes specified in clauses (1) through (14), inclusive, of Section 10.01 (Supplemental Indentures With Consent of Holders) of the Indenture without the consent of each Holder affected thereby.

10.      Defaults and Remedies

         The Definitive Registered Junior Notes have the Events of Default as set forth in Section 6.01 (Events of Default) of the Indenture. If certain Events of Default occur and are continuing, the Required Holders of at least 25% (or, in certain cases, at least 35%) in aggregate principal amount of the Junior Notes then Outstanding, subject to certain limitations, may declare all the Junior Notes to be due and payable immediately. Certain events of bankruptcy or insolvency with respect to the Issuer are Events of Default and shall result in the Junior Notes being due and payable immediately upon the occurrence of such Events of Default.

         Holders of Definitive Registered Junior Notes may not enforce the Indenture or such Definitive Registered Junior Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Definitive Registered Junior Notes unless it receives indemnity or security reasonably satisfactory to it. Subject to certain limitations, the Required Holders of a majority in aggregate principal amount of the Junior Notes then Outstanding may direct the Trustee in its exercise of any trust or power. The Required Holders of a majority in aggregate principal amount of the Junior Notes then Outstanding by written notice to the Trustee may rescind a declaration of acceleration if the rescission is prior to a judgment or decree for payment and if all Events of Default have been cured or waived except nonpayment of principal and interest that have become due solely because of the acceleration. The above description of Events of Default and remedies is qualified by reference, and subject in its entirety, to the more complete description thereof contained in the Indenture.

11.      Payment Blockage

         Subject to, and after giving effect to, the payment from the Mandatory Redemption Escrow Account described in clause (b) of Section 6.02 of the Indenture, neither the Issuer nor any Subsidiary of the Issuer may pay any principal of, premium (if any) or interest or Additional Amounts (if any) on any Junior Notes, other than interest or Additional Amounts paid in the form of Junior PIK Notes, and none of them may otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any Junior Notes (collectively, "PAY THE JUNIOR NOTES") if a Payment Stop Event has occurred and is continuing.

         If at any time a Standstill Event has occurred, neither the Issuer nor any Subsidiary of the Issuer may Pay the Junior Notes (other than, for the avoidance of doubt, the payment of interest and Additional Amounts, if any, on the Junior Notes in the form of Junior PIK Notes) during the applicable Standstill Period; provided, however, that any balance in the Mandatory Redemption Escrow Account on the first day of any

Standstill Period, provided that on the preceding day no Standstill Period was in effect, shall be applied by the Issuer to redeem Outstanding Junior Notes pursuant to the Indenture.

         Notwithstanding the provisions described in the immediately preceding paragraph (but subject to the provisions contained in the second preceding and in the immediately succeeding paragraph), unless the holders of the Senior Notes or the Senior Note Trustee have accelerated the maturity of the Senior Notes, the Issuer and the Guarantors may resume payments on the Junior Notes after the end of such Standstill Period, including any missed payments. Any payments that would otherwise have been due during the Standstill Period (other than payments of interest and Additional Amounts, if any, on the Junior Notes) will not become due until after the end of such Standstill Period.

         No Default (as such term is defined in the Senior Note Indenture) that existed or was continuing on the date of the commencement of any Standstill Period shall be, or be made, the basis of the commencement of a subsequent Standstill Period by the Senior Note Trustee, unless such Default shall have been cured or waived for a period of not less than 90 consecutive days. Except as provided in the preceding sentence, there shall be no limit on the number or frequency of Standstill Periods that may arise.

12.      Trustee Dealings with the Issuer

         Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of this Definitive Registered Junior Note and may otherwise deal with and collect obligations owed to it by the Issuer or its Affiliates and may otherwise deal with the Issuer or its Affiliates with the same rights it would have it if were not Trustee. Any Paying Agent, Registrar or other agent may do the same with like rights.

13.      No Recourse Against Others

         No director, officer, employee or stockholder, as such, of the Issuer shall have any liability for any obligations of the Issuer under the Junior Notes or the Indenture or for any claims based on, or in respect of or by reason of such obligations or their creation.

14.      Authentication

         This Definitive Registered Junior Note shall not be valid until an authorized officer of the Paying Agent (or an authenticating agent) manually signs the certificate of authentication on the other side of this Definitive Registered Junior Note.

15.      Governing Law

         The Indenture and this Definitive Registered Junior Note shall be governed by and construed in accordance with English law, except to the extent provisions of the Trust Indenture Act are included or deemed to be included herein, as to which the Trust Indenture Act shall govern.

                                    EXHIBIT C

                      Form of Guarantee of the Junior Notes

[CLIFFORD CHANCE LOGO]                             LIMITED LIABILITY PARTNERSHIP

                                                                  EXECUTION COPY

                           THE GUARANTORS NAMED HEREIN
                                  AS GUARANTORS

                                  IN FAVOUR OF

                   THE LAW DEBENTURE TRUST CORPORATION p.l.c.
                             JPMORGAN CHASE BANK and
                             EACH JUNIOR NOTEHOLDER
                                AS BENEFICIARIES

                  --------------------------------------------

                          GUARANTEE OF THE JUNIOR NOTES

                  --------------------------------------------

THIS GUARANTEE is made on 19 May 2003

BY:

(1) THE GUARANTORS listed in Schedule 1 (Initial Guarantors) hereto, and their respective successors (the "INITIAL GUARANTORS") and such other Persons as may from time to time become party to this Guarantee as Guarantors, and their respective successors (each a "GUARANTOR" and together, the "GUARANTORS"); in favour of

(2) THE LAW DEBENTURE TRUST CORPORATION p.l.c. as Security Trustee (as defined in Schedule 4);

(3)      JPMORGAN CHASE BANK as Junior Note Trustee (as defined below); and

(4) each Junior Noteholder (as defined below) (together with the Security Trustee and the Junior Note Trustee, the "BENEFICIARIES", and each a "BENEFICIARY").

WHEREAS

(A) Marconi Corporation plc, a public limited company incorporated under the laws of England and Wales, as Issuer (as defined in Schedule 4) has entered into an Indenture with the Junior Note Trustee and the Initial Guarantors dated 19 May 2003 (as amended, restated, varied, novated or supplemented from time to time, the "JUNIOR NOTE INDENTURE") to provide for the issuance of its Guaranteed Junior Secured Notes due 2008 (the "JUNIOR NOTES").

(B) The Junior Note Indenture is subject to the provisions of the Trust Indenture Act (as defined in Schedule 4) that are required to be part of and govern indentures qualified under the Trust Indenture Act.

(C) The Initial Guarantors desire to give the guarantee of the Junior Notes provided for herein and in the Junior Note Indenture.

1.       DEFINITIONS AND INTERPRETATION

1.1 In this Guarantee the following expressions have the following meanings:

         "DEFAULT" has the meaning set forth in Schedule 3.

         "EVENT OF DEFAULT" has the meaning set forth in Schedule 3.

         "GUARANTEED OBLIGATIONS" means any principal, premium, interest, Additional Amounts, penalties, fees (including legal fees and disbursements of counsel), commissions, charges, costs, expenses, indemnifications, reimbursements, make-whole amounts, damages and other liabilities (including, without limitation, contingent and prospective liabilities) payable by the Issuer under the Relevant Documents in respect of the Junior Notes and the Junior Note Indenture.

         "JUNIOR NOTEHOLDER" means (i) for so long as any Junior Notes are represented by one or more Global Junior Notes, the bearer thereof, which shall be the Depositary and (ii) in the event that Definitive Registered Junior Notes are issued, the Person in whose name a Definitive Registered Junior Note is registered on the Registrar's books.

         "JUNIOR NOTE TRUSTEE" means JPMorgan Chase Bank as trustee under the Junior Note Indenture, and its successors and assigns thereunder.

         "OUTSTANDING" has the meaning set forth in Schedule 3.

         "PAYMENT STOP EVENT" means the occurrence of either of the following:

         (a) the failure by the Issuer or any Guarantor (as defined in Schedule 3) to pay on the due date any amount payable under the Senior Notes or the Senior Note Indenture, or

         (b) the acceleration of the maturity of the Senior Notes following the occurrence of an Event of Default under the Senior Notes or the Senior Note Indenture,

         provided that a Payment Stop Event shall cease to be continuing if:

         (i) the relevant Default under the Senior Notes or the Senior Note Indenture has been remedied or waived and any such acceleration has been rescinded in accordance with the Senior
                  Note Indenture;

         (ii) the Required Holders of at least a majority in aggregate principal amount of the then Outstanding Senior Notes consent in writing to the cessation of such Payment Stop Event; or

         (iii) the Senior Note Obligations have been discharged in full and there are no further Senior Note Obligations.

         "REQUIRED HOLDERS" means at any time, the Senior Noteholder or Senior Noteholders of at least the specified percentage of the aggregate principal amount of the Senior Notes at the time Outstanding, calculated in the manner provided in the Senior Note Indenture.

         "SENIOR NOTEHOLDER" means (i) for so long as any Senior Notes are represented by one or more Global Senior Notes (as defined in Schedule
         3), the bearer thereof, which shall be the Depositary (as defined in
         Schedule 3) and (ii) in the event that Definitive Registered Senior Notes (as defined in Schedule 3) are issued, the Person in whose name a Definitive Registered Senior Note is registered on the books of the Registrar (as defined in Schedule 3).

         "SENIOR NOTE OBLIGATIONS" means any principal, premium, interest, Additional Amounts (as defined in Schedule 3), penalties, fees, expenses, indemnifications, reimbursements, make-whole amounts, damages and other liabilities (including, without limitation, contingent and prospective liabilities) payable under the Senior Notes or the Senior
         Note Indenture.

         "SENIOR NOTE TRUSTEE" means Law Debenture Trust Company of New York as trustee under the Senior Note Indenture, and its successors and assigns thereunder.

         "SENIOR NOTES" means the Guaranteed Senior Secured Notes due 2008 issued by the Issuer pursuant to the Senior Note Indenture.

         "STID" means the Security Trust and Intercreditor Deed dated the Issue Date between, among others, the Issuer, the Security Trustee, the Initial Guarantors and the Junior Note Trustee, as amended, modified, restated or supplemented from time to time.

1.2 Unless otherwise indicated, capitalised terms used herein but not defined herein have the meaning assigned to them in Schedule 4.

1.3 This Guarantee is the guarantee referred to in Section 11.01 of the Junior Note Indenture and it is issued under, and has all the benefits of, the Junior Note Indenture.

2.       GUARANTEE

2.1 Each Guarantor hereby absolutely, fully, unconditionally and irrevocably:

         2.1.1 guarantees, jointly and severally with each other Guarantor to the Beneficiaries the due and punctual payment, observance and performance when due by the Issuer of all the Guaranteed Obligations;

         2.1.2 agrees to pay to the Beneficiaries from time to time on demand of the Junior Note Trustee or on demand of the Security Trustee acting on the instructions of the Junior Note Trustee (or on demand of any Junior Noteholder in circumstances in which such Junior Noteholder is entitled to make demand of the Issuer under the Junior Note Indenture) all sums of money constituting Guaranteed Obligations which the Issuer is at any time liable to pay to any or all of the Beneficiaries and which have become due and payable but have not been paid at the time such demand is made; and

         2.1.3 agrees as a primary obligation to indemnify the Beneficiaries from time to time in full on demand from and against any loss incurred by the Beneficiaries as a result of any failure by the Issuer to pay or otherwise discharge any of the Guaranteed Obligations when due or any of the Guaranteed Obligations being or becoming void, voidable, unenforceable or ineffective as against the Issuer for any reason whatsoever, whether or not known to the Beneficiaries, the amount of such loss being the amount which the Beneficiaries would otherwise have been entitled to recover from the Issuer.

2.2 This Guarantee shall not become effective against Marconi Sud S.p.A. as an Initial Guarantor until the date on which it executes and delivers a supplemental indenture to the Junior Note Indenture in accordance with
         Section 4.38 of the Junior Note Indenture.

2.3 Notwithstanding any other provision of this Guarantee, the obligations of the Guarantors under this Guarantee (but excluding, to the fullest extent consistent with applicable law, the obligations set forth in Clause 8) shall be limited in the manner set out in Clause 24.5.2 and
         Schedule 9 of the STID, and all the provisions hereof shall be construed accordingly.

2.4 The rights of the Security Trustee and the Junior Note Trustee under this Guarantee are subject to the provisions of the STID.

3.       PAYMENT BLOCKAGE PROVISION

3.1 No Guarantor may pay any principal of, premium (if any) or interest or Additional Amounts (if any) on any Junior Notes, and no Guarantor may otherwise purchase, repurchase, redeem or otherwise acquire or retire for value any Junior Notes (collectively, "PAY THE JUNIOR NOTES") if a Payment Stop Event has occurred and is continuing.

3.2 If at any time a Standstill Event has occurred, no Guarantor may Pay the Junior Notes during the applicable Standstill Period.

3.3 Notwithstanding the provisions described in sub-clause 3.2 (but subject to the provisions contained in sub-clause 3.1), unless the Senior Noteholders or the Senior Note Trustee have accelerated the maturity of the Senior Notes, any Guarantor may resume payments on the Junior Notes after the end of such Standstill Period, including any missed payments. Any payments that would otherwise have been due during the Standstill Period (other than payments of interest and Additional Amounts, if any, on the Junior Notes) will not become due until after the end of such Standstill Period.

4.       ADDITIONAL GUARANTORS

         Any Person that is not an Initial Guarantor may become a Guarantor by executing and delivering to the Security Trustee and the Junior Note
         Trustee:

         4.1.1 an accession letter substantially in the form attached hereto as Schedule 2;

         4.1.2 a supplemental indenture to the Junior Note Indenture pursuant to which it becomes a Guarantor of the Junior Notes issued thereunder, in form and substance satisfactory to the Junior Note Trustee; and

         4.1.3 an Officers' Certificate of such Person stating that the execution of such supplemental indenture is authorised or permitted by the Junior Note Indenture;

         4.1.4 an Opinion of Counsel reasonably satisfactory to the Security Trustee as to the existence of such Person and the validity and binding effect of such accession letter, of such supplemental indenture and of this Guarantee on such Person; and

         4.1.5 any further documents required under the STID or under the Junior Note Indenture.

5.       RELEASE OF GUARANTORS

         A Guarantor shall only be released from its obligations under this Guarantee in accordance with the provisions of the STID and the Junior
         Note Indenture.

6.       COMPLIANCE OBLIGATIONS

6.1 Each Guarantor covenants in favour of the Junior Note Trustee and the Junior Noteholders that it will duly perform and comply with the obligations expressed to be undertaken by it in the Junior Note Indenture.

6.2 The Guarantors covenant in favour of the Security Trustee that together they will provide the Security Trustee with one copy of each of the Senior Note Indenture and the Junior Note Indenture, and any respective supplements or amendments thereto. The Security Trustee shall be entitled to rely on the documents provided to it under this Clause 6.2 in the absence of receipt of any further documents as provided hereunder.

7.       PRESERVATION OF RIGHTS

7.1 The obligations of each Guarantor contained in this Guarantee shall be undertaken as principal obligor and not merely as surety and shall be in addition to and independent of every other security which the Beneficiaries may at any time hold in respect of any of the Guaranteed Obligations.

7.2 The obligations of each Guarantor herein contained shall constitute and be continuing obligations notwithstanding any settlement of account or other matter or thing whatsoever and shall not be considered satisfied by any intermediate payment or satisfaction of all or any of the Guaranteed Obligations and shall continue in full force and effect until all sums due from the Issuer constituting Guaranteed Obligations have been irrevocably paid, and all other actual or contingent obligations of the Issuer thereunder or in respect thereof have been irrevocably satisfied, in full.

7.3 Neither the obligations of any Guarantor contained in this Guarantee nor the rights, powers and remedies conferred in respect of each Guarantor upon the Beneficiaries by this Guarantee or by law shall be discharged, impaired or otherwise affected by:

         7.3.1 the winding-up, dissolution, administration, reorganisation or moratorium of the Issuer or any other Person or any change in the status, function, control or ownership of the Issuer or any other Person;

         7.3.2 any of the Guaranteed Obligations or any other security relating to the Guaranteed Obligations being or becoming illegal, invalid, unenforceable or ineffective in any respect;

         7.3.3 any time or other indulgence (including for the avoidance of doubt, any composition) being granted or agreed to be granted to the Issuer or any other Person in respect of any of the Guaranteed Obligations or under any other security;

         7.3.4 any amendment to, or any variation, waiver or release of, any of the Guaranteed Obligations or under any other security or other guarantee or indemnity in respect thereof, however fundamental;

         7.3.5 any failure to take, or fully to take, any security contemplated by the Relevant Documents or otherwise agreed to be taken in respect of the Guaranteed Obligations;

         7.3.6 any failure to realise or fully to realise the value of, or any release, discharge, exchange or substitution of, any security taken in respect of the Guaranteed Obligations; or

         7.3.7 any other act, event or omission which, but for this Clause 7.3, might operate to discharge, impair or otherwise affect any of the obligations of the Guarantors contained in this Guarantee or any of the rights, powers or remedies conferred upon the Beneficiaries by this Guarantee, the Relevant Documents or by law.

7.4 Any settlement or discharge between any Guarantor and any Beneficiary shall be conditional upon no payment to the Beneficiaries by the Issuer or any other Person on the Issuer's behalf being avoided or reduced by virtue of any laws relating to bankruptcy, insolvency, liquidation or other laws for the time being in force and, in the event of any such payment being so avoided or reduced, the Beneficiaries shall be entitled to recover the amount by which such payment is so avoided or reduced from such Guarantor subsequently as if such settlement or discharge had not occurred.

7.5 The Beneficiaries shall not be obliged before exercising any of the rights, powers or remedies conferred upon them in respect of each Guarantor by this Guarantee or by law:

         7.5.1    to make any demand of the Issuer;

         7.5.2 to take any action or obtain judgment in any court against the Issuer;

         7.5.3 to make or file any claim or proof in a winding-up or dissolution of the Issuer; or

         7.5.4 to enforce or seek to enforce any security taken in respect of any of the Guaranteed Obligations.

7.6 Each Guarantor agrees that, so long as the Issuer is under any actual or contingent obligations under the Junior Note Indenture or the Junior Notes, such Guarantor shall not exercise any rights which it may at any time have by reason of performance by it of its obligations under this
         Guarantee:

         7.6.1 to be indemnified by the Issuer or to receive any collateral from the Issuer; and/or

         7.6.2    to claim any contribution from any other Guarantor; and/or

         7.6.3 to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of all or any of the Beneficiaries under the Junior Note Indenture or the Junior Notes or of any other security taken pursuant to, or in connection with, the Junior Note Indenture or the Junior Notes by all or any of the Beneficiaries; and/or

         7.6.4 to be subrogated to the rights of all or any of the Beneficiaries against the Issuer in respect of amounts paid by any Guarantor under this Guarantee, and (save as aforesaid) each Guarantor hereby expressly waives presentment, demand, protest and notice of dishonour in respect of the Junior Note Indenture and each Junior Note.

7.7 Each Guarantor undertakes that its obligations hereunder will at all times rank at least pari passu with all its other present and future unsecured obligations save for such obligations as may be preferred by provisions of law that are both mandatory and of general application.

8.       STAMP DUTIES

         The Guarantors hereby agree to pay all stamp, registration and other taxes and duties (including any interest and penalties thereon or in connection therewith) which are payable upon or in connection with the execution and delivery of this Guarantee, and to indemnify the Beneficiaries against any claim, demand, action, liability, damages, cost, loss or expense (including, without limitation, legal fees and any applicable value added tax) which any of them incur as a result or arising out of or in relation to any failure to pay or delay in paying any of the same.

9.       BENEFIT OF GUARANTEE

9.1      DEED POLL

         This Guarantee shall take effect as a deed poll for the benefit of the Beneficiaries from time to time.

9.2      BENEFIT

         This Guarantee shall enure to the benefit of each Beneficiary and its (and any subsequent) successors and assigns, each of which shall be entitled severally to enforce this Guarantee against the Guarantors.

10.      FOREIGN LAW PROVISIONS

10.1 Each Guarantor whose assets are located in Mexico or is organized under the laws of Mexico herein expressly and irrevocably waives (i) any right to which it might be entitled to have its obligations under this Guarantee divided among itself and one or more other Persons, if such Guarantor's obligations would be less than the full amount claimed hereunder, (ii) any benefit of order, excussio and division, or (iii) to the extent applicable, any benefit it may have under any of Articles 2813 through 2823, or Articles 2840, 2842, 2844, 2845, 2846, 2847, 2848
         and 2849 of Mexico's Federal Civil Code and the correlative articles of the Civil Codes of each political subdivision of Mexico.

10.2 In relation to any payment under this Guarantee made by any Guarantor which is organized under the laws of Switzerland, such Guarantor shall, if and to the extent required by applicable law in force at the relevant time, subject to any applicable double taxation treaty, deduct Swiss withholding tax at the then applicable rate and pay it to the Swiss Federal Tax Administration and, with respect to such deduction made, not be obliged to gross-up or indemnify in accordance with the Junior Note Indenture.

11.      CURRENCY INDEMNITY

         All sums payable by the Guarantors under this Guarantee shall be payable in the Relevant Currency. Any amount received or recovered in a currency other than the Relevant Currency with respect to the Guaranteed Obligations (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding up or dissolution of the Issuer, any Guarantor, any Subsidiary of the Issuer or otherwise) by any Beneficiary in respect of any sum expressed to be due to it from any Guarantor shall constitute a discharge of such Guarantor only to the extent of the Relevant Currency amount which the recipient is able to purchase with the amount so received or recovered in other currency on the date of receipt of that recovery (or, if it is not possible to make that purchase on that date, on the first date on which it is possible to do
         so). If that Relevant Currency amount is less than the Relevant Currency amount expressed to be due to the recipient pursuant to any Guaranteed Obligation, each Guarantor shall indemnify the recipient against the cost of making any such purchase. For the purposes of this indemnity, it will be sufficient for the relevant Beneficiary to certify (indicating the sources of information used) that it would have suffered a loss had the actual purchase of the Relevant Currency been made with the amount so received in that other currency on the date of receipt or recovery (or, if a purchase of the Relevant Currency on such date had not been possible, on the first date on which it would have been possible). These indemnities, to the extent permitted by law: (1) constitute a separate and independent obligation from the other obligations of each Guarantor; (2) shall give rise to a separate and independent cause of action; (3) shall apply irrespective of any waiver granted by any Beneficiary; and (4) shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any Guaranteed Obligation, or any other judgment or order.

12.      SUSPENSE ACCOUNT

         Any monies received, recovered or realised by any Beneficiary under or pursuant to this Guarantee (including the proceeds of any conversion of currency) may in its discretion be credited to and held in any suspense or impersonal account pending their application from time to time in or towards the discharge of this Guarantee. The Guarantors shall have no right to require that any monies received by any Beneficiary pursuant to this Guarantee be applied at any particular time or times.

13.      NOTICES

13.1 All notices, demands and other communications to any Guarantor hereunder shall be made in writing (by letter or fax) and shall be sent to such Guarantor in care of the Issuer at:

         Regents Place
         338 Euston Road
         London NW1 3BT
         England

         Fax: +44 207 493 1974
         Attention: Company Secretary

         or to such other address or fax number or for the attention of such other Person or department as the Issuer has notified to the Beneficiaries in writing pursuant to Clause 13.2 hereof. Any such notice, demand or other communication shall be deemed to have been made on each Guarantor.

13.2 All notices, demands and other communications to the Beneficiaries hereunder shall be made in writing (by letter or fax) and shall be sent to the Beneficiaries in care of the Junior Note Trustee at:

         Trinity Tower
         9 Thomas More Street
         London E1W 1PP
         England

         Fax: +44 207 777 5420
         Attention: Manager, Trust Administration

         with a mandatory copy to the Security Trustee at:

         Fifth Floor
         100 Wood Street
         London EC2V 7EX

         Fax: +44 207 696 5261
         Attention: Trust Management Department

         or to such other address or fax number or for the attention of such other Person or department as the Junior Note Trustee or the Security Trustee (as the case may be) has notified to the Issuer in writing pursuant to Clause 13.1 hereof.

13.3     EFFECTIVENESS

         Every notice, demand or other communication sent in accordance with Clause 13.1 or Clause 13.2 shall be effective upon receipt by the Issuer or the Junior Note Trustee (as the case may be).

14.      JOINT GUARANTORS

14.1 The liability of each Guarantor under this Guarantee shall be joint and several with each other Guarantor and every indemnity, agreement and undertaking contained in this Guarantee shall be construed accordingly.

14.2 The liability of each Guarantor under this Guarantee to the Beneficiaries shall not be discharged or affected in any way (a) by reason of the invalidity, voidability or unenforceability of this Guarantee as regards any other Guarantor or any other security or (b) by any Beneficiary releasing, discharging, compounding with or varying the liability under this Guarantee of, or making any other arrangement with, any other Guarantor.

15.      PARTIAL INVALIDITY

         If at any time, any provision of this Guarantee is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity nor enforceability of the remaining provisions of this Guarantee or of such provisions under the law of any other jurisdiction shall in any way be affected or impaired thereby.

16.      LAW AND JURISDICTION

16.1 This Guarantee and all matters arising from or connected with it shall be governed by and construed in accordance with English law, except to the extent provisions of the

         Trust Indenture Act are included or deemed to be included herein, as to which the Trust Indenture Act shall govern.

16.2 Each party hereto agrees that the courts of (a) England and (b) the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York have jurisdiction to settle any dispute (a "DISPUTE"), arising from or connected with this Guarantee (including a dispute regarding the existence, validity or termination of this Guarantee) or the consequences of its nullity.

16.3 Each party hereto agrees that the courts referred to in Clause 16.2 are the most appropriate and convenient courts to settle any Dispute.

16.4 Clause 16.2 and 16.3 are for the benefit of the Beneficiaries only. As a result, nothing in this Guarantee prevents the Beneficiaries from taking proceedings relating to a Dispute ("PROCEEDINGS") in any other courts with jurisdiction. To the extent allowed by law, the Beneficiaries may take concurrent Proceedings in any number of jurisdictions.

16.5 Each Guarantor agrees that the documents which start any Proceedings and any other documents required to be served in relation to those Proceedings may be served on it by being delivered (a) in connection with any Proceedings in England, to the Issuer at Regents Place, 338 Euston Road, London, NW1 3BT, England or, if different, the Issuer's registered office for the time being or at any address of the Issuer or any Guarantor in Great Britain at which process may be served on such Guarantor in accordance with Part XXIII of the Companies Act 1985 and
         (b) in connection with any Proceedings in the Borough of Manhattan, New York, to Marconi Electronic Systems Holdings Inc., attn: Patricia Hoffman, c/o Marconi Communications, Inc., 333 Pierce Road, Suite 370, Itasca, Illinois 60143 USA, or if different, the principal place of business of Marconi Electronic Systems Holdings Inc. in the United States of America for the time being. If any such Person is not or ceases to be effectively appointed to accept service of process on behalf of the Guarantors, the Guarantors (acting together) shall, on the written demand of the Security Trustee addressed to the Guarantors and delivered to the Guarantors in accordance with Clause 13 hereof, appoint a further Person in England or (as the case may be) the County of New York to accept service of process on their behalf and, failing such appointment within 15 days, the Security Trustee shall be entitled to appoint such a Person by written notice addressed to the Guarantors and delivered to the Guarantors in accordance with Clause 13 hereof. Nothing in this paragraph shall affect the right of the Beneficiaries to serve process in any other manner permitted by law. This Clause 16.5 applies to Proceedings in England and in the County of New York.

16.6 Each Guarantor consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including (without limitation) the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which is made or given in such Proceedings.

16.7 To the extent permitted by law, each Guarantor hereby waives any objections to the enforcement by any court referred to in Clause 16.2 of any judgment validly obtained in any court referred to in Clause 16.2 on the basis of any such legal suit, action or proceeding.

16.8 To the extent that any Guarantor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to any Guarantor or their respective assets or revenues, each Guarantor agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction and, in particular, to the extent that in any Proceedings taken in the City of New York or elsewhere in the United States the foregoing waiver of immunity shall have the fullest scope permitted under the United States Foreign Sovereign Immunities Act of 1976 and is intended to be irrevocable for the purposes of such Act.

17.      DEPOSIT OF DEED OF GUARANTEE

         This Guarantee shall be deposited with and held by the Security Trustee until the date which is two years after all the Guaranteed Obligations have been discharged in full. The Guarantors hereby acknowledge the right of each Beneficiary to the production of this Guarantee.

18.      UNCONDITIONAL RIGHT TO RECEIVE PAYMENT

         Notwithstanding any other provision of this Guarantee, the right of any Junior Noteholder to receive payment of principal and interest on, and any premium and Additional Amounts (if any) on the Junior Notes held by such Junior Noteholder, on or after the respective due dates expressed in such Junior Notes, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Junior Noteholder, and, therefore, each Junior Noteholder has a direct right to institute suit to enforce such payment.

19.      COUNTERPARTS

         This Guarantee may be executed in any number of counterparts, each of which is an original and all of which together evidence the same agreement.

IN WITNESS WHEREOF this Guarantee has been executed as a deed by each Guarantor and is intended to be and is hereby delivered by each Guarantor as a deed on the date specified above.

THE GUARANTORS

EXECUTED as a DEED by each Guarantor

                                   SCHEDULE 1

                               INITIAL GUARANTORS

Marconi Communications, Inc.

Marconi Networks Worldwide, Inc.

Marconi Communications Technology, Inc.

Marconi Communications Federal, Inc.

Marconi Acquisition Corp.

Marconi Intellectual Property (Ringfence) Inc.

Marconi Communications Limited, a private limited company incorporated under the laws of the Republic of Ireland

Marconi Communications Optical Networks Limited

Marconi Communications, S.A. de C.V.

Marconi Communications de Mexico, S.A. de C.V.

Marconi Communications Exportel, S.A. de C.V.

Administrativa Marconi Communications, S.A. de C.V.

Marconi Communications B.V.

Marconi Communications GmbH, a private company incorporated under the laws of Switzerland

Metapath Software International Limited

Mobile Systems International Holdings Limited

GPT Special Project Management Limited

Marconi Communications Limited, a private limited company incorporated under the laws of England and Wales

Marconi Communications International Limited

Marconi Communications China Limited

Marconi Communications International Investments Limited

Marconi Communications International Holdings Limited

Marconi Communications Investments Limited

Marconi Communications Holdings Limited

Marconi (Bruton Street) Limited

Marconi (DGP1) Limited

Marconi (DGP2) Limited

Marconi Bonding Limited

Marconi Optical Components Limited

Associated Electrical Industries Limited

English Electric Company Ltd

Marconi (Elliott Automation) Limited

Elliott Automation Holdings Limited

Marconi Aerospace Unlimited

Marconi UK Intellectual Property Limited

Marconi (NCP) Limited

Highrose Limited

Marconi Inc.

Marconi Holdings, LLC.

Marconi Communications North America Inc.

FS Holdings Corp.

FS Finance Corp.

Marconi Software International, Inc.

Metapath Software International (US), Inc.

Metapath Software International, Inc.

Marconi Intellectual Property (US), Inc.

Marconi Communications Holdings GmbH

Marconi Communications GmbH, a private company incorporated under the laws of the Federal Republic of Germany

Marconi Communications Real Estate GmbH

Marconi Holdings S.p.A.

Marconi Communications S.p.A.

Marconi Sud S.p.A.

Marconi Australia Holdings Pty Limited

Marconi Australia Pty Limited

Marconi Communications Asia Limited

G.E.C. (Hong Kong) Limited

Bruton Street Overseas Investments Limited

Regents Place, Inc.

                                   SCHEDULE 2

                            FORM OF ACCESSION LETTER

To:   [       ] as SECURITY TRUSTEE

      [       ] as JUNIOR NOTE TRUSTEE

From: [Member of the Group]                                     Dated:

Dear Sirs

GUARANTEE DATED 19 MAY, 2003 (THE "GUARANTEE") OF THE GUARANTEED JUNIOR SECURED
                   NOTES DUE 2008 OF MARCONI CORPORATION PLC

1. [Member of the Group] agrees to become an additional Guarantor and to be bound by the terms of the Guarantee as a Guarantor pursuant to Clause 4 of the Guarantee. [Member of the Group] is a [company duly incorporated] under the laws of [name of relevant jurisdiction] and is a [limited liability company] with registered number [ ].

2.       [Member of the Group's] administrative details are as follows:

         Address:

         Fax No.:

         Attention:

3.       This deed is governed by English law.

4. Terms which are used in this Accession Letter which are not defined in this Accession Letter but are defined in the Guarantee shall have the meaning given to those terms in the Guarantee.

5.       This Accession Letter is entered into by deed.

[MEMBER OF THE GROUP]

                                   SCHEDULE 3

                                   DEFINITIONS

                                   SCHEDULE 3

                                   DEFINITIONS

         "ACQUIRED DEBT" means, with respect to any specified Person:

         (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or becomes a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

         (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "ACQUISITION" means any acquisition or purchase, directly or indirectly, including without limitation by merger, consolidation or reorganization, of any business or any assets constituting a business or line of business.

         "ADDITIONAL AMOUNTS" has the meaning set forth in Section 4.37 (Additional Amounts).

         "ADDITIONAL GUARANTOR" means any Person that becomes a Guarantor of the Senior Notes after the Issue Date.

         "ADJUSTED TREASURY RATE" means, with respect to any Repayment Date for the Senior Notes, the rate per annum equal to the sum of 0.5% and the quarterly equivalent yield to maturity of the Comparable Treasury Issue for the Senior Notes, assuming a price for the Comparable Treasury Issue for the Senior Notes (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Senior Notes for the Repayment Date.

         "AFFECTED PENSION PARTICIPANTS" means (1) employees associated with the assets that are the subject of an Asset Sale at the time of any such Asset Sale,
(2) employees formerly associated with the assets that are the subject of an Asset Sale, and (3) beneficiaries, survivor payees and alternate payees of an employee or former employee described in (1) or (2) of this definition.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, and, in the case of a natural Person, any immediate family member of such Person. For purposes of this definition, "control", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 20% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling", "controlled by" and "under common control with" have correlative meanings.

         "AGENCY AGREEMENT" means the agreement, in substantially the form set out in Schedule 8 (Form of Agency Agreement), appointing the initial Paying Agent and the Registrar in relation to the Senior Notes for the purposes specified therein and any other agreement for the time being in force appointing successor Paying Agents and/or Registrars in relation to the

                                 Schedule 3 - 1

Senior Notes, or in connection with their duties, the terms of which have previously been approved in writing by the Trustee.

         "ASSET SALE" means:

         (1) the sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights (including, for the avoidance of doubt, Equity Interests of a Subsidiary of the Issuer), including by way of merger, consolidation or reorganization, provided that the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the properties or assets of the Issuer and its Subsidiaries, taken as a whole, including for the avoidance of doubt the Equity Interests in any holding company for such property or assets, to any "person" (as that term is defined in Section 13(d)(3) of the US Exchange Act including, for the avoidance of doubt, any person or persons acting in concert with such person), or any merger, consolidation or reorganization of the Issuer with any Person, will be governed by the provisions of this Indenture set forth in Section 5.01 (Merger, Consolidation or Sale of Assets) and not by the provisions of this Indenture set forth in Section 4.03 (Asset Sales); and

         (2)      the issuance of Equity Interests by any of the Issuer's
                  Subsidiaries.

         Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

         (1) any single transaction or series of related transactions that involves assets, property or rights having a Fair Market Value of less than L500,000;

         (2) the sale, lease, transfer, conveyance or other disposition (other than pursuant to a Sale and Leaseback Transaction) of inventory (including equipment that constitutes inventory) or accounts receivable, in each case in the ordinary course of business and on arm's-length terms;

         (3)      the sale or other disposition of cash or Cash Equivalents;

         (4) any transaction constituting a Restricted Payment or an Investment that is permitted by Section 4.04 (Restricted Payments);

         (5)      a Permitted Intra-Group Transfer;

         (6) the waiver, compromise, settlement, release or surrender of any right or claim in the ordinary course of business;

         (7) a disposition constituting, or resulting from, the enforcement of a Permitted Lien, or the liquidation, dissolution, administration or winding up of a Subsidiary of the Issuer;

         (8) the sale or other disposition of any assets (other than cash or Cash Equivalents) in exchange for equity securities that are listed on an internationally recognized securities exchange, provided that the aggregate Fair Market Value (determined as of the respective dates on which the Issuer and its Subsidiaries enter into

                                 Schedule 3 - 2
                  binding commitments to sell such assets for such equity securities) of all such equity securities received by the Issuer and its Subsidiaries from and after the Issue Date does not exceed(L)50 million (or the Sterling Equivalent), provided further that all such equity securities are disposed of for Cash Equivalents in an Asset Sale within 90 days of the later of (a) receipt of such equity securities and (b) the expiration of any period not longer than 180 days in which the Issuer or any Subsidiary of the Issuer agrees pursuant to the documentation relating to such sale or disposition not to dispose of any part of such equity securities without the consent of a third party;

         (9)      Italian Invoice Discounting;

         (10) leases, subleases and licences of assets, properties or rights, other than Intellectual Property;

         (11) licences, sub-licences and non-exclusive escrow and access agreements of or with respect to Intellectual Property of the Issuer and any of its Subsidiaries entered into in the ordinary course of business, provided that (a) any such transaction is expressly permitted under or approved in accordance with the terms of the applicable Intellectual Property Licence Agreements or (b) if such transaction is not the subject of the Intellectual Property Licence Agreements and the Intellectual Property is a Patent, the Issuer provides express prior written consent to such transaction;

         (12) the sale, lease, sublease, transfer, conveyance or license of Intellectual Property from UK IPR Co, US IPR Co or Ringfenced IPR Co to a Subsidiary of the Issuer in connection with any disposition of such Subsidiary or of assets, properties or rights by such Subsidiary which is otherwise permitted by this Indenture;

         (13) the sale or other disposition of assets received in compromise or settlement of claims of the Issuer or any of its Subsidiaries against a customer or other trade debtor; and

         (14) the sale or other disposition of promissory notes, loan notes or evidences of indebtedness of customers received by the Issuer or any of its Subsidiaries pursuant to vendor finance arrangements in the ordinary course of business and on arm's-length terms.

         "ATTRIBUTABLE DEBT" in respect of a Sale and Leaseback Transaction, the lease portion of which is a finance or capital lease that would be required to be capitalized on a balance sheet in accordance with generally accepted accounting principles applicable in the United Kingdom as in effect at the time such lease was entered into, means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with generally accepted accounting principles applicable in the United Kingdom as in effect at the time such lease was entered into.

                                 Schedule 3 - 3

         "BANKRUPTCY LAW" means Title 11 of the United States Code (11 U.S.C. 101 et. seq.), or any similar United States federal or state law or any relevant law in any other jurisdiction of organization or location of any assets of any Obligor or Significant Subsidiary or any similar law (including, without limitation, (1) the laws of the United Kingdom relating to moratorium, administration, bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors, and (2) the laws of any other jurisdiction relating to bankruptcy, moratorium, insolvency, receivership, reorganization or other relief of debtors and composition with creditors, or any amendment to, succession to or change in such law).

         "BBRS BUSINESS" means the broadband routing and switching business of the US Subsidiaries.

         "BENEFICIAL OWNER" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the US Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is defined in Section 13(d)(3) of the US Exchange Act including, for the avoidance of doubt, any person or persons acting in concert with such person) such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

         "BOARD OF DIRECTORS" means:

         (1) with respect to a corporation, the board of directors or other equivalent body of the corporation (or any duly authorized committee thereof) and, in the case of any corporation having both a supervisory board and an executive or management board, the supervisory board (or any duly authorized committee thereof);

         (2) with respect to a limited partnership, the board of directors or other equivalent body (or any duly authorized committee thereof) of the general partner of the partnership; and

         (3) with respect to any other Person, the board or committee of such Person serving a similar function.

         "BOARD RESOLUTION" means, with respect to the Issuer or any Guarantor, a copy of a resolution certified by the company secretary or an assistant company secretary of the Issuer or such Guarantor, as the case may be, to have been duly adopted by the Board of Directors of the Issuer or such Guarantor, as the case may be, and to be in full force and effect on the date of such certification and delivered to the Trustee.

         "BRITISH POUNDS STERLING", "STERLING" and "L" or any similar reference means the coin or currency of the United Kingdom that at the time of payment is legal tender for the payment of public and private debts.

         "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which commercial banks in the locations specified (or if no locations are specified, in London and New York) are open for general business.

                                 Schedule 3 - 4

         "CAPITAL EXPENDITURE" means any capital expenditure accounted for as a purchase of property, plant or equipment in accordance with Floating UK GAAP.

         "CAPITAL LEASE OBLIGATION" means, at the time any determination is to be made, the amount of the liability in respect of a finance or capital lease that would at that time be required to be capitalized on a balance sheet in accordance with generally accepted accounting principles applicable in the United Kingdom as in effect at the time such lease was entered into.

         "CAPITAL STOCK" means:

         (1) in the case of a corporation, any and all shares, interests, participations, or other equivalent (however designated and whether or not voting) of share capital;

         (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalent (however designated and whether or not voting) of share capital;

         (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

         (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "CAPTIVE INSURANCE COMPANY" means Marconi Insurance Limited, a limited liability company incorporated under the laws of Guernsey.

         "CASH COLLATERAL RELEASES" means all releases to, or upon the order or instructions of, the Issuer or any of its Subsidiaries of (1) collateral or security constituting cash or Cash Equivalents from any Person (other than the Issuer and its Subsidiaries), which collateral or security was provided by the Issuer or any of its Subsidiaries (a) prior to the Issue Date, (b) in the form of deposits into the Existing Performance Bond Escrow Account, (c) to the New Bonding Facility Security Trustee under the New Bonding Facility Agreement, (d) to any agent, security trustee or lender under, or otherwise in respect of, any Replacement New Bonding Facility Agreement, (e) in respect of any Existing Performance Bond, or (f) in respect of the Interim Bonding Facilities; provided that (i) releases of collateral or security constituting cash or Cash Equivalents in connection with any surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or other obligation of a like nature issued by or on behalf of the Captive Insurance Company shall not constitute a Cash Collateral Release to the extent that the Captive Insurance Company retains such cash and Cash Equivalents, (ii) releases of collateral or security constituting cash or Cash Equivalents by the New Bonding Facility Security Trustee to a lender under the New Bonding Facility Agreement shall not constitute a Cash Collateral Release to the extent that such lender retains such cash and Cash Equivalents to secure the obligations owed to it under the New Bonding Facility Agreement, (iii) releases of collateral or security constituting cash or Cash Equivalents in connection with any Italian Easy Loan shall not constitute a Cash Collateral Release and (iv) releases of collateral or security constituting cash or Cash Equivalents in connection with the renewal or extension of any surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or other obligation of a like nature issued under the Interim Bonding Facilities shall not constitute a Cash

                                 Schedule 3 - 5

Collateral Release to the extent that the issuer of the renewed or extended surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or like obligation retains such cash or Cash Equivalents under the terms of an Interim Bonding Facility; or (2) cash or Cash Equivalents held in escrow with respect to sales, transfers or other dispositions of assets or property by the Issuer or any of its Subsidiaries prior to the Issue Date. For the avoidance of doubt, any release of cash or Cash Equivalents that has been held in escrow pursuant to any of the ESOP Escrow Agreement, the Mobile ESOP Escrow Agreement, the Israeli ESOP Escrow Agreement or the Singapore ESOP Escrow Agreement shall not constitute a Cash Collateral Release.

         "CASH EQUIVALENTS" means:

         (1) United States dollars, British pounds sterling, Euro, any other currency that is freely convertible into any of the foregoing or a claim on the European Central Bank;

         (2) securities (i) issued or directly and fully guaranteed or insured by the US government or any agency or instrumentality of the US government (provided that the full faith and credit of the United States is pledged in support of those securities), or (ii) which are denominated in Euro or British pounds sterling and are issued by, or directly and fully guaranteed or insured by a member of the European Union, or any agency or instrumentality thereof, and which mature, in each case, within six months after the date of acquisition;

         (3) certificates of deposit and Eurodollar time deposits issued by a Highly Rated Financial Counterparty and which mature within six months after the date of acquisition;

         (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
                  (2) and (3) above entered into with a Highly Rated Financial Counterparty;

         (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services (or any successor to the ratings business of either of the foregoing) and which matures within six months after the date of acquisition;

         (6) marketable direct obligations of any member of the European Union, in each case rated at least "AAA" or the equivalent thereof by both Moody's Investors Service Inc. and Standard & Poor's Rating Services (or any successor to the ratings business of either of the foregoing), or obligations fully and unconditionally guaranteed by one of those sovereign nations (or any agency thereof), of the type and maturity described in clauses (2) through (5) above, which have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies; and

         (7) money market funds with at least 95% of the fund's assets constituting Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

                                 Schedule 3 - 6

         "CDI" means:

         (1) in the case of DTC, a certificateless depositary interest representing an interest in Global Senior Notes; or

         (2) in the case of Euroclear or Clearstream, Luxembourg, a certificated depositary interest representing an interest in Global Senior Notes.

         "CHANGE OF CONTROL" means the occurrence of any of the following:

         (1) the adoption of a plan relating to the solvent liquidation or dissolution of the Issuer;

         (2) the consummation of any transaction the result of which is that any "person" (as defined in the definition of Beneficial Owner above) becomes the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of the Issuer, measured by voting power rather than number of shares, provided that it shall not constitute a Change of Control if such person acquired Beneficial Ownership of Voting Stock of the Issuer inadvertently (including, without limitation, because (a) such person was unaware that it Beneficially Owned more than 30% of the Voting Stock of the Issuer or (b) such person was aware of the extent of such Beneficial Ownership but such person acquired Beneficial Ownership of such Voting Stock without any plan or intention to change or influence the control of the Issuer), and such person promptly (and in any event within fifteen (15) London Business Days after becoming aware of the extent of such Beneficial Ownership) divests sufficient Voting Stock of the Issuer so that such person ceases to be the Beneficial Owner, directly or indirectly, of more than 30% of the Voting Stock of the Issuer, measured by voting power rather than number of shares; or

         (3) the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors.

         "CLEARSTREAM, LUXEMBOURG" means Clearstream, Banking societe anonyme.

         "COMPARABLE TREASURY ISSUE" means, with respect to any Repayment Date, the United States Treasury security selected by an independent investment banking firm in London (selected by the Issuer) as having a maturity comparable to the remaining term of the Senior Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in United States dollars of comparable maturity to the remaining term of the Senior Notes.

         "COMPARABLE TREASURY PRICE" means, with respect to any Repayment Date,
(1) the average of the bid and asked prices for the Comparable Treasury Issue for the Senior Notes (expressed in each case as a percentage of its principal amount) on the third New York Business Day preceding such Repayment Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for US Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such New York Business Day, (a) the average of the Reference Treasury Dealer Quotations for such Repayment Date

                                 Schedule 3 - 7
after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (b) if the Trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

         "COMPOSITE GUARANTEE" means the Guarantee made on 19 May 2003 by the Issuer and the Guarantors in favor of the Security Trustee of the obligations of the Obligors under the Security Trust and Intercreditor Deed, any Agent/Trustee/New Bonding Facility Bank Accession Letter, any Guarantor Accession Letter, the Escrow Agreement, the New Bonding Facility Agreement, the Security Documents (other than the Guarantee of the Senior Notes, the Guarantee of the Junior Notes and the Composite Guarantee), the Fee Letter and any Additional Remuneration Fee Letter (as such terms are defined therein).

         "CONSOLIDATED EBITDA" means, with respect to any specified Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for any period, the Consolidated Profit Before Taxes of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period:

         (1) plus an amount equal to any extraordinary or exceptional (whether operating or non-operating) costs or losses realized by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for such period, to the extent such costs or losses were deducted in computing such Consolidated Profit Before Taxes;

         (2) minus an amount equal to any extraordinary or exceptional (whether operating or non-operating) income or gains realized by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for such period, to the extent such income or gains were included in computing such Consolidated Profit Before Taxes;

         (3) plus an amount equal to any costs or losses realized by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) in respect of discontinued operations for such period, to the extent such costs or losses were deducted in computing such Consolidated Profit Before Taxes;

         (4) minus an amount equal to any income or gains realized by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) in respect of discontinued operations for such period, to the extent such income or gains were included in computing such Consolidated Profit Before Taxes;

         (5) plus an amount equal to the Consolidated Gross Finance Charges for such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, for such Person) for such period, to the extent that such Consolidated Gross Finance Charges were deducted in computing such Consolidated Profit Before Taxes;

                                 Schedule 3 - 8

         (6) plus an amount equal to interest paid or accrued on the Junior Notes for such period to the extent such amount was deducted in computing such Consolidated Profit Before Taxes;

         (7) minus an amount equal to the Consolidated Gross Finance Income for such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, for such Person) for such period, to the extent that such Consolidated Gross Finance Income was included in computing such Consolidated Profit Before Taxes;

         (8) plus an amount equal to the equity in net losses of joint ventures and associates of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period, to the extent that such amounts were deducted in computing such Consolidated Profit Before Taxes;

         (9) minus an amount equal to the equity in net income of joint ventures and associates of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period, to the extent that such amounts were included in computing such Consolidated Profit Before Taxes;

         (10) plus an amount equal to depreciation and amortization (including amortization or impairment of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period, to the extent that such depreciation and amortization were deducted in computing such Consolidated Profit Before Taxes;

         (11) minus an amount equal to any foreign exchange gains recorded in the profit and loss account in respect of the retranslation of the balances outstanding under the Junior Notes and the Senior Notes for such period, to the extent such foreign exchange gains were included in computing such Consolidated Profit Before Taxes;

         (12) plus an amount equal to any foreign exchange losses recorded in the profit and loss account in respect of the retranslation of the balances outstanding under the Junior Notes and the Senior Notes for such period, to the extent such foreign exchange losses were deducted in computing such Consolidated Profit Before Taxes;

         (13) minus an amount equal to any finance income related to the expected return on pension and other retirement benefit schemes' assets for such period, to the extent such finance income was included in computing such Consolidated Profit Before Taxes;

         (14) plus an amount equal to any financing costs related to the interest on pension and other retirement benefit schemes' liabilities for such period, to the extent

                                 Schedule 3 - 9
                  such financing costs were deducted in computing such Consolidated Profit Before Taxes;

         (15) plus an amount equal to any non-cash expense recorded in the profit and loss account in respect of share options for such period, to the extent such non-cash expense was deducted in computing such Consolidated Profit Before Taxes;

         (16) minus an amount equal to any credit or provision release recorded in the profit and loss account in respect of share options for such period, to the extent such credit or provision release was included in computing such Consolidated Profit Before Taxes;

         in each case, on a consolidated basis and determined in accordance with Fixed UK GAAP, consistently applied.

         "CONSOLIDATED GROSS FINANCE CHARGES" means, with respect to any specified Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for any period, without duplication, the aggregate amount of interest or amounts in the nature of interest, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), commissions, fees, discounts and other finance payments payable by such Person and such of its Subsidiaries as are specified, in each case in respect of Indebtedness and paid or accrued in such period (including any commissions, fees, discounts and other finance payments payable by such Person and such of its Subsidiaries as are specified under any Permitted Hedging Transaction), on a consolidated basis, determined in accordance with Fixed UK GAAP, consistently applied, minus any interest paid or accrued on the Junior Notes.

         "CONSOLIDATED GROSS FINANCE INCOME" means, with respect to any specified Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for any period, without duplication, the aggregate amount of interest or amounts in the nature of interest (including, without limitation, non-cash interest income), commissions, fees, discounts and other finance payments received by such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person), including any commissions, fees, discounts and other finance payments received by such Person and such of its Subsidiaries as are specified under any Permitted Hedging Transaction, on a consolidated basis, determined in accordance with Fixed UK GAAP, consistently applied.

         "CONSOLIDATED INDEBTEDNESS" means, with respect to any Person at any time, the consolidated Indebtedness of such Person and such of its Subsidiaries as are specified at such time that is required to appear on a balance sheet of such Person and such of its Subsidiaries as are specified in accordance with Fixed UK GAAP, consistently applied.

         "CONSOLIDATED PROFIT AFTER TAXES" means, with respect to any specified Person for any period, the aggregate of the Profit After Taxes of such Person and such of its Subsidiaries as are

                                 Schedule 3 - 10
specified for such period, on a consolidated basis, determined in accordance with Floating UK GAAP, consistently applied; provided that:

         (1) the Profit After Taxes (but not loss) of any Person that is not a Subsidiary of such Person or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or such of its Subsidiaries as are Wholly-Owned Subsidiaries of such Person;

         (2) the Profit After Taxes of any specified Subsidiary of such Person will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Profit After Taxes is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders;

         (3) the Profit After Taxes of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded;

         (4) any discharge of indebtedness income and any income or gain arising as a result of consummation of the Restructuring will be excluded; and

         (5) the cumulative effect of a change in accounting principles will be excluded.

         "CONSOLIDATED PROFIT BEFORE TAXES" means, with respect to any specified Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, such Person) for any period, the profit (loss) before taxes of such Person and such of its Subsidiaries as are specified (or in the event no Subsidiaries of such Person are specified, of such Person) for such period, on a consolidated basis, determined in accordance with Fixed UK GAAP, consistently applied; provided that:

         (1) the profit (loss) before taxes of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

         (2) any discharge of indebtedness income and any income or gain arising as a result of consummation of the Restructuring will be excluded.

         "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Issuer who:

         (1)      was a member of such Board of Directors on the Issue Date; or

         (2) was nominated for election or elected to such Board of Directors with the approval of a majority of those members of such Board of Directors at the time of such nomination or election who were either (a) a member of such Board of Directors on the Issue Date or (b) nominated for election or elected in accordance with this clause (2).

                                 Schedule 3 - 11

         "CORPORATE TRUST OFFICE" means the office of the Trustee in which its corporate trust business is principally administered, which as of the date hereof is located at 767 Third Avenue, 31st Floor, New York, NY 10017.

         "DEFAULT" means any event that is, or with the passage of time or the giving of notice or the making of any determination or any combination thereof would be, an Event of Default.

         "DEFAULT RATE" means 10% per annum.

         "DEFINITIVE REGISTERED SENIOR NOTES" means Senior Notes in definitive registered form.

         "DEPOSIT AGREEMENT" means the deposit agreement dated as of the Issue Date between the Issuer and The Bank of New York, as Depositary.

         "DEPOSITARY" means the Person appointed as agent by the Issuer under the Deposit Agreement for the purposes of maintaining records in which it shall record the ownership, transfer and increases or decreases in the principal amount of CDIs in a Global Senior Note, which initially shall be The Bank of New York.

         "DERIVATIVE TRANSACTION" means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, equity derivative transaction, bond option, interest rate option, credit default swap, credit derivative transaction, foreign exchange transaction (other than a spot foreign exchange transaction), cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, futures contract, futures transaction, any other derivative contract or any other similar transaction (including any option or future with respect to any of these transactions), and any combination of these transactions.

         "DISINTERESTED DIRECTOR" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Issuer who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions. Ownership of the Issuer's Equity Interests and/or employment arrangements with the Issuer or any of its Subsidiaries shall not constitute a material direct or indirect financial interest in or with respect to a transaction or series of related transactions not directly related to such ownership or such employment arrangement.

         "DISINTERESTED OFFICER" means, with respect to any transaction or series of related transactions, an Officer of the Issuer who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions. Ownership of the Issuer's Equity Interests and/or employment arrangements with the Issuer or any of its Subsidiaries shall not constitute a material direct or indirect financial interest in or with respect to a transaction or series of related transactions not directly related to such ownership or such employment arrangement.

         "DISQUALIFIED STOCK" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exercisable or exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is

                                 Schedule 3 - 12
one year after the date on which the Senior Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.04 (Restricted Payments).

         "DISTRIBUTION AGENT" means The Bank of New York as distribution agent pursuant to the Escrow and Distribution Agreement and any successor from time to time.

         "DOLLAR EQUIVALENT" means, with respect to any monetary amount in a currency other than United States dollars, at any time of determination thereof, the amount of United States dollars obtained by translating the amount of such foreign currency into United States dollars at the spot rate for the purchase of United States dollars with the applicable foreign currency as published in the Wall Street Journal on the date that is two (2) New York Business Days prior to such determination.

         Except as set forth in Section 4.07 (Limitation on Indebtedness and Preferred Stock), whenever it is necessary to determine compliance with any covenant that contains an amount expressed in United States dollars in this Indenture and an amount is expressed in a currency other than United States dollars, such amount will be treated as the Dollar Equivalent determined as of the date such amount is initially determined in such other currency.

         "DTC" means The Depository Trust Company or its nominee.

         "ENFORCEMENT EVENT" means the acceleration of any Secured Obligations (other than Secured Obligations arising under the New Bonding Facility Agreement) or any declaration that any Secured Obligations (other than Secured Obligations arising under the New Bonding Facility Agreement) are prematurely due and payable (other than solely as a result of it becoming unlawful for a Secured Creditor to perform its obligations under the Relevant Documents) or any failure by any Obligor to pay any principal amount in respect of any Secured Obligations (other than Secured Obligations arising under the New Bonding Facility Agreement) whether on maturity or otherwise.

         "EQUITY INTERESTS" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exercisable or exchangeable for, Capital Stock).

         "ESCROW ACCOUNTS" means the Mandatory Redemption Escrow Accounts and the Existing Performance Bond Escrow Accounts established pursuant to the Escrow Agreement.

         "ESCROW AGREEMENT" means the escrow agreement dated on or about the date of the Security Trust and Intercreditor Deed and made between HSBC Bank plc as New Bonding Facility Agent and New Bonding Facility Security Trustee, the Security Trustee, the Escrow Bank and the Issuer establishing and setting out the terms and conditions of each of the Escrow Accounts.

         "ESCROW AND DISTRIBUTION AGREEMENT" means the escrow and distribution agreement dated March 27, 2003 between the Issuer, Marconi plc, the security trustee named therein, The

                                 Schedule 3 - 13

Bank of New York as distribution agent, The Law Debenture Trust Corporation p.l.c., Ancrane, Bondholder Communications Group and the Supervisors (as defined therein) with respect to the Restructuring.

         "ESCROW BANK" means the Person acting as Escrow Bank under the Escrow Agreement, which initially shall be HSBC Bank plc.

         "ESOP ESCROW AGREEMENT" means the ESOP escrow agreement dated December 13, 2002 between Marconi plc, the Issuer, HSBC Bank plc and Barclays Bank PLC.

         "EURO" or "E" means the currency introduced at the start of the third stage of the European economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

         "EUROCLEAR" means Euroclear Bank S.A./N.V.

         "EUROPEAN UNION" means the European Union, including the countries of Austria, Belgium, Denmark, France, Finland, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom, but not including any country which becomes a member of the European Union after the Issue Date.

         "EVENT OF DEFAULT", when used with respect to the Senior Notes, has the meaning set forth in Section 6.01 (Events of Default).

         "EXCLUDED ASSET SALE AND LIQUIDATION PROCEEDS" means (1) the first
(L)82 million (or the Sterling Equivalent) of Net Proceeds and/or Liquidation Proceeds received by the Issuer and its Subsidiaries with respect to Excluded Assets, minus (2) the aggregate Net Proceeds and/or Liquidation Proceeds received by the Issuer and its Subsidiaries with respect to Excluded Assets prior to the Issue Date.

         "EXCLUDED ASSETS" means assets, rights and properties that have been identified as such in writing by the Issuer to the Trustee, the Junior Note Trustee and the Security Trustee and that have been confirmed in writing by PricewaterhouseCoopers.

         "EXISTING INDEBTEDNESS" means Indebtedness of the Issuer and its Subsidiaries (other than Indebtedness owed to the Issuer or any Subsidiary of the Issuer) in existence (i) on the Scheme Launch Date or (ii) incurred after the Scheme Launch Date and in existence on the Issue Date and as set forth in
Schedule 3 (Existing Indebtedness incurred after the Scheme Launch Date) hereto, in each case until such amounts are repaid.

         "EXISTING INTERCOMPANY INDEBTEDNESS" means Indebtedness owed by the Issuer or any of its Subsidiaries to the Issuer or any other Subsidiary of the Issuer (for purposes of this definition, the "CREDITOR") on the Issue Date, in each case until such amounts are repaid, provided that (1) in the event a particular Subsidiary of the Issuer is the creditor in respect of Indebtedness of the Issuer and all its Subsidiaries that in the aggregate exceeds L20 million (or the Sterling Equivalent), such creditor Subsidiary is a party to the Security Trust and Intercreditor Deed and (2) such Indebtedness is unsecured. For purposes of this definition, any Subsidiary of the Issuer that owns or holds any shares of Preferred Stock or Disqualified Stock issued by the Issuer or any of its other Subsidiaries shall constitute the creditor with respect to such Preferred Stock or Disqualified Stock.

                                 Schedule 3 - 14

         "EXISTING PERFORMANCE BOND ESCROW ACCOUNT" means the Escrow Accounts established pursuant to the Escrow Agreement to be used to satisfy certain obligations of the Issuer and its Subsidiaries to provide cash collateral under Existing Performance Bonds.

         "EXISTING PERFORMANCE BONDS" means surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature issued by a bank, insurance company or other financial institution on behalf of the Issuer or any of its Subsidiaries in existence on the Issue Date and not issued pursuant to the Interim Bonding Facilities, until such bonds, letters of credit, guarantees or other obligations expire, terminate or are cancelled.

         "EXTERNAL ASSETS" means, with respect to any specified Person on any date, the total assets of such Person, after eliminating intercompany assets and investments in Subsidiaries, on such date and in accordance with Floating UK GAAP.

         "EXTERNAL SALES" means, with respect to any specified Person for any period, the total revenues of such Person, after eliminating intercompany sales, for such period and in accordance with Floating UK GAAP.

         "FAIR MARKET VALUE" means, with respect to any asset, right or property, the sale value that would be obtained in an arm's-length free market transaction between an informed and willing seller and an informed and willing buyer.

         "FIXED UK GAAP" means generally accepted accounting principles applicable in the United Kingdom including Financial Reporting Standards and Statements of Standard Accounting Practices issued by the Accounting Standards Board Limited and as in effect on March 31, 2003.

         "FLOATING UK GAAP" means generally accepted accounting principles applicable in the United Kingdom including Financial Reporting Standards and Statements of Standard Accounting Practices issued by the Accounting Standards Board Limited and as in effect from time to time.

         "GERMAN IP GUARANTOR" means Marconi Communications GmbH, a private company incorporated under the laws of Germany.

         "GLOBAL SENIOR NOTES" means each global security in bearer form, representing all or a part of the Senior Notes, without coupons for payments attached, authenticated and delivered to the Holder of such Senior Notes or such portion of such Senior Notes in accordance with Section 2.05 (Execution, Authentication, Delivery and Dating).

         "GROUP" means all the Group Companies.

         "GROUP COMPANY" means the Issuer or any Subsidiary of the Issuer.

         "GROUP LICENCE AGREEMENT" means the intra-group licence agreement among the Issuer and the operating companies within the Group dated on or before the Issue Date providing for a licence authorizing the Issuer and each of its Subsidiaries to use the Intellectual Property of each of them to the extent that such use is ongoing on the Issue Date.

                                 Schedule 3 - 15

         "GUARANTEE" means a guarantee, direct or indirect, of the obligation of another Person in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of any Person. The term "GUARANTEE" shall not include endorsements for collection or deposit in the ordinary course of business. The term "GUARANTEE" used as a verb has a corresponding meaning.

         "GUARANTEE OF THE JUNIOR NOTES" means the Guarantee of the Junior Notes by the Guarantors executed and delivered pursuant to Article 11 of the Junior
Note Indenture.

         "GUARANTEE OF THE SENIOR NOTES" means the Guarantee of the Senior Notes by the Guarantors executed and delivered pursuant to Article 11 of this Indenture.

         "GUARANTORS" means each Non-US Guarantor and each US Guarantor.

         "HIGHLY RATED FINANCIAL COUNTERPARTY" means a bank or financial institution whose financial obligations are rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard and Poor's Rating Services (or any successor to the ratings business of either of the foregoing) or the equivalent rating category of another internationally recognized rating agency.

         "HOLDER" means (i) for so long as any Senior Notes are represented by one or more Global Senior Notes, the bearer thereof which shall be the Depositary and (ii) in the event that Definitive Registered Senior Notes are issued, the Person in whose name a Definitive Registered Senior Note is registered on the Registrar's books.

         "INDEBTEDNESS" means, with respect to any specified Person, without duplication:

         (1)      all indebtedness of such Person for borrowed money;

         (2) all obligations of such Person evidenced by bonds, notes, debentures, loan stock or similar instruments;

         (3) all obligations, contingent or otherwise, of such Person in respect of surety bonds, appeal bonds, bid bonds, performance bonds or other obligations of a like nature;

         (4) all obligations, contingent or otherwise, of such Person in respect of letters of credit, banker's acceptances, bank guarantees, acceptance or other similar facilities, in each case, including reimbursement obligations or agreements in respect thereof;

         (5)      all Capital Lease Obligations of such Person;

         (6) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), and all obligations of such Person representing the balance deferred and unpaid of the purchase price of any property or services, but in each case excluding trade payables and other accrued current liabilities arising in the ordinary course of business;

                                 Schedule 3 - 16

         (7) all Attributable Debt with respect to any Sale and Leaseback Transaction of such Person;

         (8) receivables sold or discounted (including, for the avoidance of doubt, transactions having the economic effect of a sale or discounting of receivables) by such Person, provided that receivables to the extent they are sold or discounted on a non-recourse basis shall be disregarded, and for this purpose, where recourse:

                  (a)      is limited to the receivables sold; and/or

                  (b) arises as a result of breach of warranties (or the equivalent), including warranties (or the equivalent) regarding the validity and enforceability of the receivables sold but excluding warranties (or the equivalent) in respect of the creditworthiness of the receivable debtor;

                  the sale or discounting of such receivable shall be deemed to be on a non-recourse basis;

         (9) any amount raised under any other transaction by such Person (including any forward sale or purchase agreement) having the commercial effect of a borrowing, excluding trade payables and other accrued current liabilities arising in the ordinary course of business;

         (10) all obligations of such Person under any Derivative Transaction (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

         (11) the greater of the voluntary or involuntary maximum fixed repurchase price of all Disqualified Stock of such Person; and

         (12) any Preferred Stock issued by such Person, other than the Issuer.

         In addition, the term "Indebtedness" includes all Indebtedness of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to any asset or property of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, any Guarantee or indemnity of the specified Person with respect to any Indebtedness of any other Person.

         The amount of any Indebtedness outstanding as of any date will be:

         (1) in the case of any Indebtedness issued with original issue discount, the accreted value of the Indebtedness; and

         (2) in the case of any other Indebtedness, the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due.

                                 Schedule 3 - 17

         "INDENTURE" means this instrument as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental hereto entered into pursuant to the applicable provisions hereof.

         "INDENTURES" means this Indenture and the Junior Note Indenture.

         "INITIAL SECURITY DOCUMENTS" means the security documents to be dated on or before the Issue Date that are set forth in Schedule 2 (Initial Security Documents) hereto.

         "INITIAL TRANSACTION SECURITY" means all assets, properties and rights of the Issuer and its Subsidiaries that are subject to Liens pursuant to the terms and provisions of the Initial Security Documents in order to secure the Secured Obligations.

         "INTELLECTUAL PROPERTY" means all industrial and intellectual property rights whether registered or not including pending applications for registration of such rights and the right to apply for registration of such rights including but not limited to Patents, utility models, design patents, registered designs, design rights, trade and service marks, copyrights (including copyright and equivalent rights in computer software), rights in inventions, technical information, rights in know-how, business names, database rights, processes, models, formulae and experiments and all rights of equivalent or similar effect to any of those which may subsist anywhere in the world.

         "INTELLECTUAL PROPERTY LICENCE AGREEMENTS" means (1) the licences from the IPR SPVs (and in the case of the German IP Guarantor, the Security Trustee) to the relevant Subsidiaries of the Issuer, (2) the Research and Development Cost Sharing Agreement and (3) the Group Licence Agreement.

         "INTERIM BONDING FACILITIES" means (1) the interim bonding facility dated May 10, 2002, as amended, among Barclays Bank PLC, HSBC Bank plc and JPMorgan Chase Bank and Marconi Bonding Limited providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature and (2) the temporary bonding facility dated February 8, 2002 among Barclays Bank PLC, HSBC Bank plc and Marconi Bonding Limited providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature.

         "INTRA-GROUP LIABILITIES" means all present or future sums, liabilities and obligations whatsoever (actual or contingent) payable, owing, due or incurred by any Intra-Group Borrower (as defined in the Security Trust and Intercreditor Deed) to any Intra-Group Creditor (as defined in the Security Trust and Intercreditor Deed) (whether pursuant to an Intra-Group Document (as defined in the Security Trust and Intercreditor Deed) or otherwise), other than sums, liabilities and obligations arising in the ordinary course of business which do not constitute Indebtedness.

         "INVESTMENTS" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Subsidiaries and Affiliates of such Person) in the form of loans (including Guarantees or similar arrangements), advances (by means of any transfer of cash or other property to a Person other than the Issuer or any of its Subsidiaries or any payment for property or services for the account or use of a Person other than the Issuer or any of its Subsidiaries), or capital contributions or purchases or other acquisitions for consideration of

                                 Schedule 3 - 18

Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with Floating UK GAAP. The acquisition by the Issuer or any Subsidiary of the Issuer of a Person that becomes a Subsidiary of the Issuer or any Subsidiary of the Issuer and that holds an Investment in a third Person will be deemed to be an Investment by the Issuer or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investment held by the acquired Person in such third Person in an amount determined as provided in
Section 4.04 (Restricted Payments).

         "IPR SPV" means each of UK IPR Co, US IPR Co and Ringfenced IPR Co.

         "ISRAELI ESOP ESCROW AGREEMENT" means the escrow agreement dated October 21, 2002 between the Issuer, Marconi plc, HSBC Bank plc, Barclays Bank PLC, Bedell Cristin Trustees Limited and Allen & Overy.

         "ISSUE DATE" means the date on which the Senior Notes are first originally issued.

         "ISSUER" means Marconi Corporation plc and any successor thereto.

         "ISSUER REQUEST" and "ISSUER ORDER" means, respectively, a written request or order signed in the name of the Issuer by any Officer and delivered to the Paying Agent or the Trustee (as the case may be).

         "ITALIAN EASY LOANS" means the subsidized loans existing as of the Issue Date granted by the Italian Ministry of Productive Activities (formerly, Ministry of Industry), either directly or through its authorized agents, in favor of Marconi Communications S.p.A. and Marconi Sud S.p.A. or any other Subsidiary of the Issuer incorporated or organized under the laws of Italy pursuant to the provisions of Law No. 46 dated February 17, 1982 and Legislative Decree No. 297 dated July 27, 1999.

         "ITALIAN INVOICE DISCOUNTING" means the discounting or factoring (including, for the avoidance of doubt, transactions having the economic effect of discounting or factoring) by Non-US Subsidiaries incorporated or organized under the laws of Italy of trade receivables owed to such Non-US Subsidiaries in the ordinary course of business on arm's-length terms, provided that (1) the aggregate gross proceeds received from all such trade receivables discounted or factored from and after the Issue Date does not exceed (euro)60 million (or the equivalent in other currencies) and (2) such discounting or factoring is on a non-recourse basis within the meaning specified in clause (8) of the definition of Indebtedness.

         "ITALIAN MORTGAGES" means mortgages over real property constituting Transaction Security granted by Marconi Communications S.p.A. and Marconi Sud S.p.A.

         "JUNIOR NOTE INDENTURE" means the indenture dated as of May 19, 2003 between and among Marconi Corporation plc as issuer, the initial guarantors named therein and JPMorgan Chase Bank as trustee, governing the Junior Notes, as originally executed or as it may from time to time be supplemented or amended by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof.

         "JUNIOR NOTE INTEREST PAYMENT DATE" means each January 31, April 30, July 31 and October 31, commencing July 31, 2003.

                                 Schedule 3 - 19

         "JUNIOR NOTE TRUSTEE" means JPMorgan Chase Bank or any successor trustee appointed pursuant to the applicable provisions of the Junior Note Indenture.

         "JUNIOR NOTES" means the Guaranteed Junior Secured Notes due 2008 issued by the Issuer pursuant to the Junior Note Indenture.

         "JUNIOR PIK NOTES" means any Junior Notes issued in payment of interest or Additional Amounts (as defined in the Junior Note Indenture) on outstanding Junior Notes pursuant to the Junior Note Indenture.

         "LIEN" means, with respect to any asset or property, any mortgage or deed of trust, lien (statutory or otherwise), pledge, charge, security interest, assignment, deposit, easement, hypothecation, or other encumbrance of any kind upon or in respect of such asset or property, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale, capital lease or other title retention agreement, any lease in the nature thereof, any agreement to give a charge, mortgage or other security interest in and any filing of or agreement to give any financing statement under a statute or regulation of any jurisdiction.

         "LIQUIDATION PROCEEDS" means the aggregate cash and Cash Equivalents received by the Issuer or any of its Subsidiaries (i) in respect of the liquidation, dissolution or winding up of any Subsidiary of the Issuer in its capacity as holder of any Equity Interest in such Subsidiary that occurs following or otherwise in connection with the sale of all or substantially all the assets of such Subsidiary to a Person other than the Issuer or any of its Subsidiaries or (ii) in respect of the liquidation, dissolution or winding up of any Investment in a Person other than the Issuer or any of its Subsidiaries that is owned by the Issuer or a Subsidiary of the Issuer, net of, without duplication:

         (1) any cash investment in, or payment or repayment of any Indebtedness or other liability of, any Subsidiary of the Issuer being liquidated, dissolved, placed under administration or wound-up that is made by the Issuer or any other Subsidiary of the Issuer contemporaneously with such liquidation, dissolution, administration or winding-up, but only to the extent of the amount of such cash investment, payment or repayment;

         (2) the direct costs actually incurred by the Issuer or such Subsidiary including, without limitation, legal, accounting and investment banking fees, sales commissions, and taxes required to be paid or accrued as a liability under Floating UK GAAP as a consequence of such liquidation, dissolution, administration or winding-up, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements; and

         (3) all distributions and other payments required to be made to minority interest holders in any Subsidiary of the Issuer as a result of such liquidation, dissolution, administration or winding-up.

         "LONDON BUSINESS DAY" means a day (other than a Saturday or Sunday) on which commercial banks in London are open for general business.

         "MAKE-WHOLE AMOUNT" means, with respect to the Senior Notes and any Repayment Date, an amount equal to the sum of the present values of the remaining scheduled payments of

                                 Schedule 3 - 20
principal and interest after such Repayment Date on the Senior Notes discounted to the Repayment Date on a quarterly basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate as determined by an independent investment banking firm in London (selected by the Issuer).

         "MANDATORY REDEMPTION ESCROW ACCOUNT" means the Escrow Account established pursuant to the Escrow Agreement to receive deposits to be applied to, inter alia, the mandatory redemption of the Junior Notes and/or the Senior Notes.

         "MCHI" means Marconi Holdings, LLC, a Delaware limited liability company, previously known as Marconi Communications Holdings, Inc., a Delaware Corporation.

         "MCHI PLAN OF LIQUIDATION AND DISSOLUTION" means the Plan of Complete Liquidation and Dissolution adopted and approved by the Board of Directors and stockholders, respectively, of MCHI in March 2001 as in effect on the Issue Date.

         "MOBILE ESOP ESCROW AGREEMENT" means the escrow agreement dated August 2, 2002 between the Issuer, Marconi plc, Marconi Bruton Street Limited, HSBC Bank plc, Barclays Bank PLC, Salomon Brothers International Limited, UBS AG, Bedell Cristin Trustees Limited and Slaughter and May.

         "NET PROCEEDS" means the aggregate cash and Cash Equivalents received by the Issuer or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, payments in respect of deferred payment arrangements (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of, and any non-cash consideration received in any Asset Sale when disposed of for, cash or Cash Equivalents), net of, without duplication (but in each case provided that the Issuer may, in its discretion, elect not to deduct all or any portion of the following amounts from the aggregate cash and Cash Equivalents received):

         (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including fees and expenses of counsel, accountants and investment bankers) in connection with such Asset Sale;

         (2) all taxes required to be paid or accrued as a liability under Floating UK GAAP, consistently applied, as a consequence of such Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

         (3) all distributions and other payments required to be made to minority interest holders in any Subsidiary of the Issuer as a result of such Asset Sale;

         (4) amounts required to be applied to the repayment of Indebtedness secured by a Lien on the assets, properties or rights that were the subject of such Asset Sale, or Indebtedness which pursuant to applicable law must be repaid out of the proceeds of such Asset Sale;

         (5) amounts required to be applied to the repayment of Existing Indebtedness which by its terms, or in order to obtain a necessary consent to such Asset Sale, must be repaid out of the proceeds of such Asset Sale;

                                 Schedule 3 - 21

         (6) the provision of appropriate amounts by the Issuer or any of its Subsidiaries as a reserve against any liabilities and/or indemnification obligations retained and/or assumed by the Issuer or any of its Subsidiaries pursuant to such Asset Sale, as determined in accordance with, and only to the extent required by, Floating UK GAAP, as reflected in an Officers' Certificate of the Issuer delivered to the Trustee; and

         (7) to the extent required pursuant to any binding agreement between the Pension Benefit Guaranty Corporation and the Issuer or its Subsidiaries (a "PBGC AGREEMENT"), any amount contributed to the Marconi USA Employees' Retirement Plan or the RELTEC Corporation Retirement Plan (or any successor plans thereto) for any Affected Pension Participants representing not more than the allocable portion of any underfunding under such pension plan or plans attributable to Affected Pension Participants, to the extent that, in connection with such Asset Sale, the assets and liabilities under the applicable pension plan or plans attributable to such Affected Pension Participants are not transferred to a pension plan maintained by or on behalf of the acquirer in such Asset Sale (for purposes of this clause (7) the net underfunding shall be computed based on the present value of the applicable plan's assets and liabilities as of the date of the Asset Sale and using the applicable actuarial assumptions then being used by the Pension Benefit Guaranty Corporation of the United States for purposes of calculating plan termination liability and using such other actuarial assumptions and methods considered reasonable by the Issuer to determine such liabilities on the sale date based on employee data as of the previous plan valuation date updated to reflect significant demographic changes or, if less, in accordance with any PBGC Agreement), it being understood that, to the extent required under a PBGC Agreement upon the sale of the Outside Plant and Power Business or, if later, the sale of the North American Access Business, the RELTEC Corporation Retirement Plan shall be fully funded or the sponsorship thereof transferred to a third-party buyer of either such business unit;

provided, however, that if either (i) the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow or otherwise segregate and set aside a portion of the purchase price, whether as a reserve for adjustment of the purchase price or otherwise, for a period not in excess of nine months or (ii) the Issuer, in its reasonable judgment, determines that it is desirable to segregate and set aside funds as a reserve for post-closing adjustments to the purchase price or post-closing balance sheet adjustments for a period not in excess of nine months, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor shall not be deemed to be Net Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

         For the avoidance of doubt, the term "Net Proceeds" shall also include those amounts described as such in subclause (b) of Section 4.05 (Purchase and Cancellation of Notes).

         "NEW BONDING FACILITY AGREEMENT" means the L50 million committed revolving bonding facility agreement dated March 27, 2003 among the Issuer, Marconi Bonding Limited, the New

                                 Schedule 3 - 22

Bonding Facility Security Trustee, certain New Bonding Facility Banks and certain Non-US Subsidiaries providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature on behalf of the Issuer and/or any Non-US Subsidiary, as such agreement may be amended, extended, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, extensions, supplements or other modifications of the foregoing); provided that (1) the aggregate principal amount of Indebtedness at any one time outstanding thereunder shall not exceed (L)50 million (or the Sterling Equivalent) and (2) the term of such facility shall not extend beyond the date that is 30 months after the Issue Date (but, for the avoidance of doubt, Indebtedness and other obligations incurred or arising under such facility on or prior to the date that is 30 months after the Issue Date may extend beyond such date in accordance with the provisions of such facility).

         "NEW BONDING FACILITY BANKS" means those banks party to the Security Trust and Intercreditor Deed as New Bonding Facility Banks.

         "NEW BONDING FACILITY FUNDING AMOUNT" means at any time the lesser of
(i) (L)25,000,000 (or the Sterling Equivalent) and (ii) one half of the aggregate facility limit under the New Bonding Facility Agreement.

         "NEW BONDING FACILITY SECURITY TRUSTEE" means HSBC Bank plc or any successor appointed as agent and security trustee pursuant to the New Bonding Facility Agreement.

         "NEW PATENT" means any Patent for which an application for a Patent is filed by an IPR SPV, a UK IP Opco or a US IP Opco after the Effective Date.

         "NEW YORK BUSINESS DAY" means a day (other than a Saturday or Sunday) on which commercial banks in New York City and the Corporate Trust Office of the Trustee are open for general business.

         "NON-US GUARANTOR" means each of:

         (1)      Metapath Software International Limited

                  Mobile Systems International Holdings Limited
                  GPT Special Project Management Limited
                  Marconi Communications Limited, a private limited company incorporated under the laws of England and Wales
                  Marconi Communications International Limited
                  Marconi Communications China Limited
                  Marconi Communications International Investments Limited Marconi Communications International Holdings Limited Marconi Communications Investments Limited
                  Marconi Communications Holdings Limited
                  Marconi (Bruton Street) Limited
                  Marconi (DGP1) Limited
                  Marconi (DGP2) Limited
                  Marconi Bonding Limited
                  Marconi Optical Components Limited

                                 Schedule 3 - 23

                  Associated Electrical Industries Limited
                  English Electric Company Limited
                  Marconi (Elliott Automation) Limited
                  Elliott Automation Holdings Limited
                  Marconi Aerospace Unlimited
                  Marconi UK Intellectual Property Limited
                  Marconi (NCP) Limited
                  Highrose Limited
                  Marconi Inc.
                  Marconi Holdings, LLC
                  Marconi Communications North America Inc.
                  FS Holdings Corp.
                  FS Finance Corp.
                  Marconi Software International, Inc.
                  Metapath Software International (US), Inc.
                  Metapath Software International, Inc.
                  Marconi Intellectual Property (US), Inc.
                  Marconi Communications Holdings GmbH
                  Marconi Communications GmbH, a private company incorporated under the laws of the Federal Republic of Germany
                  Marconi Communications Real Estate GmbH
                  Marconi Holdings S.p.A.
                  Marconi Communications S.p.A.
                  Marconi Sud S.p.A. (to the extent provided in Section 11.01) Marconi Communications Telemulti Ltda. (to the extent provided in Section 11.01)
                  Marconi Australia Holdings Pty Limited
                  Marconi Australia Pty Limited
                  Marconi Communications Asia Limited
                  G.E.C. (Hong Kong) Limited
                  Bruton Street Overseas Investments Limited; and
                  Regents Place, Inc.;

         (2) any other Non-US Subsidiary that executes a Guarantee of the Senior Notes pursuant to this Indenture; and

         (3)      each of their respective successors.

         "NON-US SUBSIDIARY" means any Subsidiary of the Issuer other than a US Subsidiary.

         "NORTH AMERICAN ACCESS BUSINESS" means that portion of the network equipment business of the US Subsidiaries comprising the North American access systems business, which develops, manufactures, markets and sells last-mile copper and fiber digital network equipment for the connection of business and consumer end-users to communications networks in the United States and Canada (including a service provider's switch or local exchange or an internet service provider), but excluding the Outside Plant and Power Business and the BBRS Business.

                                 Schedule 3 - 24

         "NOTE TRUSTEES" means the Trustee and the Junior Note Trustee collectively, or either of them, if the context requires.

         "OBLIGATIONS" means any principal, premium, make-whole amounts, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities (including, without limitation, contingent and prospective liabilities) payable under the documentation governing any Indebtedness.

         "OBLIGOR" means each of the Issuer and each Guarantor, including any Additional Guarantor.

         "OFFICER" means, with respect to the Issuer or any Guarantor, the chief executive officer, the chief financial officer, the chief accounting officer, the company secretary or any managing director, director or assistant company secretary of the Issuer or such Guarantor.

         "OFFICERS' CERTIFICATE" means, with respect to the Issuer or any Guarantor, a certificate signed in the name of the Issuer or such Guarantor, as the case may be, by any two Officers of the Issuer or such Guarantor, as the case may be (or, to the extent such Officers' Certificate is delivered in compliance with the Trust Indenture Act, such officers as shall be required thereunder), complying with the requirements of Section 13.03 (Certificate and Opinion as to Conditions Precedent) and Section 13.04 (Statements Required in Certificate or Opinion), as applicable.

         "OPINION OF COUNSEL" means a written opinion of counsel, who may be an employee of or counsel for the Issuer or any Guarantor, and who shall be reasonably acceptable to the Trustee.

         "OPINION OF OUTSIDE COUNSEL" means a written opinion of counsel which is issued by a Person who is a counsel of recognized standing in the relevant jurisdiction and who is not an employee or consultant (other than non-employee legal counsel) of the Issuer or any Guarantor.

         "OPTIONAL REDEMPTION PRICE" means an amount per Senior Note equal to the greater of (1) the applicable Make-Whole Amount for such Senior Note and (2) 110% of the principal amount of such Senior Note, plus in each case accrued and unpaid interest and Additional Amounts, if any, to the relevant Repayment Date.

         "OUTSIDE PLANT AND POWER BUSINESS" means that portion of the network equipment access systems business of the US Subsidiaries that comprises outside plant and power products that power, connect, protect or enclose parts of a telecommunications network and services related to the installation, engineering, maintenance and repair of and training for telecommunications products.

         "OUTSTANDING" means, as of any date of determination, in relation to the Senior Notes all the Senior Notes issued other than:

         (1) those Senior Notes which have been redeemed pursuant to this Indenture;

         (2) those Senior Notes in respect of which the date for redemption in accordance with this Indenture has occurred and the redemption moneys (including premium (if any) and all interest and Additional Amounts, if any, payable

                                 Schedule 3 - 25
                  thereon) have been duly paid to the Trustee or to the Paying Agent in the manner provided in the Agency Agreement (and where appropriate notice to that effect has been given to the relevant Holders) and remain available for payment against presentation of the relevant Senior Notes;

         (3) those mutilated or defaced Senior Notes which have been surrendered and cancelled and in respect of which replacements have been issued;

         (4) (for the purpose only of ascertaining the principal amount of the Senior Notes outstanding and without prejudice to the status for any other purpose of the relevant Senior Notes) those Senior Notes which are alleged to have been lost, stolen or destroyed and in respect of which replacements have been issued; and

         (5) any Global Senior Note to the extent that it shall have been exchanged for another Global Senior Note or for Definitive Registered Senior Notes pursuant to its provisions or the provisions of this Indenture;

         provided that for each of the following purposes, namely:

         (i) the right to attend and vote at any meeting of the Holders or any of them;

         (ii) the determination of how many and which Senior Notes are for the time being outstanding for the purposes of determining whether the Required Holders have consented to the cessation of a Payment Stop Event, the cancellation of a Standstill Notice or for the purposes of Sections 6.01 (Events of Default), 6.03 (Acceleration), 6.04 (Rescission and Annulment), 6.10 (Limitations on Suits), 6.15 (Control by Holders), 6.16 (Waiver of Past Default), 6.17 (Undertaking for Costs), 7.10 (Resignation and Removal; Appointment of Successors), 10.01 (Supplemental Indentures with the Consent of Holders), 14.03 (Call and Notice of Meetings), 14.04 (Voting at Meetings) and 14.05 (Voting Rights, Conduct and Adjournment);

         (iii) any discretion, power or authority (whether contained in this Indenture or vested by operation of law) which the Trustee is required, expressly or impliedly, to exercise in or by reference to the interests of the Holders or any of them; and

         (iv) the determination by the Trustee whether any event, circumstance, matter or thing is, in its opinion, materially prejudicial to the interests of the Holders or any of them,

         those Senior Notes (if any) (i) which are for the time being held by or on behalf of the Issuer, a Guarantor, any of their respective Subsidiaries or any Affiliate of any of the foregoing, in each case as beneficial owner, and (ii) which are held in escrow pursuant to the Escrow and Distribution Agreement for distribution to Scheme Creditors shall (unless and until ceasing to be so held) be deemed not to remain Outstanding.

         "PARTICIPANTS" means participants of DTC, Euroclear and Clearstream, Luxembourg.

         "PATENTS" means all pending patent applications and registered patents.

                                 Schedule 3 - 26

         "PAYING AGENT" means initially The Bank of New York and thereafter, any Person (other than the Issuer, any Guarantor or any Affiliate of the Issuer or any Guarantor) authorized by the Issuer to authenticate the Senior Notes and to pay the principal of, premium, if any, and interest and Additional Amounts, if any, on any Senior Notes on behalf of the Issuer in accordance with the Agency Agreement.

         "PAYMENT STOP EVENT" means the occurrence of either of the following:

         (1) the failure by an Obligor to pay on the due date any amount payable under the Senior Notes or this Indenture, or

         (2) the acceleration of the maturity of the Senior Notes following the occurrence of an Event of Default under the Senior Notes or this Indenture,

         provided that a Payment Stop Event shall cease to be continuing if:

         (a) the relevant Default under the Senior Notes or this Indenture has been remedied or waived and any such acceleration has been rescinded in accordance with this Indenture;

         (b) the Required Holders of at least a majority in aggregate principal amount of the then Outstanding Senior Notes consent in writing to the cessation of such Payment Stop Event; or

         (c) all Obligations under the Senior Notes and this Indenture have been discharged in full and there are no further Obligations under the Senior Notes or this Indenture.

         "PERMITTED BUSINESS" means business of the general nature of the Issuer and its Subsidiaries conducted on the Issue Date and businesses ancillary or reasonably related or complementary thereto.

         "PERMITTED CORE BUSINESS" means the telecommunications network equipment and network services businesses conducted by the Issuer and its Non-US Subsidiaries on the Issue Date, excluding the US Core Businesses.

         "PERMITTED DEBT" means any of the following:

         (1)      Existing Indebtedness and Existing Intercompany Indebtedness;

         (2)      Permitted Refinancing Indebtedness;

         (3) Indebtedness represented by the Senior Notes, the Junior Notes, the Composite Guarantee, the Guarantee of the Senior Notes and the Guarantee of the Junior Notes;

         (4) Indebtedness of the Issuer or any Non-US Subsidiary incurred in the ordinary course of business under the New Bonding Facility Agreement or any Replacement New Bonding Facility Agreement;

         (5)      Permitted Intra-Group Indebtedness;

                                 Schedule 3 - 27

         (6) Indebtedness of the Issuer and its Subsidiaries in respect of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature incurred in the ordinary course of business;

         (7) Indebtedness of the Issuer and its Subsidiaries arising from agreements for indemnification or purchase price adjustment or similar obligations incurred or assumed in connection with the disposition or purchase of any assets, provided, in the case of a sale, that the maximum assumable liability in respect of all such obligations shall at no time exceed the gross proceeds actually received by the Issuer and its Subsidiaries (including the Fair Market Value of any non-cash proceeds);

         (8) Indebtedness of the Issuer and its Subsidiaries in respect of workers' compensation and other claims or obligations arising under or in connection with social security, welfare, employment-related or similar regulation, or in connection with self-insurance or similar requirements related thereto, in each case arising in the ordinary course of business, including for the avoidance of doubt, Guarantees of any obligations of the foregoing nature;

         (9) the accrual of interest on Indebtedness of the Issuer and its Subsidiaries that has not been capitalized or added to the principal amount of such Indebtedness or the accretion or amortization of original issue discount with respect to Indebtedness, which Indebtedness was in each case permitted by another clause of this definition;

         (10) Indebtedness of the Captive Insurance Company in an aggregate principal amount at any one time outstanding not to exceed L20 million (or the Sterling Equivalent);

         (11) Indebtedness of the Issuer and its Subsidiaries consisting of advance or extended payment terms in the ordinary course of business provided that no Lien (other than a Permitted Lien) is created in connection with such advance or extended payment terms;

         (12) Indebtedness of the Issuer and its Subsidiaries pursuant to Permitted Hedging Transactions;

         (13) the Guarantee by the Issuer or any Non-US Guarantor of Indebtedness of the Issuer or any other Non-US Guarantor, which Indebtedness is permitted by another clause of this definition;

         (14) the Guarantee by any US Guarantor that is not a US Core Business Subsidiary of Indebtedness of any other US Guarantor that is not a US Core Business Subsidiary, which Indebtedness is permitted by another clause of this definition;

         (15) the Guarantee by any US Core Business Subsidiary of Indebtedness of another US Core Business Subsidiary engaged in the same US Core Business, which Indebtedness is permitted by another clause of this definition;

                                 Schedule 3 - 28

         (16) Indebtedness of any US Subsidiary under the US Working Capital Facility in an aggregate principal amount at any one time outstanding for all US Subsidiaries not to exceed US$22.5 million (or the Dollar Equivalent);

         (17) Indebtedness of the Issuer or any of its Subsidiaries arising from an indemnity or similar obligation to any export credit agency or similar governmental or quasi-governmental entity of any member state of the Organization for Economic Co-operation and Development in each case in an amount not to exceed the portion of the price to be paid to the Issuer or any of its Subsidiaries under a contract for goods or services that is guaranteed, insured or otherwise supported by such export credit agency or similar governmental or quasi-governmental entity and in an aggregate amount at any time outstanding not to exceed L50 million (or the Sterling Equivalent);

         (18) Indebtedness of the Issuer and the Non-US Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (18) which, when aggregated with all other Indebtedness of the Issuer and all Non-US Subsidiaries not permitted by any other clause of this definition, does not exceed (a) in the event all previously issued Junior Notes have been repaid in full and there are no outstanding Obligations under the Junior Notes or the Junior Note Indenture, L75 million (or the Sterling Equivalent), or otherwise (b) L50 million (or the Sterling Equivalent); and

         (19) Indebtedness of the US Subsidiaries in an aggregate principal amount (or accreted value, as applicable) at any time outstanding pursuant to this clause (19) which, when aggregated with all other Indebtedness of all US Subsidiaries not permitted by any other clause of this definition, does not exceed (a) in the event all previously issued Junior Notes have been repaid in full and there are no outstanding Obligations under the Junior Notes or the Junior Note Indenture, US$15 million (or the Dollar Equivalent), or otherwise (b) US$10 million (or the Dollar Equivalent).

         "PERMITTED HEDGING TRANSACTION" means any Derivative Transaction that is a currency option agreement or forward foreign exchange agreement entered into by the Issuer or any of its Subsidiaries with any Person (other than the Issuer or any of its Subsidiaries) (1) designed to protect against fluctuations in currency values solely with respect to (a) trade receivables, (b) trade payables, (c) the obligations of the Issuer to make payments of principal, premium, if any, interest or Additional Amounts, if any, on the Senior Notes or the Junior Notes or (d) consideration receivable in the form of cash or Cash Equivalents pursuant to Asset Sales, and (2) other than in the case of clause
(1)(c), in the ordinary course of business and with a non-extendable term of not more than 12 months.

         "PERMITTED INTRA-GROUP HEDGING TRANSACTION" means any Derivative Transaction that is a currency option agreement or forward foreign exchange agreement between or among the Issuer and any of its Subsidiaries designed to protect against fluctuations in currency values and entered into in the ordinary course of business and on arm's-length pricing.

         "PERMITTED INTRA-GROUP INDEBTEDNESS" means Indebtedness created, incurred or acquired after the Issue Date and owed by the Issuer or any of its Subsidiaries (for purposes of this

                                 Schedule 3 - 29
definition, the "DEBTOR") to the Issuer or any of its Subsidiaries (for the purposes of this definition, the "CREDITOR") that complies with the criteria set out in one or more of the following clauses:

         (1) the debtor is the Issuer or any Non-US Guarantor and the creditor is the Issuer or any Non-US Guarantor; or

         (2) the debtor is any US Guarantor and the creditor is any US Guarantor; or

         (3) the debtor is the Issuer or any Non-US Guarantor, the creditor is any Non-US Subsidiary that is not a Non-US Guarantor and the creditor is a direct or indirect Subsidiary of the debtor, provided that, in the event such Indebtedness in respect of which a particular Subsidiary of the Issuer is the creditor exceeds an aggregate of (L)20 million (or the Sterling Equivalent), such Subsidiary shall be a party to the Security Trust and Intercreditor Deed; or

         (4) the debtor is any US Guarantor, the creditor is any US Subsidiary that is not a US Guarantor and the creditor is a direct or indirect Subsidiary of the debtor, provided that, in the event such Indebtedness in respect of which a particular Subsidiary of the Issuer is the creditor exceeds an aggregate of (L)20 million (or the Sterling Equivalent), such Subsidiary shall be a party to the Security Trust and Intercreditor Deed; or

         (5) the debtor is a Non-US Subsidiary that is not a Non-US Guarantor and the creditor is any other Non-US Subsidiary that is not a Non-US Guarantor; or

         (6) the debtor is a US Subsidiary that is not a US Guarantor and the creditor is any other US Subsidiary that is not a US Guarantor; or

         (7) the debtor is a Non-US Subsidiary that is not a Non-US Guarantor, the creditor is the Issuer or a Non-US Guarantor, and the aggregate principal amount of all such Indebtedness outstanding pursuant to this clause does not at any time exceed L50 million (or the Sterling Equivalent); or

         (8) the debtor is a US Subsidiary that is not a US Guarantor, the creditor is a US Guarantor, and the aggregate principal amount of all such Indebtedness outstanding pursuant to this clause does not at any time exceed US$30 million (or the Dollar Equivalent); or

         (9) the debtor is the Issuer or a Non-US Guarantor that directly or indirectly owns all of the Equity Interests of the US Parent and the creditor is a US Subsidiary; or

         (10) such Indebtedness is incurred under a Permitted Intra-Group Hedging Transaction; or

         (11) the debtor is a Non-US Subsidiary that is not a Non-US Guarantor and such Indebtedness arises by virtue of a counter-indemnity obligation owed to Marconi Bonding Limited with respect to Marconi Bonding Limited's obligation under any surety bond, appeal bond, bid bond, performance bond,

                                 Schedule 3 - 30
                  letter of credit, bank guarantee or other obligation of a like nature issued for the account or benefit of such Non-US Subsidiary; or

         (12) the debtor is a US Subsidiary that is not a US Guarantor and such Indebtedness arises by virtue of a counter-indemnity obligation owed to a US Guarantor with respect to such US Guarantor's obligation under any surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or other obligation of a like nature issued for the account or benefit of such US Subsidiary, provided that if such US Guarantor is a US Core Business Subsidiary, such US Subsidiary is engaged in the same US Core Business as such US Guarantor; or

         (13) the debtor is a US Subsidiary and the creditor is the Issuer or any other Subsidiary of the Issuer pursuant to a loan the proceeds of which are used solely to pay the costs of the liquidation, administration, dissolution, closure, suspension of business or winding up of such US Subsidiary or a termination of a business or operation of such US Subsidiary; or

         (14) the debtor is a Subsidiary of the Issuer and such Indebtedness arises by virtue of a counter-indemnity obligation owed to Marconi Inc. with respect to a letter of credit, bank guarantee or other obligation of a like nature issued for the account or benefit of Marconi Inc. in connection with any insurance arrangements of Marconi Inc. undertaken or arranged for the benefit of such Subsidiary; or

         (15) the debtor is the Issuer or a Subsidiary of the Issuer and such Indebtedness arises by virtue of a counter-indemnity obligation owed to the Issuer or another Subsidiary of the Issuer with respect to any Indebtedness of the Issuer or such other Subsidiary of the type described in clause (8) of the definition of Permitted Debt in connection with any claim or other obligation that is attributable to the debtor;

         provided, however, that (a) with respect to Indebtedness in clauses
         (1), (2), (3), (4), (9) and (10) above, if the Issuer or any Guarantor is the debtor in respect of such Indebtedness, such Indebtedness must be unsecured, and (b) with respect to Indebtedness in clauses (1), (2) and (9) above, both the creditor and the debtor in respect of such Indebtedness must be parties to the Security Trust and Intercreditor Deed.

                  For the purposes of this definition, (1) if the Issuer or any Subsidiary of the Issuer has shares of Preferred Stock or Disqualified Stock outstanding, the Issuer or such Subsidiary shall constitute the "debtor" with respect to such Preferred Stock or Disqualified Stock and
         (2) if the Issuer or any Subsidiary of the Issuer owns or holds any shares of Preferred Stock or Disqualified Stock described in clause
         (1), the Issuer or such Subsidiary shall constitute the "creditor" with respect to such Preferred Stock or Disqualified Stock.

         "PERMITTED INTRA-GROUP TRANSFER" means

         (1) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of inventory (including equipment that constitutes inventory) between or among the Issuer and any Non-US Subsidiaries in the ordinary course of business;

                                 Schedule 3 - 31

         (2) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of inventory (including equipment that constitutes inventory) between or among US Subsidiaries (other than US Core Business Subsidiaries engaged in different US Core Businesses) in the ordinary course of business;

         (3) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among the Issuer and any Non-US Guarantors or between or among any Non-US Guarantors, provided however, that where the parties thereto are not in the Same Jurisdiction, such transaction is made at Fair Market Value;

         (4) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among any Non-US Subsidiaries that are not Guarantors;

         (5) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among Non-US Subsidiaries that are not Guarantors and the Issuer or any Non-US Guarantors, provided however, that such transaction is made at Fair Market Value;

         (6) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights from a US Guarantor that is not a US Core Business Subsidiary to another US Guarantor that is not a US Core Business Subsidiary, provided however, that where the parties thereto are not in the Same Jurisdiction, such transaction is made at Fair Market Value;

         (7) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among any US Subsidiaries that are not Guarantors;

         (8) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among US Subsidiaries that are not Guarantors and any US Guarantors, provided however, that such transaction is made at Fair Market Value;

         (9) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of any assets, properties or rights between or among US Core Business Subsidiaries engaged in the same US Core Business;

         (10) a sale, lease, transfer, conveyance or other disposition, directly or indirectly, of assets of a US Core Business by a transferor to a US Guarantor that is incorporated either (a) under the laws of the United States, any state thereof or the District of Columbia or (b) in the Same Jurisdiction as the transferor, in each case solely in compliance with and to the extent necessary to comply with Section 4.02 (Covenants Regarding US Core Businesses);

         (11) tax loss surrenders between or among the Issuer and its Subsidiaries;

         (12) a licence, sublicence or transfer of Intellectual Property between or among the Issuer and any of its Subsidiaries or between or among its Subsidiaries,

                                 Schedule 3 - 32
                  provided that (a) such licence, sublicence or transfer is expressly permitted under or approved in accordance with the terms of the applicable Intellectual Property Licence Agreements or (b) if such Intellectual Property is not the subject of the Intellectual Property Licence Agreements, the Issuer provides express prior written consent to such transaction;

         (13) a transfer of assets that constitutes a Permitted Investment or Restricted Payment that is permitted by Section 4.04 (Restricted Payments); and

         (14) a transfer by FS Holdings Corp of Equity Interests in Marconi Communications Inc. to the US Parent.

         "PERMITTED INVESTMENTS" means:

         (1) any Investment by the Issuer or a Non-US Subsidiary in the Issuer or a Non-US Subsidiary (including, for these purposes, a newly organized Person that will as a result of such Investment become a Non-US Subsidiary);

         (2) any Investment by a US Subsidiary in a US Subsidiary (including, for these purposes, a newly organized Person that will as a result of such Investment become a US Subsidiary);

         (3) any Investment by FS Holdings Corp in Equity Interests in the US Parent solely in exchange for Equity Interests in Marconi Communications Inc;

         (4)      any Investment in cash or Cash Equivalents;

         (5) any Investment made as a result of the receipt of non-cash or deferred consideration from an Asset Sale that was made in compliance with Section 4.03 (Asset Sales);

         (6) Investments received upon the sale or disposition of assets that were excluded from the definition of Asset Sale pursuant to (a) clause (1) of the second paragraph of the definition thereof (other than Investments in Equity Interests) or (b) clause (8) of the second paragraph of the definition thereof;

         (7) Investments solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Issuer;

         (8) Investments received by the Issuer or any Subsidiary of the Issuer (a) as a result of the waiver, compromise, settlement, release or surrender, in each case in the ordinary course of business, of any right or claim of the Issuer or such Subsidiary, including any debt owing to the Issuer or such Subsidiary, or (b) in satisfaction of judgments or pursuant to any plan of reorganization, compromise, scheme or similar arrangement upon the bankruptcy or insolvency of a debtor;

         (9) any refinancing, amendment, renewal, extension, modification or replacement (including in connection with or as a result of a bankruptcy, insolvency, workout, reorganization or recapitalization) of any Investment existing on the Issue Date or any Investment made subsequent to the Issue Date that was

                                 Schedule 3 - 33
                  permitted to be made under this Indenture, in each case so long as no additional Investment is made;

         (10) receivables (including extended payment terms) created or acquired in the ordinary course of business by the Issuer or any Subsidiary of the Issuer and payable or dischargeable in accordance with its customary trade terms;

         (11) negotiable instruments held for deposit or collection in the ordinary course of business;

         (12) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of, or in connection with, the acquisition of such Person, provided that the acquisition of such Person is permitted pursuant to another clause of this definition of Permitted Investments;

         (13) loans or advances by the Issuer or any Subsidiary of the Issuer to their respective officers, directors or employees for travel, transportation, entertainment, moving, relocation and other business expenses that are made in the ordinary course of business in an aggregate amount at any time outstanding not to exceed L3 million (or the Sterling Equivalent);

         (14) Investments consisting of loans or advances by the Issuer or any Non-US Subsidiary to customers for the purposes of financing all or a portion of the purchase of goods or services from the Issuer or any Non-US Subsidiary, provided that such Investments do not involve the provision of cash by the Issuer or any Non-US Subsidiary to the recipient of such financing, and provided further that the aggregate amount of all such outstanding Investments made after the Issue Date does not at any time exceed (L)20 million (or the Sterling Equivalent) (provided that Investments lasting for no more than five (5) London Business Days in connection with arrangements to transfer such loans or advances to third parties will not be included in the calculation of such amount until the expiration of such five (5) London Business Days);

         (15) Investments consisting of loans or advances by any US Subsidiary to customers for the purposes of financing all or a portion of the purchase of goods or services from any US Subsidiary, provided that such Investments do not involve the provision of cash by any US Subsidiary to the recipient of such financing, and provided further that the aggregate amount of all such outstanding Investments made after the Issue Date does not at any time exceed US$10 million (or the Dollar Equivalent) (provided that Investments lasting for no more than five (5) London Business Days in connection with arrangements to transfer such loans or advances to third parties will not be included in the calculation of such amount until the expiration of such five (5) London Business Days);

         (16) Investments made with respect to or in connection with the incurrence of workers' compensation, unemployment or casualty insurance, social security or welfare obligations and other related types of statutory obligations (including,

                                 Schedule 3 - 34
                  for the avoidance of doubt, counter-indemnities from the Issuer or a Subsidiary of the Issuer to the Issuer or another Subsidiary of the Issuer in respect of any of the foregoing and Guarantees provided by the Issuer or any Subsidiary with respect to or in connection with any obligations of the foregoing nature);

         (17) Investments made pursuant to contractual commitments in effect on the Scheme Launch Date;

         (18) Investments made pursuant to contractual commitments in effect on the Issue Date that are listed in Schedule 4 (Permitted Investments - Contractual Commitments in effect on the Issue
                  Date) hereto;

         (19) Permitted Hedging Transactions and Permitted Intra-Group Hedging Transactions;

         (20) Investments in the Issuer by any US Subsidiary resulting from the repurchase of any outstanding Senior Notes or Junior Notes by such US Subsidiary or the cancellation of such Senior Notes or Junior Notes;

         (21) Investments consisting of loans from a US Subsidiary to the Issuer or a Non-US Guarantor that directly or indirectly owns all of the Equity Interests of the US Parent that are permitted by clause (9) of the definition of Permitted Intra-Group Indebtedness;

         (22) any Investment by the Issuer or a Non-US Subsidiary in a US Subsidiary the proceeds of which are used solely to pay the costs of the liquidation, administration, dissolution, closure, suspension of business or winding-up of such US Subsidiary or the termination of a business or operation of such US Subsidiary;

         (23) Investments consisting of Indebtedness that is permitted by clause (14) of the definition of Permitted Intra-Group Indebtedness;

         (24) with respect to the Issuer and the Non-US Subsidiaries, other Investments in any Person (including, for the avoidance of doubt, any joint venture) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value) that, when taken together with all other Investments made pursuant to this clause (24) that are at the time outstanding, do not exceed (a) L30 million (or the Sterling Equivalent) or
                  (b) from and after the earlier of the second anniversary of the Issue Date and the date on which all previously issued Junior Notes have been repaid in full and there are no outstanding Obligations under the Junior Notes or the Junior
                  Note Indenture, L75 million (or the Sterling Equivalent), provided however, that solely with respect to clause (a), the aggregate Fair Market Value of all Investments made in each twelve-month period commencing on the Issue Date and the first anniversary of the Issue Date shall not exceed L15 million
                  (or the Sterling Equivalent), provided further, that in the case of each of clauses (a) and (b), such amounts shall be calculated after giving effect to any reductions in the amount of any Investments as a result of the repayment or other disposition

                                 Schedule 3 - 35
                  of the Investments for cash or Cash Equivalents, the amount of the reduction not to exceed the amount of the Investments previously made pursuant to this clause (24); and

         (25) with respect to the US Subsidiaries, other Investments in any Person (including, for the avoidance of doubt, any joint venture) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (25) that are at the time outstanding, do not exceed (a) US$10 million (or the Dollar Equivalent) or (b) from and after the earlier of the second anniversary of the Issue Date and the date on which all previously issued Junior Notes have been repaid in full and there are no outstanding Obligations under the Junior Notes or the Junior Note Indenture, US$25 million (or the Dollar Equivalent), provided however, that in the case of each of clauses (a) and (b), such amounts shall be calculated after giving effect to any reduction in the amount of any Investments as a result of the repayment or other disposition of the Investments for cash or Cash Equivalents, the amount of the reduction not to exceed the amount of the Investments previously made pursuant to this clause (25).

         "PERMITTED LIENS" means:

         In relation to the Issuer and its Subsidiaries:

         (1) Liens on assets or property existing at the time of acquisition of the assets or property by the Issuer or any Subsidiary of the Issuer, Liens on assets or property of a Person existing at the time such Person becomes a Subsidiary of the Issuer and Liens on Capital Stock of an acquired Person that becomes a Subsidiary of the Issuer as a result of such acquisition; provided that such Liens were not created, incurred or assumed in connection with, or in contemplation of, such acquisition or such Person becoming a Subsidiary of the Issuer and do not extend to or cover any other assets or property of the Issuer or any of its Subsidiaries;

         (2) Liens to secure Purchase Money Obligations or Capital Lease Obligations, in each case that are permitted under the definition of Permitted Debt;

         (3) Liens arising pursuant to, or as a result of, any leases of property or licensing or escrow arrangements that are excluded from the definition of Asset Sale;

         (4) any Lien the principal purpose and effect of which is to allow the setting-off or netting of obligations with those of a financial institution in the ordinary course of the cash management arrangements of the Issuer or any Subsidiary of the Issuer;

         (5) Liens created pursuant to the Security Documents, the Indentures, the Composite Guarantee, the Guarantee of the Senior Notes, the Guarantee of the Junior Notes, the Escrow Agreement and the Security Trust and Intercreditor Deed;

                                 Schedule 3 - 36

         (6)      Liens existing on the Scheme Launch Date;

         (7) Liens existing on the Issue Date that are listed in Schedule 5 (Permitted Liens - Liens existing on the Issue Date) hereto;

         (8) Liens (not securing Indebtedness) for Taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with Floating UK GAAP has been made therefor;

         (9) Liens incurred or deposits made in connection with workers' compensation, unemployment insurance, other types of social security or welfare obligations and other types of related statutory obligations;

         (10) Liens arising in relation to Existing Performance Bonds as a result of the provision of cash collateral for such Existing Performance Bonds from the Existing Performance Bond Escrow Account;

         (11) Liens (not securing Indebtedness) in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

         (12) easements, rights of way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Subsidiaries;

         (13) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not yet due or that are bonded or that are being contested in good faith and by appropriate proceedings; provided that adequate reserves with respect to such Lien are maintained on the books of the Issuer or any Subsidiary of the Issuer for whom the Lien relates, as the case may be, in accordance with Floating UK GAAP;

         (14)     Liens arising by operation of law;

         (15) rights of set-off under contracts entered into in the ordinary course of business;

         (16) any Lien the principal purpose and effect of which is to allow the setting-off or netting of obligations with those of a financial institution under or in connection with any Permitted Hedging Transaction;

         (17) any retention of title reserved by any seller of goods or any Lien imposed, reserved or granted over goods supplied by such seller in the ordinary course of business;

         (18) Liens arising out of or in connection with pre-judgment legal process or a judgment or a judicial award relating to security for costs;

                                 Schedule 3 - 37

         (19) any right of first refusal, right of first offer, option, contract, or other agreement to sell or otherwise dispose of an asset of the Issuer or any Subsidiary of the Issuer;

         (20) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Issuer or any Subsidiary of the Issuer in the ordinary course of business, provided that such Liens do not extend to any property or assets which are not the subject of such operating leases;

         (21) Liens resulting from escrow arrangements entered into in connection with a disposition of property or assets;

         In relation to the Issuer and the Non-US Subsidiaries only:

         (22) Liens arising from the provision of collateral by the Captive Insurance Company that are required for the captive insurance arrangements of the Issuer and its Subsidiaries, provided that the Fair Market Value of such collateral does not exceed
                  L20 million (or the Sterling Equivalent) in the aggregate at any time;

         (23) Liens arising out of or in connection with Italian Invoice Discounting;

         (24) Liens on cash (including, for the avoidance of doubt, any rights in respect of deposits with a bank or financial institution) with respect to outstanding Indebtedness and other obligations under the New Bonding Facility Agreement and any Replacement New Bonding Facility Agreement (which Lien, for the avoidance of doubt, may constitute a Lien ranking prior to any Lien on cash collateral constituting Transaction Security), provided that the aggregate at any time of all cash collateral provided by the Issuer and its Subsidiaries to (a) the New Bonding Facility Security Trustee (excluding all Cash Collateral Releases transferred to the New Bonding Facility Security Trustee and all amounts transferred from the Existing Performance Bond Escrow Account to the New Bonding Facility Security Trustee and other than as a result of the revaluation of bonds issued under the New Bonding Facility Agreement and/or any Replacement New Bonding Facility Agreement, as applicable, in accordance with the terms of such agreement), and (b) any agent, security trustee or lender under, or otherwise in respect of, any Replacement New Bonding Facility Agreement, does not exceed L25 million (or the Sterling Equivalent);

         (25) in the event all previously issued Junior Notes have been repaid in full and there are no outstanding Obligations under the Junior Notes or the Junior Note Indenture, Liens with respect to surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature issued on behalf of the Issuer and/or any Non-US Subsidiary (which Liens in relation to cash, for the avoidance of doubt, may constitute a Lien ranking prior to any Lien on cash collateral constituting Transaction Security), provided that (a) the aggregate of all outstanding Indebtedness and other obligations under all such instruments or agreements secured by any Lien does not at any time exceed L35 million (or the Sterling Equivalent), provided that for purposes of determining compliance with such L35 million (or the Sterling

                                 Schedule 3 - 38

                  Equivalent) aggregate amount, any such Indebtedness or other obligation that is secured by a Lien solely on cash (including, for the avoidance of doubt, rights to any deposit at a bank or other financial institution) shall be deemed to be in an amount equal to the amount of such cash (and not the amount of such Indebtedness or other obligation) and (b) each such Lien shall be incurred by, and be solely in respect of the property or assets of, the Issuer or such Non-US Subsidiary on whose behalf such surety bond, appeal bond, bid bond, performance bond, letter of credit, bank guarantee or other obligation of a like nature is issued; and

         (26) Liens with respect to outstanding Indebtedness or other obligations of the Issuer or any Non-US Subsidiary (which Liens in relation to cash, for the avoidance of doubt, may constitute a Lien ranking prior to any Lien on cash collateral constituting Transaction Security) that do not in the aggregate for the Issuer and each Non-US Subsidiary at any time exceed (a) in the event all previously issued Junior Notes have been repaid in full and there are no outstanding Obligations under the Junior Notes or the Junior Note Indenture, L35 million (or the Sterling Equivalent), or otherwise (b) L20 million (or the Sterling Equivalent), provided that for purposes of determining compliance with such L35 million (or the Sterling Equivalent) or L20 million (or the Sterling Equivalent) aggregate amount, any such Indebtedness or other obligation that is secured by a Lien solely on cash (including, for the avoidance of doubt, rights to any deposit at a bank or other financial institution) shall be deemed to be in an amount equal to the amount of such cash (and not the amount of such Indebtedness or other obligation);

         In relation to the US Subsidiaries only:

         (27) Liens with respect to surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature issued on behalf of any US Subsidiary (which Liens in relation to cash, for the avoidance of doubt, may constitute a Lien ranking prior to any Lien on cash collateral constituting Transaction Security), provided that the aggregate of all outstanding Indebtedness and other obligations under all such instruments or agreements secured by any Lien does not at any time exceed US$15 million (or the Dollar Equivalent), provided further that for purposes of determining compliance with such US$15 million (or the Dollar Equivalent) aggregate amount, any such Indebtedness or other obligation that is secured by a Lien solely on cash (including, for the avoidance of doubt, rights to any deposit at a bank or other financial institution) shall be deemed to be in an amount equal to the amount of such cash (and not the amount of such Indebtedness or other obligation);

         (28) Liens on the Pittsburgh Facility and related assets and rights securing Indebtedness under the US Working Capital Facility, provided that the aggregate principal amount of all such outstanding Indebtedness does not at any time exceed US$22.5 million (or the Dollar Equivalent); and

                                 Schedule 3 - 39

         (29) Liens with respect to outstanding Indebtedness or other obligations of any US Subsidiary (which Liens in relation to cash, for the avoidance of doubt, may constitute a Lien ranking prior to any Lien on cash collateral constituting Transaction Security) that do not in the aggregate for all US Subsidiaries at any time exceed (a) in the event all previously issued Junior Notes have been repaid in full and there are no outstanding Obligations under the Junior Notes or the Junior Note Indenture, US$15 million (or the Dollar Equivalent), or otherwise (b) US$5 million (or the Dollar Equivalent), provided that for purposes of determining compliance with such US$15 million (or the Dollar Equivalent) or US$5 million (or the Dollar Equivalent) aggregate amount, any such Indebtedness or other obligation that is secured by a Lien solely on cash (including, for the avoidance of doubt, rights to any deposit at a bank or other financial institution) shall be deemed to be in an amount equal to the amount of such cash (and not the amount of such Indebtedness or other obligation).

         "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Issuer or any Subsidiary of the Issuer issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund any Indebtedness that constitutes Permitted Debt pursuant to clauses (1),
(2), (6), (7), (8), (9) or (11) of the definition of Permitted Debt, other than Indebtedness between or among the Issuer and its Subsidiaries, provided that:

         (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on such Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

         (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

         (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Senior Notes and the Guarantee of the Senior Notes on terms at least as favorable to the Holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

         (4)      such Permitted Refinancing Indebtedness is incurred either by
                  (a) if the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is the Issuer, the Issuer, (b) if the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is a Non-US Subsidiary, the Issuer or such Non-US Subsidiary or (c) if the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is a US Subsidiary, such US Subsidiary.

                                 Schedule 3 - 40

         "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

         "PITTSBURGH FACILITY" means the property located at 1000 Marconi Drive, Warrendale, Pennsylvania, USA.

         "PLACE OF PAYMENT" when used with respect to the Senior Notes, means the place or places where the principal of (and premium, if any), interest, or Additional Amounts, if any, on the Senior Notes are payable, as specified in
Section 2.01 (Title and Terms).

         "PREDECESSOR SENIOR NOTE" of any particular Senior Note means every previous Senior Note evidencing all or a portion of the same debt as that evidenced by such particular Senior Note; and, for the purposes of this definition, any Senior Note authenticated and delivered under Section 2.07 (Mutilated, Destroyed, Lost and Stolen Senior Notes) in exchange for or in lieu of a mutilated, destroyed, lost or stolen Senior Note shall be deemed to evidence the same debt as the mutilated, destroyed, lost or stolen Senior Note.

         "PREFERRED STOCK" means, with respect to any Person, any Equity Interest of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Equity Interest of any other class in such Person.

         "PROFIT AFTER TAXES" means, with respect to any specified Person for any period, the profit (loss) after tax of such Person, determined in accordance with Floating UK GAAP, consistently applied, and before any reduction in respect of preferred stock dividends, excluding, however:

         (1) any gain (but not loss), together with any related provision for Taxes on such gain (but not loss), realized in connection with (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries; and

         (2) any extraordinary or exceptional gain (but not loss), together with any related provision for Taxes on such extraordinary or exceptional gain (but not loss).

         "PURCHASE MONEY OBLIGATION" means any Indebtedness secured by a Lien on assets or property used or useful in the Permitted Core Business and any additions and accessions thereto, which are purchased by the Issuer or any Subsidiary of the Issuer at any time after the Issue Date; provided that:

         (1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "PURCHASE MONEY SECURITY AGREEMENT") shall be entered into within 360 days after the purchase or substantial completion of the construction of such assets and such Liens shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom;

                                 Schedule 3 - 41

         (2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions to the assets so purchased or acquired and except in respect of fees and other obligations in respect of such Indebtedness; and

         (3) (a) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Issuer or such Subsidiary of the assets subject thereto or (b) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

         "REDEMPTION CERTIFICATE" means a certificate in substantially the form set out in Schedule 4 to the Escrow Agreement.

         "REFERENCE TREASURY DEALER" means a primary US Government securities dealer in New York City selected by the Trustee.

         "REFERENCE TREASURY DEALER QUOTATIONS" means, with respect to each Reference Treasury Dealer and any Repayment Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for such Repayment Date (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer as at 5:00 p.m. (New York Time) on the third New York Business Day preceding such Repayment Date.

         "REGISTRAR" means any Person appointed by the Issuer to maintain an office or agency where Definitive Registered Senior Notes may be presented for transfer, exchange or payment under this Indenture, which initially shall be The Bank of New York.

         "REGULAR RECORD DATE" means, with respect to Definitive Registered Senior Notes, the January 1, April 1, July 1 or October 1 immediately preceding the relevant Senior Note Interest Payment Date.

         "RELEVANT CURRENCY" means United States dollars, provided that in the event the Issuer elects to pay a redemption amount in British pounds sterling as set forth in Section 3.10 (Optional Payment of Redemption Amounts in British Pounds Sterling), the Relevant Currency of such redemption amount shall be British pounds sterling.

         "RELEVANT DOCUMENTS" means the Security Trust and Intercreditor Deed, any Agent/Trustee/New Bonding Facility Bank Accession Letter (as such term is defined in the Security Trust and Intercreditor Deed), any Guarantor Accession Letter (as such term is defined in the Security Trust and Intercreditor Deed), the Indentures, the Escrow Agreement, the Senior Notes, the Junior Notes, the New Bonding Facility Agreement, the Security Documents (including, for the avoidance of doubt, the Guarantee of the Senior Notes, the Guarantee of the Junior Notes and the Composite Guarantee), the Fee Letter and any Additional Remuneration Fee Letter (as such terms are defined in the Security Trust and Intercreditor Deed) and any notices issued and any other documents or agreements entered into in connection with or relating to such documents.

                                 Schedule 3 - 42

         "RELEVANT PERIOD" means each of the following periods: (1) the six months ending September 30, 2005; and (2) the twelve months ending on each of March 31, 2006, September 30, 2006, March 31, 2007, September 30, 2007 and March 31, 2008.

         "REPAYMENT DATE" means each date upon which the Issuer redeems all or part of the Outstanding Senior Notes.

         "REPLACEMENT NEW BONDING FACILITY AGREEMENTS" means any facility agreement or agreements entered into on or after the Issue Date between or among the Issuer and/or any Non-US Subsidiary with any bank, insurance company or other financial institution providing for the issuance of surety bonds, appeal bonds, bid bonds, performance bonds, letters of credit, bank guarantees or other obligations of a like nature on behalf of the Issuer and/or any Non-US Subsidiary, as such agreement or agreements may be amended, extended, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, extensions, supplements or other modifications of the foregoing); provided that (1) the term of each such facility shall not extend beyond the date that is 30 months after the Issue Date (but, for the avoidance of doubt, Indebtedness and other obligations incurred or arising under any such facility on or prior to the date that is 30 months after the Issue Date may extend beyond such date in accordance with the provisions of any such facility) and (2) no such facility agreement shall require the Issuer and/or any Non-US Subsidiary to cash-collateralize any instrument issued thereunder, or otherwise require the Issuer and/or any Non-US Subsidiary to grant any Lien to secure any instrument issued thereunder on any property or asset having a value, in excess of 50% of the aggregate face or principal amount of any such instrument.

         "REQUIRED HOLDERS" means at any time, the Holder or Holders of at least the specified percentage of the aggregate principal amount of the Senior Notes at the time Outstanding.

         "RESEARCH AND DEVELOPMENT COST SHARING AGREEMENT" means the research and development cost sharing agreement entered into on or prior to the Issue Date by Marconi Communications GmbH, Marconi Communications Inc, Marconi Communications Limited and Marconi Communications S.p.A.

         "RESPONSIBLE OFFICER", when used with respect to the Trustee, means any officer of the Trustee assigned to or working in the Corporate Trust Department of the Trustee or, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

         "RESTRUCTURING" means the Scheme of Arrangement under Section 425 of the Companies Act 1985 between Marconi Corporation plc and its Scheme Creditors (as defined therein) in the High Court of Justice of England and Wales.

         "RINGFENCED IPR Co" means Marconi Intellectual Property (Ringfence) Inc., a Wholly-Owned Subsidiary of Marconi Communications Inc. that is incorporated under the laws of the State of Delaware, United States of America, to which all legal and beneficial ownership of Patents relating to the North American Access Business, the BBRS Business and the Outside Plant and Power Business owned by any US IP Opco are transferred on or prior to the Issue Date.

                                 Schedule 3 - 43

         "SALE AND LEASEBACK TRANSACTION" means an arrangement relating to assets or property now owned or hereafter acquired whereby the Issuer or any Subsidiary of the Issuer transfers such assets or property to a Person and the Issuer or any Subsidiary of the Issuer leases such assets or property from such Person, if the amount of the liability in respect of such lease would at that time be required to be capitalized on a balance sheet in accordance with Floating UK GAAP.

         "SAME JURISDICTION" means (1) with respect to any Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, any of such jurisdictions and (2) with respect to any Person organized and existing under the laws of any other jurisdiction, such other jurisdiction.

         "SCHEME CREDITORS" means the creditors of the Issuer and Marconi plc in respect of the Restructuring.

         "SCHEME DOCUMENT" means the document entitled "Proposals in relation to Schemes of Arrangement", dated 31 March 2003 and posted to Scheme Creditors pursuant to the Restructuring.

         "SCHEME LAUNCH DATE" means March 31, 2003.

         "SEC" means the US Securities and Exchange Commission, as from time to time constituted, created under the US Exchange Act, or, if at any time after the execution of this instrument such SEC is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

         "SECURED CREDITORS" means the Security Trustee, any Receiver or Delegate (each as defined in the Security Trust and Intercreditor Deed), the Depositary, the Paying Agent, the Registrar, the Trustee (for itself and as trustee for the holders of the Senior Notes), the Junior Note Trustee (for itself and as trustee for the holders of the Junior Notes), the New Bonding Facility Security Trustee, the Escrow Bank and each of the New Bonding Facility Banks and their respective successors and assigns.

         "SECURED OBLIGATIONS" means all present and future indebtedness, liabilities and obligations (for the avoidance of doubt, including any liabilities and obligations which have been cash-collateralized by the Obligors) at any time of any Obligor under the Relevant Documents, both actual and contingent and whether incurred solely or jointly or in any other capacity together with any of the following matters relating to or arising in respect of those liabilities and obligations:

         (1)      any refinancing, novation, deferral or extension;

         (2) any obligation relating to any increase in the amount of such obligations;

         (3)      any claim for damages or restitution; and

         (4) any claim as a result of any recovery by an Obligor of a payment or discharge, or non-allowability, on the grounds of preference,

                                 Schedule 3 - 44
and any amounts that would be included in any of the above but for any discharge, non-provability or unenforceability of those amounts in any insolvency or other proceedings (including interest accruing after the commencement of any insolvency or other proceedings).

         "SECURITY DOCUMENTS" means (1) the Initial Security Documents securing the Secured Obligations, (2) any other pledge agreements, security agreements, mortgages, deeds of trust and other agreements, instruments and documents entered into from time to time by the Issuer or any Subsidiary of the Issuer creating or granting any Guarantee, indemnity or Lien in favor of any of the Secured Creditors or the Security Trustee, as trustee for the Secured Creditors, as security for any of the Secured Obligations and (3) any other agreements, instruments and documents executed and delivered pursuant to any of the foregoing, in the case of each of clauses (1) through (3), as amended, modified, restated or supplemented from time to time.

         "SECURITY TRUST AND INTERCREDITOR DEED" means the security trust and intercreditor deed dated the Issue Date between the Issuer, the Security Trustee, the Guarantors, the Trustee, the Junior Note Trustee, the New Bonding Facility Security Trustee, the New Bonding Facility Banks, the Depositary, the Paying Agent, the Registrar, the Intra-Group Creditors (as defined therein) and the Intra-Group Borrowers (as defined therein) as amended, modified, restated or supplemented from time to time.

         "SECURITY TRUSTEE" means The Law Debenture Trust Corporation p.l.c., as security trustee under the Security Trust and Intercreditor Deed, and its successors and assigns thereunder.

         "SENIOR NOTE INTEREST ACCRUAL PERIOD" means, in respect of each Senior
Note Interest Period, (1) if no Repayment Date has occurred during a Senior Note Interest Period, such Senior Note Interest Period or (2) if one or more Repayment Dates have occurred during such Senior Note Interest Period, each successive period beginning on (and including) the first day of such Senior Note Interest Period and ending on (but excluding) the next Repayment Date and thereafter each period beginning on (and including) such Repayment Date and ending on (but excluding) the next Repayment Date, or if none the next Senior
Note Interest Payment Date.

         "SENIOR NOTE INTEREST PAYMENT DATE" means each January 15, April 15, July 15 and October 15, commencing July 15, 2003.

         "SENIOR NOTE INTEREST PERIOD" means each period beginning on (and including) the Issue Date or any Senior Note Interest Payment Date and ending on (but excluding) the next Senior Note Interest Payment Date.

         "SIGNIFICANT SUBSIDIARY" means any Subsidiary of the Issuer if any of the (a) unconsolidated Total Assets, (b) unconsolidated External Assets, (c) unconsolidated External Sales, or (d) commencing on March 31, 2005, unconsolidated EBITDA of such Subsidiary is greater than 5% of the (w) aggregate of the unconsolidated Total Assets of the Issuer and each of its Subsidiaries, or the (x) consolidated External Assets, (y) consolidated External Sales or (z) Consolidated EBITDA, respectively, of the Issuer and its Subsidiaries, taken as a whole (calculated in the manner specified in sub-clauses (2) through (6) of clause (c) of Section 4.14 (Guarantor Coverage Requirements)). Solely for the purposes of determining whether an Event of Default has occurred, or an Insolvency Event has occurred under the Security Trust and Intercreditor Deed (in each case other than with respect to the approval by stockholders of a Subsidiary of the Issuer (other than a Guarantor or a Subsidiary of the Issuer that is a Significant

                                 Schedule 3 - 45

Subsidiary in its own right) of any plan or proposed plan for the solvent liquidation or dissolution of such Subsidiary), "Significant Subsidiary" shall include any Subsidiaries of the Issuer that would, in the aggregate, collectively constitute a Significant Subsidiary.

         "SINGAPORE ESOP ESCROW AGREEMENT" means the escrow agreement dated November 12, 2002 between the Issuer, Marconi plc, Metapath Software International Limited, HSBC Bank plc, Barclays Bank PLC, Bedell Cristin Trustees Limited and Allen & Overy.

         "STANDSTILL EVENT" means the occurrence of a Default under the Senior Notes except as provided in clause (d) of Section 6.02 (Payment Blockage Provisions).

         "STANDSTILL NOTICE" means a notice delivered by the Trustee pursuant to clause (b) of Section 6.02 (Payment Blockage Provisions) hereof, to the Security Trustee (with a copy to the Issuer, the Junior Note Trustee and the New Bonding Facility Security Trustee) notifying the Security Trustee of a Standstill Event.

         "STANDSTILL PERIOD" means the period from the date of the issuance of a Standstill Notice by the Trustee and ending on the earlier of:

         (1) the expiration of a period of 179 days after the date of the issuance of such Standstill Notice by the Trustee;

         (2) the date on which the Trustee has confirmed in writing to the Security Trustee (with a copy to the Issuer and the other Secured Creditors) that the Default under the Senior Notes in respect of which that Standstill Notice was issued is no longer continuing;

         (3) the date on which the Trustee has confirmed in writing to the Security Trustee (with a copy to the Issuer and the other Secured Creditors) that the Standstill Notice has been cancelled by the Trustee acting on the instructions of the Required Holders of at least a majority of the aggregate principal amount of the then Outstanding Senior Notes; and

         (4) the date on which the Trustee has confirmed in writing to the Security Trustee (with a copy to the Issuer and the other Secured Creditors) that the Secured Obligations under the Senior Notes and this Indenture have been discharged in full and there are no further liabilities under the Senior Notes or this Indenture.

         "STATED MATURITY" means, with respect to the Senior Notes, the date on which the payment of principal is scheduled to be paid.

         "STERLING EQUIVALENT" means, with respect to any monetary amount in a currency other than British pounds sterling, at any time of determination thereof, the amount of British pounds sterling obtained by translating the amount of such foreign currency into British pounds sterling at the spot rate for the purchase of British pounds sterling with the applicable foreign currency as published in the Financial Times on the date that is two (2) London Business Days prior to such determination.

         Except as set forth in Section 4.07 (Limitation on Indebtedness and Preferred Stock), whenever it is necessary to determine (1) compliance with any covenant that contains an amount

                                 Schedule 3 - 46
expressed in British pounds sterling in this Indenture or (2) whether a Default has occurred, and in either case an amount is expressed in a currency other than British pounds sterling, such amount will be treated as the Sterling Equivalent determined as of the date such amount is initially determined in such currency.

         "SUBORDINATED INDEBTEDNESS" means (1) with respect to the Issuer, any Indebtedness that is expressly subordinated to the Senior Notes or the Junior Notes and (2) with respect to any Guarantor, any Indebtedness of such Guarantor that is expressly subordinated to such Guarantor's Guarantee of the Senior Notes or Guarantee of the Junior Notes. For the avoidance of doubt, the Junior Notes and any Guarantee of the Junior Notes shall not constitute Subordinated Indebtedness.

         "SUBSIDIARY" means, with respect to any specified Person:

         (1) any corporation, association or other business entity of which more than 50% of the total voting power of its Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

         (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

         Unless otherwise specified herein, or the context otherwise requires, a reference to a "Subsidiary" herein or in the Senior Notes is to a Subsidiary of the Issuer.

         "TAX" and "TAXES" means any tax, duty, levy, impost, assessment or other governmental charge of whatever nature (including penalties, interest and other liabilities related thereto).

         "TAXING AUTHORITY" means any government or political sub-division or territory or possession of any government or any authority or agency therein or thereof having power to impose a Tax.

         "TOTAL ASSETS" means, with respect to any specified Person at any date, the total gross assets of such Person on such date in accordance with Floating UK GAAP.

         "TRANSACTION SECURITY" means all assets, properties and rights of the Issuer and its Subsidiaries that are subject to Liens pursuant to the terms and provisions of the Security Documents in order to secure the Secured Obligations.

         "TRUST INDENTURE ACT" means the United States Trust Indenture Act of 1939, as amended and as in force at the date as of which this instrument was executed; provided however, that in the event the US Trust Indenture Act of 1939 is amended after such date, "Trust Indenture Act" means, to the extent required by any such amendment, the US Trust Indenture Act of 1939 as so amended.

                                 Schedule 3 - 47

         "TRUSTEE" means the Person named as the "Trustee" in the first paragraph of this instrument until a successor trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Trustee" shall mean the Person who is then the Trustee hereunder, and if at any time there is more than one such Person, "Trustee" shall mean and include each such Person.

         "TRUSTEE ACTS" means the Trustee Act 1925 and the Trustee Act 2000 of England and Wales.

         "UK IP OPCOS" means all Non-US Subsidiaries organized or incorporated in the United Kingdom having legal and beneficial ownership of Patents.

         "UK IPR Co" means Marconi UK Intellectual Property Limited, a Wholly-Owned Subsidiary of Marconi Communications Limited that is incorporated under the laws of England and Wales, that is a Non-US Subsidiary and to which all legal and beneficial ownership of Patents owned by UK IP Opcos are transferred on or prior to the Issue Date.

         "UNITED STATES DOLLAR", "US$" or "$" or any similar reference means the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

         "US CORE BUSINESS SALE" means any direct or indirect sale, assignment, conveyance, lease or other disposition of all or substantially all of the Equity Interests, properties or assets of one or more of the US Core Businesses or one or more of the US Core Business Subsidiaries, or any consolidation, merger, sale, assignment, transfer, lease or other disposition of or involving one or more of the US Core Businesses or one or more of the US Core Business Subsidiaries or any of their respective Equity Interests, properties or assets.

         "US CORE BUSINESS SUBSIDIARY" means a US Subsidiary that is a direct or indirect Wholly-Owned Subsidiary of the Issuer and designated as a holder of a US Core Business by the Issuer by notice to the Trustee.

         "US CORE BUSINESSES" means the assets and liabilities of each of:

         (1)      the Outside Plant and Power Business;

         (2)      the North American Access Business; and

         (3)      the BBRS Business.

         "US EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "US GAAP" means generally accepted accounting principles in the United States, consistently applied, and as in effect from time to time.

         "US GUARANTOR" means each of:

         (1)      Marconi Communications, Inc.

                  Marconi Networks Worldwide, Inc.

                  Marconi Communications Technology, Inc.

                                 Schedule 3 - 48

                  Marconi Communications Federal, Inc.
                  Marconi Acquisition Corp.
                  Marconi Intellectual Property (Ringfence) Inc.
                  Marconi Communications Limited, a private limited company incorporated under the laws of the Republic of Ireland Marconi Communications Optical Networks Limited
                  Marconi Communications, S.A. de C.V.
                  Marconi Communications de Mexico, S.A. de C.V.
                  Marconi Communications Exportel, S.A. de C.V.
                  Administrativa Marconi Communications, S.A. de C.V.
                  Marconi Communications B.V.; and
                  Marconi Communications GmbH, a private company incorporated under the laws of Switzerland;

         (2) any other US Subsidiary that executes a Guarantee of the Senior Notes pursuant to this Indenture; and

         (3)      each of their respective successors and assigns.

         "US IP OPCOS" means all Subsidiaries of the Issuer organized or incorporated under the laws of the United States, any state thereof or the District of Columbia having legal and beneficial ownership of Patents.

         "US IPR Co" means Marconi Intellectual Property (US) Inc., a Wholly-Owned Subsidiary of Marconi Inc. that is incorporated under the laws of the State of Delaware, United States of America, that is a Non-US Subsidiary and to which all legal and beneficial ownership of Patents (other than any Patents transferred to Ringfenced IPR Co) owned by any US IP Opco are transferred on or prior to the Issue Date.

         "US PARENT" means either (1) Marconi Communications Inc. or (2) a Wholly-Owned Subsidiary of the Issuer which: (a) is incorporated after the Issue Date; (b) becomes a US Guarantor; and (c) acquires the Equity Interests in Marconi Communications Inc.

         "US SUBSIDIARY" means each of the US Parent and each of its Subsidiaries, provided that they constitute a Subsidiary of the Issuer.

         "US WORKING CAPITAL FACILITY" means the US$22.5 million working capital facility entered into on March 26, 2003, among Marconi Communications, Inc. and Liberty Funding, LLC providing for revolving credit or working capital loans, as such agreement, in whole or in part, may be amended, renewed, extended, substituted, refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including, without limitation, any successive amendments, renewals, extensions, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing in whole or in part whether by the same or a different borrower or borrowers and/or lender or group of lenders), which facility or facilities either is secured solely by a Lien on the Pittsburgh Facility and related assets and rights or is unsecured.

         "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

                                 Schedule 3 - 49

         "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

         (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by
                  (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

         (2)      the then outstanding principal amount of such Indebtedness.

         "WHOLLY-OWNED SUBSIDIARY" of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) are at the time owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

                                 Schedule 3 - 50

OTHER DEFINITIONS

                                                                                   Defined in the Senior
                                                                                     Note Indenture in
Term                                                                                      Section
"Affiliate Transaction".......................................................              4.11
"Deferred Interest"...........................................................              2.09
"Dispute".....................................................................             13.09
"Executive Officer"...........................................................              4.20
"Guarantor Certification Date"................................................              4.14
"Guarantor Test Dates"........................................................              4.14
"Initial Guarantors"..........................................................          Recitals
"Interim Test Date"...........................................................              4.14
"LSE".........................................................................              4.25
"MD&A"........................................................................              4.20
"New Security"................................................................              4.15
"Non-US Restricted Payments"..................................................              4.04
"Note Trustee Fee Letter".....................................................              7.07
"Parallel Obligations"........................................................             13.20
"Pay the Junior Notes"........................................................              6.02
"Payment Default".............................................................              6.01
"PBGC Agreement"..............................................................              1.01
"Principal Obligations".......................................................             13.20
"Proceedings".................................................................             13.11
"Register"....................................................................              2.06
"Relevant Taxing Jurisdiction"................................................              4.37
"Restricted Payments".........................................................              4.04
"retiring Trustee"............................................................              7.10
"Semi-Annual Test Date".......................................................              4.14
"Special Record Date".........................................................              2.09
"Taxing Jurisdiction".........................................................              3.09
"US Restricted Payments"......................................................              4.04

                                 Schedule 3 - 51

INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT

         The following Trust Indenture Act terms have the following meanings:

         (1)      "Commission" means the SEC;

         (2) "indenture securities" means the Senior Notes and the Guarantee of the Senior Notes;

         (3)      "indenture security holder" means a Holder;

         (4)      "indenture to be qualified" means this Indenture;

         (5) "indenture trustee" or "institutional Trustee" means the Trustee; and

         (6) "obligor" on the indenture securities means the Issuer, the Guarantors and any other obligor on the indenture securities.

         All other Trust Indenture Act terms used in this Indenture that are defined by the Trust Indenture Act, defined in the Trust Indenture Act by reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them.

RULES OF CONSTRUCTION

         Unless the context otherwise requires:

         (1)      a term has the meaning assigned to it;

         (2) all references in this Schedule 3 to Articles, Sections, Exhibits or Schedules refer to Articles or Sections of, or Exhibits or Schedules to, the Senior Note Indenture, and all references in this Schedule 3 to "this Indenture" refer to the Senior Note Indenture, unless otherwise indicated;

         (3) an accounting term not otherwise defined has the meaning assigned to it in accordance with Floating UK GAAP, consistently applied;

         (4)      "or" is not exclusive;

         (5)      "including" means including without limitation;

         (6) words in the singular include the plural and words in the plural include the singular;

         (7) unsecured Indebtedness shall not be deemed to be subordinate or junior to secured Indebtedness merely by virtue of its nature as unsecured Indebtedness; and

         (8) the principal amount of any Preferred Stock shall be (a) the maximum liquidation value of such Preferred Stock or (b) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock, whichever is greater.

                                 Schedule 3 - 52